Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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In re	:	Chapter 11 Case No.
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AMR CORPORATION, et al.,	:	11-15463 (SHL)
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Debtors.	:	(Jointly Administered)
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FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER

PURSUANT TO SECTIONS 1129(a) AND (b) OF THE BANKRUPTCY CODE

AND RULE 3020 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE

CONFIRMING DEBTORS’ FOURTH AMENDED JOINT CHAPTER 11 PLAN

WHEREAS AMR Corporation and its related debtors (collectively, the “Debtors”), as “proponents of the plan” within the meaning of section 1129 of title 11, United States Code (the “Bankruptcy Code”), filed the Debtors’ Second Amended Joint Chapter 11 Plan, dated June 5, 2013 (ECF No. 8590) (such plan, as transmitted to parties in interest being the “Second Amended Plan,” and as subsequently modified, the “Plan”)1 and the Disclosure Statement for Debtors’ Second Amended Joint Chapter 11 Plan, dated June 5, 2013 (ECF No. 8591) (as transmitted to parties in interest, the “Disclosure Statement”); and

WHEREAS on June 7, 2013, the Court entered an order (the “Solicitation Order”) (ECF No. 8614), which, among other things, (i) approved the Disclosure Statement under section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, (ii) established August 15, 2013 as the date for the commencement of the hearing to consider confirmation of the Plan

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Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Plan, a copy of which is annexed hereto as Exhibit “A.” Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) shall have the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

(the “Confirmation Hearing”), (iii) approved the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”), and (iv) established certain procedures for soliciting and tabulating votes with respect to the Second Amended Plan; and

WHEREAS the Confirmation Hearing Notice and (i) as to holders of Claims or Equity Interests, as applicable, in AMR Class 3 (AMR General Unsecured Guaranteed Claims), AMR Class 4 (AMR Other General Unsecured Claims), AMR Class 5 (AMR Equity Interests), American Class 4 (American General Unsecured Guaranteed Claims), American Class 5 (American Other General Unsecured Claims), American Class 6 (American Union Claims), American Class 7 (American Convenience Class Claims), Eagle Class 3 (Eagle General Unsecured Claims), and Eagle Class 4 (Eagle Convenience Class Claims) entitled to vote, the Disclosure Statement (with the Second Amended Plan annexed thereto), the Solicitation Order (without exhibits), the letter recommending acceptance of the Second Amended Plan from the Creditors’ Committee, and an appropriate form of ballot and return envelope (such ballot and return envelope being referred to as a “Ballot”), (ii) as to holders of Claims or Equity Interests, as applicable, in AMR Class 1 (AMR Secured Claims), AMR Class 2 (AMR Priority Non-Tax Claims), AMR Class 6 (AMR Other Equity Interests), American Class 1 (American Secured Aircraft Claims), American Class 2 (American Other Secured Claims), American Class 3 (American Priority Non-Tax Claims), American Class 8 (American Equity Interests), Eagle Class 1 (Eagle Secured Claims), Eagle Class 2 (Eagle Priority Non-Tax Claims), and Eagle Class 5 (Eagle Equity Interests), a Notice of Non-Voting Status – Unimpaired Classes, and (iii) as to the Master Service List (as defined in the Amended Order Pursuant to 11 U.S.C. §§ 105(a) and (d) and Bankruptcy Rules 1015(c), 2002(m), and 9007 Implementing Certain Notice and Case Management Procedures, dated August 8, 2012 (ECF No. 3952) (the “Case Management

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Order”)), the Disclosure Statement (with the Second Amended Plan annexed thereto), were transmitted as set forth in the Affidavit of Craig Johnson, sworn to on July 2, 2013 (the “GCG Affidavit”) (ECF No. 9013), evidencing the timely service of the Disclosure Statement (with the Second Amended Plan annexed thereto), related solicitation materials, and Notices of Non-Voting Status, and such service is adequate as provided by Bankruptcy Rule 3017(d); and

WHEREAS the Certificate of Publication of Debra Wolther, sworn to on July 12, 2013 (the “Certificate of Publication”) (ECF No. 9110) was filed evidencing publication of the Confirmation Hearing Notice on July 1, 2013 in The Wall Street Journal, Global and USA Today, National in accordance with the Solicitation Order; and

WHEREAS on July 19, 2013, the Debtors filed the Plan Supplement with respect to the Plan (ECF No. 9231), as modified by the First Addendum to the Plan Supplement (ECF No. 9671), as further modified by the Second Addendum to the Plan Supplement (ECF No. 9675), and as further modified by the Third Addendum to the Plan Supplement (ECF No. 9699) (as the documents contained therein may have been or may be further amended or supplemented, the “Plan Supplement”); and

WHEREAS certain objections to confirmation of the Plan (collectively, the “Objections”) were filed; and

WHEREAS on August 8, 2013, the Debtors filed (i) a memorandum of law in support of confirmation and an omnibus response to the Objections (the “Confirmation Brief and Response”) (ECF No. 9516), (ii) the Declaration of Armando M. Codina in Support of Confirmation of Debtors’ Second Amended Joint Chapter 11 Plan (ECF No. 9518) (the “Codina Declaration”), (iii) the Declaration of Douglas J. Friske in Support of Confirmation of Debtors’ Second Amended Joint Chapter 11 Plan (ECF No. 9519) (the “Friske Declaration”), (iv)

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Declaration of Beverly K. Goulet in Support of Confirmation of Debtors’ Second Amended Joint Chapter 11 Plan (ECF No. 9520) (the “Goulet Declaration”), (v) the Declaration of Homer Parkhill in Support of Confirmation of Debtors’ Second Amended Joint Chapter 11 Plan (ECF No. 9521) (the “Parkhill Declaration”), and (vi) the Declaration of Kevin Carmody in Support of Confirmation of Debtors’ Second Amended Joint Chapter 11 Plan (ECF No. 9522) (the “Carmody Declaration,” and together with the Codina Declaration, the Friske Declaration, the Goulet Declaration, and the Parkhill Declaration, the “Declarations”); and

WHEREAS on August 8, 2013, the Creditors’ Committee filed (i) a statement in support of the Plan and in response to Objections (ECF No. 9508) (the “Creditors’ Committee Statement”) and (ii) the Declaration of Irv Becker in support of the Creditors’ Committee Statement (ECF No. 9513) and certain Declarations in support of reimbursement of fees and expenses (ECF Nos. 9506, 9509, 9510, 9511, and 9512) (collectively, the “Creditors’ Committee Declarations”); and

WHEREAS on August 8, 2013, the Ad Hoc Committee of AMR Corporation Creditors filed a statement in support of confirmation of the Plan and joinder to the Debtors’ Confirmation Brief and Response and the Creditors’ Committee Statement (ECF No. 9253) (the “Ad Hoc Committee Statement”); and

WHEREAS on August 8, 2013, (i) Hewlett-Packard Enterprise Services, LLC filed a response to the U.S. Trustee’s Objection (ECF No. 9505), (ii) the Bank of New York Mellon filed a limited response and joinder to the Debtors’ Confirmation Brief and Response and the Creditors’ Committee Statement (ECF No. 9526), (iii) Boeing Capital Corporation filed a statement and joinder in response to Objections (ECF No. 9527), (iv) Manufacturers and Traders Trust Company, as Indenture Trustee, filed a joinder to the Creditors’ Committee Statement

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(ECF No. 9530), (v) Wilmington Trust Company, as Indenture Trustee, filed a limited joinder to the Debtors’ Confirmation Brief and Response and the Creditors’ Committee Statement (ECF No. 9531), and (vi) The Bank of New York Mellon Trust Company, N.A., The Bank of New York Mellon, and Law Debenture Trust Company of New York, as Indenture Trustee filed a response to the U.S. Trustee’s Objection (ECF No. 9539) (collectively, the “Additional Responses”); and

WHEREAS the Declaration of Craig E. Johnson of The Garden City Group, Inc. Certifying the Methodology for the Tabulation of Votes on and Results of Voting with Respect to the Debtors’ Second Amended Joint Chapter 11 Plan, sworn to on August 8, 2013 (ECF No. 9504) (the “Voting Report”), was filed attesting and certifying the method and results of the tabulation for the Classes of Claims or Equity Interests, as applicable (AMR Class 3 (AMR General Unsecured Guaranteed Claims), AMR Class 4 (AMR Other General Unsecured Claims), AMR Class 5 (AMR Equity Interests), American Class 4 (American General Unsecured Guaranteed Claims), American Class 5 (American Other General Unsecured Claims), American Class 6 (American Union Claims), American Class 7 (American Convenience Class Claims), Eagle Class 3 (Eagle General Unsecured Claims), and Eagle Class 4 (Eagle Convenience Class Claims)), entitled to vote to accept or reject the Plan; and

WHEREAS on August 14, 2013, the Debtors filed the Technical Amendments to the Plan (ECF No. 9749) (the “Technical Amendments”); and

WHEREAS the Confirmation Hearing was held on August 15, 2013, and the record was closed except solely with respect to the supplemental submissions requested by the Bankruptcy Court with respect to the DOJ Action (as hereinafter defined); and

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WHEREAS on September 12, 2013, the Court rendered a Bench Decision regarding confirmation of the Plan (the “Bench Decision”); and

WHEREAS on September 13, 2013, the Court rendered a memorandum decision on the Objection of the U.S. Trustee to the Plan (ECF No. 10108), reported at 2013 WL 5193099 (Bankr. S.D.N.Y. Sept. 13, 2013) (the “Memorandum Decision,” and together with the Bench Decision, the “Decision”).

NOW, THEREFORE, based on the Voting Report, the Declarations, the Creditors’ Committee’s Declarations, the Debtors’ Confirmation Brief and Response, the GCG Affidavit, the Certificate of Publication, the Creditors’ Committee Statement, the Ad Hoc Committee Statement, and the Additional Responses; and upon (i) the record of the Confirmation Hearing, including all the evidence proffered or adduced at, the Objections filed in connection with, and the arguments of counsel made at the Confirmation Hearing and (ii) the entire record of the Chapter 11 Cases, including the Decision; and after due deliberation thereon and sufficient cause appearing therefor:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND DETERMINED THAT:

A. Findings of Fact and Conclusions of Law. The findings and conclusions set forth herein and in the Decision constitute the Court’s findings of fact and conclusions of law pursuant to Fed. R. Bankr. P. 7052, made applicable to this proceeding pursuant to Fed. R. Bankr. P. 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

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B. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)). The Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper under 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L), and the Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

C. Judicial Notice. The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and the evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Chapter 11 Cases, including, but not limited to, the hearing to consider the adequacy of the Disclosure Statement and the hearing to consider approval of, among other things, the Merger Agreement and the Order entered in connection therewith.

D. Burden of Proof. The Debtors have the burden of proving the elements of section 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.

E. Transmittal and Mailing of Materials; Notice. The Disclosure Statement, the Second Amended Plan, the Ballots, the Solicitation Order, and the Confirmation Hearing Notice, which were transmitted and served as set forth in the Affidavit of Service, have been transmitted and served in compliance with the Solicitation Order, the Bankruptcy Rules, and the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), such transmittal and service were adequate and sufficient, and no other or further notice is or shall be required. The Debtors’ publication of the Confirmation Hearing Notice as set forth in the Certificate of Publication complied with the Solicitation Order.

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F. Voting. Votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Order, and industry practice.

G. Plan Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

1. Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). In addition to Administrative Expenses and Priority Tax Claims, which need not be designated, the Plan designates nineteen Classes of Claims and Equity Interests. Each AMR Secured Claim, American Secured Aircraft Claim, American Other Secured Claim, and Eagle Secured Claim shall be deemed to be separately classified in a subclass of AMR Class 1, American Class 1, American Class 2, and Eagle Class 1, respectively, and shall have all rights associated with separate classification under the Bankruptcy Code. The Claims or Equity Interests placed in each Class are substantially similar to other Claims or Equity Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims or Equity Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims and Equity Interests. The Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

2. Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article III of the Plan specifies that AMR Class 1 (AMR Secured Claims), AMR Class 2 (AMR Priority Non-Tax Claims), AMR Class 6 (AMR Other Equity Interests), American Class 1 (American Secured Aircraft Claims), American Class 2 (American Other Secured Claims), American Class 3 (American Priority Non-Tax Claims), American Class 8 (American Equity Interests), Eagle

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Class 1 (Eagle Secured Claims), Eagle Class 2 (Eagle Priority Non-Tax Claims), and Eagle Class 5 (Eagle Equity Interests) are unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

3. Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article III of the Plan designates AMR Class 3 (AMR General Unsecured Guaranteed Claims), AMR Class 4 (AMR Other General Unsecured Claims), AMR Class 5 (AMR Equity Interests), American Class 4 (American General Unsecured Guaranteed Claims), American Class 5 (American Other General Unsecured Claims), American Class 6 (American Union Claims), American Class 7 (American Convenience Class Claims), Eagle Class 3 (Eagle General Unsecured Claims), and Eagle Class 4 (Eagle Convenience Class Claims) as impaired, and Article IV of the Plan specifies the treatment of Claims and Equity Interests in such Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

4. No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

5. Implementation of Plan (11 U.S.C. § 1123(a)(5)). The Plan and the various documents and agreements set forth in the Plan Supplement as well as the Exhibits and the Schedules to the Plan provide adequate and proper means for the Plan’s implementation, including (i) the Merger in accordance with the Merger Agreement, (ii) the 9019 Settlement, and (iii) the deemed consolidation of the AMR Debtors, the deemed consolidation of the American Debtors, and the deemed consolidation of the Eagle Debtors, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

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6. Nonvoting Equity Securities (11 U.S.C. § 1123(a)(6)). The New AAG Certificate of Incorporation shall prohibit the issuance of nonvoting equity securities prohibited by section 1123(a)(6), subject to further amendment of such New AAG Certificate of Incorporation as permitted by applicable law, thereby satisfying section 1123(a)(6) of the Bankruptcy Code. The Amended Certificates of Incorporation for each of the Reorganized Debtors (other than New AAG) that are corporations shall similarly prohibit the issuance of nonvoting equity securities prohibited by section 1123(a)(6), subject to further amendment of such Amended Certificates of Incorporation as permitted by applicable law. With respect to any Debtor that is a limited liability company or partnership, the respective limited liability company agreement or partnership agreement by which such Debtor is governed shall be similarly amended to prohibit the issuance of nonvoting equity securities prohibited by section 1123(a)(6).

7. Selection of Officers, Directors, or Trustees (11 U.S.C. § 1123(a)(7)). The initial Board of Directors of New AAG shall consist of twelve (12) members and shall be composed of (i) five (5) directors designated by the Search Committee, (A) each of whom shall be an independent director and (B) one of whom shall serve as the initial Lead Independent Director of New AAG in accordance with the New AAG Bylaws and shall be designated to serve in such role by the Search Committee, (ii) two (2) directors designated by AMR, each of whom shall be independent directors reasonably acceptable to the Search Committee, (iii) three (3) directors designated by US Airways, each of whom shall be independent directors, (iv) one (1) director who shall be Mr. Thomas W. Horton, the current Chairman of the Board, President, and Chief Executive Officer of AMR, who shall serve as the initial Chairman of the Board of Directors of New AAG in accordance with the New AAG Bylaws, and (v) one (1) director who shall be Mr. W. Douglas Parker, the current Chairman of the Board and Chief Executive Officer

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of US Airways, thereby satisfying section 1123(a)(7) of the Bankruptcy Code. The identity of the persons proposed to serve as members of the initial Board of Directors of New AAG and of the members of the initial Boards of Directors of the other Reorganized Debtors were disclosed in the Plan Supplement or at the Confirmation Hearing. After selection of the initial Board of Directors of New AAG, the holders of the New Mandatorily Convertible Preferred Stock and the New Common Stock shall elect members of the Board of Directors of New AAG in accordance with the New AAG Certificate of Incorporation, the New AAG Bylaws, the Certificate Designations, and applicable nonbankruptcy law, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

8. Additional Plan Provisions (11 U.S.C. § 1123(b)). The provisions of the Plan are appropriate and not inconsistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b) of the Bankruptcy Code. The failure to specifically address a provision of the Bankruptcy Code in this Confirmation Order shall not diminish or impair the effectiveness of this Confirmation Order.

9. Bankruptcy Rule 3016(a). The Plan is dated and identifies the entities submitting the Plan as proponents, thereby satisfying Bankruptcy Rule 3016(a).

H. Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:

(i) The Debtors are proper debtors under section 109 of the Bankruptcy Code.

(ii) The Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court.

(iii) The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Order in transmitting the Disclosure Statement, the Second Amended Plan, the Ballots, and related documents and notices and in soliciting and tabulating votes on the Second Amended Plan.

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I. Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure Statement and the hearings thereon, and the record of the Confirmation Hearing and other proceedings held in these Chapter 11 Cases. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ estates and effectuating a successful reorganization of the Debtors.

J. Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Any payment made or to be made by any of the Debtors for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

K. Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed to serve as members of the initial Board of Directors of New AAG and as members of the initial Boards of Directors of the other Reorganized Debtors were disclosed in the Plan Supplement, and the appointment to, or continuance in, such positions of such persons is consistent with the interests of holders of Claims against, and Equity Interests in, the Debtors and with public policy. The identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of such insider’s compensation have also been fully disclosed. The nature of the compensation payable to Thomas W. Horton, who shall serve as the initial Chairman of the Board of Directors of New AAG, was disclosed in connection with the Debtors’ motion to approve the Merger Agreement, which was filed with the Court on February 22, 2013 (ECF No. 6800), and in the Disclosure Statement.

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L. No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not provide for any changes in any regulated rates, and therefore, section 1129(a)(6) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

M. Best Interests of Creditors (11 U.S.C. § 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The Disclosure Statement, the Plan Supplement, the Carmody Declaration, and the other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that each holder of an impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

N. Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). AMR Class 1 (AMR Secured Claims), AMR Class 2 (AMR Priority Non-Tax Claims), AMR Class 6 (AMR Other Equity Interests), American Class 1 (American Secured Aircraft Claims), American Class 2 (American Other Secured Claims), American Class 3 (American Priority Non-Tax Claims), American Class 8 (American Equity Interests), Eagle Class 1 (Eagle Secured Claims), Eagle Class 2 (Eagle Priority Non-Tax Claims), and Eagle Class 5 (Eagle Equity Interests) are unimpaired under the Plan and are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. AMR Class 3 (AMR General Unsecured Guaranteed Claims), AMR Class 4 (AMR Other General Unsecured Claims), AMR Class 5 (AMR Equity Interests), American Class 4 (American General Unsecured Guaranteed Claims), American Class 5

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(American Other General Unsecured Claims), American Class 6 (American Union Claims), American Class 7 (American Convenience Class Claims), Eagle Class 3 (Eagle General Unsecured Claims), and Eagle Class 4 (Eagle Convenience Class Claims) have voted to accept the Plan in accordance with sections 1126(c) and (d) of the Bankruptcy Code.

O. Treatment of Administrative Expenses, Priority Non-Tax Claims, and Priority Tax Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Expenses and Priority Non-Tax Claims pursuant to Sections 2.1, 4.2, 4.9, and 4.16 of the Plan, respectively, satisfies the requirements of sections 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims pursuant to Section 2.3 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code. The Debtors have sufficient Cash to pay Allowed Administrative Expenses, Allowed Priority Non-Tax Claims, and Allowed Priority Tax Claims.

P. Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)). At least one Class of Claims against the Debtors that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider, thus satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

Q. Feasibility (11 U.S.C. § 1129(a)(11)). The evidence proffered or adduced at the Confirmation Hearing (i) is persuasive and credible, (ii) has not been controverted by other evidence, and (iii) establishes that the Plan, subject to the occurrence of the Effective Date and consummation of the Merger, is feasible and that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or the Reorganized Debtors, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

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R. Payment of Fees (11 U.S.C. § 1129(a)(12)). All fees payable under section 1930 of title 28, United States Code, as determined by the Court, have been paid or will be paid pursuant to Section 12.7 of the Plan. Pursuant to Section 12.7 of the Plan, on the Effective Date, and thereafter as may be required, such fees, together with interest, if any, pursuant to section 3717 of title 31 of the United States Code, shall be paid by each of the Debtors. Thus, Section 12.7 of the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

S. Benefit Plans (11 U.S.C. § 1129(a)(13)). The Plan complies with section 1129(a)(13) of the Bankruptcy Code by reason of the provisions of Section 8.4 of the Plan:

T. Domestic Support Obligations (11 U.S.C. § 1129(a)(14)). The Debtors are not required by a judicial or administrative order, or by statute, to pay any domestic support obligations, and therefore, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

U. The Debtors Are Not Individuals (11 U.S.C. § 1129(a)(15)). The Debtors are not individuals, and therefore, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

V. No Applicable Nonbankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)). Each of the Debtors is a moneyed, business, or commercial corporation or trust, and therefore, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

W. Only One Plan (11 U.S.C. § 1129(c)). The Plan is the only plan filed in these Chapter 11 Cases, and therefore, section 1129(c) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

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X. Principal Purpose of the Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, thereby satisfying section 1129(d) of the Bankruptcy Code.

Y. Modifications to the Plan. The Technical Amendments constitute technical changes and do not materially adversely affect or change the treatment of any Claims or Equity Interests. Accordingly, pursuant to Bankruptcy Rule 3019, the Technical Amendments do not require additional disclosure under section 1125 of the Bankruptcy Code or re-solicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Equity Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan, thereby satisfying section 1127 of the Bankruptcy Code.

Z. Good Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record before the Court in these Chapter 11 Cases, the Debtors and their directors, officers, employees, members, agents, advisors, and professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the solicitation of acceptance or rejection of the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 10.7 of the Plan.

AA. Assumption and Rejection. Article VIII of the Plan governing the assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code.

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BB. Substantive Consolidation. No creditor of any of the Debtors will be prejudiced by the substantive consolidation of the AMR Debtors, the substantive consolidation of the American Debtors, and the substantive consolidation of the Eagle Debtors, which will benefit all creditors of the Debtors. No objections have been filed raising any objection to substantive consolidation as provided in the Plan.

CC. 9019 Settlement. The 9019 Settlement was negotiated in good faith and at arm’s length and is an essential element of the Plan. It is fair, equitable, and in the best interests of the Debtors, the Debtors’ estates, the Debtors’ creditors, and all parties in interest, and satisfies the standards for approval under Bankruptcy Rule 9019.

DD. Merger Agreement Order. By order dated May 10, 2013 (ECF No. 8096) (the “Merger Order”), the Court, among other things, approved (i) the Merger Agreement and (ii) the Employee Arrangements (as defined in the Merger Order), including all matters set forth in Section 4.10 of the Merger Agreement and Section 4.1(o) of the American Disclosure Letter (excluding Paragraph 1 of such Section 4.1(o)).

EE. Disputed Claims Reserve. By order dated August 9, 2013 (ECF No. 9560), the Court found that the aggregate amount of estimated Allowed Single-Dip General Unsecured Claims plus the amount of Disputed Single-Dip General Unsecured Claims utilized for determining the Disputed Claims Reserve to be established pursuant to Section 7.3 of the Plan does not exceed $3.2 billion, thereby satisfying the condition set forth in Section 9.2(h) of the Plan.

FF. Satisfaction of Confirmation Requirements. The Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

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GG. Objections. All parties have had a full and fair opportunity to litigate all issues raised in the Objections, or which might have been raised, and the Objections have been fully considered by the Court.

HH. Retention of Jurisdiction. The Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

DECREES

NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1. Confirmation. The Plan is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan, all Exhibits thereto, and the Plan Supplement are incorporated by reference into and are an integral part of the Plan and this Confirmation Order.

2. Modifications to the Plan. The Technical Amendments, which are incorporated in the Plan, meet the requirements of sections 1127(a) and (c) of the Bankruptcy Code and do not adversely change the treatment of the Claim of any creditor or the Equity Interest of any equity security holder within the meaning of Bankruptcy Rule 3019, and therefore, no further solicitation or voting is required.

3. Objections. All Objections that have not been withdrawn, waived, or settled, and all reservations of rights pertaining to confirmation of the Plan, are overruled on the merits for the reasons stated on the record of the Confirmation Hearing.

4. Plan Classification Controlling. The classification of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors’ creditors and equity security holders in connection with voting on the Plan (a) were set

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forth on the Ballots for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Equity Interests under the Plan for distribution purposes, and (c) shall not be binding on the Debtors.

5. Binding Effect. The Plan and its provisions shall be binding on the Debtors, any entity acquiring or receiving property or a distribution under the Plan, and any holder of a Claim against or Equity Interest in the Debtors, including all governmental entities, whether or not the Claim or Equity Interest of such holder (a) is impaired under the Plan or (b) has accepted the Plan.

6. Vesting of Assets. Pursuant to Section 10.1 of the Plan, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, except as otherwise provided in the Plan. The Reorganized Debtors may operate their businesses and use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provisions of the Bankruptcy Code, except as otherwise provided in the Plan or this Confirmation Order.

7. Continued Corporate Existence. Pursuant to Section 6.1 of the Plan, subject to the Merger and the terms of the Merger Agreement, each Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate Entity, with all the powers of a corporation, partnership, or limited liability company, as applicable, under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law. Immediately following the Merger Effective Time, the New AAG Certificate of Incorporation shall be amended to change the name of AMR to American Airlines Group Inc.

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8. Merger. Pursuant to Section 6.2(a) of the Plan, subject to and in connection with the occurrence of the Effective Date, AMR and US Airways shall take all such actions as may be necessary or appropriate to effect the Merger on the terms and subject to the conditions set forth in the Merger Agreement, including but not limited to the actions set forth below in this paragraph. ~~Without limiting the generality of the immediately preceding sentence,~~ Upon the satisfaction or waiver of each of the conditions set forth in Section 9.2 of the Plan and the applicable conditions of the Merger Agreement, on the Effective Date AMR and US Airways shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law and take or cause to be taken all other actions, including making appropriate filings or recordings, that may be required by the Delaware General Corporation Law or other applicable law in connection with the Merger. Pursuant to Section 6.2(b) of the Plan, New AAG shall issue the shares of New Common Stock in accordance with the Merger Agreement to be distributed under the Plan and the other transactions contemplated by the Merger Agreement shall occur. Upon and after the occurrence of the Effective Date, New AAG shall perform all of its obligations under the Merger Agreement. Pursuant to Section 6.2(c) of the Plan, in the event of any conflict whatsoever between the terms of the Plan and the Merger Agreement, the terms of the Merger Agreement shall control, and the Plan shall be deemed to incorporate in their entirety the terms, provisions, and conditions of the Merger Agreement.

9. Approval of 9019 Settlement. The 9019 Settlement is authorized and approved as fair and reasonable and shall become effective on the Effective Date, and the

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Debtors’ obligations thereunder are legal, valid, binding, and enforceable. Pursuant to Section 6.3(b) of the Plan, if the Effective Date does not occur, the 9019 Settlement shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

10. Assumption or Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)). Pursuant to Section 8.1 of the Plan, all executory contracts and unexpired leases to which any of the Debtors are parties automatically shall be deemed rejected as of the Effective Date, except for executory contracts or unexpired leases (a) that have been assumed or rejected pursuant to an order of the Court entered prior to the Effective Date, (b) that are the subject of a separate motion to assume or reject pending on the Confirmation Date, (c) that are assumed, rejected, or otherwise treated pursuant to Sections 8.3, 8.4, or 8.5 of the Plan, (d) that are listed on Schedule 8.1 of the Plan Supplement, or (e) as to which a Treatment Objection has been filed and served by the Treatment Objection Deadline. If an executory contract or unexpired lease (i) has been assumed or rejected pursuant to an order of the Court entered prior to the Effective Date or (ii) is the subject of a separate motion to assume or reject pending on the Confirmation Date, then the listing of any such executory contract or unexpired lease on Schedule 8.1 of the Plan Supplement shall be of no effect.

11. Schedules of Executory Contracts and Unexpired Leases. Pursuant to Section 8.2(b) of the Plan and sections 365 and 1123 of the Bankruptcy Code, and except with respect to executory contracts and unexpired leases as to which a Treatment Objection is filed and served by the Treatment Objection Deadline, (a) each executory contract and unexpired lease listed on Schedule 8.1 of the Plan Supplement as an executory contract or unexpired lease to be assumed (and assigned, if applicable) shall be deemed assumed (and assigned, if applicable) effective as of the Assumption Effective Date specified thereon, the Proposed Cure specified in

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the Notice of Intent to Assume mailed to each Assumption Counterparty shall be the Cure Amount and shall be deemed to satisfy fully any obligations the Debtors might have with respect to such executory contract or unexpired lease under section 365(b) of the Bankruptcy Code, and all proofs of Claim on account of or in respect of any such assumed executory contract and unexpired lease shall be deemed withdrawn on the Effective Date without any further notice to or action by any party or order of the Court; (b) each executory contract and unexpired lease listed on Schedule 8.1 of the Plan Supplement as an executory contract or unexpired lease to be rejected shall be deemed rejected effective as of the Rejection Effective Date specified thereon; and (c) the Reorganized Debtors may assume, assume and assign, or reject any executory contract or unexpired lease relating to Aircraft Equipment that is listed on Schedule 8.1(c)(3) of the Plan Supplement by filing with the Court and serving upon the applicable Deferred Counterparty a Notice of Intent to Assume or a Notice of Intent to Reject at any time before the Deferred Agreement Deadline; provided, however, that if the Reorganized Debtors do not file a Notice of Intent to Assume or a Notice of Intent to Reject by the Deferred Agreement Deadline with respect to any executory contract or unexpired lease relating to Aircraft Equipment listed on Schedule 8.1(c)(3) of the Plan Supplement, such executory contract or unexpired lease shall be deemed rejected effective as of the one hundred eighty-first (181st) calendar day after the Effective Date; provided, further, that each agreement listed on Schedule 8.1(c)(1) of the Plan Supplement shall be deemed, as appropriate, reinstated or assumed as of the Effective Date.

12. Pursuant to Section 8.2(d) of the Plan, the listing of any contract or lease on Schedule 8.1 of the Plan Supplement is not an admission that such contract or lease is an executory contract or unexpired lease. The Debtors and the Assumption Counterparties, the Rejection Counterparties, or the Deferred Counterparties, as applicable (together with the

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Debtors, the “Recharacterization Parties”) reserve the right to assert that any contract or lease listed on Schedule 8.1 of the Plan Supplement is not an executory contract or unexpired lease; provided, however, that except with respect to any contract or lease for which a Recharacterization Party (a) expressly reserves such right in a notice filed with the Court and served on any parties listed thereon no later than ten (10) calendar days prior to the Voting Deadline and (b) files an action based on such right prior to the date that is sixty (60) calendar days after the Effective Date (unless required under the Plan to file such action at an earlier date), each Recharacterization Party shall be deemed to have waived, as of the Effective Date, any rights it may have to seek to recharacterize any contract or lease as a financing agreement.

13. Categories of Executory Contracts and Unexpired Leases to Be Assumed. Pursuant to Section 8.3 of the Plan and sections 365 and 1123 of the Bankruptcy Code, each executory contract and unexpired lease in the following categories shall be deemed assumed as of the Effective Date (and the Proposed Cure with respect to each shall be zero dollars ($0)), except for any executory contract or unexpired lease (a) that has been assumed or rejected pursuant to an order of the Court entered prior to the Effective Date, (b) that is the subject of a separate motion to assume or reject pending on the Confirmation Date, (c) that is listed on Schedule 8.1 of the Plan Supplement, (d) that is otherwise expressly assumed or rejected under the Plan, or (e) as to which a Treatment Objection has been filed and served by the Treatment Objection Deadline:

(a) Cash Management Agreements, Confidentiality and Non-Disclosure Agreements, Customer Programs, Debtor Ownership Agreements, Foreign Agreements, Fuel Consortia Agreements, Insurance Plans, Intercompany Contracts, Interline Agreements, Letters of Credit, Revenue Generating Agreements, Surety Bonds, and Workers’ Compensation Plans.

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Subject to the terms of the first paragraph of Section 8.3 of the Plan, each Cash Management Agreement, Confidentiality and Non-Disclosure Agreement, Customer Program, Debtor Ownership Agreement, Foreign Agreement, Fuel Consortia Agreement, Insurance Plan, Intercompany Contract, Interline Agreement, Letter of Credit, Revenue Generating Agreement, Surety Bond, and Workers’ Compensation Plan shall be deemed assumed as of the Effective Date. Nothing in Section 8.3 of the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any Entity, including, without limitation, the insurer under any of the Debtors’ Insurance Plans. Except as otherwise provided in the immediately preceding sentence, all proofs of Claim on account of or in respect of any Cash Management Agreement, Confidentiality and Non-Disclosure Agreement, Customer Program, Debtor Ownership Agreement, Foreign Agreement, Fuel Consortia Agreement, Insurance Plan, Intercompany Contract, Interline Agreement, Letter of Credit, Revenue Generating Agreement, Surety Bond, or Workers’ Compensation Plan automatically shall be deemed withdrawn on the Effective Date without any further notice to or action by any party or order of the Court. Unless otherwise agreed to by the applicable Debtor or Reorganized Debtor and the applicable Assumption Counterparty, an Assumption Counterparty to an executory contract or unexpired lease assumed pursuant to Section 8.3(a) of the Plan shall, on or before ten (10) Business Days after the Effective Date, return to the applicable Reorganized Debtor any deposit of Cash or other credit enhancement made by a Debtor to such Assumption Counterparty on or after the Commencement Date, including, without limitation, that certain Cash deposit held by Airlines Reporting Corporation pursuant to the Addendum to Carrier Services Agreement between Airlines Reporting Corporation and American, dated November 29, 2011, and that certain Cash deposit held by the International Air Transport Association pursuant to the Agreement in

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Connection with Proposed Assumption of Executory Contracts Regarding the International Air Transport Association, including the IATA Clearinghouse, and Related Agreements between the International Air Transport Association and American, dated as of November 29, 2011. Each Insurance Plan issued by the insurance or insurance service company affiliates of American International Group, Inc. (“AIG”) to the Debtors shall be deemed to be an executory contract assumed by the Debtors pursuant to Section 8.3 of the Plan or in accordance with the Order Pursuant to 11 U.S.C. §§ 105(a) and 365(a) Approving Assumption of Chartis Insurance Program Agreements, dated March 5, 2012 (ECF No. 1595) and as provided in the Order Pursuant to 11 U.S.C. §§ 105(a), 363(b), and 364(c) Authorizing, But Not Directing, and (Where Applicable) Ratifying (i) Renewal of Insurance Program with Chartis and (ii) Grant of Security Interest in Connection Therewith, dated September 21, 2012 (ECF No. 4655), and AIG shall not be required to return to the applicable Reorganized Debtor any deposit of Cash or other credit enhancement made by a Debtor to AIG on or after the Commencement Date in connection with an Insurance Plan and any insurance policies and related agreements, documents, or instruments entered into between one or more of the Debtors and AIG on or after the Commencement Date. Nothing in the Plan shall prejudice AIG’s rights to setoff, recoupment, and subrogation with respect to an Insurance Plan between one or more of the Debtors and AIG and any insurance policies and related agreements, documents, or instruments entered into between one or more of the Debtors and AIG after the Commencement Date. Each and every insurance policy issued by ACE American Insurance Company or any of its affiliates to the Debtors or any of their affiliates or predecessors and each and every agreement (including, but not limited to, claims servicing agreements), document, and instrument related thereto shall be deemed assumed by the Debtors pursuant to Section 8.3 of the Plan as more particularly set forth in the Stipulation and Agreed

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Order Between the Debtors, AMR Corporation, and ACE American Insurance Company Providing the Terms of Assumption of Certain Insurance Policies and Agreements Pursuant to a Plan of Reorganization, entered on August 9, 2013 (ECF No. 9562).

(b) Certain Indemnification Obligations. Each Indemnification Obligation shall be deemed assumed by New AAG as of the Merger Effective Time in accordance with the Merger Agreement. Each Indemnification Obligation that is deemed assumed under the Plan shall continue in full force and effect in accordance with its terms. From and after the Merger Effective Time, New AAG shall honor and perform the Indemnification Obligations, including under all indemnification Contracts (as defined in the Merger Agreement) and organizational documents of the Debtors. New AAG shall not, directly or indirectly, amend, modify, limit, or terminate, in any manner adverse to the Debtors’ current or former directors or officers, with respect to the Indemnification Obligations for acts or omissions occurring prior to the Merger Effective Time, any indemnification Contracts with the Debtors or any provisions regarding the Indemnification Obligations contained in any organizational documents of the Debtors. Each Indemnification Obligation that is deemed assumed under the Plan shall be deemed and treated as an executory contract pursuant to sections 365 and 1123 of the Bankruptcy Code regardless of whether or not a proof of Claim has been filed with respect to such Indemnification Obligation. With respect to current or former employees of any of the Debtors not covered by Section 8.3(b)(i) of the Plan and who were employed by any of the Debtors prior to, on, or after the Commencement Date, each obligation of any Debtor to indemnify such employees with respect to or based upon any act or omission taken or omitted in any such capacity, or for or on behalf of any Debtor, whether pursuant to agreement, the Debtors’ respective articles or certificates of incorporation, corporate charters, bylaws, operating agreements or similar corporate documents,

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or applicable law in effect as of the Effective Date, shall be deemed assumed by New AAG as of the Effective Date. Each such indemnification obligation that is deemed assumed hereunder and/or under the Plan shall continue in full force and effect in accordance with its terms. From and after the Merger Effective Time, New AAG shall honor and perform all such indemnification obligations. New AAG shall not, directly or indirectly, amend, modify, limit, or terminate, in any manner adverse to such employees, with respect to such indemnification obligations for acts or omissions occurring prior to the Merger Effective Time, any indemnification contracts with the Debtors or any provisions regarding the indemnification obligations contained in any organizational documents of the Debtors. Each such indemnification obligation that is deemed assumed hereunder and/or under the Plan shall be deemed and treated as an executory contract pursuant to sections 365 and 1123 of the Bankruptcy Code regardless of whether or not a proof of Claim has been filed with respect to such indemnification obligation. Additionally, New AAG shall honor all of its indemnification obligations pursuant to Section 4.12 of the Merger Agreement.

(c) Collective Bargaining Agreements. Each of the Collective Bargaining Agreements with the respective Unions shall remain in full force and effect on and after the Effective Date, subject to the respective terms thereof. The consideration provided for in each of the Section 1113 Agreements shall be in complete settlement and satisfaction of all Claims as provided therein, and each Union shall promptly take all action necessary to withdraw all proofs of Claim with respect to the Claims resolved pursuant to the respective Section 1113 Agreements. Notwithstanding the foregoing, New AAG and the Reorganized Debtors reserve the right to seek adjudication of any Collective Bargaining Agreement-related disputes between the Debtors and any Union that concerns distributions, claims, restructuring transactions, or other aspects of the Plan in the Court.

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(d) Covered Special Facility Revenue Bonds. Unless otherwise provided in the Plan, in a Special Facility Revenue Bond Agreement, or in an order of the Court, the Special Facility Revenue Bond Agreements, the respective Special Facility Revenue Bond Indentures, and the respective Special Facility Revenue Bond Documents, in each case relating solely to Covered Special Facility Revenue Bonds, shall remain in full force and effect in accordance with their original terms and conditions (or as amended by an order of the Court) and shall not otherwise be altered, amended, modified, surrendered, or cancelled under the Plan, and holders of such Covered Special Facility Revenue Bonds shall continue to receive payments in accordance with the terms and conditions of the Special Facility Revenue Bond Documents relating to the respective Covered Special Facility Revenue Bonds (as such Special Facility Revenue Bond Documents may have been amended by an order of the Court). As a result of the assumption of executory contracts and/or leases relating to the Covered Special Facility Revenue Bonds and the prior payment of the related cure amounts by the Debtors, all proofs of Claim on account of or in respect of any Covered Special Facility Revenue Bonds shall be deemed Disallowed and expunged without any further notice to or action by any party or order of the Court. To the extent any of the foregoing conflicts with the terms of a separate order of the Court relating to a Covered Special Facility Revenue Bond, the separate order of the Court shall govern.

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14. Other Categories of Agreements and Policies

(a) Employee Benefits. Pursuant to Section 8.4(a) of the Plan, as of the Effective Date, unless specifically rejected by order of the Court or otherwise specifically provided for in the Plan, each American Compensation and Benefit Plan (as defined in the Merger Agreement) (including all matters set forth in Section 4.10 of the Merger Agreement and Section 4.1(o) of the American Disclosure Letter, but excluding (i) the matter set forth as item 1 in Section 4.1(o) of the American Disclosure Letter and (ii) any prepetition equity or equity-equivalent plan or agreement of the Debtors) shall be deemed assumed and shall be fully effective, and New AAG and the Reorganized Debtors shall maintain and perform under such plans and agreements. To the extent that the American Compensation and Benefit Plans are executory contracts, pursuant to sections 365 and 1123 of the Bankruptcy Code, they shall be deemed assumed; provided, however, that the foregoing shall not constitute the assumption of any benefits that are the subject of the Retiree Adversary Proceeding. To the extent the Retiree Adversary Proceeding has not been finally resolved by the Effective Date, New AAG shall continue to prosecute the Retiree Adversary Proceeding subsequent to the Effective Date. To the extent that the Debtors or New AAG, as applicable, are unsuccessful in whole or in part in obtaining the relief requested in the Retiree Adversary Proceeding, any remaining vested benefits shall be treated in accordance with the provisions of section 1129(a)(13) of the Bankruptcy Code.

(b) Employee Protection Arrangements. Pursuant to Section 8.4(b) of the Plan, as of the Effective Date, the Employee Protection Arrangements (as defined in and set forth in Section 4.1(o) of the American Disclosure Letter) shall be fully effective.

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(c) Postpetition Aircraft Agreements. Pursuant to Section 8.4(c) of the Plan, subject to the Debtors’ right to terminate or reject any Postpetition Aircraft Agreement prior to the Effective Date pursuant to the terms of such Postpetition Aircraft Agreement, (i) each Postpetition Aircraft Agreement shall remain in place after the Effective Date, (ii) the Reorganized Debtors shall continue to honor each Postpetition Aircraft Agreement according to its terms, and (iii) to the extent any Postpetition Aircraft Agreement requires the assumption by the Debtors of such Postpetition Aircraft Agreement and the Postpetition Aircraft Obligations arising thereunder, such Postpetition Aircraft Agreement and Postpetition Aircraft Obligations shall be deemed assumed as of the Effective Date; provided, however, that this clause (iii) shall not be deemed or otherwise interpreted as an assumption by the Debtors of any agreement or obligation that is not a Postpetition Aircraft Agreement or Postpetition Aircraft Obligation; and provided further, that nothing in the Plan shall limit the Debtors’ right to terminate such Postpetition Aircraft Agreement or Postpetition Aircraft Obligations in accordance with the terms thereof. To the extent that, subsequent to the date of the Second Amended Plan and on or prior to the Effective Date, the Debtors, with the approval of the Court, enter into new Postpetition Aircraft Agreements for Aircraft Equipment not currently subject to a Postpetition Aircraft Agreement, any Claims or obligations arising thereunder shall be treated as Postpetition Aircraft Obligations under the Plan and such Postpetition Aircraft Agreements shall be deemed assumed as of the Effective Date.

15. Retiree Claims. Notwithstanding anything in this Confirmation Order to the contrary, if the Court determines that all or any portion of any benefit claimed in the proofs of claim filed by the Retiree Committee against AMR (Proof of Claim No. 12239) and against American (Proof of Claim No. 12893) (together, the “Retiree Claims”), if modified, would give

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rise to an Allowed Claim (the “Allowed Retiree Claim”), then the Debtors shall continue such retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code) under the Plan for the group of affected retired employees covered by the Allowed Retiree Claim in accordance with the provisions of section 1129(a)(13) of the Bankruptcy Code except as may be otherwise agreed to in writing by the Debtors, the Creditors’ Committee, and the Retiree Committee; provided, however, that the foregoing shall not give rise to any implication that any Retiree Claim is allowable, and all of the rights of the Debtors, the Reorganized Debtors, and the Creditors’ Committee to object to or otherwise oppose the Retiree Claims and the Retiree Committee’s rights to oppose any such objection or opposition or to assert such Retiree Claims are reserved, including all appeals. Additionally, no reserve shall be required to be maintained in the Disputed Claims Reserve or otherwise with respect to the Retiree Claims.

16. Pension Plans

(a) Pension Plan Required Contributions. Pursuant to Section 8.5(a) of the Plan, on the Effective Date, the Reorganized Debtors shall assume and continue the Pension Plans and shall pay in Cash any aggregate unpaid (i) minimum required funding contributions under 26 U.S.C. §§ 412 and 430 and 29 U.S.C. §§ 1082 and 1083 and (ii) all delinquent PBGC premiums under 29 U.S.C. §§ 1306 and 1307, in each case with interest, for the Pension Plans under ERISA or the Internal Revenue Code. Upon such payment, the lien notices perfecting all liens and security interests held by, or in favor of, the PBGC on any assets of the Debtors or their affiliates shall be, and shall be deemed to be, withdrawn.

(b) Pension Plan Continuation. Pursuant to Section 8.5(b) of the Plan, after the Effective Date, the Reorganized Debtors shall (i) satisfy the minimum funding requirements under 26 U.S.C. §§ 412 and 430 and 29 U.S.C. §§ 1082 and 1083, (ii) pay all required PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307, and (iii) administer the Pension Plans in accordance with the applicable provisions of ERISA and the Internal Revenue Code.

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(c) Liabilities Preserved. Pursuant to Section 8.5(c) of the Plan, no provision of the Plan, this Confirmation Order, or section 1141 of the Bankruptcy Code shall be construed to discharge, release, or relieve the Debtors, or their successors, including the Reorganized Debtors, or any other party, in any capacity, from liabilities or requirements imposed under any law or regulatory provision with respect to the Pension Plans or the PBGC. The PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of any provision of the Plan, this Confirmation Order, or section 1141 of the Bankruptcy Code.

17. Assumption and Rejection Procedures and Resolution of Treatment Objections.

(a) Proposed Assumptions. Pursuant to Section 8.6(a) of the Plan, with respect to any executory contract or unexpired lease to be assumed under the Plan or pursuant to a Notice of Intent to Assume, unless an Assumption Counterparty files and properly serves a Treatment Objection by the Treatment Objection Deadline, such executory contract or unexpired lease shall be deemed assumed and, if applicable, assigned as of the Assumption Effective Date proposed by the Debtors or the Reorganized Debtors, as applicable, without any further notice to or action by any party or order of the Court, and any obligation the Debtors or the Reorganized Debtors, as applicable, may have to such Assumption Counterparty with respect to such executory contract or unexpired lease under section 365(b) of the Bankruptcy Code shall be deemed to be fully satisfied by the Proposed Cure, if any, which shall be the Cure Amount. Any Treatment Objection that is not timely filed and properly served shall be denied automatically

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and with prejudice (without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, and without any further notice to, or action by, any party or order of the Court). Any Claim relating to such assumption or assignment shall be forever barred from assertion and shall not be enforceable against any Debtor or Reorganized Debtor or their respective estates or property, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, and without any further notice to or action by any party or order of the Court, and any obligation the Debtors or the Reorganized Debtors may have under section 365(b) of the Bankruptcy Code (over and above any Proposed Cure) shall be deemed fully satisfied, released, and discharged, notwithstanding any amount or information included in the Schedules or any proof of Claim.

(b) Proposed Rejections. Pursuant to Section 8.6(b) of the Plan, with respect to any executory contract or unexpired lease to be rejected under the Plan or pursuant to a Notice of Intent to Reject, unless a Rejection Counterparty files and serves a Treatment Objection by the Treatment Objection Deadline, such executory contract or unexpired lease shall be deemed rejected as of the Rejection Effective Date proposed by the Debtors or the Reorganized Debtors, as applicable, without any further notice to or action by any party or order of the Court. Any objection to the rejection of an executory contract or unexpired lease that is not timely filed and served shall be deemed denied automatically and with prejudice (without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, and without any further notice to or action by any party or order of the Court).

(c) Resolution of Treatment Objections. Pursuant to Section 8.6(c) of the Plan, on and after the Effective Date, the Reorganized Debtors may, in their sole discretion,

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settle Treatment Objections without any further notice to or action by any party or order of the Court (including by paying any agreed Cure Amount). With respect to each executory contract or unexpired lease as to which a Treatment Objection is timely filed and served and is not otherwise resolved by the parties after a reasonable period of time, the Debtors or the Reorganized Debtors, as applicable, shall schedule a hearing with the Court with respect to such Treatment Objection and provide at least fourteen (14) calendar days’ notice of such hearing to the Assumption Counterparty, the Rejection Counterparty, or the Deferred Counterparty, as applicable; provided, however, that if such Treatment Objection is not resolved by the parties after a reasonable period of time, the respective Assumption Counterparty, Rejection Counterparty, or Deferred Counterparty may, with prior notice to the Debtors, request that the Court schedule such a hearing. Unless otherwise ordered by the Court or agreed to by the parties, any assumption or rejection approved by the Court notwithstanding a Treatment Objection shall be effective as of the Assumption Effective Date or Rejection Effective Date, as applicable, that was originally proposed by the Debtors or specified in the Plan. Any Cure Amount shall be paid as soon as reasonably practicable following entry of a Final Order resolving an assumption dispute and/or approving an assumption (and assignment, if applicable), unless the Debtors or the Reorganized Debtors, as applicable, seek to reject such executory contract or unexpired lease and file a Notice of Intent to Reject under Section 8.2(b) of the Plan (which, with respect to a Special Facility Revenue Bond Agreement, must be served upon the Indenture Trustee of the applicable Special Facility Revenue Bond Indenture). No Cure Amount shall be allowed for a penalty rate or default rate of interest to the extent not proper under the Bankruptcy Code or applicable law.

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(d) Reservation of Rights. Pursuant to Section 8.6(d) of the Plan, if a Treatment Objection is filed with respect to any executory contract or unexpired lease sought to be assumed or rejected by any of the Debtors or the Reorganized Debtors, the Debtors and the Reorganized Debtors reserve the right (i) to seek to assume or reject such executory contract or unexpired lease at any time before the assumption, rejection, assignment, or Cure Amount with respect to such executory contract or unexpired lease is determined by a Final Order and (ii) to the extent a Final Order is entered resolving a Treatment Objection as to a Cure Amount in an amount different from the Proposed Cure, to seek to reject such executory contract or unexpired lease within fourteen (14) calendar days after the date of entry of such Final Order by filing with the Court and serving upon the Assumption Counterparty or Rejection Counterparty, as applicable, a Notice of Intent to Assume or a Notice of Intent to Reject, as applicable (which, with respect to a Special Facility Revenue Bond Agreement, must be served upon the Indenture Trustee of the applicable Special Facility Revenue Bond Indenture).

18. Rejection Claims. Pursuant to Section 8.7 of the Plan, any Rejection Claim must be filed with the Court by the Rejection Bar Date, i.e., thirty (30) calendar days after entry of an order of the Court approving the rejection of an executory contract or unexpired lease. Any Rejection Claim for which a proof of Claim is not properly filed and served by the Rejection Bar Date shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, or their respective estates or property. The Debtors or the Reorganized Debtors, as applicable, may contest Rejection Claims in accordance with Section 7.1 of the Plan.

19. Assignment. Pursuant to Section 8.8 of the Plan, to the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned under the Plan shall remain in full force and effect for the benefit of the

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transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable antiassignment provision and is void and of no force or effect. The rights of the Alliance Parties (as defined in the Limited Objection and/or Reservation of Rights of City of Fort Worth and AllianceAirport Authority, Inc. to Debtors’ Second Amended Joint Chapter 11 Plan (ECF No. 9353) (the “Alliance Parties Objection”) to object to and/or contest any (i) assumption and/or assignment of one or both of the Leases (as defined in the Alliance Parties Objection) or any related agreements; (ii) purchase of related equipment by the Debtors; or (iii) any other term of any proposed assumption, including proposed cure amounts, shall be reserved pursuant to any applicable provisions of the Bankruptcy Code, including section 365 of the Bankruptcy Code. Furthermore, the Debtors’ obligations, if any, under the Consent Order (as defined in the Alliance Parties’ Objection) shall constitute an Allowed Administrative Expense pursuant to Section 2.1 of the Plan and shall not be discharged by the Plan or this Confirmation Order.

20. Approval of Assumption, Rejection, Retention, or Assignment of Executory Contracts and Unexpired Leases. Pursuant to Section 8.9 of the Plan, subject to the occurrence of the Effective Date, entry of this Confirmation Order shall constitute approval of

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the rejections, retentions, assumptions, and/or assignments contemplated under the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease that is assumed under the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms as of the applicable Assumption Effective Date, except as modified by the provisions of the Plan or any order of the Court authorizing or providing for its assumption. The provisions of each executory contract or unexpired lease assumed and/or assigned under the Plan that are or may be in default shall be deemed satisfied in full by the Cure Amount or by an agreed-upon waiver of the Cure Amount. Upon payment in full of the Cure Amount, any and all proofs of Claim based upon an executory contract or unexpired lease that has been assumed in the Chapter 11 Cases or under the Plan shall be deemed Disallowed and expunged without any further notice to or action by any party or order of the Court.

21. Modifications, Amendments, Supplements, Restatements, or Other Agreements. Pursuant to Section 8.10 of the Plan, unless otherwise provided in the Plan or by separate order of the Court, each executory contract and unexpired lease that is assumed, whether or not such executory contract or unexpired lease relates to the use, acquisition, or occupancy of real property, shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in remedy related to such premises, unless any of the foregoing agreements are rejected under the Plan or pursuant to an order of the Court.

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22. General Authorizations. Each of the officers of each of the Debtors is (and each of the officers of each of the Reorganized Debtors shall be) authorized and directed to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and provisions of the Plan and the Merger Agreement. The Debtors and their directors, officers, members, agents, and attorneys are authorized and empowered to issue, execute, deliver, file, or record any agreement, document, or security, including, without limitation, the documents contained in the Plan Supplement and the Exhibits and Schedules to the Plan, as modified, amended, and supplemented, in substantially the form included therein, and to take any action necessary or appropriate to implement, effectuate, and consummate the Plan and the Merger Agreement in accordance with their terms, or take any or all corporate actions authorized to be taken pursuant to the Plan and the Merger Agreement, including merger of any of the Debtors and the dissolution of each of the Debtors, and any release, amendment, or restatement of any bylaws, certificates of incorporation, or other organizational documents of the Debtors, whether or not specifically referred to in the Plan, the Merger Agreement, or the Plan Supplement, without further order of the Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

23. New AAG 2013 Incentive Award Plan. Pursuant to Section 6.20 of the Plan, the New AAG 2013 Incentive Award Plan, the Alignment Awards, and the LTIP 2013 Awards shall become effective immediately upon the occurrence of the Merger Effective Time without any further corporate or other action.

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24. Issuance of Plan Shares. Pursuant to Section 6.8 of the Plan, New AAG shall issue the Plan Shares, or have sufficient authorized shares available for issuance, as applicable, in accordance with the Plan and with the Merger Agreement.

25. Issuance of Securities; Execution of Related Documents. Pursuant to Section 6.10 of the Plan, on the Effective Date, or as soon thereafter as reasonably practicable, except as otherwise provided in the Plan or in the Merger Agreement, the Reorganized Debtors shall issue all securities, instruments, certificates, and other documents that they are required to issue under the Plan or under any Postpetition Aircraft Agreement, which shall be distributed as provided in the Plan and therein; provided, however, that New AAG shall be authorized to issue the New Mandatorily Convertible Preferred Stock and the New Common Stock in accordance with Sections 6.8 and 6.19 of the Plan, the Merger Agreement, and any such Postpetition Aircraft Agreement, as applicable, without the need for any further corporate action by any Debtor or Reorganized Debtor or their stockholders. New AAG and the Reorganized Debtors, as applicable, shall execute and deliver such other agreements, documents, and instruments in accordance with the Plan, the Merger Agreement, and any such Postpetition Aircraft Agreement, as applicable.

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26. Corporate Action.

(a) New AAG. Pursuant to Section 6.19(a) of the Plan, the New AAG Certificate of Incorporation and the New AAG Bylaws shall be consistent with the terms and provisions of the Merger Agreement. New AAG shall file the New AAG Certificate of Incorporation and the Certificate of Designations with the Secretary of State of the State of Delaware on the Effective Date immediately prior to the Merger Effective Time. The New AAG Certificate of Incorporation shall prohibit the issuance of nonvoting equity securities, subject to further amendment of such New AAG Certificate of Incorporation as permitted by applicable law. The New AAG Bylaws shall be deemed adopted by the New AAG Board as of the Effective Date.

(b) The Reorganized Debtors. Pursuant to Section 6.19(b) of the Plan, the Reorganized Debtors (other than New AAG) shall file the Amended Certificates of Incorporation with the Secretary of State of the State of the applicable state of formation on the Effective Date. The Amended Certificates of Incorporation for each of the Reorganized Debtors (other than New AAG) that are corporations shall prohibit the issuance of nonvoting equity securities, subject to further amendment of such Amended Certificates of Incorporation as permitted by applicable law. With respect to any Debtor that is a limited liability company or partnership, the respective limited liability company agreement or partnership agreement by which such Debtor is governed shall be similarly amended to prohibit the issuance of nonvoting equity securities.

Pursuant to Section 6.19(c) of the Plan, on the Effective Date, the adoption, filing, approval, and ratification, as necessary, of all corporate or related actions contemplated in the

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Plan and the Merger Agreement with respect to each of the Reorganized Debtors shall be deemed authorized and approved by each of the Reorganized Debtors, its board of directors, managers, stockholders, members, or partners, as applicable, in all respects, in each case to the extent required by applicable nonbankruptcy law. Without limiting the foregoing, such actions include (i) the adoption and filing of the New AAG Certificate of Incorporation, the Certificate of Designations, and the Amended Certificates of Incorporation for each of the other Reorganized Debtors, (ii) the approval of the New AAG Bylaws and the Amended Bylaws for each of the other Reorganized Debtors, (iii) the election or appointment, as applicable, of directors and officers for the Reorganized Debtors, (iv) the issuance of the Plan Shares, (v) the Merger to be effectuated pursuant to the Plan, (vi) the adoption and implementation of the employee matters set forth in Section 4.10 of the Merger Agreement and Section 4.1(o) of the American Disclosure Letter, including, but not limited to, the New AAG 2013 Incentive Award Plan, the Alignment Awards, and the LTIP 2013 Awards, (vii) the qualification of any of the Reorganized Debtors as foreign corporations, partnerships, or limited liability companies wherever the conduct of business by such Entities requires such qualification, and (viii) the execution, delivery, and performance of each Postpetition Aircraft Agreement and any agreement or instrument provided for in a Postpetition Aircraft Agreement and the issuance of any security to be issued by a Reorganized Debtor pursuant to or in connection with a Postpetition Aircraft Agreement. Pursuant to Section 6.19(d) of the Plan, all matters provided for in the Plan involving the corporate structure of any Debtor or Reorganized Debtor, or any corporate or related action required by any Debtor or Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of such Debtor or Reorganized Debtor or by any other

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stakeholder, and with like effect as though such action had been taken unanimously by the security holders and directors, managers, members, or partners, as applicable, of the applicable Debtor or Reorganized Debtor.

27. Anti-Dilution Adjustments. Pursuant to Section 6.21 of the Plan, in the event that that any transaction or event of the type contemplated by Sections 6.1, 6.2, or 6.3 of the Certificate of Designations occurs with respect to the New Common Stock, in addition to the actions required under the Certificate of Designations, the Board of Directors of New AAG shall take appropriate action as may be necessary or appropriate, as determined in its reasonable good faith judgment, to protect the rights of holders of New Common Stock consistent with the Plan.

28. Securities Laws Exemption. The offer, issuance, and distribution of all of the shares of New Mandatorily Convertible Preferred Stock and New Common Stock under the Plan to holders of Allowed Claims against and Allowed AMR Equity Interests in the Debtors, as applicable, and the issuance of all shares of New Common Stock issued pursuant to the conversion of the New Mandatorily Convertible Preferred Stock, and any securities issued or to be issued pursuant to or in connection with a Postpetition Aircraft Agreement, shall be exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities.

29. Listing. Pursuant to Section 6.12 of the Plan, in accordance with the Merger Agreement, the shares of New Common Stock shall be authorized for listing on the New York Stock Exchange or the NASDAQ Stock Market, upon official notice of issuance, on or prior to the Closing Date.

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30. Cancellation of AMR Common Stock. Pursuant to Section 6.13 of the Plan, at the Merger Effective Time, all outstanding shares of AMR Common Stock or preferred stock of AMR, all options to purchase shares of AMR Common Stock or preferred stock of AMR, and all awards of any kind consisting of shares of AMR Common Stock or preferred stock of AMR, that have been or may be granted, held, awarded, outstanding, payable, or reserved for issuance, and all other AMR Equity Interests, including all securities or obligations convertible or exchangeable into or exercisable for shares of AMR Common Stock, preferred stock of AMR, or other AMR Equity Interests, and each other right of any kind, contingent or accrued, to acquire or receive shares of AMR Common Stock, preferred stock of AMR, or other AMR Equity Interests, whether upon exercise, conversion, or otherwise, whether vested or unvested, shall, without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist. Such cancellation and retirement shall not affect the right to receive any distributions provided for under the Plan. In addition, Section 6.13 of the Plan does not apply with respect to any New Common Stock, New Mandatorily Convertible Preferred Stock, or any other equity securities or rights to acquire or receive equity securities or any other awards of any kind relating to New AAG that are issued in accordance with or pursuant to the Plan or the Merger Agreement.

31. Cancellation of Existing Notes and Aircraft Securities. Pursuant to Section 6.14 of the Plan, except as otherwise provided in the Plan, on the Effective Date, all notes, instruments, certificates, and other documents evidencing the Notes, the Special Facility Revenue Bonds (excluding the Covered Special Facility Revenue Bonds), and the Aircraft Securities shall be cancelled, and the obligations of the Debtors thereunder and in any way related thereto shall be deemed fully satisfied, released, and discharged; provided, however, that

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(i) with respect to Special Facility Revenue Bonds (excluding the Covered Special Facility Revenue Bonds), the obligations of the Debtors thereunder and in any way related thereto shall be fully terminated, satisfied, released, and discharged in exchange for the treatment provided in the Plan for Allowed Claims and any other treatment provided for by Final Order, if any, (ii) the cancellations set forth in Section 6.14 of the Plan and the termination, satisfaction, release, and discharge of the Debtors’ obligations with respect to the Special Facility Revenue Bonds (excluding the Covered Special Facility Revenue Bonds) and the Aircraft Securities shall not alter the obligations or rights of any non-Debtor third parties applicable after the Effective Date vis-à-vis one another with respect to such notes, instruments, certificates, or other documents, (iii) the cancellations set forth in Section 6.14 of the Plan and the termination, satisfaction, release, and discharge of the Debtors’ obligations with respect to the Special Facility Revenue Bonds (excluding the Covered Special Facility Revenue Bonds) shall not be deemed to cause a default, termination, waiver, or other forfeiture of the Debtors in any document, instrument, lease, or other agreement (including, but not limited to, that certain Amended and Restated Airport Use Agreement – Terminal Facilities Lease, dated as of January 1, 1985, by and between the City of Chicago and American, as amended from time to time (the “Chicago Lease”)) pursuant to which the Debtors lease or use land, facilities, improvements, or equipment financed, in whole or in part, with the proceeds of any Special Facility Revenue Bonds that have been deemed to be satisfied or cancelled under the Plan or otherwise, and (iv) any provision in any document, instrument, lease, or other agreement (including, but not limited to, the Chicago Lease) that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors or their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in Section 6.14 of the Plan shall be

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deemed null and void and shall be of no force and effect, and the Debtors shall be entitled to continue to use (in accordance with the remaining provisions of such document, instrument, lease, or other agreement) any land, facilities, improvements, or equipment financed with the proceeds of Special Facility Revenue Bonds (including, but not limited to, the premises leased pursuant to the Chicago Lease), notwithstanding such cancellations, terminations, satisfactions, releases, or discharges provided in Section 6.14 of the Plan. Except as otherwise provided in the Plan, on the Effective Date, any indentures or similar agreements relating to any of the foregoing, including, without limitation, the Indentures, the Special Facility Revenue Bond Indentures, and any related notes, guarantees, or similar instruments of the Debtors or otherwise (excluding the Special Facility Revenue Bond Indentures, and any related notes, guarantees, or similar instruments of the Debtors or otherwise, associated with the Covered Special Facility Revenue Bonds) shall be deemed cancelled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and discharged (a) with respect to all rights of and obligations owed by any Debtor under any such indentures or similar agreements and (b) except as provided below, with respect to the rights and obligations of the Indenture Trustees under any such indentures or similar agreements against (or to) the holders of Note Claims, the holders of Special Facility Revenue Bond Claims, or any other Person. Solely for the purpose of clause (b) in the immediately preceding sentence, only the following rights of each such Indenture Trustee shall remain in effect after the Effective Date: (1) rights as trustee, co-trustee, agent, paying agent, distribution agent, authentication agent, guarantee trustee, remarketing agent, bond registrar, and registrar, including, but not limited to, any rights to payment of fees, expenses, and indemnification obligations, including, but not limited to, from property distributed under the Plan to such Indenture Trustee (but excluding any other property of the Debtors, the Reorganized

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Debtors, or their respective estates), whether pursuant to the exercise of a charging lien or otherwise, (2) rights relating to distributions to be made to holders of Allowed Note Claims or Allowed Special Facility Revenue Bond Claims by such Indenture Trustee from any source, including, but not limited to, distributions under the Plan (but excluding any other property of the Debtors, the Reorganized Debtors, or their respective estates), (3) rights relating to representation of the interests of the holders of Note Claims or Special Facility Revenue Bond Claims by such Indenture Trustee in the Chapter 11 Cases to the extent not discharged or released under the Plan or under any order of the Court, and (4) rights relating to participation by such Indenture Trustee in any proceedings or appeals related to the Plan. Notwithstanding the continued effectiveness of such rights after the Effective Date, such Indenture Trustees shall have no obligation to object to Claims against the Debtors or to locate certificated holders of Notes, Special Facility Revenue Bonds, or Aircraft Securities who fail to surrender their respective Notes, Special Facility Revenue Bonds, or Aircraft Securities in accordance with Section 5.13 of the Plan. Nothing contained in the Plan shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or lease (including, but not limited to, executory contracts or leases pursuant to which a Debtor leases any land, facilities, improvements, and/or equipment financed, in whole or in part, with proceeds of Special Facility Revenue Bonds) to the extent such executory contract or lease has been assumed by the Debtors pursuant to a Final Order of the Court or under the Plan. Notwithstanding any other provisions set forth in Section 6.14 of the Plan, with respect to any aircraft identified in the Plan Supplement, and any Aircraft Securities issued in respect of such aircraft, until (I) the execution of Postpetition Aircraft Agreements with respect to such aircraft, (II) the payment in full of distributions as provided in the Plan in respect of the

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Claims addressed by such Postpetition Aircraft Agreements with respect to such aircraft, (III) any monies, other consideration, or other value to be passed through such Aircraft Securities at any time pursuant to the Postpetition Agreements in respect of such aircraft or otherwise arising from the sale, lease, or other disposition of such aircraft have been finally and indefeasibly paid and/or conveyed to the holders of such Aircraft Securities (including, without limitation, any equipment trust certificates), and (IV) in the case of any pass-through trust certificates, all of the matters described in the foregoing clauses (I) through (III) shall be completed with respect to each related aircraft and equipment trust certificate, any such Aircraft Securities shall not be cancelled; provided, however, on the Effective Date or the applicable Rejection Effective Date (as set forth in the Plan Supplement), as applicable, all obligations of the Debtors (to the extent the Debtors had any obligations) with respect to the Aircraft Securities (but, for the avoidance of doubt, not the obligations of the Debtors with respect to Postpetition Aircraft Agreements) shall be deemed satisfied, released, and discharged. For the avoidance of doubt, the release, satisfaction, or discharge of any of the Debtors’ obligations under the Aircraft Securities shall not affect the rights and obligations of any non-Debtor third parties after the Effective Date or the applicable Rejection Effective Date, as applicable, vis-à-vis one another with respect to such Aircraft Securities.

32. Equity Interests in Subsidiaries Held by the Debtors. Pursuant to Section 6.17 of the Plan, subject to the terms and conditions set forth in the Merger Agreement, on the Effective Date, each respective Equity Interest in a direct or indirect subsidiary of AMR that is not a Debtor shall be unaffected by the Plan, and the Reorganized Debtor holding such Equity Interest shall continue to hold such Equity Interest; provided, however, that on or after the Effective Date, New AAG may cause US Airways to merge with and into New AAG or a business entity disregarded as an entity separate from New AAG for U.S. federal income tax purposes.

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33. Substantive Consolidation.

(a) AMR Plan Consolidation. Subject to the occurrence of the Effective Date, pursuant to Section 6.5(b) of the Plan, solely for voting, confirmation, and distribution purposes under the Plan, and subject to the following sentence, (i) all assets and all liabilities of the AMR Debtors shall be treated as though they were merged, (ii) all guarantees of any AMR Debtor of the payment, performance, or collection of obligations of another AMR Debtor shall be eliminated and cancelled, (iii) any obligation of any AMR Debtor and all guarantees thereof executed by one or more of the other AMR Debtors shall be treated as a single obligation, and such guarantees shall be deemed a single Claim against the consolidated AMR Debtors, (iv) all joint obligations of two or more AMR Debtors and all multiple Claims against such Entities on account of such joint obligations shall be treated and allowed as a single Claim against the consolidated AMR Debtors, (v) all Claims between the AMR Debtors shall be deemed cancelled, and (vi) each Claim filed in the Chapter 11 Case of any AMR Debtor shall be deemed filed against the consolidated AMR Debtors and a single obligation of the consolidated AMR Debtors. The substantive consolidation and deemed merger effected pursuant to Section 6.5(b) of the Plan shall not affect (other than for purposes related to funding distributions under the Plan and as set forth in Section 6.5(b) of the Plan) (A) the legal and organizational structure of the AMR Debtors, except as provided in the Merger Agreement, (B) defenses to any Causes of Action or requirements for any third party to establish mutuality to assert a right of setoff, and (C) distributions out of any insurance policies or proceeds of such policies. Notwithstanding the foregoing, prepetition intercompany Claims between and among the AMR Debtors, the American Debtors, and the Eagle Debtors shall be dealt with in accordance with Section 6.15 of the Plan.

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(b) American Plan Consolidation. Subject to the occurrence of the Effective Date, pursuant to Section 6.5(c) of the Plan, solely for voting, confirmation, and distribution purposes under the Plan, and subject to the following sentence, (i) all assets and all liabilities of the American Debtors shall be treated as though they were merged, (ii) all guarantees of any American Debtor of the payment, performance, or collection of obligations of another American Debtor shall be eliminated and cancelled, (iii) any obligation of any American Debtor and all guarantees thereof executed by one or more of the other American Debtors shall be treated as a single obligation, and such guarantees shall be deemed a single Claim against the consolidated American Debtors, (iv) all joint obligations of two or more American Debtors and all multiple Claims against such Entities on account of such joint obligations shall be treated and allowed as a single Claim against the consolidated American Debtors, (v) all Claims between the American Debtors shall be deemed cancelled, and (vi) each Claim filed in the Chapter 11 Case of any American Debtor shall be deemed filed against the consolidated American Debtors and a single obligation of the consolidated American Debtors. The substantive consolidation and deemed merger effected pursuant to Section 6.5(c) of the Plan shall not affect (other than for purposes related to funding distributions under the Plan and as set forth in Section 6.5(c) of the Plan) (A) the legal and organizational structure of the American Debtors, except as provided in the Merger Agreement, (B) defenses to any Causes of Action or requirements for any third party to establish mutuality to assert a right of setoff, and (C) distributions out of any insurance policies or proceeds of such policies. Notwithstanding the foregoing, prepetition intercompany Claims between and among the AMR Debtors, the American Debtors, and the Eagle Debtors shall be dealt with in accordance with Section 6.15 of the Plan.

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(c) Eagle Plan Consolidation. Subject to the occurrence of the Effective Date, pursuant to Section 6.5(d) of the Plan, solely for voting, confirmation, and distribution purposes under the Plan, and subject to the following sentence, (i) all assets and all liabilities of the Eagle Debtors shall be treated as though they were merged, (ii) all guarantees of any Eagle Debtor of the payment, performance, or collection of obligations of another Eagle Debtor shall be eliminated and cancelled, (iii) any obligation of any Eagle Debtor and all guarantees thereof executed by one or more of the other Eagle Debtors shall be treated as a single obligation, and such guarantees shall be deemed a single Claim against the consolidated Eagle Debtors, (iv) all joint obligations of two or more Eagle Debtors and all multiple Claims against such Entities on account of such joint obligations shall be treated and allowed as a single Claim against the consolidated Eagle Debtors, (v) all Claims between the Eagle Debtors shall be deemed cancelled, and (vi) each Claim filed in the Chapter 11 Case of any Eagle Debtor shall be deemed filed against the consolidated Eagle Debtors and a single obligation of the consolidated Eagle Debtors. The substantive consolidation and deemed merger effected pursuant to Section 6.5(d) of the Plan shall not affect (other than for purposes related to funding distributions under the Plan and as set forth in Section 6.5(d) of the Plan) (A) the legal and organizational structure of the Eagle Debtors, except as provided in the Merger Agreement, (B) defenses to any Causes of Action or requirements for any third party to establish mutuality to assert a right of setoff, and (C) distributions out of any insurance policies or proceeds of such policies. Notwithstanding the foregoing, prepetition intercompany Claims between and among the AMR Debtors, the American Debtors, and the Eagle Debtors shall be dealt with in accordance with Section 6.15 of the Plan.

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34. Plan Supplement and Exhibits and Schedules to the Plan. The documents substantially in the form contained in the Plan Supplement, the Exhibits and Schedules to the Plan, and any amendments, modifications, and supplements thereto, and the execution, delivery, and performance thereof by the Debtors or the Reorganized Debtors, as applicable, are authorized and approved.

35. Approvals or Consents ~~Governmental Approvals Not Required~~. Except as otherwise expressly provided in the Merger Agreement or this Confirmation Order, to the extent authorized by section 1123(a) of the Bankruptcy Code, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority (subject to applicable police powers and applicable laws, rules, or regulations relating to public health and safety) with respect to the implementation or consummation of the Plan and the Merger Agreement and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto. This Court retains jurisdiction to interpret the scope of this Paragraph.

36. The Court takes judicial notice of the civil action filed by the United States and several plaintiff states to enjoin the Merger under federal antitrust law on August 13, 2013 in the United States District Court for the District of Columbia as Case No. 13-cv-01236 (the “DOJ Action”). Nothing in this Confirmation Order shall be construed as an adjudication of any causes of action asserted in the DOJ Action or as otherwise expressing the Court’s

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position with respect to the DOJ Action. In the event that the Debtors and US Airways reach a settlement of the DOJ Action, the Debtors shall file a motion with the Court seeking approval of the Debtors’ execution of and entry into such settlement. In addition to determining whether to approve any such settlement under Bankruptcy Rule 9019(a), the Court shall determine whether the settlement would materially and adversely affect the treatment of holders of Claims and AMR Equity Interests under the Plan such that the Court should require the re-solicitation of such holders’ previous acceptances or rejections of the Plan.

37. Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, Transfer, or exchange of notes or equity securities under the Plan or in connection with the transactions contemplated by the Plan, the creation, filing, or recording of any mortgage, deed of trust, or other security interest, the making, assignment, filing, or recording of any lease or sublease, the transfer of title to or ownership of any of the Debtors’ interests in any Aircraft Equipment, or the making or delivery of any deed, bill of sale, or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the New Mandatorily Convertible Preferred Stock, the New Common Stock, any Postpetition Aircraft Agreement, any distribution from the Disputed Claims Reserve, or any agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated in the Plan or in any Postpetition Aircraft Agreement, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, Cape Town filing or recording fee, FAA filing or recording fee, or other similar tax or governmental assessment in the United States. To the maximum extent provided by section 1146(a) of the Bankruptcy Code and applicable nonbankruptcy law, the

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transactions pursuant to the Merger Agreement shall not be taxed under any law imposing a stamp tax or similar tax. Each federal, state, commonwealth, local, foreign, or other governmental agency is directed and authorized to accept the validity of any and all documents, trust agreements, mortgages, and instruments that are necessary or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan, the Merger Agreement, this Confirmation Order, and any agreements created or contemplated by the Plan, without payment of any tax covered by section 1146(a). ~~recording tax, stamp tax, transfer tax, or similar tax imposed by state or local law.~~

38. Expedited Tax Determination. Pursuant to Section 12.5 of the Plan, New AAG or the Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of the Debtors or the Reorganized Debtors for all taxable periods through the Effective Date.

39. Disbursing Agent. Pursuant to Section 5.2(a) of the Plan, the Disbursing Agent shall make all distributions required under the Plan, except with respect to a holder of a Claim whose distribution is governed by an agreement and is administered by an Indenture Trustee or Servicer, which distribution shall be deposited by the Disbursing Agent with the appropriate Indenture Trustee or Servicer for distribution to holders of Claims in accordance with the provisions of the Plan and the terms of the governing agreement (except with respect to distributions on Claims where the Indenture Trustee or Servicer, the Debtors, and the holder of a Claim may have agreed otherwise). Distributions on account of such Claims shall be deemed complete upon delivery to the appropriate Indenture Trustee or Servicer; provided, however, that if any such Indenture Trustee or Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Indenture Trustee or Servicer, shall make such distributions

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to the extent reasonably practicable. With respect to holders of American Union Claims in American Class 6, the Disbursing Agent shall make the distributions required under the Plan to the APA, the APFA, and the TWU, as applicable, and distributions on account of such American Union Claims shall be deemed complete upon delivery to the APA, the APFA, and the TWU, as applicable.

40. Distributions of New Mandatorily Convertible Preferred Stock. Except with respect to owners of securities that are held directly or indirectly through The Depository Trust Company (“DTC”) or its nominee, distributions of New Mandatorily Convertible Preferred Stock shall be made as follows: The Debtors or the Disbursing Agent shall arrange for the establishment of accounts at a broker (the “Holding Broker”) that, directly or indirectly, may temporarily hold securities as or through an entity that is a bank, broker or other nominee that holds securities through DTC in “street name” on behalf of underlying beneficial owners of the securities (a “DTC Participant”). Such accounts shall be established for the benefit of each creditor entitled to receive such a distribution of New Mandatorily Convertible Preferred Stock and shall be established in the name of and for the benefit of the creditor as reflected on the claims register maintained in the Chapter 11 Cases, but creditors shall not be permitted to access their New Mandatorily Convertible Preferred Stock until they retain a broker of their own choice (the “Creditor’s Broker”) and initiate a transfer of the New Mandatorily Convertible Preferred Stock from the Holding Broker’s account to the Creditor’s Broker account. The Holding Broker is authorized to make a “free delivery” of shares from such accounts in accordance with delivery instructions received from the creditor. The Debtors, the Disbursing Agent, and the Holding Broker are authorized to establish such accounts for the benefit of such creditors and to take such other acts that are necessary or appropriate in connection with such distributions,

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notwithstanding the absence of an agreement by the creditor. The Disbursing Agent is authorized to establish one or more accounts (including securities accounts or brokerage accounts) with respect to the Disputed Claims Reserve.

41. Pursuant to Section 5.2(b) of the Plan, the Debtors shall be authorized, without further Court approval, to reimburse any Servicer for its reasonable and customary servicing fees and expenses incurred in providing postpetition services directly related to distributions under the Plan. Such reimbursement shall be made on terms agreed to with the Debtors and shall not be deducted from distributions to be made under the Plan to holders of Allowed Claims receiving distributions from such Servicer.

42. Timing of Distributions. Pursuant to Section 5.3 of the Plan, subject to any reserves or holdbacks established under the Plan, on the appropriate Distribution Date, or as soon thereafter as is practicable, holders of Allowed Claims and Allowed AMR Equity Interests shall receive the distributions provided for in the Plan. Distributions on account of General Unsecured Claims that are Allowed as of the Effective Date, including delivery to The Depository Trust Company of the global certificate(s) representing the shares of Mandatorily Convertible Preferred Stock to be issued under the Plan, shall be made on the Initial Distribution Date or, other than with respect to distribution of Plan Shares, as soon thereafter as reasonably practicable (and shall receive the additional true-up distributions provided for in Section 7.4 of the Plan at the times provided for therein). Distributions on account of any Disputed Claim as of the Effective Date that subsequently becomes Allowed shall be made on the next Distribution Date that is at least twenty (20) calendar days after the date such Claim becomes Allowed, or as soon thereafter as reasonably practicable; provided, however, that distributions on account of Administrative Expenses and Priority Tax Claims shall be made as set forth in Article II of the

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Plan. Upon making distributions under the Plan, in no event shall any of the Debtors, the Reorganized Debtors, or the Disbursing Agent be liable for the subsequent acts of third parties regarding such distributions.

43. Transferees of Claims. Except as otherwise provided in a Final Order of the Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date (provided that an evidence of such transfer has been filed with the Court on or prior to the Distribution Record Date) shall be treated as the respective holders of such Claims for all Plan purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

44. Setoff and Recoupment. Pursuant to Section 5.11 of the Plan, the Debtors and the Reorganized Debtors, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature that the Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver, abandonment, or release by the Debtors or the Reorganized Debtors, as applicable, of any such claims, rights, and Causes of Action that the Debtors or the Reorganized Debtors, as applicable, may have against the holder of such Claim.

45. No Reserve for Disallowed or Expunged Claims. No reserves shall be required to be established for Claims (or any portion thereof) that have been disallowed or expunged by order of the Court notwithstanding any appeal, motion for reconsideration, or similar motion or request for relief that may be filed, absent an order of the Court expressly directing the establishment of such a reserve.

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46. Final Fee Applications. Pursuant to Section 2.2 of the Plan, all Entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is sixty (60) days after the Effective Date and (ii) be paid in full in such amounts as are allowed by the Court (A) on the date on which the order of the Court relating to any such Administrative Expense is entered, or as soon thereafter as reasonably practicable, or (B) upon such other terms as may be mutually agreed upon between the holder of such an Administrative Expense and the Debtors, or, if on or after the Effective Date, New AAG. The Debtors and the Reorganized Debtors, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Court approval.

47. The Debtors are authorized to pay, in the ordinary course of business and without the need for Court approval, the reasonable fees and expenses, incurred after the Confirmation Date, of the professional persons employed by the Debtors, the Creditors’ Committee, and the Retiree Committee in connection with the implementation and consummation of the Plan, the claims reconciliation process, and any other matters as to which such professionals may be engaged.

48. Creditors’ Committee Member Fees. Pursuant to Section 6.23 of the Plan, subject to the occurrence of the Effective Date and notwithstanding Section 2.2 of the Plan, the

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reasonable fees and out-of-pocket expenses (including professionals fees in an amount to be agreed upon by the Debtors and the Creditors’ Committee) of the individual members of the Creditors’ Committee, in each case, incurred in their capacities as members of the Creditors’ Committee, shall, to the extent incurred and unpaid by the Debtors prior to the Effective Date, be Allowed as Administrative Expenses and paid by the Reorganized Debtors without further Court approval upon the submission of invoices to the Reorganized Debtors. The foregoing shall not include any such fees and out-of-pocket expenses paid pursuant to Section 2.4 of the Plan.

49. Dissolution of Committees. Pursuant to Section 12.1 of the Plan, following the Effective Date, the Retiree Committee shall continue to have standing and a right to be heard solely with respect to (i) applications for compensation by professionals and requests for allowance of Administrative Expenses for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code, (ii) any adversary proceedings and any appeals (including appeals of this Confirmation Order, if any, that remain pending as of the Effective Date) to which the Retiree Committee is a party, (iii) any proofs of Claim filed by the Retiree Committee until such time as the allowance or disallowance of such proofs of Claim have been finally determined, including any appeals from an order allowing or disallowing such proofs of Claim, and (iv) any other matter related to the foregoing or involving the Retiree Committee’s rights or duties under section 1114 of the Bankruptcy Code. The Retiree Committee shall remain in existence after the Effective Date and shall not dissolve until the completion of the foregoing post-Effective Date activities. The Reorganized Debtors shall continue to compensate the Retiree Committee’s professional advisors for reasonable services and expenses provided in connection with any of the foregoing post-Effective Date activities and reimburse the Retiree Committee members for their reasonable expenses incurred in connection therewith. On the date

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that is one hundred eighty (180) days following the Effective Date, the Creditors’ Committee shall dissolve (unless such date is extended with the written consent of the Reorganized Debtors or by the Court for good cause shown); provided, however, that, following the Effective Date, the Creditors’ Committee’s standing and right to be heard shall be limited to (a) applications for compensation by professionals and requests for allowance of Administrative Expenses for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code, (b) participating in court hearings with respect to motions, adversary proceedings, or other actions (I) seeking enforcement or implementation of the provisions of the Plan or of this Confirmation Order, (II) relating to objections to Claims as set forth in Section 7.1 of the Plan, and (III) as otherwise consented to by the Reorganized Debtors or so ordered by the Court for good cause shown; and (c) any litigation or contested matter to which the Creditors’ Committee is a party as of the Effective Date. Notwithstanding the foregoing, following the Effective Date, the Creditors’ Committee’s membership shall consist of the Allied Pilots Association, the Association of Professional Flight Attendants, Hewlett-Packard Enterprise Services, LLC, Manufacturers and Traders Trust Company, and the Transportation Workers Union of America, and its duties shall be limited to (u) participating in court hearings as provided in Section 12.1 of the Plan; (v) consulting with the Reorganized Debtors with respect to the General Unsecured Claims reconciliation and settlement process conducted by or on behalf of the Reorganized Debtors; (w) consulting with the Reorganized Debtors with respect to appropriate procedures for the settlement of Claims; (x) consulting with the Reorganized Debtors with respect to the maintenance of the Disputed Claims Reserve; (y) monitoring the distributions to the holders of Allowed Claims by the Disbursing Agent under the Plan; and (z) the matters set forth in Section 7.1 of the Plan. For so long as the General Unsecured Claims reconciliation process shall

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continue and the Creditors’ Committee has not been dissolved, the Reorganized Debtors shall make regular reports to the Creditors’ Committee as and when the Reorganized Debtors and the Creditors’ Committee may reasonably agree upon. Following the Effective Date, the Creditors’ Committee may retain professionals to assist it in carrying out its duties as limited above on terms that are reasonably acceptable to the Reorganized Debtors or authorized to be retained by further order of the Court; provided further, that the Creditors’ Committee’s professional advisors and experts that have been retained by an order of the Court prior to the Effective Date shall be deemed reasonably acceptable to the Reorganized Debtors. The Reorganized Debtors shall continue to compensate the Creditors’ Committee’s professional advisors for reasonable services provided in connection with any of the foregoing post-Effective Date activities. In addition, with respect to each member of the Post-Effective Date Creditors’ Committee, the Reorganized Debtors shall (a) reimburse one (1) representative of each such member for its respective reasonable out-of-pocket expenses in connection with attending meetings of the Post-Effective Date Creditors’ Committee and (b) compensate its respective professional advisors for fees not to exceed $100,000 for reasonable services provided in connection with any of the foregoing post-Effective Date activities that were incurred during the six (6) month period after the Effective Date, which shall be the sole source of payment from the Debtors or the Reorganized Debtors for such fees. On the Effective Date, the current and former members of the Creditors’ Committee and the Retiree Committee, and their respective officers, employees, counsel, advisors, and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Creditors’ Committee’s and the Retiree Committee’s respective attorneys, accountants, and other agents shall terminate, except to the extent provided above in Section 12.1 of the Plan.

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50. Fees and Expenses of Indenture Trustees. The reasonable fees and expenses of the Indenture Trustees shall be paid in accordance with the procedures established in Section 2.4 of the Plan, which, pursuant to the arguments and statements made by the parties and the Court at the Confirmation Hearing and the subsequent agreement of the parties, is hereby amended to provide: “Except as may be otherwise provided in a Final Order of the Court previously entered in the Chapter 11 Cases or as set forth in Schedule “2” hereto, the reasonable prepetition and postpetition fees and expenses of each of the Indenture Trustees, to the extent payable by any of the Debtors pursuant to the terms of the applicable Bond Documents (which includes the reasonable fees and expenses of any counsel and/or other professionals retained by the Indenture Trustees in connection with such duties) shall be paid in Cash on the Effective Date, or as soon thereafter as reasonably practicable, upon submission of documented invoices (in customary form) to the Debtors, the Creditors’ Committee, and the U.S. Trustee, subject to a review for reasonableness by the Debtors, the Creditors’ Committee, and the U.S. Trustee, without the necessity of making application to the Court. The Indenture Trustees shall provide the Debtors and the Creditors’ Committee with an estimate of such fees and expenses no later than thirty (30) days prior to the Confirmation Hearing. Notwithstanding the foregoing, under no circumstances shall any such fees and expenses (including counsel and/or other professionals) include fees and expenses associated with Avoidance Actions. Subject to Section 6.14 hereof, each Indenture Trustee’s charging lien, if any, shall be discharged solely upon payment in full of the respective fees and expenses of the Indenture Trustees and termination of the respective Indenture Trustee’s duties. Nothing herein shall be deemed to impair, waive, or discharge the

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Indenture Trustees’ respective charging liens, if any, for any fees and expenses not paid by the Debtors or the Reorganized Debtors, as applicable. In addition, upon submission of documented invoices (in customary form) to New AAG and without the necessity of making application to the Court, New AAG shall pay the reasonable fees and expenses of the Indenture Trustees in connection with making distributions hereunder. Any fees and expenses owing under the Support and Settlement Agreement shall be deemed Allowed Administrative Expenses and shall be paid in Cash on the Effective Date or as otherwise provided in the Support and Settlement Agreement to the extent provided in any order of the Bankruptcy Court.”

51. Special Provision for Governmental Units. Pursuant to Section 10.11 of the Plan, solely with respect to “governmental units” (as defined in the Bankruptcy Code), nothing in the Plan or in this Confirmation Order shall limit or expand the scope of discharge, release, or injunction to which the Debtors or the Reorganized Debtors are entitled under the Bankruptcy Code. Further, nothing in the Plan or in this Confirmation Order, including Sections 10.7 and 10.8 of the Plan, shall discharge, release, enjoin, or otherwise bar (i) any liability of the Debtors or the Reorganized Debtors to a “governmental unit” arising on or after the Confirmation Date with respect to events occurring on or after the Confirmation Date, (ii) any liability to a “governmental unit” that is not a Claim, (iii) any valid right of setoff or recoupment of a “governmental unit,” (iv) any police or regulatory action by a “governmental unit,” (v) any environmental liability to a “governmental unit” that the Debtors, the Reorganized Debtors, any successors thereto, or any other Person or Entity may have as an owner or operator of real property after the Effective Date, and (vi) any liability to a “governmental unit” on the part of any Persons or Entities other than the Debtors or the Reorganized Debtors; provided, however, that nothing in Section 10.11 of the Plan shall affect the Debtors’ releases in Section 10.8 of the

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Plan, nor shall anything in the Plan or in this Confirmation Order enjoin or otherwise bar any “governmental unit” from asserting or enforcing, outside the Court, any of the matters described in clauses (i) through (vi) in this Paragraph. Neither Agencia Especial de Financiamento Industrial – FINAME, nor Banco Nacional de Desenvolvimento Economico e Social shall be considered ‘governmental units’ for purposes of this paragraph or Section 10.11 of the Plan.

52. Releases, Exculpations, and Injunctions. The release, exculpation, and injunction provisions contained in the Plan are fair and equitable, are given for valuable consideration, and are in the best interests of the Debtors and their chapter 11 estates, and such provisions shall be effective and binding on all persons and entities.

53. Releases. As of the Effective Date and subject to the occurrence of the Merger Effective Time, the Debtors release (a) all present and former directors and officers of the Debtors and any other Persons who serve or served as members of management of the Debtors, (b) all post-Commencement Date advisors, consultants, agents, counsel, or other professionals of or to the Debtors, US Airways, the Creditors’ Committee, the Retiree Committee, the Indenture Trustees, the Unions, the Search Committee, and the Ad Hoc Committee, and (c) US Airways, the Indenture Trustees, the Unions, all current and former members (in their capacity as members of such committees) of the Creditors’ Committee, the Retiree Committee, the Ad Hoc Committee, the Search Committee, Nuveen Asset Management, LLC (and each of its managed funds and accounts on behalf of which it executed the Support and Settlement Agreement) (in its capacity in negotiating the Support and Settlement Agreement and the Plan), and OppenheimerFunds, Inc. (and each of its managed funds and accounts that executed the Support and Settlement Agreement) (in its capacity in negotiating the Support and Settlement Agreement and the Plan), and their respective officers, directors, agents, and

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employees (including attorneys and other professionals retained by individual members of such committees) (collectively, the “Released Parties”), from any and all Causes of Action held by, assertable on behalf of, or derivative from the Debtors, in any way relating to the Debtors, the Chapter 11 Cases, the Plan, negotiations regarding or concerning the Plan, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, and the ownership, management, and operation of the Debtors, except for actions found by Final Order to be willful misconduct (including, but not limited to, conduct that results in a personal profit at the expense of the Debtors’ estates), gross negligence, fraud, malpractice, criminal conduct, unauthorized use of confidential information that causes damages, breach of fiduciary duty (to the extent applicable), and ultra vires acts, which Causes of Action are based on any act, event, or omission taking place before the Effective Date; provided, however, that the foregoing (i) shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any former director, officer, or employee of the Debtors or any reimbursement obligation of any former director, officer, or employee with respect to a loan or advance made by the Debtors to such former director, officer, or employee, and (ii) shall not limit the liability of any counsel to their respective clients contrary to Rule 1.8(h)(1) of the New York Rules of Professional Conduct. The Reorganized Debtors and any newly-formed Entities that will be continuing the Debtors’ business after the Effective Date shall be bound by all the releases set forth above to the same extent that the Debtors are bound.

54. Exculpation. Notwithstanding anything in the Plan to the contrary, and to the maximum extent permitted by applicable law, neither the Debtors, US Airways, the Creditors’ Committee, the Retiree Committee, the Indenture Trustees, Servicers, the Unions, the Search Committee, the Ad Hoc Committee, The Garden City Group, Inc. (including as claims

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and noticing agent, administrative agent, and as a Disbursing Agent), Nuveen Asset Management, LLC (and each of its managed funds and accounts on behalf of which it executed the Support and Settlement Agreement), and OppenheimerFunds, Inc. (and each of its managed funds and accounts that executed the Support and Settlement Agreement), nor any of their respective members (current and former, including counsel and other professionals employed by such members in connection with the Chapter 11 Cases), officers, directors, employees, counsel, advisors, professionals, or agents (collectively, the “Exculpated Parties”), shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of the Chapter 11 Cases; negotiations regarding or concerning the Plan, the Merger Agreement, the Merger, and any settlement or agreement in the Chapter 11 Cases; the pursuit of confirmation of the Plan and consummation of the Merger; the consummation of the Plan and of the Merger; the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan (including pursuant to or in connection with any Postpetition Aircraft Agreement), whether or not such distribution occurs following the Effective Date; or the administration of the Plan or property to be distributed under the Plan, except for actions found by Final Order to be willful misconduct, gross negligence, fraud, malpractice, criminal conduct, unauthorized use of confidential information that causes damages, breach of fiduciary duty (to the extent applicable), and ultra vires acts, and, in all respects, the Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Following entry of this Confirmation Order, the Bankruptcy Court shall retain exclusive jurisdiction to consider any and all claims against any of the Exculpated Parties involving or relating to the administration of the Chapter 11 Cases, any rulings, orders, or decisions in the Chapter 11 Cases or any aspects of the Debtors’ Chapter 11

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Cases, including the decision to commence the Chapter 11 Cases, the development and implementation of the Plan and the Merger Agreement, the decisions and actions taken during the Chapter 11 Cases, and any asserted claims based upon or related to prepetition obligations or equity interests administered in the Chapter 11 Cases, for the purpose of determining whether such claims belong to the Debtors’ estates or third parties. In the event it is determined that any such claims belong to third parties, then, subject to any applicable subject matter jurisdiction limitations, the Court shall have exclusive jurisdiction with respect to any such litigation, subject to any determination by the Court to abstain and consider whether such litigation should more appropriately proceed in another forum.

55. Term of Injunctions or Stays. Pursuant to Section 10.4 of the Plan, unless otherwise expressly provided in the Plan or in a Final Order of the Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay. For the avoidance of doubt, the Revised Final Order Pursuant to 11 U.S.C. §§ 105(a) and 362 Establishing Notification Procedures for Substantial Claimholders and Equity Security Holders and Approving Restrictions on Certain Transfers of Interests in the Debtors’ Estates, entered by the Court on April 11, 2013 (ECF No. 7591), shall remain in full force and effect beyond the Effective Date.

56. Injunctions.

(a) Pursuant to Section 10.6 of the Plan, except as otherwise expressly provided in the Plan, all Persons or Entities who have held, hold, or may hold Claims or Equity Interests and all other parties in interest, along with their respective present or former employees,

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agents, officers, directors, principals, and affiliates, shall be permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest against the Debtors or the Reorganized Debtors other than actions to enforce the Plan or with respect to the allowance of Claims and Equity Interests, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors or the Reorganized Debtors or property of any of the Debtors or the Reorganized Debtors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or the Reorganized Debtors or against property or interests in property of the Debtors or the Reorganized Debtors, or (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or the Reorganized Debtors or against property or interests in property of the Debtors or the Reorganized Debtors, with respect to any such Claim or Equity Interest. Such injunction shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

(b) Pursuant to Section 10.5 of the Plan, upon entry of this Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

57. Clayton Plaintiffs. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, (a) Sections 10.2 and 10.3 of the Plan shall not apply to the claims asserted by the plaintiffs (the “Clayton Plaintiffs”) in the Complaint (~~without any amendments or modifications thereto~~) (Adv. Pro. No. 13-01392(SHL), Adv. Pro. ECF No. 1) (the

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“Complaint”) in the adversary proceeding in the Court styled Carolyn Fjord et al. v. AMR Corporation et al., Adv. Pro. No. 13-01392(SHL) (the “Clayton Adversary Proceeding”), it being understood that Sections 10.2 and 10.3 of the Plan shall apply to any other claims asserted by the Clayton Plaintiffs, and (b) Sections 10.5 and 10.6 of the Plan shall not apply to the Clayton Plaintiffs solely with respect to their pursuit of the Complaint ~~in the Bankruptcy Court~~, and any appeal from any order of the Court entered in the Clayton Adversary Proceeding, but shall apply to any other action. ~~in any other court or forum~~. The Debtors, the Creditors’ Committee, the other defendants in the Clayton Adversary Proceeding, and all other parties in interest reserve all of their rights to oppose the Clayton Adversary Proceeding, including all of the claims asserted and relief sought therein. The exemption and immunity in favor of the Clayton Plaintiffs from the discharge, injunction, and release provisions (carve-out) as cited in this paragraph pertains to all proceedings in the Clayton Adversary Proceeding, wherever they might occur, including, but not limited to, any proceeding in the district court by virtue of a motion filed in that court that relates to the Clayton Adversary Proceeding, including any appeals therefrom. This Court retains jurisdiction to interpret the scope of this paragraph.

58. Automatic Stay Stipulations Still in Effect. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, (a)(i) the Stipulation and Agreed Order Resolving Motion of Cantor Fitzgerald & Co., et al., for Order Granting Relief from the Automatic Stay Pursuant to 11 U.S.C. § 362(d)(1), entered on January 30, 2012 (ECF No. 920) (the “Cantor Fitzgerald Stipulation and Order”), (ii) the Agreement Between the Debtors and Cedar & Washington Associates, LLC to Modify the Automatic Stay for a Limited Purpose, entered into February 1, 2012 (ECF No. 990) (the “Cedar & Washington Agreement”), and (iii) the Agreement between the Debtors and WTCP Plaintiffs to Modify the Automatic Stay for

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a Limited Purpose, entered into February 2, 2012 (ECF No. 991) (the “WTCP Plaintiffs Agreement”), shall remain in full force and effect notwithstanding confirmation of the Plan and/or the occurrence of the Effective Date, and the rights and remedies of all parties to the Cantor Fitzgerald Stipulation and Order, the Cedar & Washington Agreement, and the WTCP Plaintiffs Agreement are preserved and retained and shall be unaffected by confirmation of the Plan and/or occurrence of the Effective Date and (b) the Stipulation Resolving Motion of Aeritas, LLC for Entry of Order Pursuant to 11 U.S.C. § 362(d) to Modify the Automatic Stay, entered on July 22, 2013 (ECF No. 9252) (the “Aeritas Stipulation”) shall remain in full force and effect notwithstanding confirmation of the Plan and/or the occurrence of the Effective Date, and the rights and remedies of all parties to the Aeritas Stipulation are preserved and retained and shall be unaffected by confirmation of the Plan and/or occurrence of the Effective Date.

59. Hargrove Claim. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, the tolling provisions set forth in section 108(c) of the Bankruptcy Code shall continue to apply to Hargrove Electrical Company, Inc. (“Hargrove”) with respect to its lien claim (Proof of Claim No. 9814, the “Hargrove Claim”) until the later of thirty (30) days after (i) notice of the Effective Date of the Plan and (ii) entry of a Final Order granting or denying the relief sought in its Motion for Relief from Stay (ECF No. 9452). Nothing in this Confirmation Order shall operate to impair the Debtors’ right to review and challenge the Hargrove Claim.

60. Los Angeles County Treasurer and Tax Collector. Notwithstanding Section 7.7 of the Plan, any Allowed Administrative Expense or Allowed Secured Claim of the Los Angeles County Treasurer and Tax Collector in respect of unpaid taxes shall, if not timely paid, bear interest accrued and at the rate as determined under applicable nonbankruptcy law.

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61. Discharge of Claims and Termination of Equity Interests. Except as otherwise provided in the Plan or this Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made under the Plan shall discharge all existing debts and Claims and terminate all Equity Interests of any kind, nature, or description whatsoever against or in the Debtors or any of their assets or property to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as otherwise provided in the Plan or this confirmation order, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests (and all representatives, trustees, or agents on behalf of each holder) shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or property, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

62. Release and Discharge of Debtors. Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise expressly provided in the Plan, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors.

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63. Avoidance Actions. From and after the Effective Date, the Reorganized Debtors waive the right to prosecute any avoidance, equitable subordination, or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors.

64. Retention of Causes of Action/Reservation of Rights. Except as otherwise provided in Section 10.8 of the Plan, nothing in the Plan or in this Confirmation Order shall be deemed to be a waiver of the relinquishment of any rights or Causes of Action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (a) any and all Claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, or their officers, directors, or representatives and (b) for the turnover of any property of the Debtors’ estates. Nothing in the Plan or this Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, and other legal or equitable defenses that they had immediately prior to the Commencement Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

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65. Removal of Actions. The time provided by Bankruptcy Rule 9027 within which the Debtors may file notices of removal of civil actions and proceedings in state and federal courts to which the Debtors are parties is extended until the date that is one (1) year after the date of entry of this Confirmation Order, subject to the rights of the Debtors to seek further extensions of such period.

66. USAPA Clarification. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, nothing in the Plan or this Confirmation Order shall release, enjoin, discharge, or waive any rights or obligations of any party (i) under the Memorandum of Understanding Regarding Contingent Collective Bargaining Agreement Among American, US Airways, Inc., APA, and the US Airline Pilots Association (“USAPA”) (a copy of which is annexed as Exhibit “A” to Motion of Debtors for Entry of Order Pursuant to 11 U.S.C. § 363(b) Approving (I) Memorandum of Understanding Regarding Contingent Collective Bargaining Agreement Among American, US Airways, APA, and USAPA, and (II) Memorandum of Understanding Among American, US Airways, and TWU (ECF No. 8095), which was approved by Order of the Court, dated May 31, 2013 (ECF No. 8509)), or (ii) in connection with any unresolved grievance against US Airways arising under USAPA’s collective bargaining agreements.

67. 2009-1, 2009-2, and 2011-2 EETC Transactions. If U.S. Bank, as Trustee and Security Agent under the Indenture and Aircraft Security Agreement for the American Airlines, Inc. 2009-2 Secured Notes Due 2016, and U.S. Bank, as Trustee with respect to the 2009-1 EETC and 2011-2 EETC Transactions (together, “U.S. Bank”), prevails on its appeals

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(the “Appeals”) from the order entered on February 1, 2013 by the Court (ECF No. 6521) (the “Repayment Order”) and the related judgments entered in Adversary Proceeding No. 12-01932 (Adv. Pro. ECF No. 19) and Adversary Proceeding No. 12-01946 (Adv. Pro. ECF No. 16), and if, thereafter, the Court (or a court of higher jurisdiction) enters a Final Order determining that the Make-Whole Amount (as defined in the Repayment Order) is owed in connection with the repayment of the 2009-1 EETC Transaction, the 2009-2 Secured Notes Due 2016, and the 2011-2 EETC Transaction, then either the Debtors (if such Final Order becomes a Final Order prior to the Effective Date), or New AAG (if such Final Order becomes a Final Order subsequent to the Effective Date), shall be liable for, and obligated to pay, the Make-Whole Amount in Cash to U.S. Bank.

68. Nonoccurrence of Effective Date. In the event the Debtors determine that any of the conditions to the Effective Date set forth in Section 9.2 of the Plan cannot be satisfied or duly waived, then effective immediately upon the Debtors’ filing of a notice of failure of the Effective Date in accordance with Section 9.3 of the Plan, (a) the Confirmation Order shall be vacated by the Court, (b) the Plan shall be null and void in all respects, and (c) the administration of the Chapter 11 Cases shall continue. In the event that the Effective Date does not occur, nothing contained in this Confirmation Order, any order in aid of consummation of the Plan, or the Plan, and no acts taken in preparation for consummation of the Plan shall be (i) deemed to constitute a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or entities, to prejudice in any manner the rights of the Debtors or any person or entity in any further proceedings involving the Debtors or otherwise, or to constitute an admission of any sort by the Debtors or any other persons or entities as to any issue, or (ii) construed as a finding of fact or conclusion of law in respect thereof.

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69. Notice of Entry of Confirmation Order. On or before the thirtieth (30th) Business Day following the date of entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order (which, in the Debtors’ discretion, may be combined with the Notice of the Effective Date) pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all creditors and equity interest holders, the United States Trustee, and other parties in interest, by causing notice of entry of the Confirmation Order (the “Notice of Confirmation”), to be delivered to such parties by first-class mail, postage prepaid; provided, however, that the Rule 2002 Parties (as defined in the Case Management Order) may be served with the Notice of Confirmation by e-mail. The notice described herein is adequate under the particular circumstances, and no other or further notice is necessary. The Debtors also shall cause the Notice of Confirmation to be published as promptly as practicable after the entry of this Confirmation Order once in each of The Wall Street Journal (Global Edition – North America, Europe, and Asia) and USA Today (Monday through Thursday National).

70. Notice of Effective Date. Within five (5) Business Days following the occurrence of the Effective Date, the Reorganized Debtors shall file the notice of the occurrence of the Effective Date and shall serve a copy of same on parties in interest in accordance with the Amended Order Pursuant to 11 U.S.C. §§ 105(a) and (d) and Bankruptcy Rules 1015(c), 2002(m), and 9007 Implementing Certain Notice and Case Management Procedures, dated August 8, 2012 (ECF No. 3952).

71. Binding Effect. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan and the Plan Supplement shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

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72. Immediate Effectiveness. Notwithstanding the possible applicability of Bankruptcy Rules 3020(e), 6004(h), 6006(d), 7062, and 9014, the terms and provisions of this Confirmation Order shall be immediately effective and enforceable upon its entry.

73. Jurisdiction. The Court shall retain jurisdiction with respect to all matters arising from or related to the implementation of this Confirmation Order; provided, however, that with respect to matters arising out of or relating to Insurance Plans and any insurance policies and related agreements, documents, or instruments entered into between one or more of the Debtors and AIG on or after the Commencement Date, the Court shall have the maximum legally permitted jurisdiction, but not the exclusive jurisdiction, over such matters.

74. Severability. Each term and provision of the Plan, as it may have been altered or interpreted by the Bankruptcy Code in accordance with Section 12.11 of the Plan, is valid and enforceable pursuant to its terms.

75. Reference. The failure specifically to include or reference any particular provision of the Plan, the Merger Agreement, or any related agreement in this Confirmation Order shall not diminish or impair the efficacy of such provision or related agreement, it being the intent of the Court that the Plan is confirmed in its entirety, the Plan and such related agreements are approved in their entirety, and the Plan Supplement is incorporated herein by reference.

76. Retention of Jurisdiction. The Court may properly, and upon the Effective Date shall, to the extent authorized by law, retain jurisdiction over the matters arising in and under, and related to, the Chapter 11 Cases, as set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

75

77. Conflicts Between Order and Plan. To the extent of any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and provisions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated by further order of the Court.

Dated:	New York, New York October 21, 2013

/s/ Sean H. Lane
UNITED STATES BANKRUPTCY JUDGE

76

Exhibit “A”

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
:
In re	:	Chapter 11 Case No.
:
AMR CORPORATION, et al.,	:	11-15463 (SHL)
:
Debtors.	:	(Jointly Administered)

:
x

DEBTORS’ FOURTH AMENDED JOINT CHAPTER 11 PLAN

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Attorneys for Debtors and

Debtors in Possession

Article I. Definitions and Interpretation		1

1.1	Ad Hoc Committee	1

1.2	Administrative Expenses	1

1.3	AFA	2

1.4	AFA Claim	2

1.5	AFA Section 1113 Agreement	2

1.6	Aircraft Equipment	2

1.7	Aircraft Securities	2

1.8	Alignment Awards	2

1.9	Allowed	2

1.10	ALPA	3

1.11	ALPA Claim	3

1.12	ALPA Section 1113 Agreement	3

1.13	Amended Bylaws	3

1.14	Amended Certificate of Incorporation	3

1.15	American	3

1.16	American Debtors	3

1.17	American Disclosure Letter	4

1.18	American Equity Interest	4

1.19	American General Unsecured Claim	4

1.20	American General Unsecured Guaranteed Claim	4

1.21	American Labor Allocation	4

1.22	American Note Claim	4

1.23	American Other General Unsecured Claim	5

1.24	American Plan Consolidation	5

1.25	American Priority Non-Tax Claim	5

1.26	American Union Claims	5

1.27	American Unions	5

1.28	AMR	5

1.29	AMR Common Stock	5

1.30	AMR Debtors	5

1.31	AMR Equity Interest	5

i

1.32	AMR General Unsecured Claim	6

1.33	AMR General Unsecured Guaranteed Claim	6

1.34	AMR Intercompany Claim	6

1.35	AMR Note Claim	6

1.36	AMR Other Equity Interest	6

1.37	AMR Other General Unsecured Claim	6

1.38	AMR Plan Consolidation	6

1.39	AMR Priority Non-Tax Claim	7

1.40	APA	7

1.41	APA Claim	7

1.42	APA Section 1113 Agreement	7

1.43	APFA	7

1.44	APFA Claim	7

1.45	APFA Section 1113 Agreement	8

1.46	Assumption Counterparty	8

1.47	Assumption Effective Date	8

1.48	Avoidance Action	8

1.49	Ballot	8

1.50	Bankruptcy Code	8

1.51	Bankruptcy Court	8

1.52	Bankruptcy Rules	8

1.53	Bond Documents	9

1.54	Business Day	9

1.55	Cash	9

1.56	Cash Management Agreements	9

1.57	Cause of Action	9

1.58	Certificate of Designations	9

1.59	Certificate of Merger	10

1.60	Chairman Letter Agreement	10

1.61	Chapter 11 Cases	10

1.62	Claim	10

1.63	Claim Settlement Procedures	10

1.64	Class	10

1.65	Closing Date	10

1.66	Collateral	10

1.67	Collective Bargaining Agreements	10

1.68	Commencement Date	10

1.69	Confidentiality and Non-Disclosure Agreements	11

1.70	Confirmation Date	11

1.71	Confirmation Hearing	11

1.72	Confirmation Order	11

1.73	Convenience Class Claim	11

1.74	Conversion Period	11

1.75	Convertible Note	11

1.76	Convertible Note Claim	11

1.77	Covered Special Facility Revenue Bonds	11

1.78	Creditor New Common Stock Allocation	13

1.79	Creditors’ Committee	13

1.80	Cure Amount	13

1.81	Customer Programs	13

1.82	Debtor Ownership Agreements	13

1.83	Debtors	13

1.84	Deferred Agreement Deadline	13

1.85	Deferred Counterparty	14

1.86	DFW 1.5x Special Facility Revenue Bond Agreements	14

1.87	DFW 1.5x Special Facility Revenue Bond Documents	14

1.88	DFW 1.5x Special Facility Revenue Bond Indentures	14

1.89	DFW 1.5x Special Facility Revenue Bonds	14

1.90	DFW 1.5x Unsecured Special Facility Revenue Bond Claim	14

1.91	Disallowed	15

1.92	Disbursing Agent	15

1.93	Disclosure Statement	15

1.94	Disputed	15

1.95	Disputed Claims Reserve	16

1.96	Distribution Date	16

1.97	Distribution Record Date	16

1.98	District Court	16

1.99	Double-Dip Full Recovery Amount	16

1.100	Double-Dip General Unsecured Claims	16

1.101	Double-Dip Hurdle Value	16

1.102	Eagle Debtors	17

1.103	Eagle Equity Interest	17

1.104	Eagle General Unsecured Claim	17

1.105	Eagle Holding	17

1.106	Eagle Holding Intercompany Claim	17

1.107	Eagle Plan Consolidation	17

1.108	Eagle Priority Non-Tax Claim	17

1.109	Eagle Union Claims	17

1.110	Eagle Unions	17

1.111	Effective Date	17

1.112	Encumbrance	18

1.113	Entity	18

1.114	Equity Interest	18

1.115	ERISA	18

1.116	Final Distribution Date	18

1.117	Final Mandatory Conversion Date	18

1.118	Final Order	18

1.119	Final Pro Rata Share	19

1.120	Final True-Up Distribution	19

1.121	Foreign Agreements	19

1.122	Fuel Consortia Agreements	19

1.123	GAAP	19

1.124	General Unsecured Claim	19

1.125	Incremental Labor Common Stock Allocation	19

1.126	Indemnification Obligation	20

1.127	Indentures	20

1.128	Indenture Trustees	21

1.129	Initial Distribution Date	21

1.130	Initial Labor Common Stock Allocation	21

1.131	Initial Old Equity Allocation	21

1.132	Initial Pro Rata Share	22

1.133	Initial Stated Value	22

1.134	Insurance Plans	22

1.135	Intercompany Contract	22

1.136	Interim Distribution Date	22

1.137	Interim Pro Rata Share	22

1.138	Interim True-Up Distribution	23

1.139	Interline Agreements	23

1.140	Labor Claims Hurdle Value	23

1.141	Labor Common Stock Allocation	23

1.142	Letter of Credit	23

1.143	LTIP 2013 Awards	23

1.144	Majority of the Requisite Consenting Creditors	23

1.145	Mandatory Conversion Amount	23

1.146	Mandatory Conversion Date	24

1.147	Mandatory Shares in Excess of Cap	24

1.148	Market-Based Old Equity Allocation	24

1.149	Maximum Plan Shares	25

1.150	Merger	25

1.151	Merger Agreement	25

1.152	Merger Closing	25

1.153	Merger Collective Bargaining Agreements	25

1.154	Merger Effective Time	25

1.155	Merger Sub	25

1.156	Merger Sub Certificate of Incorporation	25

1.157	New AAG	25

1.158	New AAG Board	26

1.159	New AAG Bylaws	26

v

1.160	New AAG Certificate of Incorporation	26

1.161	New AAG 2013 Incentive Award Plan	26

1.162	New Common Stock	26

1.163	New Common Stock Allocation	26

1.164	New Mandatorily Convertible Preferred Stock	26

1.165	Non-Union Employees	26

1.166	Note Claim	26

1.167	Notes	27

1.168	Notice of Intent to Assume	27

1.169	Notice of Intent to Reject	27

1.170	Optional Conversion	27

1.171	Optional Conversion Date	27

1.172	Optional Shares in Excess of Cap	27

1.173	Other Secured Claim	27

1.174	Pension Plans	27

1.175	Person	28

1.176	Plan	28

1.177	Plan Consolidation	28

1.178	Plan Shares	28

1.179	Plan Supplement	28

1.180	Post-Effective Date Creditors’ Committee	28

1.181	Postpetition Aircraft Agreement	28

1.182	Postpetition Aircraft Obligation	29

1.183	Preferred Conversion Cap	29

1.184	Preferred Conversion Floor	29

1.185	Priority Non-Tax Claim	29

1.186	Priority Tax Claim	29

1.187	Proposed Cure	29

1.188	Registered Holder	29

1.189	Rejection Bar Date	29

1.190	Rejection Claim	29

1.191	Rejection Counterparty	30

1.192	Rejection Effective Date	30

1.193	Reorganized Debtors	30

1.194	Retiree Committee	30

1.195	Revenue Generating Agreements	30

1.196	Roll-Up Transaction	30

1.197	Schedules	30

1.198	Search Committee	30

1.199	Section 1113 Agreements	31

1.200	Secured Aircraft Claim	31

1.201	Secured Claim	31

1.202	Servicers	31

1.203	Share Determination Date	31

1.204	Shares in Excess of Cap	31

1.205	Single-Dip Full Recovery Amount	31

1.206	Single-Dip General Unsecured Claims	32

1.207	Single-Dip Hurdle Value	32

1.208	Single-Dip Non-Preferred Amount	32

1.209	Single-Dip Preferred Allocation	32

1.210	Single-Dip Treatment Election	32

1.211	Solicitation Procedures	33

1.212	Special Facility Revenue Bond Agreements	33

1.213	Special Facility Revenue Bonds	33

1.214	Special Facility Revenue Bond Claim	33

1.215	Special Facility Revenue Bond Documents	33

1.216	Special Facility Revenue Bond Indentures	33

1.217	Stated Value	36

1.218	Sub-Plan	36

1.219	Support and Settlement Agreement	37

1.220	Surety Bond	37

1.221	Tax Code	37

1.222	Total Initial Stated Value	37

1.223	Total Preferred Amount	37

1.224	Transfer/Transferable	37

1.225	Treatment Objection	38

1.226	Treatment Objection Deadline	38

1.227	Triple-Dip General Unsecured Claims	38

1.228	TWU	38

1.229	TWU American Claim	39

1.230	TWU American Section 1113 Agreement	39

1.231	TWU Eagle Claim	39

1.232	TWU Eagle Section 1113 Agreements	39

1.233	Union	40

1.234	Unsecured Special Facility Revenue Bond Claim	40

1.235	US Airways	40

1.236	US Airways 7% Convertible Notes	40

1.237	US Airways 7.25% Convertible Notes	40

1.238	US Airways Common Stock	40

1.239	US Airways Disclosure Letter	40

1.240	US Airways Equity Awards	40

1.241	US Airways Fully Diluted Shares	40

1.242	US Airways Options	41

1.243	US Airways Stock-Settled RSUs	41

1.244	US Airways Stock-Settled SARs	41

1.245	U.S. Trustee	41

1.246	Value Hurdle	41

1.247	Value Hurdle Price	41

1.248	Voting Agent	41

1.249	Voting Deadline	41

1.250	VWAP	41

1.251	Workers’ Compensation Plan	42

Article II. Administrative Expenses and Priority Tax Claims		42

2.1	Administrative Expenses	42

	(a) AMR Debtors	42

	(b) American Debtors	43

	(c) Eagle Debtors	43

2.2	Compensation and Reimbursement Claims	43

2.3	Priority Tax Claims	44

	(a) AMR Debtors	44

	(b) American Debtors	44

	(c) Eagle Debtors	45

2.4	Special Provisions Regarding Fees and Expenses of Indenture Trustees	45

Article III. Classification of Claims and Equity Interests		46

Article IV. Treatment of Claims and Equity Interests		47

4.1	AMR Class 1 – AMR Secured Claims	47

4.2	AMR Class 2 – AMR Priority Non-Tax Claims	47

4.3	AMR Class 3 – AMR General Unsecured Guaranteed Claims	47

4.4	AMR Class 4 – AMR Other General Unsecured Claims	48

4.5	AMR Class 5 – AMR Equity Interests	49

4.6	AMR Class 6 – AMR Other Equity Interests	49

4.7	American Class 1 – American Secured Aircraft Claims	49

4.8	American Class 2 – American Other Secured Claims	50

4.9	American Class 3 – American Priority Non-Tax Claims	50

4.10	American Class 4 – American General Unsecured Guaranteed Claims	50

4.11	American Class 5 – American Other General Unsecured Claims	52

4.12	American Class 6 –American Union Claims	53

	(a) APA Claim	53

	(b) APFA Claim	54

	(c) TWU American Claim	54

4.13	American Class 7 – American Convenience Class Claims	54

4.14	American Class 8 – American Equity Interests	55

4.15	Eagle Class 1 – Eagle Secured Claims	55

4.16	Eagle Class 2 – Eagle Priority Non-Tax Claims	55

4.17	Eagle Class 3 – Eagle General Unsecured Claims	56

4.18	Eagle Class 4 – Eagle Convenience Class Claims	56

4.19	Eagle Class 5 – Eagle Equity Interests	56

Article V. Provisions Governing Distributions		57

5.1	Distribution Record Date	57

5.2	Disbursing Agent	57

5.3	Timing of Distributions	57

5.4	Delivery of Distributions and Undeliverable Distributions	58

5.5	Withholding and Reporting Requirements	60

	(a) Withholding Rights	60

	(b) Forms	60

5.6	Cash Payments	60

5.7	Distributions on Behalf of Subsidiaries	60

5.8	Allocation of Plan Distribution Between Principal and Interest	61

5.9	Time Bar to Cash Payments	61

5.10	Minimum Distributions and Fractional Shares	61

5.11	Setoff and Recoupment	62

5.12	Transactions on Business Days	62

5.13	Surrender of Existing Publicly-Traded Debt Securities	62

5.14	Class Proofs of Claim	63

5.15	Conversion of Convertible Notes	63

Article VI. Means for Implementation and Execution of the Plan		64

6.1	Continued Corporate Existence	64

6.2	Merger	64

6.3	The 9019 Settlement	65

6.4	Distributions to Non-Union Employees	65

6.5	Substantive Consolidation	66

	(a) Order Granting Plan Consolidation	66

	(b) AMR Plan Consolidation	66

	(c) American Plan Consolidation	67

	(d) Eagle Plan Consolidation	67

6.6	Confirmation in the Event of Partial or No Plan Consolidation	68

6.7	Claims Against Multiple Consolidated Debtors	68

6.8	Issuance of Plan Shares	69

6.9	Nonconsensual Confirmation	69

x

6.10	Issuance of Securities; Execution of Related Documents	69

6.11	Section 1145 Exemption	69

6.12	Listing	70

6.13	Cancellation of AMR Common Stock	70

6.14	Cancellation of Existing Notes and Aircraft Securities	70

6.15	Intercompany Claims	73

6.16	Exit Facility	73

6.17	Equity Interests in Subsidiaries Held by the Debtors	73

6.18	Board of Directors	73

6.19	Corporate Action	74

	(a) New AAG	74

	(b) The Reorganized Debtors	74

6.20	New AAG 2013 Incentive Award Plan	75

6.21	Anti-Dilution Adjustments	75

6.22	Effectuating Documents and Further Transactions	75

6.23	Creditors’ Committee Member Fees	75

Article VII. Procedures for Disputed Claims		76

7.1	Objections to Claims	76

7.2	Resolution of Disputed Administrative Expenses and Disputed Claims	76

7.3	Payments and Distributions with Respect to Disputed Claims	76

7.4	True-Ups	77

(a)	Interim True-Ups	77

(b)	Final True-Up	78

7.5	Distributions After Allowance	78

7.6	Estimation	78

7.7	Interest and Dividends	79

Article VIII. Executory Contracts and Unexpired Leases		79

8.1	Executory Contracts and Unexpired Leases	79

8.2	Schedules of Executory Contracts and Unexpired Leases	80

8.3	Categories of Executory Contracts and Unexpired Leases to Be Assumed	81

	(a) Cash Management Agreements, Confidentiality and Non-Disclosure Agreements, Customer Programs, Debtor Ownership Agreements, Foreign Agreements, Fuel Consortia Agreements, Insurance Plans, Intercompany Contracts, Interline Agreements, Letters of Credit, Revenue Generating Agreements, Surety Bonds, and Workers’ Compensation Plans	82

	(b) Certain Indemnification Obligations	82

	(c) Collective Bargaining Agreements	83

	(d) Covered Special Facility Revenue Bonds	84

8.4	Other Categories of Agreements and Policies	84

	(a) Employee Benefits	84

	(b) Employee Protection Arrangements	85

	(c) Postpetition Aircraft Agreements	85

8.5	Pension Plans	85

	(a) Pension Plan Required Contributions	85

	(b) Pension Plan Continuation	85

	(c) Liabilities Preserved	86

8.6	Assumption and Rejection Procedures and Resolution of Treatment Objections	86

	(a) Proposed Assumptions	86

	(b) Proposed Rejections	86

	(c) Resolution of Treatment Objections	87

	(d) Reservation of Rights	88

8.7	Rejection Claims	88

8.8	Assignment	88

8.9	Approval of Assumption, Rejection, Retention, or Assignment of Executory Contracts and Unexpired Leases	88

8.10	Modifications, Amendments, Supplements, Restatements, or Other Agreements	89

Article IX. Effectiveness of the Plan		89

9.1	Conditions Precedent to Confirmation of Plan	89

9.2	Conditions Precedent to Effective Date	89

9.3	Satisfaction and Waiver of Conditions	90

Article X. Effect of Confirmation		91

10.1	Vesting of Assets	91

10.2	Discharge of Claims and Termination of Equity Interests	91

10.3	Release and Discharge of Debtors	91

10.4	Term of Injunctions or Stays	92

10.5	Injunction Against Interference with Plan	92

10.6	Injunction	92

10.7	Exculpation	93

10.8	Release	93

10.9	Avoidance Actions	94

10.10	Retention of Causes of Action/Reservation of Rights	94

10.11	Special Provisions for Governmental Units	95

Article XI. Retention of Jurisdiction		95

11.1	Jurisdiction of Bankruptcy Court	95

Article XII. Miscellaneous Provisions		98

12.1	Dissolution of Committees	98

12.2	Substantial Consummation	99

12.3	Effectuating Documents and Further Transactions	100

12.4	Exemption from Transfer Taxes	100

12.5	Expedited Tax Determination	100

12.6	Sell-Down Procedures	100

12.7	Payment of Statutory Fees	100

12.8	Plan Modifications and Amendments	101

12.9	Revocation or Withdrawal of Plan	101

12.10	Courts of Competent Jurisdiction	101

12.11	Severability	102

12.12	Governing Law	102

12.13	Exhibits and Schedules	102

12.14	Successors and Assigns	102

12.15	Time	102

12.16	Notices	103

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
:
In re	:	Chapter 11 Case No.
:
AMR CORPORATION, et al.,	:	11-15463 (SHL)
:
Debtors.	:	(Jointly Administered)

:
x

DEBTORS’ FOURTH AMENDED JOINT CHAPTER 11 PLAN

AMR Corporation; American Airlines, Inc.; AMR Eagle Holding Corporation; American Airlines Realty (NYC) Holdings, Inc.; Americas Ground Services, Inc.; PMA Investment Subsidiary, Inc.; SC Investment, Inc.; American Eagle Airlines, Inc.; Executive Airlines, Inc.; Executive Ground Services, Inc.; Eagle Aviation Services, Inc.; Admirals Club, Inc.; Business Express Airlines, Inc.; Reno Air, Inc.; AA Real Estate Holding GP LLC; AA Real Estate Holding L.P.; American Airlines Marketing Services LLC; American Airlines Vacations LLC; American Aviation Supply LLC; and American Airlines IP Licensing Holding, LLC, the above-captioned debtors, propose the following chapter 11 plan pursuant to section 1121(a) of title 11 of the United States Code:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

DEFINITIONS. The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1 Ad Hoc Committee means that certain Ad Hoc Committee of AMR Corporation Creditors consisting of certain holders of substantial General Unsecured Claims against the Debtors that was formed in connection with the Chapter 11 Cases, as referenced in the Order Approving Motion for Approval of “Fee Letter” to Pay Certain Work Fees and Expenses of Professionals Employed by the Ad Hoc Group of AMR Corporation Creditors, entered by the Bankruptcy Court on September 21, 2012 (ECF No 4652).

1.2 Administrative Expenses means costs or expenses of administration of any of the Chapter 11 Cases arising on or prior to the Effective Date and allowed under section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code that have not already been paid by the Debtors, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors’ estates, any actual and necessary costs and expenses of operating the Debtors’ businesses, any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Chapter 11 Cases, including, without limitation, for the acquisition or lease of property or an interest in property or the performance of services, any compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

1.3 AFA means the Association of Flight Attendants-CWA, AFL-CIO.

1.4 AFA Claim means the American Other General Unsecured Claim held by the AFA against American in the amount of $4.6 million that was Allowed pursuant to the order of the Bankruptcy Court entered on December 21, 2012 (ECF No. 5845), which Claim is not subject to reconsideration under section 502 of the Bankruptcy Code or otherwise.

1.5 AFA Section 1113 Agreement means (i) that certain tentative agreement ratified by the membership of the AFA on September 7, 2012, (ii) that certain Letter Agreement on Settlement Consideration and Bankruptcy Protections, and (iii) those certain Letters of Agreement on certain additional provisions, in each case as approved pursuant to the order of the Bankruptcy Court entered on December 21, 2012 (ECF No. 5845).

1.6 Aircraft Equipment means an aircraft, aircraft engine, propeller, appliance, or spare part (each as defined in section 40102 of title 49 of the United States Code) that is subject to a security interest granted by, leased to, or conditionally sold to any of the Debtors, including all records and documents relating to such equipment that are required, under the terms of the security agreement, lease, or conditional sale contract, to be surrendered or returned by any of the Debtors in connection with the surrender or return of such equipment.

1.7 Aircraft Securities means the securities listed in the Plan Supplement.

1.8 Alignment Awards means those certain long-term incentive program awards for certain managers of New AAG granted under the New AAG 2013 Incentive Award Plan, described in Section 4.1(o) of the American Disclosure Letter, to be effective on the Effective Date, the terms of which shall be set forth in the Plan Supplement.

1.9 Allowed means, (i) with reference to any Claim, (a) any Claim against any Debtor that has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent

2

and for which no contrary proof of Claim has been filed, (b) any Claim listed on the Schedules or timely filed proof of Claim, as to which no objection to allowance has been, or subsequently is, interposed in accordance with Section 7.1 hereof or prior to the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such Final Order is in favor of the respective holder, or (c) any Claim expressly allowed by a Final Order, pursuant to the Claim Settlement Procedures, pursuant to Sections 4.3(c), 4.10(c), 4.10(d), 4.11(b), 4.11(c), and 4.11(d) hereof, or otherwise and (ii) with reference to any Equity Interest, such Equity Interest is reflected as outstanding (other than any such Equity Interest held by any Debtor or any Subsidiary of a Debtor) in the stock transfer ledger or similar register of the applicable Debtor on the Distribution Record Date.

1.10 ALPA means the Air Line Pilots Association, International.

1.11 ALPA Claim means the American Other General Unsecured Claim held by the ALPA against American in the amount of $21.6 million that was Allowed pursuant to the order of the Bankruptcy Court entered on December 21, 2012 (ECF No. 5844), which Claim is not subject to reconsideration under section 502 of the Bankruptcy Code or otherwise.

1.12 ALPA Section 1113 Agreement means that certain (i) tentative agreement ratified by the membership of ALPA on October 8, 2012, (ii) Letter Agreement on Administrative Expense Claim and Bankruptcy Protections, dated September 16, 2012, and (iii) Supplemental Bankruptcy Protections Letter on the Alternative Dispute Resolution for ALPA Grievances, dated December 14, 2012, in each case as approved pursuant to the order of the Bankruptcy Court entered on December 21, 2012 (ECF No. 5844).

1.13 Amended Bylaws means the Bylaws (or equivalent organizational document) of each of the Reorganized Debtors (other than New AAG), in each case as amended and/or restated, if applicable.

1.14 Amended Certificate of Incorporation means the Certificate of Incorporation (or equivalent organizational document) of each of the Reorganized Debtors (other than New AAG), in each case as amended and/or restated.

1.15 American means American Airlines, Inc., a Delaware corporation, as debtor or debtor in possession, as the context requires.

1.16 American Debtors means American; American Airlines Realty (NYC) Holdings, Inc.; Admirals Club, Inc.; Reno Air, Inc.; AA Real Estate Holding GP LLC; AA Real Estate Holding L.P.; American Airlines Marketing Services LLC; American Airlines Vacations LLC; American Aviation Supply LLC; and American Airlines IP Licensing Holding, LLC, whether prior to or on and after the Effective Date.

3

1.17 American Disclosure Letter means that certain disclosure letter by AMR that was delivered to US Airways pursuant to, and forming part of, the Merger Agreement.

1.18 American Equity Interest means the interest of any holder of an equity security of any of the American Debtors, or any direct or indirect subsidiaries of the American Debtors, including any issued and outstanding shares of common or preferred stock or other present ownership interest in any of the American Debtors, or any direct or indirect subsidiaries of the American Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest, but excluding any such shares that are held as treasury stock.

1.19 American General Unsecured Claim means any Claim against any of the American Debtors that is (i) not an Administrative Expense, Priority Tax Claim, Secured Claim, Priority Non-Tax Claim, or American Union Claim or (ii) otherwise determined by the Bankruptcy Court to be an American General Unsecured Claim.

1.20 American General Unsecured Guaranteed Claim means any American General Unsecured Claim that is also an AMR General Unsecured Claim, as set forth on Schedule “2” hereto, because the General Unsecured Claim against American is guaranteed by AMR, excluding any such Claim for which a Single-Dip Treatment Election to have such Claim treated as an American Other General Unsecured Claim in American Class 5 has been made in accordance with the procedures set forth in Section 4.10(b) hereof. Each holder of an Allowed American General Unsecured Guaranteed Claim shall receive distributions hereunder only on account of its General Unsecured Claim against American in American Class 4 (American General Unsecured Guaranteed Claims).

1.21 American Labor Allocation means 23.6% of the Creditor New Common Stock Allocation, of which 13.5% of the Creditor New Common Stock Allocation shall be allocated to the APA, 3% of the Creditor New Common Stock Allocation shall be allocated to the APFA, 4.8% of the Creditor New Common Stock Allocation shall be allocated to the TWU, and 2.3% of the Creditor New Common Stock Allocation shall be allocated to the Non-Union Employees, and which shall be comprised of the Initial Labor Common Stock Allocation and the Incremental Labor Common Stock Allocation.

1.22 American Note Claim means any Claim against any of the American Debtors arising under or in connection with any Indenture and the respective notes, bonds, or debentures issued thereunder, excluding the fees and expenses of the Indenture Trustees, which reasonable fees and expenses shall be paid pursuant to Section 2.4 hereof.

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1.23 American Other General Unsecured Claim means any American General Unsecured Claim that is not an American General Unsecured Guaranteed Claim. Each of the Eagle Union Claims shall be an American Other General Unsecured Claim in American Class 5.

1.24 American Plan Consolidation means the deemed consolidation of the estates of the American Debtors with one another, solely for purposes of confirmation of the Plan and the occurrence of the Effective Date, including all voting, confirmation, and claims distribution purposes.

1.25 American Priority Non-Tax Claim means any Claim against any of the American Debtors, other than an Administrative Expense or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(4), (5), (6), or (7) of the Bankruptcy Code.

1.26 American Union Claims means the APA Claim, the APFA Claim, and the TWU American Claim.

1.27 American Unions means the APA, the APFA, and the TWU.

1.28 AMR means AMR Corporation, a Delaware corporation, as debtor or debtor in possession, as the context requires.

1.29 AMR Common Stock means the shares of common stock, par value $1.00 per share, of AMR.

1.30 AMR Debtors means AMR; Americas Ground Services, Inc.; PMA Investment Subsidiary, Inc.; and SC Investment, Inc., whether prior to or on and after the Effective Date.

1.31 AMR Equity Interest means (i) the interest of any holder of an equity security of AMR, including any issued and outstanding shares of common or preferred stock or other present ownership interest in AMR, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest (including any right to receive any such shares issued or issuable under any plans for the benefit of employees or directors of any of the Debtors in effect on the Commencement Date), but excluding any such shares that are held as treasury stock and any debt obligation relating to a Note that has not been converted into an AMR Equity Interest prior to or as of the Effective Date, and (ii) any Claim or Cause of Action against AMR (a) arising from rescission of a purchase or sale of shares of AMR Common Stock, (b) for damages arising from the purchase or sale of any such shares, (c) for violation of the securities laws, misrepresentations, or any similar Claims related to the foregoing, or otherwise

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subject to subordination under section 510(b) of the Bankruptcy Code, (d) for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements or engaged in other deceptive acts in connection with the offer or sale of securities, or (e) for attorneys’ fees, other charges, or costs incurred on account of any of the foregoing Claims or Causes of Action.

1.32 AMR General Unsecured Claim means any Claim against any of the AMR Debtors that is (i) not an Administrative Expense, Priority Tax Claim, Secured Claim, Priority Non-Tax Claim, or AMR Equity Interest or (ii) otherwise determined by the Bankruptcy Court to be an AMR General Unsecured Claim.

1.33 AMR General Unsecured Guaranteed Claim means any AMR General Unsecured Claim that is also an American General Unsecured Claim, as set forth on Schedule “1” hereto, because the General Unsecured Claim against AMR is guaranteed by American, excluding any such Claim for which a Single-Dip Treatment Election to have such Claim treated as an AMR Other General Unsecured Claim in AMR Class 4 has been made in accordance with the procedures set forth in Section 4.3(b) hereof. Each holder of an Allowed AMR General Unsecured Guaranteed Claim shall receive distributions hereunder only on account of its General Unsecured Claim against AMR in AMR Class 3 (AMR General Unsecured Guaranteed Claims).

1.34 AMR Intercompany Claim means the net intercompany receivable purportedly owed to AMR by American as of the Commencement Date.

1.35 AMR Note Claim means any Claim against any of the AMR Debtors arising under or in connection with any Indenture and the respective notes, bonds, or debentures issued thereunder, excluding the fees and expenses of the Indenture Trustees, which reasonable fees and expenses shall be paid pursuant to Section 2.4 hereof.

1.36 AMR Other Equity Interest means the interest of any holder of an equity security of any of the AMR Debtors other than AMR, including any issued and outstanding shares of common or preferred stock or other present ownership interest in any of the AMR Debtors other than AMR, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest, but excluding any such shares that are held as treasury stock.

1.37 AMR Other General Unsecured Claim means any AMR General Unsecured Claim that is not an AMR General Unsecured Guaranteed Claim.

1.38 AMR Plan Consolidation means the deemed consolidation of the estates of the AMR Debtors with one another, solely for purposes of confirmation of the Plan and the occurrence of the Effective Date, including voting, confirmation, and distribution.

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1.39 AMR Priority Non-Tax Claim means any Claim against any of the AMR Debtors, other than an Administrative Expense or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(4), (5), (6), or (7) of the Bankruptcy Code.

1.40 APA means the Allied Pilots Association.

1.41 APA Claim means the right to receive 13.5% of the Creditor New Common Stock Allocation granted to the APA on behalf of the pilots represented by the APA pursuant to the order of the Bankruptcy Court entered on December 19, 2012 (ECF No. 5800), in satisfaction and full extinguishment of any and all claims, interests, causes, or demands that the APA has or might arguably have, on behalf of itself or the pilots represented by the APA, pursuant to the Railway Labor Act or under or with respect to the abrogated collective bargaining agreement between American and the APA or the existing pilot terms and conditions of employment (“Green Book”) against the Debtors as provided in that certain Letter Agreement on Settlement Consideration and Bankruptcy Protections, dated November 16, 2012 (the “Bankruptcy Settlement Letter of Agreement”); provided, however, that the APA Claim shall not include the claims and grievances or lawsuits (i) set forth in Sections 1, 3, and/or Exhibit 1 of the Bankruptcy Settlement Letter of Agreement and (ii) under that Letter Agreement, dated January 4, 2013 (the “January 4 Letter”) between American and the APA (collectively, the “APA Reserved Claims”). The APA Reserved Claims referred to in clause (i) of the immediately preceding sentence, if Allowed, shall be classified and treated hereunder in accordance with any such allowance; the APA Reserved Claims referred to in clause (ii) of the immediately preceding sentence shall be subject to the terms and provisions of the January 4 Letter. For purposes of voting hereunder, the entire APA Claim shall be voted by the APA on behalf of the pilots represented by the APA.

1.42 APA Section 1113 Agreement means that certain Tentative Agreement with the APA ratified on December 7, 2012, including that certain Letter Agreement on Settlement Consideration and Bankruptcy Protections, dated November 16, 2012, as approved pursuant to the order of the Bankruptcy Court entered on December 19, 2012 (ECF No. 5800).

1.43 APFA means the Association of Professional Flight Attendants.

1.44 APFA Claim means the right to receive 3% of the Creditor New Common Stock Allocation granted to the APFA on behalf of the flight attendants represented by the APFA pursuant to the order of the Bankruptcy Court entered on September 12, 2012 (ECF No. 4414), in satisfaction and full extinguishment of any and all claims, interests, causes, or demands that the APFA has or might arguably have, on behalf of itself or the flight attendants represented by the APFA, as provided by such order. For purposes of voting hereunder, the entire APFA Claim shall be voted by the APFA on behalf of the flight attendants represented by the APFA.

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1.45 APFA Section 1113 Agreement means that certain (i) Last Best and Final Offer to the Association of Professional Flight Attendants, dated July 19, 2012, (ii) letter agreement on settlement consideration and bankruptcy protection, dated August 22, 2012, between American and the APFA, and (iii) letter agreement on certain additional provisions, dated August 10, 2012, between American and the APFA, each as approved pursuant to the order of the Bankruptcy Court entered on September 12, 2012 (ECF No. 4414).

1.46 Assumption Counterparty means a counterparty to an executory contract or unexpired lease to be assumed, or assumed and assigned, by the Debtors hereunder.

1.47 Assumption Effective Date means the date on which the assumption of an executory contract or unexpired lease hereunder is deemed effective, which date shall not be later than sixty (60) calendar days after the Effective Date, unless otherwise agreed to by the applicable Debtor or Reorganized Debtor and the applicable Assumption Counterparty.

1.48 Avoidance Action means any action commenced, or that may be commenced, before or after the Effective Date pursuant to section 544, 545, 547, 548, 549, 550, or 551 of the Bankruptcy Code.

1.49 Ballot means the form(s) distributed to holders of impaired Claims and AMR Equity Interests on which is to be indicated the acceptance or rejection of the Plan.

1.50 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.51 Bankruptcy Court means the United States District Court for the Southern District of New York, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

1.52 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

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1.53 Bond Documents means, collectively, the DFW 1.5x Special Facility Revenue Bond Agreements, the DFW 1.5x Special Facility Revenue Bond Documents, the Indentures, the Special Facility Revenue Bond Indentures, and the Special Facility Revenue Bond Documents.

1.54 Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.55 Cash means legal tender of the United States of America.

1.56 Cash Management Agreements means the Debtors’ agreements related to the Debtors’ cash management system which the Debtors were authorized to continue in the ordinary course of business pursuant to the Final Order Pursuant to 11 U.S.C. §§ 105(a), 345(b), 363(b), 363(c), and 364(a) and Fed. R. Bankr. P. 6003 and 6004 (A) Authorizing Debtors to (i) Continue Using Existing Cash Management System, (ii) Honor Certain Prepetition Obligations Related to the Use Thereof, and (iii) Maintain Existing Bank Accounts and Business Forms; and (B) Extending Time to Comply with 11 U.S.C. § 345(b), dated February 7, 2012 (ECF No. 1052).

1.57 Cause of Action means, without limitation, any and all actions, proceedings, causes of action, controversies, liabilities, obligations, rights, rights of setoff, recoupment rights, suits, damages, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchises, Claims, counterclaims, cross-claims, affirmative defenses, and demands of any kind or character whatsoever, whether known or unknown, asserted or unasserted, reduced to judgment or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in contract or in tort, in law, in equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date. Without limiting the generality of the foregoing, when referring to Causes of Action of the Debtors or their estates, Causes of Action shall include (i) all rights of setoff, counterclaim, or recoupment and Claims on contracts or for breaches of duties imposed by law or equity, (ii) Claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code, and (iii) Claims and defenses such as fraud, mistake, duress, usury, and any other defenses set forth in section 558 of the Bankruptcy Code. A nonexclusive list of Causes of Action shall be set forth in the Plan Supplement.

1.58 Certificate of Designations means the Certificate of Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock of American Airlines Group Inc., in substantially the form annexed hereto as Exhibit “B.”

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1.59 Certificate of Merger means the certificate of merger to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law pursuant to the Merger Agreement.

1.60 Chairman Letter Agreement means that certain Letter Agreement, dated February 13, 2013, a copy of which is annexed as Exhibit “G” to the Merger Agreement, which provides, among other things, for certain payments to Thomas W. Horton, the current Chairman of the Board and Chief Executive Officer of AMR, subject to the occurrence of the Merger Closing.

1.61 Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Commencement Date in the Bankruptcy Court and currently styled In re AMR Corporation, et al., Ch. 11 Case No. 11-15463 (SHL) (Jointly Administered).

1.62 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.63 Claim Settlement Procedures means the procedures for settling certain Claims, pursuant to section 105(a) of the Bankruptcy Code and Bankruptcy Rule 9019(b), which were approved pursuant to the order of the Bankruptcy Court entered on March 23, 2012 (ECF No. 1984).

1.64 Class means any group of Claims or Equity Interests classified herein pursuant to section 1123(a)(1) of the Bankruptcy Code.

1.65 Closing Date means the date on which the Merger Closing takes place.

1.66 Collateral means any property or interest in property of the estate of any Debtor subject to a lien, charge, or other encumbrance to secure the payment or performance of a Claim, which lien, charge, or other encumbrance is not subject to avoidance under the Bankruptcy Code.

1.67 Collective Bargaining Agreements means the respective collective bargaining agreements between (i) American and each of the American Unions and (ii) American Eagle Airlines, Inc. and Executive Airlines, Inc. and each of the Eagle Unions, each as in effect on the Effective Date, including, for the avoidance of doubt, the Section 1113 Agreements and the Merger Collective Bargaining Agreements.

1.68 Commencement Date means November 29, 2011, the date on which the Debtors commenced the Chapter 11 Cases.

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1.69 Confidentiality and Non-Disclosure Agreements means (i) agreements for the nondisclosure or nonuse of the Debtors’ confidential, proprietary, or sensitive confidential information and trade secrets and (ii) agreements for the protection of personally identifiable information.

1.70 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.71 Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.72 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the transactions contemplated thereby, including, without limitation, the Merger.

1.73 Convenience Class Claim means any Claim, other than a Note Claim, a Special Facility Revenue Bond Claim, an American Union Claim, or an Eagle Union Claim, against any of the Debtors that would otherwise be a General Unsecured Claim and that is (i) greater than $0 and less than or equal to $10,000 in Allowed amount or (ii) irrevocably reduced to $10,000 at the election of the holder of the Claim evidenced on the Ballot submitted by such holder; provided, however, that a General Unsecured Claim may not be subdivided into multiple Claims of $10,000 or less for purposes of receiving treatment as a Convenience Class Claim. The aggregate amount of Cash payable to satisfy Allowed Convenience Class Claims hereunder shall not exceed $25 million.

1.74 Conversion Period has the meaning given to such term in the Certificate of Designations.

1.75 Convertible Note means a Note to which a Convertible Note Claim relates.

1.76 Convertible Note Claim means any AMR Fixed Allowed Guaranteed Note Claim, American Fixed Allowed Guaranteed Note Claim, or American Fixed Allowed Other Note Claim, in each case with respect to a Note that is convertible into an existing AMR Equity Interest.

1.77 Covered Special Facility Revenue Bonds means the Special Facility Revenue Bonds issued pursuant to (i) the Amended and Restated Master Indenture of Trust, dated as of November 1, 2005, between New York City Industrial Development Agency, as issuer, and The Bank of New York Mellon, as successor-in-interest Trustee to The Bank of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to which up to approximately $3 billion of New York City Industrial Development Agency

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Special Facility Revenue Bonds, Series 2002A, 2002B, and 2005 (American Airlines, Inc. John F. Kennedy International Airport Project), due on varying dates but no later than August 1, 2031, were authorized to be issued; (ii) the Trust Indenture, dated as of January 1, 2002, between Regional Airports Improvement Corporation, as issuer, and The Bank of New York Mellon Trust Company, N.A., as successor-in-interest Trustee to BNY Western Trust Company, as such Indenture may have been amended, supplemented, or modified, pursuant to which $297,075,000 of Regional Airports Improvement Corporation Facilities Sublease Revenue Bonds, American Airlines, Inc. Terminal 4 Project (Los Angeles International Airport), Series 2002, due on varying dates but no later than December 1, 2024, were issued; and (iii) the Bond Indenture, dated as of May 1, 1963, between the Trustees of the Tulsa Municipal Airport Trust, as issuer, and The Bank of New York Mellon, as successor-in-interest Trustee to Morgan Guarantee Trust Company of New York, as such Indenture may have been amended, supplemented, or modified, including by (A) the Eighth Supplemental Bond Indenture, dated as of November 1, 1992, between Trustees of the Tulsa Municipal Airport Trust, as issuer, and The Bank of New York Mellon, as successor-in-interest Trustee to The Bank of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to which $27,500,000 of Trustees of the Tulsa Municipal Airport Trust Revenue Bonds, Series 1992, due December 1, 2011, were issued; (B) the Ninth Supplemental Bond Indenture, dated as of November 1, 1995, between Trustees of the Tulsa Municipal Airport Trust, as issuer, and The Bank of New York Mellon, as successor-in-interest Trustee to The Bank of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to which $97,710,000 of Trustees of the Tulsa Municipal Airport Trust Revenue Bonds, Series 1995, due June 1, 2020, were issued; (C) the Tenth Supplemental Bond Indenture, dated as of October 1, 2000, between Trustees of the Tulsa Municipal Airport Trust, as issuer, and The Bank of New York Mellon, as successor-in-interest Trustee to The Bank of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to which $175,355,000 of Trustees of the Tulsa Municipal Airport Trust Revenue Bonds, Refunding Series 2000A and Refunding Series 2000B, due June 1, 2035, were issued; and (D) the Eleventh Supplemental Bond Indenture, dated as of April 1, 2001, between Trustees of the Tulsa Municipal Airport Trust, as issuer, and The Bank of New York Mellon Trust Company, N.A., as successor-in-interest Trustee to The Bank of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to which $152,705,000 of Tulsa Municipal Airport Trust Revenue Bonds, Refunding Series 2001A and Refunding Series 2001B, due December 1, 2035, were issued; and for the avoidance of doubt, the Tripartite Agreement, dated as of November 1, 1995, among the Trustees of the Tulsa Municipal Airport Trust, The Bank of New York Mellon, as successor-in-interest to The Bank of New York, and BOKF N.A., as successor-in-interest to Bank of Oklahoma, N.A.

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1.78 Creditor New Common Stock Allocation means the New Common Stock Allocation, less the Initial Old Equity Allocation, less the Market-Based Old Equity Allocation.

1.79 Creditors’ Committee means the statutory committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.80 Cure Amount means a distribution made in the ordinary course of business following the Effective Date pursuant to an executory contract or unexpired lease assumed under section 365 or 1123 of the Bankruptcy Code (i) in an amount equal to the Proposed Cure (including if the Proposed Cure is zero) or (ii) if a Treatment Objection has been filed with respect to a Proposed Cure, then in an amount equal to the unpaid monetary obligations owing by the Debtors and required to be paid pursuant to section 365(b) of the Bankruptcy Code, as may be determined by Final Order or otherwise agreed upon by the parties.

1.81 Customer Programs means the Debtors’ customer programs and practices as to which the Debtors were authorized to honor prepetition obligations and otherwise continue in the ordinary course of business pursuant to the Final Order Pursuant to 11 U.S.C. §§ 105(a) and 363(c) (I) Authorizing the Debtors to Pay and Honor Prepetition Obligations to Customers and to Otherwise Continue Customer Programs and Practices in the Ordinary Course of Business and (II) Authorizing and Directing the Disbursement Banks to Honor and Process Related Checks and Transfers, entered by the Bankruptcy Court on December 22, 2011 (ECF No. 426).

1.82 Debtor Ownership Agreements means warrants, debentures, stock purchase agreements, options, and other similar commitments entitling the Debtors to obtain an ownership, voting, or similar interest in a third party.

1.83 Debtors means AMR; American; Eagle Holding; American Airlines Realty (NYC) Holdings, Inc.; Americas Ground Services, Inc.; PMA Investment Subsidiary, Inc.; SC Investment, Inc.; American Eagle Airlines, Inc.; Executive Airlines, Inc.; Executive Ground Services, Inc.; Eagle Aviation Services, Inc.; Admirals Club, Inc.; Business Express Airlines, Inc.; Reno Air, Inc.; AA Real Estate Holding GP LLC; AA Real Estate Holding L.P.; American Airlines Marketing Services LLC; American Airlines Vacations LLC; American Aviation Supply LLC; and American Airlines IP Licensing Holding, LLC, whether prior to or on and after the Effective Date.

1.84 Deferred Agreement Deadline means 11:59 p.m. (Eastern Time) on the one hundred eightieth (180th) calendar day after the Effective Date, subject to further extensions or exceptions as may be ordered by the Bankruptcy Court.

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1.85 Deferred Counterparty means a counterparty to an executory contract or unexpired lease relating to Aircraft Equipment that is designated as “Deferred” on Schedule 8.1(c) of the Plan Supplement.

1.86 DFW 1.5x Special Facility Revenue Bond Agreements means the agreements governing the Debtors’ obligations to make payments on DFW 1.5x Special Facility Revenue Bonds issued to finance or refinance the acquisition or construction of airport and related facilities, improvements, and/or equipment used by the Debtors, as such agreements may have been amended, supplemented, or modified.

1.87 DFW 1.5x Special Facility Revenue Bond Documents means all documents associated with a DFW 1.5x Special Facility Revenue Bond Agreement (including such DFW 1.5x Special Facility Revenue Bond Agreement) and the corresponding DFW 1.5x Special Facility Revenue Bonds, as such documents may have been amended, supplemented, or modified.

1.88 DFW 1.5x Special Facility Revenue Bond Indentures means (i) the Trust Indenture, dated as of September 1, 1999, between Dallas-Fort Worth International Airport Facility Improvement Corporation, as issuer, and Manufacturers and Traders Trust Company, as successor-in-interest Trustee to Chase Bank of Texas, N.A., as such Indenture may have been amended, supplemented, or modified, pursuant to which $209,090,000 of Dallas-Fort Worth International Airport Facility Improvement Corporation American Airlines, Inc. Revenue Bonds, Series 1999, due May 1, 2035, were issued and (ii) the Trust Indenture, dated as of August 1, 2000, between Dallas-Fort Worth International Airport Facility Improvement Corporation, as issuer, and Manufacturers and Traders Trust Company, as successor-in-interest Trustee to The Chase Manhattan Bank, as such Indenture may have been amended, supplemented, or modified, pursuant to which $198,000,000 of Dallas-Fort Worth International Airport Facility Improvement Corporation American Airlines, Inc. Revenue Refunding Bonds, Series 2000A1, 2000A2, and 2000A3, due May 1, 2029, were issued.

1.89 DFW 1.5x Special Facility Revenue Bonds means the respective notes, bonds, or debentures issued under the DFW 1.5x Special Facility Revenue Bond Indentures.

1.90 DFW 1.5x Unsecured Special Facility Revenue Bond Claim means any Claim against any of the Debtors arising under or in connection with any DFW 1.5x Special Facility Revenue Bond Agreement and the respective notes, bonds, or debentures issued thereunder, excluding the fees and expenses of the Indenture Trustees to the extent that such fees and expenses have been paid pursuant to the terms of Section 2.4 hereof; provided, however, that the DFW 1.5x Unsecured Special Facility Revenue Bond Claims shall not include any such Claims held by any of the Debtors (including any Claims held by the Debtors under the DFW 1.5x Special Facility Revenue Bond Documents), which Claims shall be Disallowed hereunder.

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1.91 Disallowed means, with reference to any Claim or a portion of a Claim, any Claim against any Debtor that (i) has been disallowed by a Final Order of the Bankruptcy Court, (ii) has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as $0, contingent, disputed, or unliquidated and as to which no proof of Claim has been filed by the applicable deadline or deemed timely filed pursuant to any Final Order of the Bankruptcy Court, (iii) has been agreed to by the holder of such Claim and the applicable Debtor to be equal to $0 or to be expunged, or (iv) has not been listed by such Debtor on the Schedules and as to which no proof of Claim has been filed by the applicable deadline or deemed timely filed pursuant to any Final Order of the Bankruptcy Court.

1.92 Disbursing Agent means New AAG (or such other Entity designated by AMR in its sole discretion and without the need for any further order of the Bankruptcy Court) in its capacity as a disbursing agent pursuant to Section 5.2 hereof.

1.93 Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.94 Disputed means, with respect to any Claim that has not been Allowed or Disallowed,

(a) if no proof of Claim has been filed by the applicable deadline: a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but as to which the Debtors or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a Final Order;

(b) if a proof of Claim or request for payment of an Administrative Expense has been filed by the applicable deadline: (i) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules, (ii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but the nature or amount of the Claim as asserted in the proof of Claim varies from the nature and amount of such Claim as listed on the Schedules, (iii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated, or (iv) a Claim for which a timely objection or request for estimation is interposed by the Debtors or other authorized Entity which has not been withdrawn or determined by a Final Order. Any Claim expressly allowed by a Final Order, pursuant to the Claim Settlement Procedures, or hereunder, or that otherwise falls within the definition of Allowed, shall be an Allowed Claim, not a Disputed Claim; or

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(c) a Claim that is subject to disallowance under section 502(d) of the Bankruptcy Code.

For the avoidance of doubt, if no proof of Claim has been filed by the applicable deadline and the Claim is not listed on the Schedules or has been or hereafter is listed on the Schedules as $0, disputed, contingent, or unliquidated, such Claim shall be Disallowed and shall be disregarded for all purposes.

1.95 Disputed Claims Reserve has the meaning set forth in Section 7.3(b) hereof.

1.96 Distribution Date means any of (i) the Initial Distribution Date, (ii) each Interim Distribution Date, and (iii) the Final Distribution Date.

1.97 Distribution Record Date means (i) a date following the Confirmation Date as the Debtors shall designate by filing a notice with the Bankruptcy Court or (ii) with respect to securities held by The Depository Trust Company, the Initial Distribution Date.

1.98 District Court means the United States District Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases.

1.99 Double-Dip Full Recovery Amount means an amount equal to the full amount of all Allowed Double-Dip General Unsecured Claims as of the Commencement Date, plus interest at the non-default rate thereon (including interest on overdue interest, to the extent provided for in the underlying documents) on all such Claims from the Commencement Date through the Effective Date. The Allowed amount of each Double-Dip General Unsecured Claim as of the Commencement Date and the postpetition interest rate applicable to each such Claim are set forth on Schedules “1” and “2” hereto.

1.100 Double-Dip General Unsecured Claims means the AMR General Unsecured Guaranteed Claims in AMR Class 3 and the American General Unsecured Guaranteed Claims in American Class 4 and are set forth on Schedules “1” and “2” hereto. Each holder of a Double-Dip General Unsecured Claim shall receive distributions hereunder only on account of one of its Double-Dip General Unsecured Claims as set forth herein.

1.101 Double-Dip Hurdle Value means an amount equal to (i) the sum of (a) the per share Initial Stated Value multiplied by the total number of shares of New Mandatorily Convertible Preferred Stock issued to holders of Allowed Double-Dip General Unsecured Claims, plus (b) the aggregate amount of the increase in Stated Value that will automatically accrue on such shares through the Final Mandatory Conversion Date, assuming no Optional Conversion, all as divided by (ii) 0.965.

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1.102 Eagle Debtors means Eagle Holding; American Eagle Airlines, Inc.; Executive Airlines, Inc.; Eagle Aviation Services, Inc.; Business Express Airlines, Inc.; and Executive Ground Services, Inc., whether prior to or on and after the Effective Date.

1.103 Eagle Equity Interest means the interest of any holder of an equity security of any of the Eagle Debtors, or any direct or indirect subsidiaries of the Eagle Debtors, including any issued and outstanding shares of common or preferred stock or other present ownership interest in any of the Eagle Debtors, or any direct or indirect subsidiaries of the Eagle Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.104 Eagle General Unsecured Claim means any Claim against any of the Eagle Debtors that is (i) not an Administrative Expense, Priority Tax Claim, Secured Claim, Priority Non-Tax Claim, or Eagle Union Claim or (ii) otherwise determined by the Bankruptcy Court to be an Eagle General Unsecured Claim.

1.105 Eagle Holding means AMR Eagle Holding Corporation, a Delaware corporation, as debtor or debtor in possession, as the context requires.

1.106 Eagle Holding Intercompany Claim means the aggregate intercompany indebtedness owing between Eagle Holding and American as of the Commencement Date.

1.107 Eagle Plan Consolidation means the deemed consolidation of the estates of the Eagle Debtors with one another, solely for purposes of confirmation of the Plan and the occurrence of the Effective Date, including all voting, confirmation, and claims distribution purposes.

1.108 Eagle Priority Non-Tax Claim means any Claim against any of the Eagle Debtors, other than an Administrative Expense or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(4), (5), (6), or (7) of the Bankruptcy Code.

1.109 Eagle Union Claims means the ALPA Claim, the AFA Claim, and the TWU Eagle Claim.

1.110 Eagle Unions means the ALPA, the AFA, and the TWU.

1.111 Effective Date means a Business Day on or after the Confirmation Date specified by the Debtors on which the conditions to the effectiveness of the Plan specified in Section 9.2 hereof have been satisfied or otherwise effectively waived, which date shall occur contemporaneously with the Closing Date. The Debtors shall file a notice of the Effective Date with the Bankruptcy Court and with the Securities and Exchange Commission.

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1.112 Encumbrance means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, assignment, or encumbrance of any kind or nature in respect of such asset (including, without limitation, any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

1.113 Entity means an individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, government or any political subdivision thereof, or other Person or entity.

1.114 Equity Interest means the interest of any holder of an AMR Equity Interest, or of any other equity security of any of the Debtors, or any direct or indirect subsidiaries of the Debtors, represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, or any direct or indirect subsidiaries of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest, but excluding any such shares that are held as treasury stock.

1.115 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.116 Final Distribution Date means a date selected by the Reorganized Debtors in their sole discretion that is after the Initial Distribution Date and is no later than twenty (20) calendar days after the date on which all Disputed Claims in AMR Class 4 (AMR Other General Unsecured Claims), American Class 5 (American Other General Unsecured Claims), and Eagle Class 3 (Eagle General Unsecured Claims) have become either Allowed Claims or Disallowed Claims.

1.117 Final Mandatory Conversion Date means the one hundred twentieth (120th) day following the Effective Date.

1.118 Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the

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highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a Final Order solely because of the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure has been or may be filed with respect to such order or judgment. The susceptibility of a Claim to a challenge under section 502(j) of the Bankruptcy Code shall not render a Final Order not a Final Order.

1.119 Final Pro Rata Share means, with respect to any Allowed Single-Dip General Unsecured Claim, the ratio (expressed as a percentage rounded to four (4) decimals) of the amount of such Allowed Single-Dip General Unsecured Claim to the aggregate amount of all Single-Dip General Unsecured Claims that are Allowed as of the Final Distribution Date.

1.120 Final True-Up Distribution means the final distribution of New Common Stock in accordance with Section 7.4(b) hereof.

1.121 Foreign Agreements means all executory contracts and unexpired leases as to which the Debtors were authorized to pay their prepetition debts in the ordinary course of business pursuant to the Final Order Pursuant to 11 U.S.C. §§ 363(b) and 105(a) (I) Authorizing Debtors to Pay Prepetition Obligations Owed to Foreign Creditors, and (II) Authorizing and Directing Financial Institutions to Honor and Process Related Checks, entered by the Bankruptcy Court on December 22, 2011 (ECF No. 425).

1.122 Fuel Consortia Agreements means any agreement entered into to become a member, contracting airline, or similar status in a fuel or into-plane consortium, including, without limitation, interline agreements and limited liability company agreements among airlines; agreements for maintenance, operation, and management among consortia member airlines and third-party operators; agreements for fuel system access to engage in into-plane fueling; and agreements with noncontracting users to obtain storage rights.

1.123 GAAP means U.S. generally accepted accounting principles.

1.124 General Unsecured Claim means any Claim against any of the Debtors that is (i) not an Administrative Expense, Priority Tax Claim, Secured Claim, Priority Non-Tax Claim, or American Union Claim or (ii) otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

1.125 Incremental Labor Common Stock Allocation means, with respect to each Mandatory Conversion Date, a number of shares of New Common Stock equal to the difference between (i) 23.6% of the aggregate number of shares of New Common Stock issued (including upon conversion of the New

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Mandatorily Convertible Preferred Stock) during the period from the Effective Date up to and including the current Mandatory Conversion Date, to holders of Allowed Single-Dip General Unsecured Claims and holders of Allowed Double-Dip General Unsecured Claims, all as divided by 0.764 and (ii) the sum of (a) the Initial Labor Common Stock Allocation, plus (b) the total Incremental Labor Common Stock Allocations from all prior periods; provided, however, that in no event shall the number of shares in the Incremental Labor Common Stock Allocation with respect to any Mandatory Conversion Date be less than zero.

1.126 Indemnification Obligation means (i) any obligation of any Debtor to indemnify directors and officers of any of the Debtors who served in such capacity at any time on or after November 29, 2005, with respect to or based upon any act or failure to act in any of such capacities, or for or on behalf of any Debtor, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at, or after the Merger Effective Time (including any matters arising in connection with the transactions contemplated by the Merger Agreement), to the fullest extent permitted by applicable law and (ii) any obligation of any Debtor to indemnify current or former directors or officers of any of the Debtors pursuant to Contracts (as defined in the Merger Agreement) with any of the Debtors, their respective organizational documents, or applicable law.

1.127 Indentures means (i) the Indenture, dated as of December 1, 1998, between AMR, as issuer, and Wilmington Trust Company, as successor Trustee, as such Indenture may have been amended, supplemented, or modified, pursuant to which $150,000,000 of 7.875% Public Income Notes, due July 13, 2039, were issued on July 13, 1999; (ii) the Indenture, dated as of February 1, 2004, between AMR, as issuer, and Wilmington Trust Company, as Trustee, as such Indenture may have been amended, supplemented, or modified, pursuant to which (a) $323,500,000 of 4.5% Senior Convertible Notes, due February 15, 2024, were issued on February 13, 2004, and (b) $460,000,000 of 6.25% Senior Convertible Notes, due October 15, 2014, were issued on September 28, 2009; (iii) the Indenture, dated as of May 1, 1986, between AMR, as issuer, and The Bank of New York Mellon, as successor-in-interest to Commerce Union Bank, as Trustee, as such Indenture may have been amended, supplemented, or modified, pursuant to which (a) $100,000,000 of 9.0% Debentures, due September 15, 2016, were issued on September 19, 1986; (b) $125,000,000 of 10.2% Debentures, due March 15, 2020, were issued on March 15, 1990; (c) $100,000,000 of 9.88% Debentures, due June 15, 2020, were issued on June 25, 1990; (d) $4,250,000 of 10.29% Series B Medium Term Notes, due March 8, 2021, were issued on March 8, 1991; and (e) $4,100,000 of 10.55% Series B Medium Term Notes, due March 12, 2021, were issued on March 12, 1991; (iv) the Indenture, dated as of March 1,

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1991, between AMR, as issuer, and Wilmington Trust Company, as successor-in-interest to Citibank, N.A., as Trustee, as such Indenture may have been amended, supplemented, or modified, pursuant to which (a) $350,000,000 of 10.0% Debentures due April 15, 2021, were issued on April 15, 1991; (b) $200,000,000 of 9.75% Debentures, due August 15, 2021, were issued on August 19, 1991; (c) $100,000,000 of 9.8% Debentures, due October 1, 2021, were issued on October 10, 1991; (d) $40,000,000 of 10.125% Series C Medium Term Notes, due June 1, 2021, were issued on June 6, 1991; (e) $8,000,000 of 10.15% Series C Medium Term Notes, due May 15, 2020, were issued on June 11, 1991; (f) $21,000,000 of 9.2% Series C Medium Term Notes, due January 30, 2012, were issued on January 15, 1992; and (g) $15,000,000 of 9.14% Series D Medium Term Notes, due February 21, 2012, were issued on February 21, 1992; and (v) the Indenture, dated as of March 1, 1992, between AMR, as issuer, and Wilmington Trust Company, as successor-in-interest to Morgan Guaranty Trust Company of New York, as Trustee, as such Indenture may have been amended, supplemented, or modified, pursuant to which $350,000,000 of 9.0% Debentures, due August 1, 2012, were issued on July 29, 1992.

1.128 Indenture Trustees means the trustees, co-trustees, agents, paying agents, distribution agents, authenticating agents, registrars, guarantee trustees, remarketing agents, collateral agents, and bond registrars under the respective Indentures or Special Facility Revenue Bond Indentures, as applicable, and any and all successors or predecessors thereto.

1.129 Initial Distribution Date means the Effective Date; provided, however, that with respect to distributions to be made hereunder in respect of each of the American Union Claims in American Class 6, the Initial Distribution Date may be a date other than the Effective Date to the extent that (i) New AAG and the holders of the APA Claim agree to a different Initial Distribution Date solely with respect to the APA Claim, (ii) New AAG and the holders of the APFA Claim agree to a different Initial Distribution Date solely with respect to the APFA Claim, or (iii) New AAG and the holders of the TWU Claim agree to a different Initial Distribution Date solely with respect to the TWU Claim.

1.130 Initial Labor Common Stock Allocation means, with respect to the American Labor Allocation, a number of shares of New Common Stock equal to (i) 23.6% of the Total Preferred Amount divided by the Preferred Conversion Cap, all as divided by (ii) 0.764.

1.131 Initial Old Equity Allocation means the number of shares of New Common Stock equal to 3.5% of the product of (i) 3.5714 and (ii) the number of US Airways Fully Diluted Shares, subject to any dilution arising from the number of shares of New Common Stock represented by equity-based awards to be issued to employees of AMR and its subsidiaries (other than US Airways and its subsidiaries) contemplated herein and in the Merger Agreement, determined in accordance with the Merger Agreement.

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1.132 Initial Pro Rata Share means, with respect to any Allowed Single-Dip General Unsecured Claim, the ratio (expressed as a percentage rounded to four (4) decimals) of the amount of an Allowed Single-Dip General Unsecured Claim to the sum of the aggregate amounts of (i) all Single-Dip General Unsecured Claims that are Allowed as of the Effective Date and (ii) all Disputed Single-Dip General Unsecured Claims that, at the Reorganized Debtors’ option, either (a) the Reorganized Debtors, with the consent of the Creditors’ Committee and US Airways, on the Effective Date, reasonably estimate will be Allowed when the allowance or disallowance of each Disputed Claim is ultimately determined or (b) are estimated based on an order of the Bankruptcy Court prior to the Effective Date.

1.133 Initial Stated Value means, with respect to any share of New Mandatorily Convertible Preferred Stock, an amount equal to $25 per share.

1.134 Insurance Plans means the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto entered into prior to the Commencement Date.

1.135 Intercompany Contract means a contract entered into prior to the Commencement Date solely between (i) two or more Debtors or (ii) one or more Debtors and one or more direct or indirect subsidiaries or affiliates of the Debtors that is not a Debtor.

1.136 Interim Distribution Date means the last day of each calendar quarter commencing with the second full calendar quarter after the Initial Distribution Date; provided, however, that no distribution shall be required to be made on any Interim Distribution Date unless, by the date that is twenty (20) days preceding such date, the amount of New Common Stock that would be distributable from the reserve pursuant to Section 7.4(a) hereof (calculated as of such date) is attributable to the disallowance of Disputed Single-Dip General Unsecured Claims in the aggregate amount of at least $100 million. If no distribution is made on an Interim Distribution Date because of the failure to meet such $100 million threshold, the amount of Disallowed Disputed Single-Dip General Unsecured Claims shall be carried over and used in calculating the threshold for the next ensuing Interim Distribution Date.

1.137 Interim Pro Rata Share means, with respect to any Allowed Single-Dip General Unsecured Claim, the ratio (expressed as a percentage) of the amount of such Allowed Single-Dip General Unsecured Claim to the sum of the aggregate amounts of (i) all Single-Dip General Unsecured Claims that are Allowed as of the applicable Interim Distribution Date and (ii) all Disputed Single-Dip General Unsecured Claims that, at the Reorganized Debtors’ option, either (a) the Reorganized Debtors, with the consent of the Creditors’ Committee and US Airways, on such Interim Distribution Date, reasonably estimate will be Allowed when the allowance or disallowance of each Disputed Claim is ultimately determined or (b) are estimated based on an order of the Bankruptcy Court prior to the applicable Interim Distribution Date.

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1.138 Interim True-Up Distribution means the distribution of New Common Stock in accordance with Section 7.4(a) hereof.

1.139 Interline Agreements means the agreements of the kind described in the Motion of Debtors for Entry of Order (I) Pursuant to 11 U.S.C. §§ 105(a) and 365(a) Approving Assumption of Interline Agreements, Clearinghouse Agreements, ARC Agreements, Billing and Settlement Plan Contracts, Cargo Agreements, oneworld Agreements, and Alliance Agreements, (II) Pursuant to 11 U.S.C. §§ 105(a) and 363(b) Authorizing Debtors to Honor Prepetition Obligations Related to Carrier Services Agreements, Connection Carrier Agreement, GDS Participation Carrier Agreements, Travel Agency Agreements, Booking and Online Fulfillment Agreements, Cargo Agency Agreements, ATPCO Agreement, Deeds of Undertaking and Related Agreements, and (III) Pursuant to 11 U.S.C. § 362 Modifying the Automatic Stay to the Extent Necessary to Effectuate the Requested Relief, dated November 29, 2011 (ECF No. 25).

1.140 Labor Claims Hurdle Value means an amount equal to (i) 0.236 multiplied by the sum of the Double-Dip Hurdle Value and the Single-Dip Hurdle Value, all as divided by (ii) 0.764.

1.141 Labor Common Stock Allocation means, as of any date of determination, the sum of (i) the Initial Labor Common Stock Allocation and (ii) the total Incremental Labor Common Stock Allocations issued on all prior Mandatory Conversion Dates.

1.142 Letter of Credit means a documentary or standby letter of credit issued for the account of any of the Debtors and any reimbursement agreement or similar agreement entered into prior to the Commencement Date in connection therewith.

1.143 LTIP 2013 Awards means those certain long-term incentive program awards for certain managers of New AAG granted under the New AAG 2013 Incentive Award Plan, described in Section 4.1(o) of the American Disclosure Letter, to be effective on the Effective Date, the terms of which shall be set forth in the Plan Supplement.

1.144 Majority of the Requisite Consenting Creditors has the meaning given to such term in the Support and Settlement Agreement.

1.145 Mandatory Conversion Amount means, with respect to any Mandatory Conversion Date, a number of shares of New Mandatorily Convertible Preferred Stock equal to the lesser of (i) 25% of the total number of shares of New Mandatorily Convertible Preferred Stock issued hereunder and (ii) the number of shares of New Mandatorily Convertible Preferred Stock outstanding on such Mandatory Conversion Date.

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1.146 Mandatory Conversion Date means, with respect to the New Mandatorily Convertible Preferred Stock, each of the thirtieth (30th), sixtieth (60th), ninetieth (90th), and one hundred twentieth (120th) days following the Effective Date.

1.147 Mandatory Shares in Excess of Cap means, with respect to any Mandatory Conversion Date with respect to which 96.5% of the VWAP calculated with respect to such Mandatory Conversion Date exceeds the Preferred Conversion Cap, a number of shares of New Common Stock equal to (i) the number of shares of New Common Stock issued upon the conversion of all shares of New Mandatorily Convertible Preferred Stock that are converted on the Mandatory Conversion Date, less (ii) the number of shares of New Common Stock that would have been issued pursuant to the conversion of all shares of New Mandatorily Convertible Preferred Stock that are converted on the Mandatory Conversion Date if the Conversion Price (as defined in the Certificate of Designations) was not subject to the Preferred Conversion Cap, which, for purposes of this clause (ii) shall be a number of shares of New Common Stock equal to the quotient of (x) the aggregate Stated Value of all shares of New Mandatorily Convertible Preferred Stock that are converted with respect to such Mandatory Conversion Date, divided by (y) 96.5% of the VWAP with respect to such Mandatory Conversion Date. In no event shall the Mandatory Shares in Excess of Cap for any Mandatory Conversion Date be less than zero.

1.148 Market-Based Old Equity Allocation means, with respect to any Mandatory Conversion Date, the aggregate number of shares of New Common Stock that New AAG shall ratably distribute (or reserve for distribution) to the holders of Allowed AMR Equity Interests on such Mandatory Conversion Date, or as soon thereafter as reasonably practicable, in an aggregate amount equal to (i) the product of (a) 25% of the difference between the New Common Stock Allocation and the Initial Old Equity Allocation, multiplied by (b) the amount (if any) by which the VWAP for such Mandatory Conversion Date exceeds the Value Hurdle Price, all as multiplied by (c) the reciprocal of such VWAP, less (ii) the Shares in Excess of Cap for such Mandatory Conversion Date; provided, however, that in no event shall the number of shares distributed and/or reserved as described in this Section 1.148 with respect to any Mandatory Conversion Date (x) be less than zero or (y) be equal to or greater than the number of shares that result in the aggregate number of shares of New Common Stock that are issuable pursuant to the Plan, including those that are or may become issuable upon conversion of shares of New Mandatorily Convertible Preferred Stock issued under the Plan, exceeding the Maximum Plan Shares.

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1.149 Maximum Plan Shares means an aggregate number of shares of New Common Stock equal to (i) (a) the number of US Airways Fully Diluted Shares as of the Share Determination Date, multiplied by (b) the quotient (rounded to four (4) decimals) of seventy-two (72) divided by twenty-eight (28) (rounded to the nearest whole share), less (ii) the number of shares of New Common Stock represented by equity-based awards to be issued to employees of AMR and its subsidiaries (other than US Airways and its subsidiaries) contemplated herein and in the Merger Agreement, determined in accordance with the terms of the Merger Agreement.

1.150 Merger means the “Merger” as defined in the Merger Agreement.

1.151 Merger Agreement means the Agreement and Plan of Merger among AMR, Merger Sub, and US Airways, dated February 13, 2013, a copy of which (without exhibits) is annexed hereto as Exhibit “A,” as may be amended from time to time.

1.152 Merger Closing means the “Closing” of the Merger as defined in the Merger Agreement.

1.153 Merger Collective Bargaining Agreements means (i) the following collective bargaining agreements set forth on section 3.1(o)(i) of the American Disclosure Letter: American Airlines CBAs APA (2)-(5) and TWU (8); and (ii) the following collective bargaining agreements set forth on section 3.2(o)(i) of the US Airways Disclosure Letter: Mainline Collective Bargaining Agreements, Pilots East and West – USAPA (126) – (129), TWU (1), and Other (relating to the APFA) (1) – (3).

1.154 Merger Effective Time means the “Effective Time” of the Merger as defined in the Merger Agreement.

1.155 Merger Sub means AMR Merger Sub, Inc., a Delaware corporation formed as a wholly-owned subsidiary of AMR for the purpose of effecting the Merger and the other transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement.

1.156 Merger Sub Certificate of Incorporation means the Certificate of Incorporation of Merger Sub, which shall be substantially in the form set forth in the Plan Supplement.

1.157 New AAG means AMR, as reorganized, on and after the Merger Effective Time, which shall be renamed American Airlines Group Inc. immediately following the Merger Effective Time pursuant to Section 6.1 hereof.

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1.158 New AAG Board means the Board of Directors of New AAG on the Effective Date and as of the Merger Effective Time, which shall consist of twelve (12) members and shall be selected as provided in the Merger Agreement.

1.159 New AAG Bylaws means the Bylaws of AMR, as amended and restated in accordance with the Merger Agreement, which shall be substantially in the form of Exhibit “C” to the Merger Agreement and included in the Plan Supplement.

1.160 New AAG Certificate of Incorporation means the Certificate of Incorporation of AMR, as amended and restated in accordance with the Merger Agreement and as further amended in accordance with the Merger Agreement, which shall be substantially in the form of Exhibit “A” to the Merger Agreement and included in the Plan Supplement.

1.161 New AAG 2013 Incentive Award Plan means that certain New AAG incentive award plan to be effective on the Effective Date, which shall be substantially in the form of the US Airways Group, Inc. 2011 Incentive Award Plan, except that references to US Airways shall be revised to reflect New AAG and the aggregate number of shares of New Common Stock reserved for issuance thereunder shall be 40,000,000. The terms of the New AAG 2013 Incentive Award Plan shall be set forth in the Plan Supplement.

1.162 New Common Stock means the shares of common stock, par value $0.01 per share, of New AAG authorized and issued hereunder and in connection with the Merger Agreement.

1.163 New Common Stock Allocation means a number of shares of New Common Stock equal to the Maximum Plan Shares.

1.164 New Mandatorily Convertible Preferred Stock means a series of preferred stock, par value $0.01 per share, of New AAG, designated as “Series A Convertible Preferred Stock,” authorized and issued hereunder and in connection with the Merger Agreement. The rights, provisions, powers, preferences, and privileges of the New Mandatorily Convertible Preferred Stock are set forth in the Certificate of Designations.

1.165 Non-Union Employees means the employees of American who are not represented by a labor union and/or whose employment are not covered by a Collective Bargaining Agreement.

1.166 Note Claim means a Claim against any of the Debtors arising under or in connection with any Indenture and the respective Notes issued thereunder, excluding the fees and expenses of the Indenture Trustees, which reasonable fees and expenses shall be paid pursuant to Section 2.4 hereof.

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1.167 Notes means the respective notes, bonds, or debentures issued under the Indentures.

1.168 Notice of Intent to Assume means a notice delivered by the Debtors or the Reorganized Debtors, as applicable, pursuant to Article 8 hereof, stating an intent to assume an executory contract or unexpired lease and setting forth a proposed Assumption Effective Date and a Proposed Cure and/or proposed assignment, if applicable.

1.169 Notice of Intent to Reject means a notice delivered by the Debtors or the Reorganized Debtors, as applicable, pursuant to Article 8 hereof, stating an intent to reject an executory contract or unexpired lease and setting forth a proposed Rejection Effective Date.

1.170 Optional Conversion has the meaning given to such term in the Certificate of Designations.

1.171 Optional Conversion Date means, with respect to the New Mandatorily Convertible Preferred Stock, each date on which an Optional Conversion becomes effective as provided in the Certificate of Designations.

1.172 Optional Shares in Excess of Cap means, with respect to any Mandatory Conversion Date, a number of shares of New Common Stock equal to (i) the number of shares of New Common Stock issued upon the conversion of all shares of New Mandatorily Convertible Preferred Stock that are converted pursuant to Optional Conversion on each Optional Conversion Date subsequent to the immediately preceding Mandatory Conversion Date, at the Preferred Conversion Cap, less (ii) the number of shares of New Common Stock that would have been issued pursuant to such Optional Conversion of such shares of New Mandatorily Convertible Preferred Stock if the Conversion Price (as defined in the Certificate of Designations) was not subject to the Preferred Conversion Cap, which, for purposes of this clause (ii) shall be a number of shares of New Common Stock equal to the quotient of (x) the aggregate Stated Value of such shares of New Mandatorily Convertible Preferred Stock, divided by (y) 96.5% of the VWAP. In no event shall the Optional Shares in Excess of Cap for any Mandatory Conversion Date be less than zero.

1.173 Other Secured Claim means any Secured Claim other than a Secured Aircraft Claim.

1.174 Pension Plans means (i) the Retirement Benefit Plan of American Airlines, Inc. for Agent, Management, Specialists, Support Personnel and Officers, (ii) American Airlines, Inc. Pilot Retirement Benefit Program – Fixed Income Plan, (iii) The Retirement Benefit Plan of American Airlines, Inc. for Employees Represented by the Transport Workers Union of America, AFL-CIO, and (iv) The Retirement Benefit Plan of American Airlines, Inc. for Flight Attendants.

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1.175 Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

1.176 Plan means this chapter 11 plan, as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.177 Plan Consolidation means, collectively, the AMR Plan Consolidation, the American Plan Consolidation, and the Eagle Plan Consolidation.

1.178 Plan Shares means (i) shares of New Mandatorily Convertible Preferred Stock and (ii) shares of New Common Stock, including for the avoidance of doubt, shares of New Common Stock that are or may become issuable upon conversion of shares of New Mandatorily Convertible Preferred Stock, each as issued pursuant to the terms hereof; provided, however, that the aggregate number of shares of New Common Stock constituting Plan Shares, when taken together with all shares of New Common Stock that are or may become issuable upon conversion or exchange of shares of New Mandatorily Convertible Preferred Stock constituting Plan Shares, shall not exceed the Maximum Plan Shares.

1.179 Plan Supplement means the forms of certain documents effectuating the transactions contemplated herein, which documents shall be filed with the Clerk of the Bankruptcy Court no later than ten (10) days prior to the Voting Deadline. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected at the Office of the Clerk of the Bankruptcy Court during normal Bankruptcy Court hours. Holders of Claims and Equity Interests may obtain a copy of the Plan Supplement upon written request to the undersigned counsel. Copies of the Plan Supplement also will be available on the Voting Agent’s website, www.amrcaseinfo.com.

1.180 Post-Effective Date Creditors’ Committee means the committee established pursuant to Section 12.1 hereof.

1.181 Postpetition Aircraft Agreement means an agreement (including leases, subleases, security agreements, and mortgages and any amendments, modifications, or supplements of or to any lease, sublease, security agreement, or mortgage, and such leases, subleases, security agreements, guarantee agreements, or mortgages as so amended, modified, or supplemented, and any agreement settling or providing for any Claims or otherwise addressing any matters relating to any lease, sublease, security agreement, or mortgage or any amendment, modification, or supplement of or to any lease, sublease, security agreement, or

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mortgage) entered into by the Debtors relating to Aircraft Equipment and either (i) set forth in the Plan Supplement or (ii) entered into subsequent to the filing of such Schedule and identified by the Debtors as a Postpetition Aircraft Agreement in a filing with the Bankruptcy Court.

1.182 Postpetition Aircraft Obligation means any obligation arising pursuant to a Postpetition Aircraft Agreement; provided, however, that an obligation under a Postpetition Aircraft Agreement only shall be deemed a Postpetition Aircraft Obligation to the extent specifically provided in such Postpetition Aircraft Agreement.

1.183 Preferred Conversion Cap means, with respect to the New Mandatorily Convertible Preferred Stock, the greater of (i) $19.00 and (ii) the VWAP calculated as of the day immediately prior to the Effective Date, less the Preferred Conversion Floor, plus such VWAP.

1.184 Preferred Conversion Floor means, with respect to the New Mandatorily Convertible Preferred Stock, a floor of $10.875 per share.

1.185 Priority Non-Tax Claim means any Claim, other than an Administrative Expense or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.

1.186 Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.187 Proposed Cure means, with respect to a particular executory contract or unexpired lease, the consideration, if any, that the Debtors propose on (i) the notice sent to the Assumption Counterparties listed on Schedule “8.1(a)” or “8.1(d)” of the Plan Supplement or (ii) a Notice of Intent to Assume, in each case as full satisfaction of the Debtors’ obligations with respect to such executory contract or unexpired lease pursuant to section 365(b) of the Bankruptcy Code.

1.188 Registered Holder means the registered holders (or bearers, if applicable) of the securities issued pursuant to the Indentures or the Special Facility Revenue Bond Indentures.

1.189 Rejection Bar Date means the deadline for filing proofs of Claim arising from the rejection of an executory contract or unexpired lease, which shall be thirty (30) calendar days after entry of an order of the Bankruptcy Court approving the rejection of such executory contract or unexpired lease.

1.190 Rejection Claim means a Claim under section 502(g) of the Bankruptcy Code.

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1.191 Rejection Counterparty means a counterparty to an executory contract or unexpired lease to be rejected by the Debtors hereunder.

1.192 Rejection Effective Date means the date on which the rejection of an executory contract or unexpired lease hereunder is deemed effective, which date shall not be later than sixty (60) calendar days after the Effective Date, unless otherwise agreed by the applicable Debtor or Reorganized Debtor and the applicable Rejection Counterparty.

1.193 Reorganized Debtors means, collectively, each of the Debtors as reorganized as of the Effective Date in accordance herewith and with the Merger Agreement.

1.194 Retiree Committee means the official committee of retired employees appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1114 of the Bankruptcy Code.

1.195 Revenue Generating Agreements means agreements entered into by the Debtors with other airlines and third-party entities, pursuant to which the Debtors provide services to the other airlines or third-party entities on a fee-for-service basis, including, without limitation, passenger handling, ground handling, aircraft maintenance, engine maintenance, repairs, baggage handling, cargo handling, security, deicing, passenger assistance, skycap, wheelchair, staffing services, call transfer, and ticketing services.

1.196 Roll-Up Transaction means (i) a dissolution or winding-up of the corporate existence of a Debtor or a Reorganized Debtor, as applicable, under applicable state law, or a consolidation, merger, contribution of assets, or other transaction in which a Debtor or a Reorganized Debtor, as applicable, merges with or transfers substantially all of its assets and liabilities to another Debtor or Reorganized Debtor or one or more of their Affiliates or (ii) a change in form of a Debtor or a Reorganized Debtor.

1.197 Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.

1.198 Search Committee means the committee established by the Creditors’ Committee to identify and designate the directors pursuant to and as provided in Section 1.8(a)(i) of the Merger Agreement, including, for the avoidance of doubt, the members of such committee (and their designated representatives), each member’s professionals, and the professionals assisting such committee, in each case as provided in Section 1.8(b) of the Merger Agreement.

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1.199 Section 1113 Agreements means the AFA Section 1113 Agreement, the ALPA Section 1113 Agreement, the APA Section 1113 Agreement, the APFA Section 1113 Agreement, the TWU American Section 1113 Agreement, and the TWU Eagle Section 1113 Agreement.

1.200 Secured Aircraft Claim means a Claim that is secured by a security interest in, or a lien on, any Aircraft Equipment (to the extent the Debtors have not abandoned such Aircraft Equipment with no agreement to re-lease or repurchase such Aircraft Equipment) in which a Debtor’s estate has an interest to the extent of the value of the holder of such Claim’s interest in the applicable Debtor’s estate’s interest in such Aircraft Equipment, as agreed to by the holder of such Claim and the Debtors, or as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code.

1.201 Secured Claim means a Claim (i) secured by Collateral, to the extent of the value of such Collateral (A) as set forth in the Plan, (B) as agreed to by the holder of such Claim and the Debtors, or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (ii) secured by the amount of any valid rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.202 Servicers mean the trustees, co-trustees, owner trustees, pass-through trustees, agents, paying agents, distribution agents, subordination agents, registrars, and bond registrars under (i) an agreement relating to the lease or financing of Aircraft Equipment and any and all successors or predecessors thereto and (ii) the $1 billion 7.5% Senior Secured Notes, due March 15, 2016, issued on March 15, 2011.

1.203 Share Determination Date means 11:59 p.m. (Eastern Time) on the sixth (6th) trading day prior to the Merger Closing.

1.204 Shares in Excess of Cap means, with respect to any Mandatory Conversion Date, a number of shares of New Common Stock equal to the sum of the Mandatory Shares in Excess of Cap and the Optional Shares in Excess of Cap.

1.205 Single-Dip Full Recovery Amount means an amount equal to the full amount of all Allowed Single-Dip General Unsecured Claims as of the Commencement Date, plus accrued interest thereon (i) with respect to all Notes and Special Facility Revenue Bonds that constitute Allowed Single-Dip General Unsecured Claims, at the nondefault contract rate from the Commencement Date through the Effective Date (including interest on overdue interest, to the extent provided for in the underlying documents) and (ii) with respect to all other Allowed Single-Dip General Unsecured Claims, at the federal judgment rate as of March 25, 2013 from the Commencement Date through the Effective Date; provided, however, that for purposes of this Section only, “Allowed” shall include the amount of Disputed Single-Dip General Unsecured Claims that are estimated

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prior to the Effective Date in accordance with Section 7.6 hereof. The Allowed amount of each Single-Dip General Unsecured Claim as of the Commencement Date in clause (i) in the immediately preceding sentence and the postpetition interest rate applicable to each such Claim are set forth on Schedule “3” hereto.

1.206 Single-Dip General Unsecured Claims means all General Unsecured Claims that are not Double-Dip General Unsecured Claims. The AMR Other General Unsecured Claims in AMR Class 4 (including all Claims that would otherwise constitute AMR General Unsecured Guaranteed Claims in AMR Class 3 as to which a Single-Dip Treatment Election has been made in accordance with the procedures set forth in Section 4.3(b) hereof), the American Other General Unsecured Claims in American Class 5 (including all Claims that would otherwise constitute American General Unsecured Guaranteed Claims in American Class 4 as to which a Single-Dip Treatment Election has been made in accordance with the procedures set forth in Section 4.10(b) hereof), and the Eagle General Unsecured Claims in Eagle Class 3 constitute Single-Dip General Unsecured Claims.

1.207 Single-Dip Hurdle Value means an amount equal to (i) the sum of (x) the aggregate Initial Stated Value of the Single-Dip Preferred Allocation, plus (y) the aggregate amount of the increase in Stated Value that will automatically accrue thereon through the Final Mandatory Conversion Date, assuming no Optional Conversion, plus (z) the Single-Dip Non-Preferred Amount (as increased by a hypothetical dividend calculated thereon, through the Final Mandatory Conversion Date, at an annual rate of 12%), all as divided by (ii) 0.965.

1.208 Single-Dip Non-Preferred Amount means an amount equal to the Single-Dip Full Recovery Amount, less the aggregate Initial Stated Value of the Single-Dip Preferred Allocation.

1.209 Single-Dip Preferred Allocation means a number of shares (rounded down to the nearest whole share) of New Mandatorily Convertible Preferred Stock equal to the quotient of (i) the Total Initial Stated Value, less the Double-Dip Full Recovery Amount, divided by (ii) the per share Initial Stated Value.

1.210 Single-Dip Treatment Election means any election by the holder of an Allowed Claim that would otherwise constitute (i) an Allowed AMR General Unsecured Guaranteed Claim in AMR Class 3 to have all or any portion of such Claim treated as a Single-Dip General Unsecured Claim in AMR Class 4 (AMR Other General Unsecured Claims), in accordance with the procedures set forth in Section 4.3(b) hereof or (ii) an Allowed American General Unsecured Guaranteed Claim in American Class 4 to have all or any portion of such Claim treated as a Single-Dip General Unsecured Claim in American Class 5 (American Other General Unsecured Claims), in accordance with the procedures set forth in Section 4.10(b) hereof.

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1.211 Solicitation Procedures means the procedures relating to the solicitation and tabulation of votes with respect to the Plan.

1.212 Special Facility Revenue Bond Agreements means the agreements governing the Debtors’ obligations to make payments on Special Facility Revenue Bonds issued to finance or refinance the acquisition or construction of airport and related facilities, improvements, and/or equipment used by the Debtors, as such agreements may have been amended, supplemented, or modified.

1.213 Special Facility Revenue Bonds means the respective notes, bonds, or debentures issued under the Special Facility Revenue Bond Indentures.

1.214 Special Facility Revenue Bond Claim means any Claim against any of the Debtors arising under or in connection with any Special Facility Revenue Bond Agreement and the respective notes, bonds, or debentures issued thereunder, excluding the fees and expenses of the Indenture Trustees, which reasonable fees and expenses shall be paid pursuant to Section 2.4 hereof; provided, however, that the Special Facility Revenue Bond Claims (i) shall not include any such Claims held by any of the Debtors (including any Claims held by the Debtors under the Special Facility Revenue Bond Documents), which Claims shall be Disallowed hereunder, but (ii) shall include the reasonable fees and expenses of the Indenture Trustees for the Special Facility Revenue Bond Indentures listed in Section 1.216(ix) and (x) hereof in the amounts and to the extent such Indenture Trustees were granted Allowed General Unsecured Claims for such fees and expenditures pursuant to that certain order of the Bankruptcy Court, dated April 3, 2013 (ECF No. 7377), as specified in footnote 3 in Schedule “2” hereto.

1.215 Special Facility Revenue Bond Documents means all documents associated with a Special Facility Revenue Bond Agreement (including such Special Facility Revenue Bond Agreement) and the corresponding Special Facility Revenue Bonds and Special Facility Revenue Bond Indentures, as such documents may have been amended, supplemented, or modified.

1.216 Special Facility Revenue Bond Indentures means (i) the Trust Indenture, dated as of October 1, 1991, between AllianceAirport Authority, Inc., as issuer, and Manufacturers and Traders Trust Company, as successor-in-interest Trustee to Team Bank, as such Indenture may have been amended, supplemented, or modified, pursuant to which $125,745,000 of AllianceAirport Authority Inc. Special Facilities Revenue Bonds, Series 1991, (American Airlines, Inc. Project), due December 1, 2011,were issued; (ii) the Trust Indenture, dated as of March 1, 2007, between AllianceAirport Authority, Inc., as issuer, and Manufacturers and Traders Trust Company, as Trustee, as such Indenture may have been amended, supplemented, or modified, pursuant to which $357,130,000 of AllianceAirport Authority Inc. Special Facilities Revenue Refunding Bonds, Series 2007

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(American Airlines, Inc. Project), due December 1, 2029, were issued; (iii) the Trust Indenture, dated as of November 1, 1995, between Dallas-Fort Worth International Airport Facility Improvement Corporation, as issuer, and Manufacturers and Traders Trust Company, as successor-in-interest Trustee to Texas Commerce Bank National Association, as such Indenture may have been amended, supplemented, or modified, pursuant to which $126,240,000 of Dallas-Fort Worth International Airport Facility Improvement Corporation American Airlines, Inc. Revenue Bonds, Series 1995, due November 1, 2014, were issued; (iv) the Trust Indenture, dated as of August 1, 2000, between Dallas-Fort Worth International Airport Facility Improvement Corporation, as issuer, and Manufacturers and Traders Trust Company, as successor-in-interest Trustee to The Chase Manhattan Bank, as such Trust Indenture may have been amended, supplemented, or modified, pursuant to which $104,715,000 of Dallas-Fort Worth International Airport Facility Improvement Corporation American Airlines, Inc. Revenue Refunding Bonds, Series 2000B, due May 1, 2029, were issued; (v) the Trust Indenture, dated as of August 1, 2000, between Dallas-Fort Worth International Airport Facility Improvement Corporation, as issuer, and Manufacturers and Traders Trust Company, as successor-in-interest Trustee to The Chase Manhattan Bank, as such Indenture may have been amended, supplemented, or modified, pursuant to which $100,000,000 of Dallas-Fort Worth International Airport Facility Improvement Corporation American Airlines, Inc. Revenue Refunding Bonds, Series 2000C, due May 1, 2029, were issued; (vi) the Trust Indenture, dated as of April 1, 2002, between Dallas/Fort Worth International Airport Facility Improvement Corporation, as issuer, and Manufacturers and Traders Trust Company, as successor-in-interest Trustee to JPMorgan Chase Bank, as such Indenture may have been amended, supplemented, or modified, pursuant to which $15,100,000 of Dallas-Fort Worth International Airport Facility Improvement Corporation American Airlines, Inc. Revenue Bonds, Series 2002, due November 1, 2036, were issued; (vii) the Trust Indenture, dated as of June 1, 2007, between Dallas/Fort Worth International Airport Facility Improvement Corporation, as issuer, and Manufacturers and Traders Trust Company, as Trustee, as such Indenture may have been amended, supplemented, or modified, pursuant to which $131,735,000 of Dallas/Fort Worth International Airport Facility Improvement Corporation American Airlines, Inc. Revenue Refunding Bonds, Series 2007, due November 1, 2030, were issued; (viii) the Indenture of Trust, dated as of November 1, 1991, between the New Jersey Economic Development Authority, as issuer, and The Bank of New York, as successor-in-interest Trustee to The Bank of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to which $17,855,000 of New Jersey Economic Development Authority Economic Development Bonds (American Airlines, Inc. Project), due November 1, 2031, were issued; (ix) the Indenture of Trust, dated as of August 1, 1990, between New York City Industrial Development Agency, as issuer, and The Bank of New York Mellon, as successor-in-interest Trustee to the United States Trust Company of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to

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which $83,930,000 of New York City Industrial Development Agency Special Facility Revenue Bonds, Series 1990 (1990 American Airlines, Inc. Project), due July 1, 2019 and July 1, 2020, were issued; (x) the Indenture of Trust, dated as of August 1, 1994, between New York City Industrial Development Agency, as issuer, and The Bank of New York Mellon, as successor-in-interest Trustee to United States Trust Company of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to which $83,085,000 of New York City Industrial Development Agency Special Facility Revenue Bonds, Series 1994 (1994 American Airlines, Inc. Project), due August 1, 2024, were issued; (xi) the Amended and Restated Master Indenture of Trust, dated as of November 1, 2005, between New York City Industrial Development Agency, as issuer, and The Bank of New York Mellon, as successor-in-interest Trustee to The Bank of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to which up to approximately $3 billion of New York City Industrial Development Agency Special Facility Revenue Bonds, Series 2002A, 2002B, and 2005 (American Airlines, Inc. John F. Kennedy International Airport Project), due on varying dates but no later than August 1, 2031, were authorized to be issued; (xii) the Trust Indenture, dated as of January 1, 2002, between Regional Airports Improvement Corporation, as issuer, and The Bank of New York Mellon Trust Company, N.A., as successor-in-interest Trustee to BNY Western Trust Company, as such Indenture may have been amended, supplemented, or modified, pursuant to which $297,075,000 of Regional Airports Improvement Corporation Facilities Sublease Revenue Bonds, American Airlines, Inc. Terminal 4 Project (Los Angeles International Airport), Series 2002, due on varying dates but no later than December 1, 2024, were issued; (xiii) the Indenture of Trust, dated as of June 1, 2007, between City of Chicago, as issuer, and The Bank of New York Mellon Trust Company, N.A., as successor-in-interest Trustee to The Bank of New York Trust Company, N.A., as such Indenture may have been amended, supplemented, or modified, pursuant to which $108,675,000 of Chicago O’Hare International Airport Special Facility Revenue Refunding Bonds, Series 2007 (American Airlines, Inc. Project), due on December 1, 2030, were issued; (xiv) the Trust Agreement, dated as of December 1, 1985, between Puerto Rico Industrial, Medical, Higher Education and Environmental Pollution Control Facilities Financing Authority, as issuer, and U.S. Bank National Association, as successor-in-interest Trustee to National Westminster Bank USA, as such Trust Agreement may have been amended, supplemented, or modified, pursuant to which $36,160,000 of Special Facility Revenue Bonds, 1985 Series A (American Airlines, Inc. Project), due December 1, 2025, were issued; (xv) the Trust Agreement, dated as of June 1, 1993, between Puerto Rico Ports Authority, as issuer, and Law Debenture Trust Company of New York, as successor-in-interest Trustee to The Chase Manhattan Bank (National Association), as such Trust Agreement may have been amended, supplemented, or modified, pursuant to which $39,810,000 of Special Facilities Revenue Bonds, 1993 Series A (American Airlines, Inc. Project), due June 1, 2023, were issued; (xvi) the Trust Agreement, dated as of May 1, 1996, between

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Puerto Rico Ports Authority, as issuer, and Law Debenture Trust Company of New York, as successor-in-interest Trustee to The Chase Manhattan Bank (National Association), as such Trust Agreement may have been amended, supplemented, or modified, pursuant to which $115,600,000 of Special Facilities Revenue Bonds, 1996 Series A (American Airlines, Inc. Project), due June 1, 2026, were issued; (xvii) the Bond Indenture, dated as of May 1, 1963, between the Trustees of the Tulsa Municipal Airport Trust, as issuer, and The Bank of New York Mellon, as successor-in-interest Trustee to Morgan Guarantee Trust Company of New York, as such Indenture may have been amended, supplemented, or modified, including by (A) the Eighth Supplemental Bond Indenture, dated as of November 1, 1992, between Trustees of the Tulsa Municipal Airport Trust, as issuer, and The Bank of New York Mellon Trust Company, N.A., as successor-in-interest Trustee to The Bank of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to which $27,500,000 of Trustees of the Tulsa Municipal Airport Trust Revenue Bonds, Series 1992, due December 1, 2011, were issued; (B) the Ninth Supplemental Bond Indenture, dated as of November 1, 1995, between Trustees of the Tulsa Municipal Airport Trust, as issuer, and The Bank of New York Mellon, as successor-in-interest Trustee to The Bank of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to which $97,710,000 of Trustees of the Tulsa Municipal Airport Trust Revenue Bonds, Series 1995, due June 1, 2020, were issued; (C) the Tenth Supplemental Bond Indenture, dated as of October 1, 2000, between Trustees of the Tulsa Municipal Airport Trust, as issuer, and The Bank of New York Mellon, as successor-in-interest Trustee to The Bank of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to which $175,355,000 of Trustees of the Tulsa Municipal Airport Trust Revenue Bonds, Refunding Series 2000A and Refunding Series 2000B, due June 1, 2035, were issued; and (D) the Eleventh Supplemental Bond Indenture, dated as of April 1, 2001, between Trustees of the Tulsa Municipal Airport Trust, as issuer, and The Bank of New York Mellon Trust Company, N.A., as successor-in-interest Trustee to The Bank of New York, as such Indenture may have been amended, supplemented, or modified, pursuant to which $152,705,000 of Tulsa Municipal Airport Trust Revenue Bonds, Refunding Series 2001A and Refunding Series 2001B, due December 1, 2035, were issued; and for the avoidance of doubt, the Tripartite Agreement, dated as of November 1, 1995, among the Trustees of the Tulsa Municipal Airport Trust, The Bank of New York Mellon, as successor-in-interest to The Bank of New York, and BOKF N.A., as successor-in-interest to Bank of Oklahoma, N.A.; and (xviii) the DFW 1.5X Special Facility Revenue Bond Indentures.

1.217 Stated Value has the meaning given to such term in the Certificate of Designations.

1.218 Sub-Plan means one or more sub-plans of reorganization described in Article VI hereof with respect to any individual Debtor.

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1.219 Support and Settlement Agreement means that certain Support and Settlement Agreement, as amended, dated February 13, 2013, by and between the Debtors and certain creditors of the Debtors, including certain members of the Ad Hoc Committee.

1.220 Surety Bond means a surety bond issued for the benefit of any of the Debtors prior to the Commencement Date, in each case including any agreement between any of the Debtors and the relevant issuer that requires the Debtors to indemnify the issuer with respect to such surety bond.

1.221 Tax Code means title 26 of the United States Code, as amended from time to time.

1.222 Total Initial Stated Value means an amount equal to the Total Preferred Amount divided by 1.01302.

1.223 Total Preferred Amount means an amount equal to (i) the New Common Stock Allocation, less the Initial Old Equity Allocation, less (ii) the number of shares of New Common Stock that would be issued pursuant to the Labor Common Stock Allocation if no shares of New Common Stock were issued pursuant to the Market-Based Old Equity Allocation (which number of shares shall be equal to 23.6% of the amount of clause (i)), all as multiplied by (iii) the Preferred Conversion Floor.

1.224 Transfer/Transferable means, with respect to any security, or the right to receive a security or participate in any offering of any security, the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in, or other disposition of such security or the Beneficial Ownership (as defined in this Section 1.224) thereof, the offer to make such a sale, transfer, constructive sale, or other disposition, and each option (including any option within the meaning of Section 382 of the Tax Code), agreement, arrangement, or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing; provided, however, that, for the avoidance of doubt, a Transfer shall not include the establishment or settlement of any derivative or similar position or security that does not constitute tax ownership or an option to acquire tax ownership, for purposes of Section 382 of the Tax Code, of the claim, equity interest, or the New Common Stock that may be received thereon. The term “constructive sale” for purposes of this definition means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, or entering into any transaction that has substantially the same effect as any of the foregoing. The term “Beneficially Owned” or “Beneficial Ownership” as used in this definition shall include, with respect to any security, the beneficial ownership of such security by a Person and any direct or indirect subsidiary of such Person and the ownership of such security as determined for U.S. federal income tax purposes.

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1.225 Treatment Objection means an objection to the Debtors’ proposed assumption or rejection of an executory contract or unexpired lease hereunder (including an objection to the proposed Assumption Effective Date or Rejection Effective Date, the Proposed Cure, and/or any proposed assignment, but not including an objection to any Rejection Claim) that is filed with the Bankruptcy Court and served by the applicable Treatment Objection Deadline.

1.226 Treatment Objection Deadline means the deadline for filing and serving a Treatment Objection, which shall be 4:00 p.m. (Eastern Time) on (i) with respect to an executory contract or unexpired lease listed on Schedule “8.1” of the Plan Supplement, the fifteenth (15th) calendar day after such Schedule is filed with the Bankruptcy Court and notice thereof is mailed; (ii) with respect to an executory contract or unexpired lease the proposed treatment of which has been altered by an amendment or supplement to Schedule “8.1” of the Plan Supplement, the fifteenth (15th) calendar day after such amended or supplemental Schedule is filed with the Bankruptcy Court and notice thereof is served; (iii) with respect to an executory contract or unexpired lease for which a Notice of Intent to Assume or a Notice of Intent to Reject is filed, the fifteenth (15th) calendar day after such Notice of Intent to Assume or Notice of Intent to Reject is filed with the Bankruptcy Court and notice thereof is served; (iv) with respect to any executory contract or unexpired lease that is listed on Schedule “8.1“of the Plan Supplement but for which no Notice of Intent to Assume or Notice of Intent to Reject is filed by the Deferred Agreement Deadline, the fifteenth (15th) calendar day after the Deferred Agreement Deadline; and (v) with respect to any other executory contract or unexpired lease, including any executory contract or unexpired lease to be assumed or rejected by category pursuant to Sections 8.3, 8.4, or 8.5 hereof (without being listed on Schedule “8.1” of the Plan Supplement), the deadline for objections to confirmation of the Plan. Notwithstanding the foregoing, with respect to any Special Facility Revenue Bond Agreement to be assumed or rejected pursuant to Article VIII hereof, the deadline for filing and serving a Treatment Objection shall be 4:00 p.m. (Eastern Time) on (a) the twenty-first (21st) calendar day after the applicable Schedule is filed with the Bankruptcy Court and notice thereof is served; (b) the twenty-first (21st) calendar day after the applicable amended or supplemental Schedule is filed with the Bankruptcy Court and notice thereof is served; or (c) the sixth (6th) calendar day after the deadline for objections to confirmation of the Plan, as applicable.

1.227 Triple-Dip General Unsecured Claims means General Unsecured Claims based on obligations of American to guarantee guaranteed obligations of AMR.

1.228 TWU means the Transport Workers Union of America.

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1.229 TWU American Claim means the right to receive 4.8% of the Creditor New Common Stock Allocation granted to the TWU on behalf of the transport workers represented by the TWU pursuant to the order of the Bankruptcy Court entered on September 12, 2012 (ECF No. 4413), in satisfaction and full extinguishment of any and all claims, interests, causes, or demands that the TWU has or might arguably have, on behalf of itself and the transport workers represented by the TWU, as provided by such order; provided, however, that the TWU American Claim shall not include Claims asserted in any proofs of Claim filed in the Chapter 11 Cases by or on behalf of TWU-represented employees, which Claims, if Allowed, shall be classified and treated hereunder in accordance with any such allowance. For purposes of voting hereunder, the entire TWU American Claim shall be voted by the TWU on behalf of the transport workers represented by the TWU.

1.230 TWU American Section 1113 Agreement means that certain (i) American Airlines Settlement Proposal to the Transport Workers Union re: Mechanic & Related, dated July 10, 2012, (ii) American Airlines Settlement Proposal to the Transport Workers Union re: Stores, dated July 10, 2012, (iii) Letter Agreement on Settlement Consideration and Bankruptcy Protections, dated August 22, 2012, between American and the TWU; and (iv) Letters of Memorandum on certain additional provisions between American and the TWU, each as approved pursuant to the order of the Bankruptcy Court entered on September 12, 2012 (ECF No. 4413).

1.231 TWU Eagle Claim means the American Other General Unsecured Claim in the aggregate amount of $6.105 million held by the Transport Workers Union of America that was Allowed pursuant to the (i) order of the Bankruptcy Court entered on December 21, 2012 (Dispatchers) (ECF No. 5841) and (ii) order of the Bankruptcy Court entered on December 21, 2012 (Fleet Service Clerks, Aircraft Maintenance and Related, and Ground School Instructors) (ECF No. 5847), which Claim is not subject to reconsideration under section 502 of the Bankruptcy Code or otherwise.

1.232 TWU Eagle Section 1113 Agreements means (i) that certain (a) tentative agreement with the TWU Operations Coordinators and Flight Dispatchers ratified by the Dispatchers on December 17, 2012, (b) Letter of Agreement on Settlement Consideration and Bankruptcy Protections, (c) Me-Too Provision Letter, and (d) Profit Sharing Plan Letter, as approved pursuant to the order of the Bankruptcy Court entered on December 21, 2012 (ECF No. 5841) and (ii) that certain (a) tentative agreement with the TWU Fleet Service Clerks ratified by the Fleet Service Clerks on August 24, 2012, (b) tentative agreement with the TWU Aircraft Maintenance Technicians, Inspectors, Ground Support Technicians, Aircraft Cleaners and Inventory Control Specialists ratified by the Aircraft Maintenance and Related on October 2, 2012, (c) tentative agreement with the TWU Ground School Instructors ratified by the Ground School Instructors on October 19, 2012, (d) Letter of Agreement on Settlement Consideration and Bankruptcy Protections, and (e) Me-Too Provision Letters, as approved pursuant to the order of the Bankruptcy Court entered on December 21, 2012 (ECF No. 5847).

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1.233 Union means each of the APA, the ALPA, the APFA, the AFA, or the TWU.

1.234 Unsecured Special Facility Revenue Bond Claim means a Special Facility Revenue Bond Claim that is a General Unsecured Claim.

1.235 US Airways means US Airways Group, Inc., a Delaware corporation.

1.236 US Airways 7% Convertible Notes means the outstanding US Airways 7% Senior Convertible Notes due 2020.

1.237 US Airways 7.25% Convertible Notes means the outstanding US Airways 7.25% Convertible Senior Notes due 2014.

1.238 US Airways Common Stock means the shares of common stock, par value $0.01 per share, of US Airways.

1.239 US Airways Disclosure Letter means that certain disclosure letter by US Airways that was delivered to AMR pursuant to, and forming part of, the Merger Agreement.

1.240 US Airways Equity Awards means the US Airways Stock-Settled RSUs and the US Airways Stock-Settled SARs.

1.241 US Airways Fully Diluted Shares means, as of a given time, a number of shares of US Airways Common Stock equal to the aggregate number of shares of US Airways Common Stock that would be deemed to be outstanding as of such time for purposes of calculating “diluted earnings per share” under GAAP using the treasury stock method (calculated for the purposes hereof as though all US Airways Options and US Airways Equity Awards were vested notwithstanding the vesting requirements of any agreements related thereto and using the as-if converted method with respect to outstanding convertible securities), except that the average market price used in such calculation shall equal the average of the daily closing price of US Airways Common Stock on the New York Stock Exchange for each of the twenty (20) trading days ended on (and including) the Share Determination Date. Solely for illustrative purposes, if the Share Determination Date were February 11, 2013, the US Airways Fully Diluted Shares would equal 208,570,577 shares of New Common Stock. US Airways shall deliver to AMR on the Business Day immediately following the Share Determination Date a schedule that sets forth, as of the Share Determination Date, (i) the number of outstanding shares of US Airways Common Stock, (ii) a ledger of the outstanding US Airways Options and US Airways Equity Awards, which ledger includes the applicable exercise price, (iii) the principal amount of the outstanding US Airways 7.25% Convertible Notes and outstanding US Airways 7% Convertible Notes, including the applicable conversion price, (iv) a ledger of

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any outstanding securities or obligations convertible or exchangeable into or exercisable for US Airways Common Stock, which ledger includes the applicable exercise price or conversion price, and (v) US Airways’s determination of US Airways Fully Diluted Shares (for the avoidance of doubt, each of the foregoing items in clauses (i) through (iv) in this Section 1.241 shall be included in the determination of US Airways Fully Diluted Shares).

1.242 US Airways Options means stock options to purchase shares of US Airways Common Stock.

1.243 US Airways Stock-Settled RSUs means stock-settled restricted stock units that are settled in shares of US Airways Common Stock.

1.244 US Airways Stock-Settled SARs means stock-settled stock appreciation rights that are settled in shares of US Airways Common Stock.

1.245 U.S. Trustee means the United States Trustee for the Southern District of New York.

1.246 Value Hurdle means an amount equal to the sum of the Double-Dip Hurdle Value, the Single-Dip Hurdle Value, and the Labor Claims Hurdle Value.

1.247 Value Hurdle Price means an amount equal to (i) the Value Hurdle divided by (ii) the difference between the New Common Stock Allocation and the Initial Old Equity Allocation.

1.248 Voting Agent means GCG, Inc., the Debtors’ voting agent.

1.249 Voting Deadline means the date set by the Bankruptcy Court by which all completed Ballots must be received.

1.250 VWAP means, with respect to any date, the volume weighted average price of New Common Stock for the five (5) trading days ending on the last trading day immediately prior to such date; provided, however, VWAP (i) as of the day immediately prior to the Effective Date shall be calculated as the volume weighted average price of US Airways Common Stock for the five (5) trading days ending on the last trading day that is at least two (2) days immediately prior to the Effective Date and (ii) as of the Effective Date and until the New Common Stock is trading on a nationally recognized stock exchange shall be calculated as the volume weighted average price of US Airways Common Stock for the five (5) trading days ending on the last trading day immediately prior to the Effective Date. The VWAP shall be calculated by using the “VWAP” function on a Bloomberg terminal by typing either “LCC” or the stock symbol for New Common Stock, as applicable, and then pressing the “EQUITY” key, typing “VWAP,” and then pressing the “GO” key. Once directed to the VWAP screen,

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the beginning time and date shall be entered as 9:30 a.m. (Eastern Time) on the date five (5) trading days prior to the previous trading day and the ending time and date shall be entered as of 4:30 p.m.(Eastern Time) on the last trading date, and then pressing the “GO” key. For the avoidance of doubt, the “Bloomberg” calculation shall be used for purposes of calculating VWAP.

1.251 Workers’ Compensation Plan means each of the Debtors’ written contracts, agreements, agreements of indemnity, qualified self-insurance workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance entered into prior to the Commencement Date.

INTERPRETATION; APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION.

The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

It is the intention of the Plan that (i) all Allowed General Unsecured Claims, Allowed American Union Claims, and Allowed AMR Equity Interests shall be fully settled and satisfied only with shares of New Mandatorily Convertible Preferred Stock and shares of New Common Stock, as applicable; provided, however, that Convenience Class Claims may be satisfied with up to $25 million in Cash, and (ii) the aggregate number of shares of New Common Stock that are issuable pursuant to the Plan, including those that are or may become issuable upon conversion of shares of the New Mandatorily Convertible Preferred Stock issued hereunder, shall not exceed the Maximum Plan Shares. The Plan shall be interpreted and administered consistent with this intention.

ARTICLE II.

ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

2.1 Administrative Expenses

(a) AMR Debtors. Except to the extent that New AAG and a holder of an Allowed Administrative Expense against any of the AMR Debtors agree to a different treatment of such Administrative Expense, on the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Administrative Expense shall receive, in full satisfaction of such Allowed Administrative Expense, an amount in Cash equal to the Allowed amount of such Administrative Expense; provided, however, that Allowed Administrative Expenses against any of the AMR Debtors representing liabilities

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incurred in the ordinary course by the AMR Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by any of the AMR Debtors, as debtors in possession, whether or not incurred in the ordinary course, shall be paid by New AAG in the ordinary course, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

(b) American Debtors. Except to the extent that New AAG and a holder of an Allowed Administrative Expense against any of the American Debtors agree to a different treatment of such Administrative Expense, on the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Administrative Expense shall receive, in full satisfaction of such Allowed Administrative Expense, an amount in Cash equal to the Allowed amount of such Administrative Expense; provided, however, that Allowed Administrative Expenses against any of the American Debtors representing liabilities incurred in the ordinary course by any of the American Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by any of the American Debtors, as debtors in possession, whether or not incurred in the ordinary course, shall be paid by New AAG in the ordinary course, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

(c) Eagle Debtors. Except to the extent that New AAG and a holder of an Allowed Administrative Expense against any of the Eagle Debtors agree to a different treatment of such Administrative Expense, on the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Administrative Expense shall receive, in full satisfaction of such Allowed Administrative Expense, an amount in Cash equal to the Allowed amount of such Administrative Expense; provided, however, that Allowed Administrative Expenses against any of the Eagle Debtors representing liabilities incurred in the ordinary course by any of the Eagle Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by any of the Eagle Debtors, as debtors in possession, whether or not incurred in the ordinary course, shall be paid by New AAG in the ordinary course, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2 Compensation and Reimbursement Claims. All Entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is sixty (60) days after the Confirmation Date or as may be otherwise provided in the Confirmation Order and (ii) be paid in full in such amounts as are allowed by the Bankruptcy Court (A) on the date on which the order of the Bankruptcy Court relating to any such Administrative Expense is entered, or as soon thereafter as reasonably practicable, or (B) upon such other terms as may be

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mutually agreed upon between the holder of such an Administrative Expense and the Debtors, or, if on or after the Effective Date, New AAG. The Debtors and the Reorganized Debtors, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3 Priority Tax Claims

(a) AMR Debtors. Except to the extent that New AAG and a holder of an Allowed Priority Tax Claim against any of the AMR Debtors agree to a different treatment of such Claim, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the AMR Debtors, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the Effective Date, or as soon thereafter as reasonably practicable, as to any Allowed Priority Tax Claim or (ii) Cash, in equal semi-annual installments commencing on the first (1st) Business Day following the Effective Date (or if later, the first (1st) Distribution Date after such Claim becomes an Allowed Priority Tax Claim) and continuing over a period not exceeding five (5) years from and after the Commencement Date, together with interest accrued thereon at the applicable nonbankruptcy rate, which as to any Allowed Priority Tax Claim of the Internal Revenue Service on behalf of the United States shall be the applicable rate specified by the Tax Code, as of the Confirmation Date, applied pursuant to section 511 of the Bankruptcy Code, subject to the sole option of the Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim. All Allowed Priority Tax Claims against any of the AMR Debtors that are not due and payable on or before the Effective Date shall be paid in the ordinary course as such obligations become due.

(b) American Debtors. Except to the extent that New AAG and a holder of an Allowed Priority Tax Claim against any of the American Debtors agree to a different treatment of such Claim, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the American Debtors, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the Effective Date, or as soon thereafter as reasonably practicable, as to any Allowed Priority Tax Claim or (ii) Cash, in equal semi-annual installments commencing on the first (1st) Business Day following the Effective Date (or if later, the first (1st) Distribution Date after such Claim becomes an Allowed Priority Tax Claim) and continuing over a period not exceeding five (5) years from and after the Commencement Date, together with interest accrued thereon at the applicable nonbankruptcy rate, which as to any Allowed Priority Tax Claim of the Internal Revenue Service on behalf of the United States shall be the applicable rate specified by the Tax Code, as of the Confirmation Date, applied pursuant to section 511 of the Bankruptcy Code, subject to the sole option of the Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim. All Allowed Priority Tax Claims against any of the American Debtors that are not due and payable on or before the Effective Date shall be paid in the ordinary course as such obligations become due.

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(c) Eagle Debtors. Except to the extent that New AAG and a holder of an Allowed Priority Tax Claim against any of the Eagle Debtors agree to a different treatment of such Claim, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Eagle Debtors, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the Effective Date, or as soon thereafter as reasonably practicable, as to any Allowed Priority Tax Claim or (ii) Cash, in equal semi-annual installments commencing on the first (1st) Business Day following the Effective Date (or if later, the first (1st) Distribution Date after such Claim becomes an Allowed Priority Tax Claim) and continuing over a period not exceeding five (5) years from and after the Commencement Date, together with interest accrued thereon at the applicable nonbankruptcy rate, which as to any Allowed Priority Tax Claim of the Internal Revenue Service on behalf of the United States shall be the applicable rate specified by the Tax Code, as of the Confirmation Date, applied pursuant to section 511 of the Bankruptcy Code, subject to the sole option of the Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim. All Allowed Priority Tax Claims against any of the Eagle Debtors that are not due and payable on or before the Effective Date shall be paid in the ordinary course as such obligations become due.

2.4 Special Provisions Regarding Fees and Expenses of Indenture Trustees. Except as may be otherwise provided in a Final Order of the Bankruptcy Court previously entered in the Chapter 11 Cases or as set forth in Schedule “2” hereto, the reasonable prepetition and postpetition fees and expenses of each of the Indenture Trustees, to the extent payable by any of the Debtors pursuant to the terms of the applicable Bond Documents (which includes the reasonable fees and expenses of any counsel and/or other professionals retained by the Indenture Trustees in connection with such duties) shall be deemed Allowed Administrative Expenses and shall be paid in Cash on the Effective Date, or as soon thereafter as reasonably practicable, upon submission of documented invoices (in customary form) to the Debtors and the Creditors’ Committee, subject to a review for reasonableness by the Debtors and the Creditors’ Committee, without the necessity of making application to the Bankruptcy Court. The Indenture Trustees shall provide the Debtors and the Creditors’ Committee with an estimate of such fees and expenses no later than thirty (30) days prior to the Confirmation Hearing. Notwithstanding the foregoing, under no circumstances shall any such fees and expenses (including counsel and/or other professionals) include fees and expenses associated with Avoidance Actions. Subject to Section 6.14 hereof, each Indenture Trustee’s charging lien, if any, shall be discharged solely upon payment in full of the respective fees and expenses of the Indenture Trustees and termination of the respective Indenture Trustee’s duties. Nothing herein shall be deemed to impair, waive, or discharge the Indenture Trustees’ respective charging liens, if any, for any fees and expenses not paid by the Debtors or the Reorganized Debtors, as applicable. In addition, upon submission of documented invoices (in customary form) to New AAG and without the necessity of making application to the Bankruptcy Court, New AAG shall pay the reasonable fees and expenses of the Indenture Trustees in connection with making distributions hereunder. Any fees and expenses owing under the Support and Settlement Agreement shall be deemed Allowed Administrative Expenses and shall be paid in Cash on the Effective Date or as otherwise provided in the Support and Settlement Agreement to the extent provided in any order of the Bankruptcy Court.

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ARTICLE III.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (i) impaired or unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to reject the Plan:

Class	Designation	Impairment	Entitled to Vote
AMR Class 1	AMR Secured Claims	Unimpaired	No (deemed to accept)
AMR Class 2	AMR Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
AMR Class 3	AMR General Unsecured Guaranteed Claims	Impaired	Yes
AMR Class 4	AMR Other General Unsecured Claims	Impaired	Yes
AMR Class 5	AMR Equity Interests	Impaired	Yes
AMR Class 6	AMR Other Equity Interests	Unimpaired	No (deemed to accept)
American Class 1	American Secured Aircraft Claims	Unimpaired	No (deemed to accept)
American Class 2	American Other Secured Claims	Unimpaired	No (deemed to accept)
American Class 3	American Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
American Class 4	American General Unsecured Guaranteed Claims	Impaired	Yes
American Class 5	American Other General Unsecured Claims	Impaired	Yes
American Class 6	American Union Claims	Impaired	Yes
American Class 7	American Convenience Class Claims	Impaired	Yes
American Class 8	American Equity Interests	Unimpaired	No (deemed to accept)
Eagle Class 1	Eagle Secured Claims	Unimpaired	No (deemed to accept)
Eagle Class 2	Eagle Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
Eagle Class 3	Eagle General Unsecured Claims	Impaired	Yes
Eagle Class 4	Eagle Convenience Class Claims	Impaired	Yes
Eagle Class 5	Eagle Equity Interests	Unimpaired	No (deemed to accept)

For convenience of identification, the Plan classifies the Allowed Claims in AMR Class 1, American Class 1, American Class 2, and Eagle Class 1 as single Classes. These Classes are actually a group of subclasses, depending on the underlying property securing such Allowed Claims, and each subclass is treated hereunder as a distinct Class for voting and distribution purposes.

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ARTICLE IV.

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1 AMR Class 1 – AMR Secured Claims. Except to the extent that a holder of an Allowed Secured Claim against any of the AMR Debtors agrees to a different treatment of such Claim, each holder of an Allowed Secured Claim against any of the AMR Debtors shall receive, at the option of the AMR Debtors, and in full satisfaction of such Claim, either (i) Cash in an amount equal to one hundred percent (100%) of the unpaid amount of such Allowed Secured Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Claim, net of the costs of disposition of such Collateral, (iii) the Collateral securing such Allowed Secured Claim, (iv) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Allowed Secured Claim is entitled, or (v) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event a Secured Claim against any of the AMR Debtors is treated under clause (i) or (ii) of this Section, the liens securing such Secured Claim shall be deemed released immediately upon payment of the Cash or proceeds as provided in such clauses. Any distributions made pursuant to this Section shall be made on or as soon as reasonably practicable after the first (1st) Distribution Date occurring after the latest of (i) the Effective Date, (ii) at least twenty (20) calendar days after the date such Secured Claim becomes Allowed, and (iii) the date for payment provided by any agreement between the applicable AMR Debtor(s) and the holder of such Secured Claim.

4.2 AMR Class 2 – AMR Priority Non-Tax Claims. Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the AMR Debtors agrees to a different treatment of such Claim, each holder of an Allowed Priority Non-Tax Claim against any of the AMR Debtors shall receive, in full satisfaction of such Claim, an amount in Cash equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Priority Non-Tax Claim becomes Allowed, and (iii) the date for payment provided by any agreement between the applicable AMR Debtor(s) and the holder of such Priority Non-Tax Claim.

4.3 AMR Class 3 – AMR General Unsecured Guaranteed Claims

(a) Each holder of an Allowed AMR General Unsecured Guaranteed Claim shall receive on the Initial Distribution Date (for AMR General Unsecured Guaranteed Claims that are Allowed as of the Effective Date), a number of shares of New Mandatorily Convertible Preferred Stock equal to the quotient of such Claim’s pro rata share of the Double-Dip Full Recovery Amount divided by the per share Initial Stated Value. Each holder of an Allowed AMR General Unsecured Guaranteed Claim shall receive a distribution hereunder only on account of its Allowed AMR General Unsecured Guaranteed Claim as set forth in this Section 4.3 and shall not receive any distribution hereunder on account of such holder’s Claim against American for American’s guarantee of such AMR General Unsecured Guaranteed Claim.

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(b) At any time prior to the fifth (5th) Business Day before the Effective Date, a holder of an Allowed AMR General Unsecured Guaranteed Claim may irrevocably elect to have all or any portion of its Allowed AMR General Unsecured Guaranteed Claim treated as an Allowed AMR Other General Unsecured Claim in AMR Class 4. Such election shall be made on the form included in the Plan Supplement and, to be effective, must be actually received by the attorneys for the Debtors prior to such fifth (5th) Business Day. Any election not complying with the foregoing shall have no force or effect.

(c) The AMR Note Claims shall be Allowed as AMR General Unsecured Guaranteed Claims in amounts equal to (i) the respective prepetition amounts listed next to each Indenture set forth on Schedule “1” hereto plus (ii) interest (including interest on overdue interest) at the respective rates set forth on Schedule “1” hereto from the Commencement Date through the Effective Date (the “AMR Fixed Allowed Guaranteed Note Claims”). The AMR Fixed Allowed Guaranteed Note Claims shall override and supersede any individual Claims filed by Registered Holders or beneficial owners of debt securities with respect to the AMR Note Claims. Distributions to holders of AMR Fixed Allowed Guaranteed Note Claims shall be made in accordance with Section 5.2 hereof. As provided in Section 5.15 hereof, any holder of an AMR Fixed Allowed Guaranteed Note Claim with respect to a Note that is a Convertible Note may irrevocably elect to have such AMR Fixed Allowed Guaranteed Note Claim treated as an Allowed AMR Equity Interest in AMR Class 5 (subject to the terms and provisions of the Revised Final Order Pursuant to 11 U.S.C. §§ 105(a) and 362 Establishing Notification Procedures for Substantial Claimholders and Equity Security Holders and Approving Restrictions on Certain Transfers of Interests in the Debtors’ Estates, entered by the Bankruptcy Court on April 11, 2013 (ECF No. 7591)).

4.4 AMR Class 4 – AMR Other General Unsecured Claims. Each holder of an Allowed AMR Other General Unsecured Claim as of the Effective Date shall receive (i) on or as soon as reasonably practicable after the Initial Distribution Date, its Initial Pro Rata Share of a number of shares of New Mandatorily Convertible Preferred Stock equal to the quotient of (x) the Total Initial Stated Value, less the Double-Dip Full Recovery Amount, divided by (y) the per share Initial Stated Value, and (ii) as soon as reasonably practicable after the Final Mandatory Conversion Date, its Initial Pro Rata Share of a number of shares of New Common Stock equal to (I) the Creditor New Common Stock Allocation, less (II) the number of shares of New Common Stock issued upon conversion of all of the shares of New Mandatorily Convertible Preferred Stock, less (III) the Labor Common Stock Allocation. In connection with each Interim True-Up Distribution, each holder of an Allowed AMR Other General Unsecured Claim shall receive its Interim Pro Rata Share of the distribution allocated to Allowed Single-Dip General Unsecured Claims pursuant to Section 7.4(a) hereof. In connection with the Final True-Up Distribution, each holder of an Allowed AMR Other General Unsecured

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Claim shall receive its Final Pro Rata Share of the distribution allocated to Allowed Single-Dip General Unsecured Claims pursuant to Section 7.4(b) hereof. The right of a holder of an Allowed AMR Other General Unsecured Claim to receive any distribution on a Final Mandatory Conversion Date, an Interim Distribution Date, or a Final Distribution Date shall not be Transferable; provided, however, that this sentence shall not apply to any shares of New Mandatorily Convertible Preferred Stock or the right to receive shares of New Common Stock pursuant to the conversion thereof.

4.5 AMR Class 5 – AMR Equity Interests. Each holder of an Allowed AMR Equity Interest shall receive its pro rata share (i) on the Effective Date, or as soon as thereafter as reasonably practicable, of the Initial Old Equity Allocation and (ii) on each Mandatory Conversion Date, or as soon thereafter as reasonably practicable, of the Market-Based Old Equity Allocation. In connection with each Interim True-Up Distribution, each holder of an Allowed AMR Equity Interest shall receive its pro rata share of the Market-Based Old Equity Allocation pursuant to Section 7.4(a) hereof. In connection with the Final True-Up Distribution, each holder of an Allowed AMR Equity Interest shall receive its pro rata share of the Market-Based Old Equity Allocation pursuant to Section 7.4(b) hereof. The right of a holder of an Allowed AMR Equity Interest to receive any distribution on a Mandatory Conversion Date, an Interim Distribution Date, or a Final Distribution Date shall not be Transferable.

4.6 AMR Class 6 – AMR Other Equity Interests. Subject to the Roll-Up Transactions, if any, the AMR Other Equity Interests shall not be cancelled, but shall be reinstated for the benefit of the respective Reorganized Debtor that is the holder thereof.

4.7 American Class 1 – American Secured Aircraft Claims. Except to the extent that a holder of an Allowed Secured Aircraft Claim against any of the American Debtors agrees to a different treatment of such Claim (including, without limitation, pursuant to a Postpetition Aircraft Agreement), each holder of an Allowed Secured Aircraft Claim against any of the American Debtors shall receive, at the option of the American Debtors, and in full satisfaction of such Claim, either (i) Cash in an amount equal to one hundred percent (100%) of the unpaid amount of such Allowed Secured Aircraft Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Aircraft Claim, net of the costs of disposition of such Collateral, (iii) the Collateral securing such Allowed Secured Aircraft Claim, (iv) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Allowed Secured Aircraft Claim is entitled, or (v) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event a Secured Aircraft Claim against any of the American Debtors is treated under clause (i) or (ii) of this Section, the liens securing such Secured Aircraft Claim shall be deemed released immediately upon payment of the Cash or proceeds as provided in such clauses. Any distributions made pursuant to this Section shall be made on or as soon as reasonably

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practicable after the first (1st) Distribution Date occurring after the latest of (i) the Effective Date, (ii) at least twenty (20) calendar days after the date such Secured Aircraft Claim becomes Allowed, and (iii) the date for payment provided by any agreement between the applicable American Debtor(s) and the holder of such Secured Aircraft Claim.

4.8 American Class 2 – American Other Secured Claims. Except to the extent that a holder of an Allowed Other Secured Claim against any of the American Debtors agrees to a different treatment of such Claim, each holder of an Allowed Other Secured Claim against any of the American Debtors shall receive, at the option of the American Debtors, and in full satisfaction of such Claim, either (i) Cash in an amount equal to one hundred percent (100%) of the unpaid amount of such Allowed Other Secured Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim, net of the costs of disposition of such Collateral, (iii) the Collateral securing such Allowed Other Secured Claim, (iv) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Allowed Other Secured Claim is entitled, or (v) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event an Other Secured Claim against any of the American Debtors is treated under clause (i) or (ii) of this Section, the liens securing such Other Secured Claim shall be deemed released immediately upon payment of the Cash or proceeds as provided in such clauses. Any distributions made pursuant to this Section shall be made on or as soon as reasonably practicable after the first (1st) Distribution Date occurring after the latest of (i) the Effective Date, (ii) at least twenty (20) calendar days after the date such Other Secured Claim becomes Allowed, and (iii) the date for payment provided by any agreement between the applicable American Debtor(s) and the holder of such Other Secured Claim.

4.9 American Class 3 – American Priority Non-Tax Claims. Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the American Debtors agrees to a different treatment of such Claim, each holder of an Allowed Priority Non-Tax Claim against any of the American Debtors shall receive, in full satisfaction of such Claim, an amount in Cash equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Priority Non-Tax Claim becomes Allowed, and (iii) the date for payment provided by any agreement between the applicable American Debtor(s) and the holder of such Priority Non-Tax Claim.

4.10 American Class 4 – American General Unsecured Guaranteed Claims

(a) Each holder of an Allowed American General Unsecured Guaranteed Claim shall receive on the Initial Distribution Date (for American General Unsecured Guaranteed Claims that are Allowed as of the Effective Date), a number of shares of New Mandatorily Convertible Preferred Stock equal to the quotient of such

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Claim’s pro rata share of the Double-Dip Full Recovery Amount divided by the per share Initial Stated Value. Each holder of an Allowed American General Unsecured Guaranteed Claim shall receive a distribution hereunder only on account of its Allowed American General Unsecured Guaranteed Claim as set forth in this Section 4.10 and shall not receive any distribution on account of such holder’s Claim against AMR for AMR’s guarantee of such American General Unsecured Guaranteed Claim.

(b) At any time prior to the fifth (5th) Business Day before the Effective Date, a holder of an Allowed American General Unsecured Guaranteed Claim may irrevocably elect to have all or any portion of its Allowed American General Unsecured Guaranteed Claim treated as an Allowed American Other General Unsecured Claim in American Class 5. Such election shall be made on the form included in the Plan Supplement and, to be effective, must be actually received by the attorneys for the Debtors prior to such fifth (5th) Business Day. Any election not complying with the foregoing shall have no force or effect.

(c) The American Note Claims that are Double-Dip General Unsecured Claims shall be Allowed as American General Unsecured Guaranteed Claims in amounts equal to (i) the respective prepetition amounts listed next to each Indenture set forth on Schedule “2” hereto plus (ii) interest (including interest on overdue interest) at the respective rates set forth on Schedule “2” hereto from the Commencement Date through the Effective Date (the “American Fixed Allowed Guaranteed Note Claims”). The American Fixed Allowed Guaranteed Note Claims shall override and supersede any individual Claims filed by Registered Holders or beneficial owners of debt securities with respect to the American Note Claims. Distributions to holders of American Fixed Allowed Guaranteed Note Claims shall be made in accordance with Section 5.2 hereof.

(d) The Unsecured Special Facility Revenue Bond Claims that are Double-Dip General Unsecured Claims against the American Debtors shall be Allowed as American General Unsecured Guaranteed Claims in amounts equal to (i) the respective prepetition amounts listed next to each Special Facility Revenue Bond Agreement set forth on Schedule “2” hereto plus (ii) interest (including interest on overdue interest) at the respective rates set forth on Schedule “2” hereto from the Commencement Date through the Effective Date (the “American Fixed Allowed Guaranteed Unsecured Special Facility Revenue Bond Claims”). The American Fixed Allowed Guaranteed Unsecured Special Facility Revenue Bond Claims shall override and supersede any individual Claims filed by Registered Holders or beneficial owners of debt securities with respect to the Unsecured Special Facility Revenue Bond Claims against the American Debtors. Distributions to holders of Unsecured Special Facility Revenue Bond Claims against the American Debtors shall be made in accordance with Section 5.2 hereof.

(e) Each holder of a Triple-Dip General Unsecured Claim shall receive distributions hereunder only on account of its Allowed Double-Dip General Unsecured Claim.

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4.11 American Class 5 – American Other General Unsecured Claims

(a) Each holder of an Allowed American Other General Unsecured Claim as of the Effective Date shall receive (i) on or as soon as reasonably practicable after the Initial Distribution Date, its Initial Pro Rata Share of a number of shares of New Mandatorily Convertible Preferred Stock equal to the quotient of (x) the Total Initial Stated Value, less the Double-Dip Full Recovery Amount, divided by (y) the per share Initial Stated Value, and (ii) as soon as reasonably practicable after the Final Mandatory Conversion Date, its Initial Pro Rata Share of a number of shares of New Common Stock equal to (I) the Creditor New Common Stock Allocation, less (II) the number of shares of New Common Stock issued upon conversion of all of the shares of New Mandatorily Convertible Preferred Stock, less (III) the Labor Common Stock Allocation. In connection with each Interim True-Up Distribution, each holder of an Allowed American Other General Unsecured Claim shall receive its Interim Pro Rata Share of the distribution allocated to Allowed Single-Dip General Unsecured Claims pursuant to Section 7.4(a) hereof. In connection with the Final True-Up Distribution, each holder of an Allowed American Other General Unsecured Claim shall receive its Final Pro Rata Share of the distribution allocated to Allowed Single-Dip General Unsecured Claims pursuant to Section 7.4(b) hereof. The right of a holder of an Allowed American Other General Unsecured Claim to receive any distribution on a Mandatory Conversion Date, an Interim Distribution Date, or a Final Distribution Date shall not be Transferable; provided, however, that this sentence shall not apply to any shares of New Mandatorily Convertible Preferred Stock or the right to receive shares of New Common Stock pursuant to the conversion thereof.

(b) The American Note Claims that are Single-Dip General Unsecured Claims shall be Allowed as American Other General Unsecured Claims in American Class 5 in amounts equal to (i) the respective prepetition amounts listed next to each Indenture set forth on Schedule “3” hereto plus (ii) interest (including interest on overdue interest) at the respective rates set forth on Schedule “3” hereto from the Commencement Date through the Effective Date (the “American Fixed Allowed Other Note Claims”). The American Fixed Allowed Other Note Claims shall override and supersede any individual Claims filed by Registered Holders or beneficial owners of debt securities with respect to the American Note Claims. Distributions to holders of American Fixed Allowed Other Note Claims shall be made in accordance with Section 5.2 hereof.

(c) The Unsecured Special Facility Revenue Bond Claims that are Single-Dip General Unsecured Claims against the American Debtors shall be Allowed as American Other General Unsecured Claims in American Class 5 in amounts equal to (i) the respective prepetition amounts listed next to each Special Facility Revenue Bond Agreement set forth on Schedule “3” hereto plus (ii) interest (including interest on overdue interest) at the respective rates set forth on Schedule “3” hereto from the Commencement Date through the Effective Date (the “American Fixed Allowed Unsecured Special Facility Revenue Bond Claims”). The American Fixed Allowed Unsecured Special Facility Revenue Bond Claims shall override and supersede any individual Claims filed by Registered Holders or beneficial owners of debt securities with respect to the Unsecured Special Facility Revenue Bond Claims against the American Debtors. Distributions to holders of Unsecured Special Facility Revenue Bond Claims against the American Debtors shall be made in accordance with Section 5.2 hereof.

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(d) The DFW 1.5x Unsecured Special Facility Revenue Bond Claims against the American Debtors shall be Allowed as American Other General Unsecured Claims in American Class 5 in amounts equal to (i) the respective prepetition amounts listed next to each DFW 1.5x Special Facility Revenue Bond Agreement set forth on Schedule “3” hereto plus (ii) interest (including interest on overdue interest) at the respective rates set forth on Schedule “3” hereto from the Commencement Date through the Effective Date (the “American Fixed Allowed DFW 1.5x Unsecured Special Facility Revenue Bond Claims”). The American Fixed Allowed DFW 1.5x Unsecured Special Facility Revenue Bond Claims shall override and supersede any individual Claims filed by Registered Holders or beneficial owners of debt securities with respect to the DFW 1.5x Unsecured Special Facility Revenue Bond Claims against the American Debtors. Distributions to holders of DFW 1.5x Unsecured Special Facility Revenue Bond Claims against the American Debtors shall be made in accordance with Section 5.2 hereof; provided, however, under no circumstances shall the holders thereof receive more (in New Common Stock value based on the formulas provided herein) than a single satisfaction.

The treatment provided hereunder to holders of Allowed DFW 1.5x Unsecured Special Facility Revenue Bond Claims is the result of a compromise and settlement (the “DFW 1.5x Settlement”). The DFW 1.5x Settlement provides that each holder of an Allowed DFW 1.5x Unsecured Special Facility Revenue Bond Claim shall be treated hereunder as having (i) an Allowed American Other General Unsecured Claim in an amount equal to the par amount of such Claim plus all nondefault rate interest accrued through the Effective Date and (ii) an Allowed American Other General Unsecured Claim on account of the guarantee by American of such Claim in an amount equal 50% of the par amount of such Claim, plus all nondefault rate interest accrued through the Effective Date; provided, however, that (A) the amount Allowed on account of the guarantee by American shall not increase the aggregate distributions to holders of Allowed Single-Dip General Unsecured Claims hereunder or the amount of the Single-Dip Full Recovery Amount, and (B) the distributions to holders of Allowed DFW 1.5x Unsecured Special Facility Revenue Bond Claims shall be not more than a single satisfaction.

4.12 American Class 6 –American Union Claims

(a) APA Claim. The APA shall receive, in full satisfaction of the APA Claim, shares of New Common Stock constituting 13.5% of the Creditor New Common Stock Allocation in accordance with the APA Section 1113 Agreement as follows: On the Initial Distribution Date, or as soon thereafter as reasonably practicable, the APA shall receive its pro rata share of the Initial Labor Common Stock Allocation. On each Mandatory Conversion Date, or as soon thereafter as reasonably practicable, the APA shall receive its pro rata share of the applicable Incremental Labor Common Stock

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Allocation. In connection with each Interim True-Up Distribution, the APA shall receive its pro rata share of the distribution made on account of the American Labor Allocation pursuant to Section 7.4(a) hereof. In connection with the Final True-Up Distribution, the APA shall receive its pro rata share of the distribution made on account of the American Labor Allocation pursuant to Section 7.4(b) hereof. The right of the APA to receive any distribution on a Mandatory Conversion Date, an Interim Distribution Date, or a Final Distribution Date shall not be Transferable.

(b) APFA Claim. The APFA shall receive, in full satisfaction of the APFA Claim, shares of New Common Stock constituting 3% of the Creditor New Common Stock Allocation in accordance with the APFA Section 1113 Agreement as follows: On the Initial Distribution Date, or as soon thereafter as reasonably practicable, the APFA shall receive its pro rata share of the Initial Labor Common Stock Allocation. On each Mandatory Conversion Date, or as soon thereafter as reasonably practicable, the APFA shall receive its pro rata share of the applicable Incremental Labor Common Stock Allocation. In connection with each Interim True-Up Distribution, the APFA shall receive its pro rata share of the distribution made on account of the American Labor Allocation pursuant to Section 7.4(a) hereof. In connection with the Final True-Up Distribution, the APFA shall receive its pro rata share of the distribution made on account of the American Labor Allocation pursuant to Section 7.4(b) hereof. The right of the APFA to receive any distribution on a Mandatory Conversion Date, an Interim Distribution Date, or a Final Distribution Date shall not be Transferable.

(c) TWU American Claim. The TWU shall receive, in full satisfaction of the TWU American Claim, shares of New Common Stock constituting 4.8% of the Creditor New Common Stock Allocation in accordance with the TWU American Section 1113 Agreement as follows: On the Initial Distribution Date, or as soon thereafter as reasonably practicable, the TWU shall receive its pro rata share of the Initial Labor Common Stock Allocation. On each Mandatory Conversion Date, or as soon thereafter as reasonably practicable, the TWU shall receive its pro rata share of the applicable Incremental Labor Common Stock Allocation. In connection with each Interim True-Up Distribution, the TWU shall receive its pro rata share of the distribution made on account of the American Labor Allocation pursuant to Section 7.4(a) hereof. In connection with the Final True-Up Distribution, the TWU shall receive its pro rata share of the distribution made on account of the American Labor Allocation pursuant to Section 7.4(b) hereof. The right of the TWU to receive any distribution on a Mandatory Conversion Date, an Interim Distribution Date, or a Final Distribution Date shall not be Transferable.

4.13 American Class 7 – American Convenience Class Claims. Each holder of an Allowed Convenience Class Claim against any of the American Debtors shall receive, on or as soon as reasonably practicable after the later of (i) the Initial Distribution Date (for Claims that are Allowed as of the Effective Date) and (ii) the Distribution Date that is at least twenty (20) calendar days after such Convenience Class Claim becomes an Allowed Convenience Class Claim, Cash in the amount of 100% of the amount of its Allowed Convenience Class Claim as of the

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Commencement Date; provided, however, that if the aggregate amount of Allowed Convenience Class Claims in American Class 7 and Allowed Convenience Class Claims in Eagle Class 4 exceed $25 million, the percentage Cash distribution to each holder of an Allowed Convenience Class Claim against any of the American Debtors shall be reduced so that the aggregate amount of Cash distributable with respect to all Allowed Convenience Class Claims against any of the American Debtors and Allowed Convenience Class Claims against any of the Eagle Debtors does not exceed $25 million.

4.14 American Class 8 – American Equity Interests. Subject to the Roll-Up Transactions, if any, the American Equity Interests shall not be cancelled, but shall be reinstated for the benefit of the respective Reorganized Debtor that is the holder thereof.

4.15 Eagle Class 1 – Eagle Secured Claims. Except to the extent that a holder of an Allowed Secured Claim against any of the Eagle Debtors agrees to a different treatment of such Claim, each holder of an Allowed Secured Claim against any of the Eagle Debtors shall receive, at the option of the Eagle Debtors, and in full satisfaction of such Claim, either (i) Cash in an amount equal to one hundred percent (100%) of the unpaid amount of such Allowed Secured Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Claim, net of the costs of disposition of such Collateral, (iii) the Collateral securing such Allowed Secured Claim, (iv) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Allowed Secured Claim is entitled, or (v) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event a Secured Claim against any of the Eagle Debtors is treated under clause (i) or (ii) of this Section, the liens securing such Secured Claim shall be deemed released immediately upon payment of the Cash or proceeds as provided in such clauses. Any distributions made pursuant to this Section shall be made on or as soon as reasonably practicable after the first (1st) Distribution Date occurring after the latest of (i) the Effective Date, (ii) at least twenty (20) calendar days after the date such Secured Claim becomes Allowed, and (iii) the date for payment provided by any agreement between the applicable Eagle Debtor(s) and the holder of such Secured Claim.

4.16 Eagle Class 2 – Eagle Priority Non-Tax Claims. Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Eagle Debtors agrees to a different treatment of such Claim, each holder of an Allowed Priority Non-Tax Claim against any of the Eagle Debtors shall receive, in full satisfaction of such Claim, an amount in Cash equal to the Allowed amount of such Claim on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Priority Non-Tax Claim becomes Allowed, and (iii) the date for payment provided by any agreement between the applicable Eagle Debtor(s) and the holder of such Priority Non-Tax Claim.

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4.17 Eagle Class 3 – Eagle General Unsecured Claims. Each holder of an Allowed Eagle General Unsecured Claim as of the Effective Date shall receive (i) on or as soon as reasonably practicable after the Initial Distribution Date, its Initial Pro Rata Share of a number of shares of New Mandatorily Convertible Preferred Stock equal to the quotient of (x) the Total Initial Stated Value, less the Double-Dip Full Recovery Amount, divided by (y) the per share Initial Stated Value, and (ii) as soon as reasonably practicable after the Final Mandatory Conversion Date, its Initial Pro Rata Share of a number of shares of New Common Stock equal to (I) the Creditor New Common Stock Allocation, less (II) the number of shares of New Common Stock issued upon conversion of all of the shares of New Mandatorily Convertible Preferred Stock, less (III) the Labor Common Stock Allocation. In connection with each Interim True-Up Distribution, each holder of an Allowed Eagle General Unsecured Claim shall receive its Interim Pro Rata Share of the distribution allocated to Allowed Single-Dip General Unsecured Claims pursuant to Section 7.4(a) hereof. In connection with the Final True-Up Distribution, each holder of an Allowed Eagle General Unsecured Claim shall receive its Final Pro Rata Share of the distribution allocated to Allowed Single-Dip General Unsecured Claims pursuant to Section 7.4(b) hereof. The right of a holder of an Allowed Eagle General Unsecured Claim to receive any distribution on a Mandatory Conversion Date, an Interim Distribution Date, or a Final Distribution Date shall not be Transferable; provided, however, that this sentence shall not apply to any shares of New Mandatorily Convertible Preferred Stock or the right to receive shares of New Common Stock pursuant to the conversion thereof.

4.18 Eagle Class 4 – Eagle Convenience Class Claims. Each holder of an Allowed Convenience Class Claim against any of the Eagle Debtors shall receive, on or as soon as reasonably practicable after the later of (i) the Initial Distribution Date (for Claims that are Allowed as of the Effective Date) and (ii) the Distribution Date that is at least twenty (20) calendar days after such Convenience Class Claim becomes an Allowed Convenience Class Claim, Cash in the amount of 100% of the amount of its Allowed Convenience Class Claim as of the Commencement Date; provided, however, that if the aggregate amount of Allowed Convenience Class Claims in American Class 7 and Allowed Convenience Class Claims in Eagle Class 4 exceed $25 million, the percentage Cash distribution to each holder of an Allowed Convenience Class Claim against any of the Eagle Debtors shall be reduced so that the aggregate amount of Cash distributable with respect to all Allowed Convenience Class Claims against any of the American Debtors and Allowed Convenience Class Claims against any of the Eagle Debtors does not exceed $25 million.

4.19 Eagle Class 5 – Eagle Equity Interests. Subject to the Roll-Up Transactions, if any, the Eagle Equity Interests shall not be cancelled, but shall be reinstated for the benefit of the respective Reorganized Debtor that is the holder thereof.

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ARTICLE V.

PROVISIONS GOVERNING DISTRIBUTIONS

5.1 Distribution Record Date. Except with respect to any publicly-traded securities as to which distributions shall be treated as set forth in Section 5.13 hereof, (i) as of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors or their agents shall be deemed closed, (ii) there shall be no further changes in the record holders of any of such Claims or Equity Interests, and the Debtors shall have no obligation to recognize any transfer of such Claims or Equity Interests occurring on or after the Distribution Record Date, and (iii) the Debtors shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

5.2 Disbursing Agent

(a) The Disbursing Agent shall make all distributions required hereunder, except with respect to a holder of a Claim whose distribution is governed by an agreement and is administered by an Indenture Trustee or Servicer, which distribution shall be deposited by the Disbursing Agent with the appropriate Indenture Trustee or Servicer for distribution to holders of Claims in accordance with the provisions hereof and the terms of the governing agreement (except with respect to distributions on Claims where the Indenture Trustee or Servicer, the Debtors, and the holder of a Claim may have agreed otherwise). Distributions on account of such Claims shall be deemed complete upon delivery to the appropriate Indenture Trustee or Servicer; provided, however, that if any such Indenture Trustee or Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Indenture Trustee or Servicer, shall make such distributions to the extent reasonably practicable. With respect to holders of American Union Claims in American Class 6, the Disbursing Agent shall make the distributions required hereunder to the APA, the APFA, and the TWU, as applicable, and distributions on account of such American Union Claims shall be deemed complete upon delivery to the APA, the APFA, and the TWU, as applicable.

(b) The Debtors shall be authorized, without further Bankruptcy Court approval, to reimburse any Servicer for its reasonable and customary servicing fees and expenses incurred in providing postpetition services directly related to distributions hereunder. Such reimbursement shall be made on terms agreed to with the Debtors and shall not be deducted from distributions to be made hereunder to holders of Allowed Claims receiving distributions from such Servicer.

5.3 Timing of Distributions. Subject to any reserves or holdbacks established hereunder, on the appropriate Distribution Date, or as soon thereafter as is practicable, holders of Allowed Claims and Allowed AMR Equity Interests shall receive the distributions provided for herein. Distributions on account of General

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Unsecured Claims that are Allowed as of the Effective Date, including delivery to The Depository Trust Company of the global certificate(s) representing the shares of Mandatorily Convertible Preferred Stock to be issued hereunder, shall be made on the Initial Distribution Date or, other than with respect to distribution of Plan Shares, as soon thereafter as reasonably practicable (and shall receive the additional true-up distributions provided for in Section 7.4 hereof at the times provided for therein). Distributions on account of any Disputed Claim as of the Effective Date that subsequently becomes Allowed shall be made on the next Distribution Date that is at least twenty (20) calendar days after the date such Claim becomes Allowed, or as soon thereafter as reasonably practicable; provided, however, that distributions on account of Administrative Expenses and Priority Tax Claims shall be made as set forth in Article II hereof. Upon making distributions hereunder, in no event shall any of the Debtors, the Reorganized Debtors, or the Disbursing Agent be liable for the subsequent acts of third parties regarding such distributions. Notwithstanding compliance by the Debtors or the Reorganized Debtors, as applicable, with their obligations hereunder, there can be no assurance that an active trading market for the New Common Stock will develop or as to the prices at which the New Common Stock will trade.

5.4 Delivery of Distributions and Undeliverable Distributions

(a) All distributions to any holder of an Allowed Claim shall be made by the Disbursing Agent at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents or in a letter of transmittal unless the Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that contains an address for such holder different from the address reflected on the Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, no further distributions to such holder shall be made unless and until such distributions are claimed, at which time all missed distributions shall be made to such holder, without interest; provided, however, that, except as otherwise provided in Article VII hereof, if any such distribution consists of New Common Stock, all dividends declared and paid in respect of such New Common Stock shall be included. The Disbursing Agent shall make reasonable efforts to locate holders of undeliverable distributions and, if located, assist such holders in complying with Section 5.5 hereof. All demands for undeliverable distributions must be made on or before the later to occur of (i) the first (1st) anniversary of the Effective Date or (ii) six (6) months after such holder’s Claim becomes an Allowed Claim. Thereafter, the amount represented by such undeliverable distribution (including any dividends) shall be contributed by the Disbursing Agent to one or more charitable organizations exempt from U.S. federal income tax under section 501(c)(3) of the Tax Code to be selected by, and unrelated to, the Disbursing Agent (provided that the recipient charitable organization is not, and would not become by reason of the contribution, a “Substantial Stockholder” within the meaning of the New AAG Certificate of Incorporation), and any Claim in respect of such undeliverable distribution shall be discharged and forever barred from assertion against the Debtors, the Reorganized Debtors, and their respective property, notwithstanding any federal or state escheat laws to the contrary.

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(b) If any shares of New Mandatorily Convertible Preferred Stock or New Common Stock are to be issued in a name other than that in which the holder of an Allowed Claim is identified in the immediately preceding subparagraph, it shall be a condition of such issuance that the Person requesting such name shall pay any transfer or other taxes required by reason of the issuance of shares of New Mandatorily Convertible Preferred Stock or New Common Stock in a name other than that in which such holder is identified herein or shall establish to the satisfaction of New AAG or the Disbursing Agent, as applicable, that such taxes have either been paid or are not applicable.

(c) Any distribution on account of Allowed Claims made to any of the Indenture Trustees or Servicers in accordance herewith shall be (i) deemed a distribution to the respective registered holders thereunder, (ii) subject to the applicable Indenture Trustee’s or Servicer’s right to assert its charging lien against such distributions, and (iii) in accordance with Section 5.10 hereof. Each Indenture Trustee and Servicer shall make such distributions, as soon as reasonably practicable after receipt thereof and pursuant to the terms of the applicable Indenture or other governing agreement, (A) with respect to Indenture Trustees, in accordance with Section 5.2 hereof to the registered holders as of the date of surrender of the debt securities pursuant to Section 5.13 hereof and (B) with respect to Servicers, in accordance with Section 5.2 hereof to the registered holders as provided in the applicable governing agreement.

(d) All distributions to any holder of an Allowed AMR Equity Interest shall be made by the Disbursing Agent to the transfer agent for AMR Common Stock, who shall be responsible for making the appropriate distributions to the registered holders as of the Distribution Record Date. In the event that any distribution of New Common Stock to any holder of an Allowed AMR Equity Interest is returned as undeliverable, no further distributions to such holder shall be made unless and until such distributions are claimed, at which time all missed distributions shall be made to such holder without interest but together with any dividends that have been declared and paid in respect of such New Common Stock prior to the date such distributions are claimed. All demands for such undeliverable New Common Stock must be made on or before the first (1st) anniversary of the Effective Date. Thereafter, the New Common Stock constituting such undeliverable distribution (including any dividends declared thereon) shall be contributed to one or more charitable organizations exempt from U.S. federal income tax under section 501(c)(3) of the Tax Code to be selected by, and unrelated to, the Disbursing Agent (provided that the recipient charitable organization is not, and would not become by reason of the contribution, a “Substantial Stockholder” within the meaning of the New AAG Certificate of Incorporation), and any Claim or Equity Interest in respect of such undeliverable distribution shall be discharged and forever barred from assertion against the Debtors, the Reorganized Debtors, and their respective property, notwithstanding any federal or state escheat laws to the contrary.

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5.5 Withholding and Reporting Requirements

(a) Withholding Rights. In connection with the Plan and all instruments issued in connection herewith and distributed hereon, any party issuing any instrument or making any distribution described herein shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property on behalf of the party entitled to receive such property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax) or (ii) pay the withholding tax using its own funds and retain such withheld property. Any Cash or property withheld pursuant to this paragraph shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each holder of an Allowed Claim or Allowed AMR Equity Interest or any other Person that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution. Any party issuing any instrument or making any distribution pursuant to the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b) Forms. Any party entitled to receive any property as an issuance or distribution under the Plan shall be required to deliver to the Disbursing Agent (or such other Person designated by the Debtors, which Person shall subsequently deliver to the Disbursing Agent any applicable Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8, unless such Person is exempt under the Tax Code and so notifies the Disbursing Agent. If the holder has not otherwise complied with such requirement and fails to comply with such requirement within six (6) months, such distribution shall be contributed by the Disbursing Agent to one or more charitable organizations exempt from U.S. federal income tax under section 501(c)(3) of the Tax Code to be selected by, and unrelated to, the Disbursing Agent (provided that the recipient charitable organization is not, and would not become by reason of the combination, a “Substantial Stockholder” within the meaning of the New AAG Certificate of Incorporation).

5.6 Cash Payments. At the option of the Debtors, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

5.7 Distributions on Behalf of Subsidiaries. The Disbursing Agent shall make distributions hereunder on behalf of the applicable Reorganized Debtor. Where the applicable Reorganized Debtor is a subsidiary of New AAG, New AAG shall make a direct or indirect capital contribution (through the chain of relevant entities) to the applicable Reorganized Debtor of an amount of Plan Shares or Cash

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to be distributed to holders of Allowed Claims against such Debtor or to be placed in the Disputed Claims Reserve on account of Disputed Claims against such Debtor, but only at such time as the amounts are actually distributed to holders of Allowed Claims or placed into the Disputed Claims Reserve; provided, however, that the preceding portion of this sentence shall not apply to any shares of New Common Stock into which the New Mandatorily Convertible Preferred Stock actually converts, which New Common Stock shall be issued and distributed directly by or on behalf of New AAG. Any distributions of Plan Shares or Cash that revert to New AAG or are otherwise cancelled shall revest solely in New AAG, and no other Reorganized Debtor shall have any ownership interest in the amounts distributed.

5.8 Allocation of Plan Distribution Between Principal and Interest. Except as otherwise required by law (as reasonably determined by the Debtors), distributions with respect to an Allowed General Unsecured Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for U.S. federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

5.9 Time Bar to Cash Payments. Checks issued by the Debtors in respect of Allowed Claims shall be null and void if not negotiated within one hundred eighty (180) days after the date of issuance thereof. Requests for re-issuance of any check shall be made to the Debtors by the holder of the Allowed Claim to whom such check originally was issued. Any Claim in respect of such a voided check shall be made on or before thirty (30) days after the expiration of the one hundred eighty (180) day period following the date of issuance of such check. Thereafter, the amount represented by such voided check shall irrevocably revert to New AAG, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

5.10 Minimum Distributions and Fractional Shares

(a) No payment of Cash in an amount less than $25 shall be made to any holder of an Allowed Claim, and no fractional shares of New Mandatorily Convertible Preferred Stock or New Common Stock shall be distributed; provided, however, that (i) any fractional shares of New Mandatorily Convertible Preferred Stock shall be rounded down to the next whole number or zero, as applicable and (ii) any fractional shares of New Common Stock shall be rounded up or down to the next whole number or zero, as applicable (with one-half being closer to the next lower whole number for this purpose). No consideration shall be provided in lieu of fractional shares that are rounded down.

(b) In the event any New Common Stock remains in the Disputed Claims Reserve after the Final Distribution Date and the Disbursing Agent determines that the distribution thereof to holders of Allowed Claims and Allowed AMR Equity Interests is not justified (i) based on the cost of distribution or (ii) because it would contravene Section 5.10(a) hereof, the Disbursing Agent shall contribute such New

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Common Stock to one or more charitable organizations exempt from U.S. federal income tax under section 501(c)(3) of the Tax Code to be selected by, and unrelated to, the Disbursing Agent (provided that the recipient charitable organization is not, and would not become by reason of the contribution, a “Substantial Stockholder” within the meaning of the New AAG Certificate of Incorporation).

5.11 Setoff and Recoupment. The Debtors and the Reorganized Debtors, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature that the Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver, abandonment, or release by the Debtors or the Reorganized Debtors, as applicable, of any such claims, rights, and Causes of Action that the Debtors or the Reorganized Debtors, as applicable, may have against the holder of such Claim.

5.12 Transactions on Business Days. If the Effective Date or any other date on which a transaction may occur hereunder shall occur on a day that is not a Business Day, the transactions contemplated by the Plan to occur on such day shall instead occur on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

5.13 Surrender of Existing Publicly-Traded Debt Securities. On the Effective Date, or as soon thereafter as reasonably practicable, each Registered Holder of debt securities with respect to the Note Claims or the Unsecured Special Facility Revenue Bond Claims, as applicable, shall surrender its debt securities to the applicable Indenture Trustee or, in the event such debt securities are held in the name, or by a nominee, of The Depository Trust Company or other securities depository (each, a “Depository”), the Debtors shall seek the cooperation of the Depository to provide appropriate instructions to the applicable Indenture Trustee. No distributions hereunder shall be made for or on behalf of such Registered Holder unless and until (i) such debt securities are received by the applicable Indenture Trustee or appropriate instructions from the Depository are received by the applicable Indenture Trustee or (ii) the loss, theft, or destruction of such debt securities is established to the reasonable satisfaction of the applicable Indenture Trustee, which satisfaction may require such Registered Holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the applicable Indenture Trustee harmless in respect of such debt securities and distributions made with respect thereto. Upon compliance with this Section 5.13 by a Registered Holder of the debt securities, for all purposes hereunder, such Registered Holder shall be deemed to have surrendered such debt securities. Any Registered Holder that fails to surrender such debt securities or satisfactorily explain the loss, theft, or destruction of such debt securities to the applicable Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors, or

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the applicable Indenture Trustee in respect of such Claim and shall not participate in any distribution hereunder. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Debtors or the Reorganized Debtors, as applicable, by the applicable Indenture Trustee (notwithstanding any federal or state escheat laws to the contrary), and any such debt securities shall be cancelled.

5.14 Class Proofs of Claim. If a class proof of Claim is Allowed, it shall be treated as a single Claim for purposes of Article V hereof.

5.15 Conversion of Convertible Notes

Subject to the Revised Final Order Pursuant to 11 U.S.C. §§ 105(a) and 362 Establishing Notification Procedures for Substantial Claimholders and Equity Security Holders and Approving Restrictions on Certain Transfers of Interests in the Debtors’ Estates, entered by the Bankruptcy Court on April 11, 2013 (ECF No. 7591), any holder of an Allowed Convertible Note Claim may, at any time prior to the fifth (5th) Business Day before the Effective Date, irrevocably elect to have all or any portion of such Allowed Convertible Note Claim be treated as an Allowed AMR Equity Interest in AMR Class 5 in an amount that corresponds to the number of shares of AMR Common Stock that would have been issued upon conversion of Convertible Notes as determined below (subject to the penultimate sentence of this paragraph), with such number of shares determined as if such conversion became effective as of the Effective Date. Such election shall be made on the form included in the Plan Supplement (a “Conversion Election Notice”) and, to be effective, must be actually received by the agent for the Debtors prior to such fifth (5th) Business Day. Any election not complying with the foregoing shall have no force or effect. In connection with any such election, in determining the number of shares of AMR Common Stock that would have been issued upon the conversion of such Convertible Notes, the total number of shares issuable upon conversion of such Convertible Notes shall equal the sum of (A) the number of shares of AMR Common Stock issuable based on the actual principal amount of such Convertible Notes elected to be converted by a holder thereof and the conversion rate with respect to such Convertible Notes in effect as of the Effective Date (without regard to any adjustment referred to in clause (i) or (ii) below), plus (B) fifty percent (50%) of the additional number of shares of AMR Common Stock that would have been issued upon conversion of such principal amount of Convertible Notes if both (i) with respect to the AMR 6.25% Convertible Senior Notes due 2014, in determining the number of shares of AMR Common Stock that would have been issued upon the conversion of such principal amount of Convertible Notes, the provisions of Section 8.15 of the Supplemental Indenture, dated as of September 28, 2009, related to such Convertible Notes were applied and the conversion ratio applicable to such conversion were adjusted pursuant to Section 8.15 of such Supplemental Indenture and, for purposes of computing such adjustment, the Effective Date were the “Make Whole Change of Control Effective Date” for purposes of such Supplemental Indenture; and (ii) with respect to all or

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any portion of any Convertible Notes elected to be converted by a holder thereof, rather than using the actual principal amount of Convertible Notes elected to be converted, the principal amount of such Convertible Notes deemed converted were equal to the amount of the Allowed Convertible Note Claim with respect to such Convertible Notes elected to be converted (including, for the avoidance of doubt, all interest included in the Allowed amount of such Allowed Convertible Note Claim). Upon the effectiveness of any such election, the Allowed Convertible Note Claim (or portion thereof) subject to such election shall (subject to the following proviso) automatically cease to be an Allowed Claim for any purpose hereunder; provided, however, that in the event that the Plan is withdrawn by the Debtors, all Conversion Election Notices shall thereupon automatically be deemed to have been withdrawn and of no force or effect whatsoever, and none of the Convertible Notes with respect to which any such elections were made shall be treated as AMR Equity Interests in AMR Class 5 or as having been converted into shares of AMR Common Stock. In the event that a holder elects to treat less than one hundred percent (100%) of its Allowed Convertible Note Claim as an Allowed AMR Equity Interest in AMR Class 5 as provided herein, then the portion of such Allowed Convertible Note Claim not so treated (including all postpetition interest included therein as provided herein) shall remain an Allowed Convertible Note Claim for all purposes hereunder.

If, as a result of an election provided for in the immediately preceding paragraph, a Convertible Note is treated as an Allowed AMR Equity Interest in AMR Class 5, the determination of the Labor Common Stock Allocation shall be calculated as if such election did not take place.

ARTICLE VI.

MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN

6.1 Continued Corporate Existence. Subject to the Merger and the terms of the Merger Agreement, each Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate Entity, with all the powers of a corporation, partnership, or limited liability company, as applicable, under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law. Immediately following the Merger Effective Time, the New AAG Certificate of Incorporation shall be amended to change the name of AMR to American Airlines Group Inc.

6.2 Merger

(a) Subject to and in connection with the occurrence of the Effective Date, AMR and US Airways shall take all such actions as may be necessary or appropriate to effect the Merger on the terms and subject to the conditions set forth in the Merger Agreement. Without limiting the generality of the immediately preceding sentence, upon the satisfaction or waiver of each of the conditions set forth in Section 9.2 hereof and the applicable conditions of the Merger Agreement, on the Effective Date

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AMR and US Airways shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law and take or cause to be taken all other actions, including making appropriate filings or recordings, that may be required by the Delaware General Corporation Law or other applicable law in connection with the Merger.

(b) New AAG shall issue the shares of New Common Stock in accordance with the Merger Agreement to be distributed hereunder, and the other transactions contemplated by the Merger Agreement shall occur.

(c) In the event of any conflict whatsoever between the terms of the Plan and the Merger Agreement, the terms of the Merger Agreement shall control, and the Plan shall be deemed to incorporate in their entirety the terms, provisions, and conditions of the Merger Agreement.

6.3 The 9019 Settlement

(a) The distributions provided for hereunder with respect to Double-Dip General Unsecured Claims, Single-Dip General Unsecured Claims, the DFW 1.5x Unsecured Special Facility Revenue Bond Claim, and AMR Equity Interests incorporate and reflect a compromise and settlement (the “9019 Settlement”) of (i) certain intercreditor issues relating to the rights and benefits of holders of Double-Dip General Unsecured Claims, Single-Dip General Unsecured Claims, Triple-Dip General Unsecured Claims, and the DFW 1.5x Special Facility Revenue Bond Claim, (ii) the validity, enforceability, and priority of certain prepetition intercompany claims by and among AMR, American, and Eagle Holding, (iii) Claims that creditors have with respect to the marshaling of assets and liabilities of AMR, American, or Eagle Holding in determining relative entitlements to distributions under a plan, and (iv) the rights of holders of AMR Equity Interests to a distribution under a plan.

(b) The Plan shall constitute a motion to approve the 9019 Settlement. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of the 9019 Settlement pursuant to Bankruptcy Rule 9019 and a finding by the Bankruptcy Court that the 9019 Settlement is in the best interest of the Debtors and their estates. If the Effective Date does not occur, the 9019 Settlement shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

6.4 Distributions to Non-Union Employees. The Non-Union Employees shall receive shares of New Common Stock constituting 2.3% of the Creditor New Common Stock Allocation and which shall be distributed by New AAG as follows: On the Initial Distribution Date, or as soon thereafter as reasonably practicable, New AAG shall distribute the Non-Union Employees’ pro rata share of the Initial Labor Common Stock Allocation to participating Non-Union Employees in per employee amounts as determined by the Debtors prior to the Effective Date. On each Mandatory Conversion Date, or as soon thereafter as

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reasonably practicable, New AAG shall distribute the Non-Union Employees’ pro rata share of the applicable Incremental Labor Common Stock Allocation to participating Non-Union Employees in per employee amounts as determined by the Debtors prior to the Effective Date. In connection with each Interim True-Up Distribution, New AAG shall distribute to participating Non-Union Employees the Non-Union Employees’ pro rata share of the distribution made on account of the American Labor Allocation pursuant to Section 7.4(a) hereof in per employee amounts as determined by the Debtors prior to the Effective Date. In connection with the Final True-Up Distribution, New AAG shall distribute to participating Non-Union Employees the Non-Union Employees’ pro rata share of the distribution made on account of the American Labor Allocation pursuant to Section 7.4(b) hereof in per employee amounts as determined by the Debtors prior to the Effective Date. The right of the Non-Union Employees to receive any distribution on a Mandatory Conversion Date, an Interim Distribution Date, or a Final Distribution Date shall not be Transferable. Any Non-Union Employee who is eligible to receive an Alignment Award shall not receive any distribution of New Common Stock pursuant to this Section 6.4.

6.5 Substantive Consolidation

(a) Order Granting Plan Consolidation. The Plan serves as a motion seeking, and entry of the Confirmation Order shall constitute, the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the AMR Plan Consolidation, the American Plan Consolidation, and the Eagle Plan Consolidation.

(b) AMR Plan Consolidation. Solely for voting, confirmation, and distribution purposes hereunder, and subject to the following sentence, (i) all assets and all liabilities of the AMR Debtors shall be treated as though they were merged, (ii) all guarantees of any AMR Debtor of the payment, performance, or collection of obligations of another AMR Debtor shall be eliminated and cancelled, (iii) any obligation of any AMR Debtor and all guarantees thereof executed by one or more of the other AMR Debtors shall be treated as a single obligation, and such guarantees shall be deemed a single Claim against the consolidated AMR Debtors, (iv) all joint obligations of two or more AMR Debtors and all multiple Claims against such Entities on account of such joint obligations shall be treated and allowed as a single Claim against the consolidated AMR Debtors, (v) all Claims between the AMR Debtors shall be deemed cancelled, and (vi) each Claim filed in the Chapter 11 Case of any AMR Debtor shall be deemed filed against the consolidated AMR Debtors and a single obligation of the consolidated AMR Debtors. The substantive consolidation and deemed merger effected pursuant to this Section 6.5(b) shall not affect (other than for purposes related to funding distributions hereunder and as set forth in this Section 6.5(b)) (i) the legal and organizational structure of the AMR Debtors, except as provided in the Merger Agreement, (ii) defenses to any Causes of Action or requirements for any third party to establish mutuality to assert a right of setoff, and (iii) distributions out of any insurance policies or proceeds of such policies. Notwithstanding the foregoing, prepetition intercompany Claims between and among the AMR Debtors, the American Debtors, and the Eagle Debtors shall be dealt with in accordance with Section 6.15 hereof.

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(c) American Plan Consolidation. Solely for voting, confirmation, and distribution purposes hereunder, and subject to the following sentence, (i) all assets and all liabilities of the American Debtors shall be treated as though they were merged, (ii) all guarantees of any American Debtor of the payment, performance, or collection of obligations of another American Debtor shall be eliminated and cancelled, (iii) any obligation of any American Debtor and all guarantees thereof executed by one or more of the other American Debtors shall be treated as a single obligation, and such guarantees shall be deemed a single Claim against the consolidated American Debtors, (iv) all joint obligations of two or more American Debtors and all multiple Claims against such Entities on account of such joint obligations shall be treated and allowed as a single Claim against the consolidated American Debtors, (v) all Claims between the American Debtors shall be deemed cancelled, and (vi) each Claim filed in the Chapter 11 Case of any American Debtor shall be deemed filed against the consolidated American Debtors and a single obligation of the consolidated American Debtors. The substantive consolidation and deemed merger effected pursuant to this Section 6.5(c) shall not affect (other than for purposes related to funding distributions hereunder and as set forth in this Section 6.5(c)) (i) the legal and organizational structure of the American Debtors, except as provided in the Merger Agreement, (ii) defenses to any Causes of Action or requirements for any third party to establish mutuality to assert a right of setoff, and (iii) distributions out of any insurance policies or proceeds of such policies. Notwithstanding the foregoing, prepetition intercompany Claims between and among the AMR Debtors, the American Debtors, and the Eagle Debtors shall be dealt with in accordance with Section 6.15 hereof.

(d) Eagle Plan Consolidation. Solely for voting, confirmation, and distribution purposes hereunder, and subject to the following sentence, (i) all assets and all liabilities of the Eagle Debtors shall be treated as though they were merged, (ii) all guarantees of any Eagle Debtor of the payment, performance, or collection of obligations of another Eagle Debtor shall be eliminated and cancelled, (iii) any obligation of any Eagle Debtor and all guarantees thereof executed by one or more of the other Eagle Debtors shall be treated as a single obligation, and such guarantees shall be deemed a single Claim against the consolidated Eagle Debtors, (iv) all joint obligations of two or more Eagle Debtors and all multiple Claims against such Entities on account of such joint obligations shall be treated and allowed as a single Claim against the consolidated Eagle Debtors, (v) all Claims between the Eagle Debtors shall be deemed cancelled, and (vi) each Claim filed in the Chapter 11 Case of any Eagle Debtor shall be deemed filed against the consolidated Eagle Debtors and a single obligation of the consolidated Eagle Debtors. The substantive consolidation and deemed merger effected pursuant to this Section 6.5(d) shall not affect (other than for purposes related to funding distributions hereunder and as set forth in this Section 6.5(d)) (i) the legal and organizational structure of the Eagle Debtors, except as provided in the Merger Agreement, (ii) defenses to any Causes of Action or requirements for any third party to establish mutuality to assert a

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right of setoff, and (iii) distributions out of any insurance policies or proceeds of such policies. Notwithstanding the foregoing, prepetition intercompany Claims between and among the AMR Debtors, the American Debtors, and the Eagle Debtors shall be dealt with in accordance with Section 6.15 hereof.

6.6 Confirmation in the Event of Partial or No Plan Consolidation

(a) In the event that the Bankruptcy Court orders partial, or does not order, AMR Plan Consolidation, American Plan Consolidation, or Eagle Plan Consolidation, the Debtors reserve the right to (i) proceed with no or partial Plan Consolidation, (ii) propose one or more Sub-Plans with respect to one or more Debtors, (iii) proceed with confirmation of one or more Sub-Plans to the exclusion of the other Sub-Plans, (iv) withdraw some or all of the Sub-Plans, or (v) withdraw the Plan. Subject to the immediately preceding sentence, the Debtors’ inability to confirm any Plan Consolidation or Sub-Plan, or the Debtors’ election to withdraw any Plan Consolidation or Sub-Plan, shall not impair confirmation or consummation of any other Plan Consolidation or Sub-Plan.

(b) In the event that the Bankruptcy Court does not order the AMR Plan Consolidation, the American Plan Consolidation, or the Eagle Plan Consolidation, (i) Claims against the applicable Debtors shall be treated as separate Claims with respect to the estates of such Debtors for all purposes, and such Claims shall be administered as provided in the applicable Sub-Plan and (ii) the Debtors shall not be required to resolicit votes with respect to the Plan or any applicable Sub-Plan.

6.7 Claims Against Multiple Consolidated Debtors. If one or more AMR Debtors and one or more American Debtors are obligated for a particular Claim (other than a Double-Dip General Unsecured Claim or a Double-Dip General Unsecured Claim as to which a Single-Dip Treatment Election has been made in accordance with the procedures set forth in Section 4.3(b) or 4.10(b) hereof), the holder of such Claim shall be deemed to have one Claim against the AMR Debtors and one Claim against the American Debtors for purposes of confirmation and distribution. If one or more AMR Debtors and one or more Eagle Debtors are obligated for a particular Claim, the holder of such Claim shall be deemed to have one Claim against the AMR Debtors and one Claim against the Eagle Debtors for purposes of confirmation and distribution. If one or more American Debtors and one or more Eagle Debtors are obligated for a particular Claim, the holder of such Claim shall be deemed to have one Claim against the American Debtors and one Claim against the Eagle Debtors for purposes of confirmation and distribution. If one or more AMR Debtors, American Debtors, and Eagle Debtors are obligated for a particular Claim (other than a Double-Dip General Unsecured Claim or a Double-Dip General Unsecured Claim as to which a Single-Dip Treatment Election has been made in accordance with the procedures set forth in Section 4.3(b) or 4.10(b) hereof), the holder of such Claim shall be deemed to have one Claim against the AMR Debtors, one Claim against the American Debtors, and one Claim against the Eagle Debtors for purposes of confirmation and distribution. Notwithstanding the

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foregoing, if a holder of a Claim against (i) one or more AMR Debtors and one or more American Debtors, (ii) one or more AMR Debtors and one or more Eagle Debtors, (iii) one or more American Debtors and one or more Eagle Debtors, or (iv) one or more AMR Debtors, one or more American Debtors, and one or more Eagle Debtors, by receiving more than one distribution, as set forth in this Section 6.7, would receive distributions hereunder with a value in excess of one hundred percent (100%) of such Claim, including any postpetition interest or other amounts due to such holder pursuant to any provision hereof, then the Debtors shall be authorized, without the need for any notice or further order of the Bankruptcy Court, to reduce the distributions hereunder that would otherwise be made on account of such Claim pro rata based on the relative amounts of such distributions, such that the holder of such Claim shall not receive value in excess of one hundred percent (100%) of such Claim, including, for the avoidance of doubt, any postpetition interest or other amounts due to such holder pursuant to any provision hereof.

6.8 Issuance of Plan Shares. New AAG shall issue the Plan Shares, or have sufficient authorized shares available for issuance, as applicable, in accordance herewith and with the Merger Agreement.

6.9 Nonconsensual Confirmation. In the event any Impaired Class of Claims entitled to vote on the Plan does not accept the Plan by the requisite statutory majority under section 1126(c) of the Bankruptcy Code, then the Debtors reserve the right to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

6.10 Issuance of Securities; Execution of Related Documents. On the Effective Date, or as soon thereafter as reasonably practicable, except as otherwise provided herein or in the Merger Agreement, the Reorganized Debtors shall issue all securities, instruments, certificates, and other documents that they are required to issue hereunder or under any Postpetition Aircraft Agreement, which shall be distributed as provided herein and therein; provided, however, that New AAG shall be authorized to issue the New Mandatorily Convertible Preferred Stock and the New Common Stock in accordance with Sections 6.8 and 6.19 hereof, the Merger Agreement, and any such Postpetition Aircraft Agreement, as applicable, without the need for any further corporate action by any Debtor or Reorganized Debtor or their stockholders. New AAG and the Reorganized Debtors, as applicable, shall execute and deliver such other agreements, documents, and instruments in accordance with the Plan, the Merger Agreement, and any such Postpetition Aircraft Agreement, as applicable.

6.11 Section 1145 Exemption. The offer, issuance, and distribution of all of the shares of New Mandatorily Convertible Preferred Stock and New Common Stock hereunder to holders of Allowed Claims against and Allowed AMR Equity Interests in the Debtors, as applicable, and the issuance of all shares of New Common Stock issued pursuant to the conversion of the New Mandatorily Convertible Preferred Stock, and any securities issued or to be issued pursuant to or

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in connection with a Postpetition Aircraft Agreement, shall be exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities.

6.12 Listing. In accordance with the Merger Agreement, the shares of New Common Stock shall be authorized for listing on the New York Stock Exchange or the NASDAQ Stock Market, upon official notice of issuance, on or prior to the Closing Date.

6.13 Cancellation of AMR Common Stock. At the Merger Effective Time, all outstanding shares of AMR Common Stock or preferred stock of AMR, all options to purchase shares of AMR Common Stock or preferred stock of AMR, and all awards of any kind consisting of shares of AMR Common Stock or preferred stock of AMR, that have been or may be granted, held, awarded, outstanding, payable, or reserved for issuance, and all other AMR Equity Interests, including all securities or obligations convertible or exchangeable into or exercisable for shares of AMR Common Stock, preferred stock of AMR, or other AMR Equity Interests, and each other right of any kind, contingent or accrued, to acquire or receive shares of AMR Common Stock, preferred stock of AMR, or other AMR Equity Interests, whether upon exercise, conversion, or otherwise, whether vested or unvested, shall, without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist. Such cancellation and retirement shall not affect the right to receive any distributions provided for hereunder. In addition, this Section 6.13 does not apply with respect to any New Common Stock, New Mandatorily Convertible Preferred Stock, or any other equity securities or rights to acquire or receive equity securities or any other awards of any kind relating to New AAG that are issued in accordance with or pursuant to the Plan or the Merger Agreement.

6.14 Cancellation of Existing Notes and Aircraft Securities. Except as otherwise provided herein, on the Effective Date, all notes, instruments, certificates, and other documents evidencing the Notes, the Special Facility Revenue Bonds (excluding the Covered Special Facility Revenue Bonds), and the Aircraft Securities shall be cancelled, and the obligations of the Debtors thereunder and in any way related thereto shall be deemed fully satisfied, released, and discharged; provided, however, that (i) with respect to Special Facility Revenue Bonds (excluding the Covered Special Facility Revenue Bonds), the obligations of the Debtors thereunder and in any way related thereto shall be fully terminated, satisfied, released, and discharged in exchange for the treatment provided herein for Allowed Claims and any other treatment provided for by Final Order, if any, (ii) the cancellations set forth in this Section 6.14 and the termination, satisfaction, release, and discharge of the Debtors’ obligations with respect to the Special Facility Revenue Bonds (excluding the Covered Special Facility Revenue Bonds) and the Aircraft Securities shall not alter the obligations or rights of any non-Debtor third parties applicable after the Effective Date vis-à-vis one another with respect to such notes, instruments,

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certificates, or other documents, (iii) the cancellations set forth in this Section 6.14 and the termination, satisfaction, release, and discharge of the Debtors’ obligations with respect to the Special Facility Revenue Bonds (excluding the Covered Special Facility Revenue Bonds) shall not be deemed to cause a default, termination, waiver, or other forfeiture of the Debtors in any document, instrument, lease, or other agreement (including, but not limited to, that certain Amended and Restated Airport Use Agreement – Terminal Facilities Lease, dated as of January 1, 1985, by and between the City of Chicago and American, as amended from time to time (the “Chicago Lease”)) pursuant to which the Debtors lease or use land, facilities, improvements, or equipment financed, in whole or in part, with the proceeds of any Special Facility Revenue Bonds that have been deemed to be satisfied or cancelled hereunder or otherwise, and (iv) any provision in any document, instrument, lease, or other agreement (including, but not limited to, the Chicago Lease) that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors or their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Section 6.14 shall be deemed null and void and shall be of no force and effect, and the Debtors shall be entitled to continue to use (in accordance with the remaining provisions of such document, instrument, lease, or other agreement) any land, facilities, improvements, or equipment financed with the proceeds of Special Facility Revenue Bonds (including, but not limited to, the premises leased pursuant to the Chicago Lease), notwithstanding such cancellations, terminations, satisfactions, releases, or discharges provided in this Section 6.14. Except as otherwise provided herein, on the Effective Date, any indentures or similar agreements relating to any of the foregoing, including, without limitation, the Indentures, the Special Facility Revenue Bond Indentures, and any related notes, guarantees, or similar instruments of the Debtors or otherwise (excluding the Special Facility Revenue Bond Indentures, and any related notes, guarantees, or similar instruments of the Debtors or otherwise, associated with the Covered Special Facility Revenue Bonds) shall be deemed cancelled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and discharged (a) with respect to all rights of and obligations owed by any Debtor under any such indentures or similar agreements and (b) except as provided below in this Section, with respect to the rights and obligations of the Indenture Trustees under any such indentures or similar agreements against (or to) the holders of Note Claims, the holders of Special Facility Revenue Bond Claims, or any other Person. Solely for the purpose of clause (b) in the immediately preceding sentence, only the following rights of each such Indenture Trustee shall remain in effect after the Effective Date: (1) rights as trustee, co-trustee, agent, paying agent, distribution agent, authentication agent, guarantee trustee, remarketing agent, bond registrar, and registrar, including, but not limited to, any rights to payment of fees, expenses, and indemnification obligations, including, but not limited to, from property distributed hereunder to such Indenture Trustee (but excluding any other property of the Debtors, the Reorganized Debtors, or their respective estates), whether pursuant to the exercise of a charging lien or otherwise, (2) rights relating to distributions to be made to holders of Allowed Note Claims or Allowed Special Facility Revenue Bond

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Claims by such Indenture Trustee from any source, including, but not limited to, distributions hereunder (but excluding any other property of the Debtors, the Reorganized Debtors, or their respective estates), (3) rights relating to representation of the interests of the holders of Note Claims or Special Facility Revenue Bond Claims by such Indenture Trustee in the Chapter 11 Cases to the extent not discharged or released hereunder or under any order of the Bankruptcy Court, and (4) rights relating to participation by such Indenture Trustee in any proceedings or appeals related to the Plan. Notwithstanding the continued effectiveness of such rights after the Effective Date, such Indenture Trustees shall have no obligation to object to Claims against the Debtors or to locate certificated holders of Notes, Special Facility Revenue Bonds, or Aircraft Securities who fail to surrender their respective Notes, Special Facility Revenue Bonds, or Aircraft Securities in accordance with Section 5.13 hereof. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or lease (including, but not limited to, executory contracts or leases pursuant to which a Debtor leases any land, facilities, improvements, and/or equipment financed, in whole or in part, with proceeds of Special Facility Revenue Bonds) to the extent such executory contract or lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder. Notwithstanding any other provisions set forth in this Section 6.14, with respect to any aircraft identified in the Plan Supplement, and any Aircraft Securities issued in respect of such aircraft, until (I) the execution of Postpetition Aircraft Agreements with respect to such aircraft, (II) the payment in full of distributions as provided herein in respect of the Claims addressed by such Postpetition Aircraft Agreements with respect to such aircraft, (III) any monies, other consideration, or other value to be passed through such Aircraft Securities at any time pursuant to the Postpetition Agreements in respect of such aircraft or otherwise arising from the sale, lease, or other disposition of such aircraft have been finally and indefeasibly paid and/or conveyed to the holders of such Aircraft Securities (including, without limitation, any equipment trust certificates), and (IV) in the case of any pass-through trust certificates, all of the matters described in the foregoing clauses (I) through (III) shall be completed with respect to each related aircraft and equipment trust certificate, any such Aircraft Securities shall not be cancelled; provided, however, on the Effective Date or the applicable Rejection Effective Date (as set forth in the Plan Supplement), as applicable, all obligations of the Debtors (to the extent the Debtors had any obligations) with respect to the Aircraft Securities (but, for the avoidance of doubt, not the obligations of the Debtors with respect to Postpetition Aircraft Agreements) shall be deemed satisfied, released, and discharged. For the avoidance of doubt, the release, satisfaction, or discharge of any of the Debtors’ obligations under the Aircraft Securities shall not affect the rights and obligations of any non-Debtor third parties after the Effective Date or the applicable Rejection Effective Date, as applicable, vis-à-vis one another with respect to such Aircraft Securities.

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6.15 Intercompany Claims. The allocation of value based upon prepetition intercompany Claims between and among the AMR Debtors, the American Debtors, and the Eagle Debtors is reflected in the compromise embodied herein and distributions to be made hereunder. No separate distributions shall be made hereunder on account of such prepetition intercompany Claims, including the AMR Intercompany Claim and the Eagle Holding Intercompany Claim, and such Claims may be extinguished or compromised (by distribution, contribution, or otherwise) in the discretion of the Debtors on or after the Effective Date.

6.16 Exit Facility. The Debtors are authorized to enter into new financing arrangements subject to Bankruptcy Court approval.

6.17 Equity Interests in Subsidiaries Held by the Debtors. Subject to the terms and conditions set forth in the Merger Agreement, on the Effective Date, each respective Equity Interest in a direct or indirect subsidiary of AMR that is not a Debtor shall be unaffected by the Plan, and the Reorganized Debtor holding such Equity Interest shall continue to hold such Equity Interest; provided, however, that on or after the Effective Date, New AAG may cause US Airways to merge with and into New AAG or a business entity disregarded as an entity separate from New AAG for U.S. federal income tax purposes.

6.18 Board of Directors

(a) The initial Board of Directors of New AAG shall consist of twelve (12) members whose names shall be disclosed at or prior to the Confirmation Hearing. The Board of Directors of New AAG shall be composed of (i) five (5) directors designated by the Search Committee, (A) each of whom shall be an independent director and (B) one of whom shall serve as the initial Lead Independent Director of New AAG in accordance with the New AAG Bylaws and whom shall be designated to serve in such role by the Search Committee, (ii) two (2) directors designated by AMR, each of whom shall be independent directors reasonably acceptable to the Search Committee, (iii) three (3) directors designated by US Airways, each of whom shall be independent directors, (iv) one (1) director who shall be Mr. Thomas W. Horton, the current Chairman of the Board, President, and Chief Executive Officer of AMR, who shall serve as the initial Chairman of the Board of Directors of New AAG in accordance with the New AAG Bylaws, and (v) one (1) director who shall be Mr. W. Douglas Parker, the current Chairman of the Board and Chief Executive Officer of US Airways. The identities of the members of the initial Boards of Directors of the other Reorganized Debtors shall be disclosed at or prior to the Confirmation Hearing.

(b) After selection of the initial Board of Directors of New AAG, the holders of the New Mandatorily Convertible Preferred Stock and the New Common Stock shall elect members of the Board of Directors of New AAG in accordance with the New AAG Certificate of Incorporation, the New AAG Bylaws, the Certificate of Designations, and applicable nonbankruptcy law.

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6.19 Corporate Action

(a) New AAG. The New AAG Certificate of Incorporation and the New AAG Bylaws shall be consistent with the terms and provisions of the Merger Agreement. New AAG shall file the New AAG Certificate of Incorporation and the Certificate of Designations with the Secretary of State of the State of Delaware on the Effective Date immediately prior to the Merger Effective Time. The New AAG Certificate of Incorporation shall prohibit the issuance of nonvoting equity securities, subject to further amendment of such New AAG Certificate of Incorporation as permitted by applicable law. The New AAG Bylaws shall be deemed adopted by the New AAG Board as of the Effective Date.

(b) The Reorganized Debtors. The Reorganized Debtors (other than New AAG) shall file the Amended Certificates of Incorporation with the Secretary of State of the State of the applicable state of formation on the Effective Date. The Amended Certificates of Incorporation for each of the Reorganized Debtors (other than New AAG) that are corporations shall prohibit the issuance of nonvoting equity securities, subject to further amendment of such Amended Certificates of Incorporation as permitted by applicable law. With respect to any Debtor that is a limited liability company or partnership, the respective limited liability company agreement or partnership agreement by which such Debtor is governed shall be similarly amended to prohibit the issuance of nonvoting equity securities.

(c) On the Effective Date, the adoption, filing, approval, and ratification, as necessary, of all corporate or related actions contemplated herein with respect to each of the Reorganized Debtors shall be deemed authorized and approved by each of the Reorganized Debtors, its board of directors, managers, stockholders, members, or partners, as applicable, in all respects, in each case to the extent required by applicable nonbankruptcy law. Without limiting the foregoing, such actions include (i) the adoption and filing of the New AAG Certificate of Incorporation, the Certificate of Designations, and the Amended Certificates of Incorporation for each of the other Reorganized Debtors, (ii) the approval of the New AAG Bylaws and the Amended Bylaws for each of the other Reorganized Debtors, (iii) the election or appointment, as applicable, of directors and officers for the Reorganized Debtors, (iv) the issuance of the Plan Shares, (v) the Merger to be effectuated pursuant to the Plan, (vi) the adoption and implementation of the employee matters set forth in Section 4.10 of the Merger Agreement and Section 4.1(o) of the American Disclosure Letter, including, but not limited to, the New AAG 2013 Incentive Award Plan, the Alignment Awards, and the LTIP 2013 Awards, (vii) the qualification of any of the Reorganized Debtors as foreign corporations, partnerships, or limited liability companies wherever the conduct of business by such Entities requires such qualification, and (viii) the execution, delivery, and performance of each Postpetition Aircraft Agreement and any agreement or instrument provided for in a Postpetition Aircraft Agreement and the issuance of any security to be issued by a Reorganized Debtor pursuant to or in connection with a Postpetition Aircraft Agreement.

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(d) All matters provided for herein involving the corporate structure of any Debtor or Reorganized Debtor, or any corporate or related action required by any Debtor or Reorganized Debtor in connection herewith, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of such Debtor or Reorganized Debtor or by any other stakeholder, and with like effect as though such action had been taken unanimously by the security holders and directors, managers, members, or partners, as applicable, of the applicable Debtor or Reorganized Debtor.

6.20 New AAG 2013 Incentive Award Plan. The New AAG 2013 Incentive Award Plan, the Alignment Awards, and the LTIP 2013 Awards shall become effective immediately upon the occurrence of the Merger Effective Time without any further corporate or other action.

6.21 Anti-Dilution Adjustments. In the event that any transaction or event of the type contemplated by Sections 6.1, 6.2, or 6.3 of the Certificate of Designations occurs with respect to the New Common Stock, in addition to the actions required under the Certificate of Designations, the Board of Directors of New AAG shall take appropriate action as may be necessary or appropriate, as determined in its reasonable good faith judgment, to protect the rights of holders of New Common Stock consistent herewith.

6.22 Effectuating Documents and Further Transactions. Each of the officers of each of the Debtors is (and each of the officers of each of the Reorganized Debtors shall be) authorized and directed to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

6.23 Creditors’ Committee Member Fees. Subject to the occurrence of the Effective Date and notwithstanding Section 2.2 hereof, the reasonable fees and out-of-pocket expenses (including professionals fees in an amount to be agreed upon by the Debtors and the Creditors’ Committee) of the individual members of the Creditors’ Committee, in each case, incurred in their capacities as members of the Creditors’ Committee, shall, to the extent incurred and unpaid by the Debtors prior to the Effective Date, be Allowed as Administrative Expenses and paid by the Reorganized Debtors without further Bankruptcy Court approval upon the submission of invoices to the Reorganized Debtors. The foregoing shall not include any such fees and out-of-pocket expenses paid pursuant to Section 2.4 hereof.

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ARTICLE VII.

PROCEDURES FOR DISPUTED CLAIMS

7.1 Objections to Claims. The Reorganized Debtors shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before the later of (i) one hundred eighty (180) days after the Effective Date and (ii) such date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court), whether fixed before or after the date specified in clause (i) above. The Post-Effective Date Creditors’ Committee shall have standing to appear and be heard with respect to objections to Claims.

7.2 Resolution of Disputed Administrative Expenses and Disputed Claims. On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Administrative Expenses or Claims and to compromise, settle, or otherwise resolve any disputed Administrative Expenses and Disputed Claims without approval of the Bankruptcy Court, other than with respect to Administrative Expenses relating to compensation of professionals. Notwithstanding the foregoing, the Debtors shall not have the authority to compromise, settle, or otherwise resolve any Claims asserted by any insider of any Debtor or Reorganized Debtor or where the settled amount of such Claim exceeds $1 million.

7.3 Payments and Distributions with Respect to Disputed Claims

(a) Notwithstanding anything herein to the contrary, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim; provided, however, that no payment or distribution provided hereunder shall be made to a Disputed Claim that becomes an Allowed Claim until after the occurrence of the Final Mandatory Conversion Date.

(b) There shall be withheld from the New Mandatorily Convertible Preferred Stock and the New Common Stock to be distributed to holders of Allowed Single-Dip General Unsecured Claims (i) the number of such shares that would be distributable with respect to any Disputed Single-Dip General Unsecured Claims had such Disputed Claims been Allowed on the Effective Date and (ii) such additional shares necessary to assure that, if all such Disputed Claims become Allowed Claims in full, sufficient shares are available to satisfy the American Labor Allocation (the “Disputed Claims Reserve”), together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). The Disbursing Agent shall hold in the Disputed Claims Reserve all dividends, payments, and other distributions made on account of, as well as any obligations arising from, property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such dividends, payments, or other distributions shall be held for the benefit of holders of Disputed Claims against any of the Debtors whose Claims are subsequently Allowed and for the benefit of other parties entitled thereto hereunder. The Debtors intend to seek a determination by the Bankruptcy Court of the estimated amount (either on an individual or aggregate basis) of Disputed Single-Dip General Unsecured Claims for purposes of determining the amount of the Disputed Claims Reserve attributable to such Disputed Claims.

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(c) Any Plan Shares held in the Disputed Claims Reserve pursuant to this Section 7.3 shall be deemed voted by the Disbursing Agent proportionally in the same manner as any outstanding shares of New Mandatorily Convertible Preferred Stock and New Common Stock are voted. The applicable portion of any New Mandatorily Convertible Preferred Stock held in the Disputed Claims Reserve shall be mandatorily converted into shares of New Common Stock as required herein on each Mandatory Conversion Date.

(d) Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Disbursing Agent of a private letter ruling if the Disbursing Agent so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Disbursing Agent), the Disbursing Agent shall (i) treat the Disputed Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and make any appropriate elections) and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Disbursing Agent, the Reorganized Debtors, and the holders of Claims and Equity Interests) shall report for United States federal, state, and local income tax purposes consistently with the foregoing.

(e) The Disbursing Agent shall be responsible for payment, out of the assets of the Disputed Claims Reserve, of any taxes imposed on the Disputed Claims Reserve or its assets. In the event, and to the extent, any Cash in the Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of the Disputed Claims Reserve (including any income that may arise upon the distribution of the assets in the Disputed Claims Reserve), assets of the Disputed Claims Reserve may be sold to pay such taxes.

(f) The Disbursing Agent may request an expedited determination of taxes of the Disputed Claims Reserve under section 505(b) of the Bankruptcy Code for all tax returns for all taxable periods through the termination of the Disputed Claims Reserve.

7.4 True-Ups

(a) Interim True-Ups. On each Interim Distribution Date, or as soon thereafter as reasonably practicable, all shares of New Common Stock in the Disputed Claims Reserve that have been reserved with respect to all or any portion of a Disputed Single-Dip General Unsecured Claim that has been disallowed by a Final Order, to the extent such disallowance has not been reflected in such a distribution with respect to any prior Interim Distribution Date, shall be distributed on account of the American Labor Allocation, the Market-Based Old Equity Allocation, and to holders of Allowed Single-Dip General Unsecured Claims, as applicable, based upon how such shares of New Common Stock would have been distributed on the Initial Distribution Date and each Mandatory Conversion Date (including, as applicable, the shares issued upon conversion of the shares of New Mandatorily Convertible Preferred Stock reserved with respect to

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such Disallowed Disputed Single-Dip General Unsecured Claim) if on the Effective Date the aggregate estimated amount of all Disputed Single-Dip General Unsecured Claims were reduced by the amount attributable to such Disallowed Disputed Single-Dip General Unsecured Claim in the Disputed Claims Reserve.

(b) Final True-Up. On the Final Distribution Date, or as soon thereafter as reasonably practicable, all shares of New Common Stock remaining in the Disputed Claims Reserve (after making all distributions pursuant to Section 7.5(a) hereof on account of Disputed Single-Dip General Unsecured Claims that have become Allowed Single-Dip General Unsecured Claims prior to such date), shall be distributed on account of the American Labor Allocation, the Market-Based Old Equity Allocation, and to holders of Allowed Single-Dip General Unsecured Claims, as applicable, based upon how such shares of New Common Stock would have been distributed on the Initial Distribution Date and each Mandatory Conversion Date if on the Effective Date the aggregate amount of all Allowed Single-Dip General Unsecured Claims were in the amount of such Claims on the Final Distribution Date and there were no Disputed Single-Dip General Unsecured Claims on the Effective Date.

7.5 Distributions After Allowance

(a) To the extent that a Disputed Single-Dip General Unsecured Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent shall, subsequent to the Final Mandatory Conversion Date, distribute to the holder thereof the distribution, if any, of the shares of New Common Stock to which such holder is entitled hereunder out of the Disputed Claims Reserve. All distributions made under this Section 7.5 on account of Allowed Claims shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property, then held in the Disputed Claims Reserve as if such Allowed Claims had been Allowed Claims on the dates distributions were previously made to holders of Allowed Claims in the applicable Class, but shall be made net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve. No interest shall be paid with respect to any Disputed Single-Dip General Unsecured Claim that becomes an Allowed Claim after the Effective Date.

(b) To the extent that a Convenience Class Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent shall distribute to the holder thereof the distribution, if any, to which such holder is entitled hereunder, without interest.

7.6 Estimation

(a) The Debtors and the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether any of the Debtors or the Reorganized Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection

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to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount estimated shall constitute either the Allowed amount of such Claim or a maximum limitation of the amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation of the amount of such Claim, the Debtors or the Reorganized Debtors, as applicable, may pursue supplementary proceedings to object to the allowance of such Claim; provided, however, that the foregoing is not intended to limit the rights granted by section 502(j) of the Bankruptcy Code. The objection, estimation, and resolution procedures set forth in this Section 7.6 are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

(b) For purposes of facilitating distributions hereunder, the Debtors may, prior to the Effective Date, seek an order of the Bankruptcy Court estimating the aggregate amount of Disputed Single-Dip General Unsecured Claims, which shall serve as a maximum limitation on the Allowed amount of all such Claims.

7.7 Interest and Dividends. To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest that accrued thereon from and after the Effective Date. In the event that dividend distributions have been made with respect to the New Common Stock distributable to a holder of a Disputed Claim that later becomes Allowed, such holder shall be entitled to receive such previously distributed dividends without any interest thereon (net of allocable expenses of the Disputed Claims Reserve, including taxes).

ARTICLE VIII.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1 Executory Contracts and Unexpired Leases. All executory contracts and unexpired leases to which any of the Debtors are parties automatically shall be deemed rejected as of the Effective Date, except for executory contracts or unexpired leases (i) that have been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) that are the subject of a separate motion to assume or reject pending on the Confirmation Date, (iii) that are assumed, rejected, or otherwise treated pursuant to Sections 8.3, 8.4, or 8.5 hereof, (iv) that are listed on Schedule 8.1 of the Plan Supplement (which will consist of various sub-Schedules), or (v) as to which a Treatment Objection has been filed and served by the Treatment Objection Deadline. If an executory contract or unexpired lease (a) has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date or (b) is the subject of a separate motion to assume or reject pending on the Confirmation Date, then the listing of any such executory contract or unexpired lease on Schedule 8.1 of the Plan Supplement shall be of no effect.

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8.2 Schedules of Executory Contracts and Unexpired Leases

(a) Schedule 8.1 of the Plan Supplement shall represent the Debtors’ then-current good faith belief regarding the intended treatment of the executory contracts and unexpired leases listed thereon; provided, however, that executory contracts and unexpired leases related to Aircraft Equipment shall be listed on a separate sub-Schedule of Schedule 8.1 of the Plan Supplement. Subject to the limitations set forth in Section 8.2(d) hereof, the Debtors reserve the right, on or prior to 4:00 p.m. (Eastern Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing, to amend (i) Schedule 8.1 of the Plan Supplement to add, delete, or reclassify any executory contract or unexpired lease or amend a proposed assignment and (ii) the Proposed Cure with respect to any executory contract or unexpired lease listed on the applicable Schedule as an executory contract or unexpired lease to be assumed; provided, however, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend Schedule 8.1 of the Plan Supplement and the Proposed Cure shall be extended to 4:00 p.m. (Eastern Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing; and further provided, that with respect to Intercompany Contracts and agreements that the Debtors propose to reject as of the deadline set forth above, the Debtors reserve the right to make amendments at any time prior to entry of the Confirmation Order.

(b) Pursuant to sections 365 and 1123 of the Bankruptcy Code, and except with respect to executory contracts and unexpired leases as to which a Treatment Objection is filed and served by the Treatment Objection Deadline, (i) each executory contract and unexpired lease listed on Schedule 8.1 of the Plan Supplement as an executory contract or unexpired lease to be assumed (and assigned, if applicable) shall be deemed assumed (and assigned, if applicable) effective as of the Assumption Effective Date specified thereon, the Proposed Cure specified in the Notice of Intent to Assume mailed to each Assumption Counterparty shall be the Cure Amount and shall be deemed to satisfy fully any obligations the Debtors might have with respect to such executory contract or unexpired lease under section 365(b) of the Bankruptcy Code, and all proofs of Claim on account of or in respect of any such assumed executory contract and unexpired lease shall be deemed withdrawn on the Effective Date without any further notice to or action by any party or order of the Bankruptcy Court; (ii) each executory contract and unexpired lease listed on Schedule 8.1 of the Plan Supplement as an executory contract or unexpired lease to be rejected shall be deemed rejected effective as of the Rejection Effective Date specified thereon; and (iii) the Reorganized Debtors may assume, assume and assign, or reject any executory contract or unexpired lease relating to Aircraft Equipment that is listed on Schedule 8.1(c)(3) of the Plan Supplement by filing with the Bankruptcy Court and serving upon the applicable Deferred Counterparty a Notice of Intent to Assume or a Notice of Intent to Reject at any time before the Deferred Agreement Deadline; provided, however, that if the Reorganized Debtors do not file a Notice of Intent to Assume or a Notice of Intent to Reject by the Deferred Agreement

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Deadline with respect to any executory contract or unexpired lease relating to Aircraft Equipment listed on Schedule 8.1(c)(3) of the Plan Supplement, such executory contract or unexpired lease shall be deemed rejected effective as of the one hundred eighty-first (181st) calendar day after the Effective Date.

(c) The Debtors shall file an initial version of Schedule 8.1 of the Plan Supplement and any amendments thereto with the Bankruptcy Court and shall serve all notices thereof only on the applicable Assumption Counterparties, Rejection Counterparties, and Deferred Counterparties. With respect to any executory contract or unexpired lease first listed on Schedule 8.1 of the Plan Supplement as an executory contract or unexpired lease to be rejected later than the date that is ten (10) calendar days prior to the Voting Deadline, (A) the Debtors shall use their best efforts to promptly notify the respective Rejection Counterparty of such proposed treatment via facsimile, electronic transmission, or telephone at any notice address or telephone number set forth in the respective executory contract or unexpired lease or as otherwise timely provided in writing to the Debtors by such Rejection Counterparty or its counsel; and (B) the applicable Rejection Counterparty shall have five (5) calendar days from the date of an amendment to Schedule 8.1 of the Plan Supplement to object to confirmation of the Plan. With respect to any executory contract or unexpired lease first listed on Schedule 8.1 of the Plan Supplement later than the date that is five (5) calendar days prior to the Confirmation Hearing, the respective Rejection Counterparty shall have until the Confirmation Hearing to object to confirmation of the Plan.

(d) The listing of any contract or lease on Schedule 8.1 of the Plan Supplement is not an admission that such contract or lease is an executory contract or unexpired lease. The Debtors and the Assumption Counterparties, the Rejection Counterparties, or the Deferred Counterparties, as applicable (together with the Debtors, the “Recharacterization Parties”) reserve the right to assert that any contract or lease listed on Schedule 8.1 of the Plan Supplement is not an executory contract or unexpired lease; provided, however, that except with respect to any contract or lease for which a Recharacterization Party (i) expressly reserves such right in a notice filed with the Bankruptcy Court and served on any parties listed thereon no later than ten (10) calendar days prior to the Voting Deadline and (ii) files an action based on such right prior to the date that is sixty (60) calendar days after the Effective Date (unless required hereunder to file such action at an earlier date), each Recharacterization Party shall be deemed to have waived, as of the Effective Date, any rights it may have to seek to recharacterize any contract or lease as a financing agreement.

8.3 Categories of Executory Contracts and Unexpired Leases to Be Assumed. Pursuant to sections 365 and 1123 of the Bankruptcy Code, each executory contract and unexpired lease in the following categories shall be deemed assumed as of the Effective Date (and the Proposed Cure with respect to each shall be zero dollars ($0)), except for any executory contract or unexpired lease (i) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) that is the subject of a separate motion to assume or reject pending on the Confirmation Date, (iii) that is listed on Schedule 8.1 of the Plan Supplement, (iv) that is otherwise expressly assumed or rejected hereunder, or (v) as to which a Treatment Objection has been filed and served by the Treatment Objection Deadline.

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(a) Cash Management Agreements, Confidentiality and Non-Disclosure Agreements, Customer Programs, Debtor Ownership Agreements, Foreign Agreements, Fuel Consortia Agreements, Insurance Plans, Intercompany Contracts, Interline Agreements, Letters of Credit, Revenue Generating Agreements, Surety Bonds, and Workers’ Compensation Plans. Subject to the terms of the first paragraph of this Section 8.3, each Cash Management Agreement, Confidentiality and Non-Disclosure Agreement, Customer Program, Debtor Ownership Agreement, Foreign Agreement, Fuel Consortia Agreement, Insurance Plan, Intercompany Contract, Interline Agreement, Letter of Credit, Revenue Generating Agreement, Surety Bond, and Workers’ Compensation Plan shall be deemed assumed as of the Effective Date. Nothing in this Section 8.3 shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any Entity, including, without limitation, the insurer under any of the Debtors’ Insurance Plans. Except as otherwise provided in the immediately preceding sentence, all proofs of Claim on account of or in respect of any Cash Management Agreement, Confidentiality and Non-Disclosure Agreement, Customer Program, Debtor Ownership Agreement, Foreign Agreement, Fuel Consortia Agreement, Insurance Plan, Intercompany Contract, Interline Agreement, Letter of Credit, Revenue Generating Agreement, Surety Bond, or Workers’ Compensation Plan automatically shall be deemed withdrawn on the Effective Date without any further notice to or action by any party or order of the Bankruptcy Court. Unless otherwise agreed to by the applicable Debtor or Reorganized Debtor and the applicable Assumption Counterparty, an Assumption Counterparty to an executory contract or unexpired lease assumed pursuant to this Section 8.3(a) shall, on or before ten (10) Business Days after the Effective Date, return to the applicable Reorganized Debtor any deposit of Cash or other credit enhancement made by a Debtor to such Assumption Counterparty on or after the Commencement Date, including, without limitation, that certain Cash deposit held by Airlines Reporting Corporation pursuant to the Addendum to Carrier Services Agreement between Airlines Reporting Corporation and American, dated November 29, 2011, and that certain Cash deposit held by the International Air Transport Association pursuant to the Agreement in Connection with Proposed Assumption of Executory Contracts Regarding the International Air Transport Association, including the IATA Clearinghouse, and Related Agreements between the International Air Transport Association and American, dated as of November 29, 2011.

(b) Certain Indemnification Obligations

(i) Each Indemnification Obligation shall be deemed assumed by New AAG as of the Merger Effective Time in accordance with the Merger Agreement. Each Indemnification Obligation that is deemed assumed hereunder shall continue in full force and effect in accordance with its terms. From and after the Merger Effective Time, New AAG shall honor and perform the Indemnification Obligations,

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including under all indemnification Contracts (as defined in the Merger Agreement) and organizational documents of the Debtors. New AAG shall not, directly or indirectly, amend, modify, limit, or terminate, in any manner adverse to the Debtors’ current or former directors or officers, with respect to the Indemnification Obligations for acts or omissions occurring prior to the Merger Effective Time, any indemnification Contracts with the Debtors or any provisions regarding the Indemnification Obligations contained in any organizational documents of the Debtors. Each Indemnification Obligation that is deemed assumed hereunder shall be deemed and treated as an executory contract pursuant to sections 365 and 1123 of the Bankruptcy Code regardless of whether or not a proof of Claim has been filed with respect to such Indemnification Obligation.

(ii) With respect to current or former employees of any of the Debtors not covered by Section 8.3(b)(i) hereof and who were employed by any of the Debtors prior to, on, or after the Commencement Date, each obligation of any Debtor to indemnify such employees with respect to or based upon any act or omission taken or omitted in any such capacity, or for or on behalf of any Debtor, whether pursuant to agreement, the Debtors’ respective articles or certificates of incorporation, corporate charters, bylaws, operating agreements or similar corporate documents, or applicable law in effect as of the Effective Date, shall be deemed assumed by New AAG as of the Effective Date. Each such indemnification obligation that is deemed assumed hereunder shall continue in full force and effect in accordance with its terms. From and after the Merger Effective Time, New AAG shall honor and perform such indemnification obligations. New AAG shall not, directly or indirectly, amend, modify, limit, or terminate, in any manner adverse to such employees, with respect to such indemnification obligations for acts or omissions occurring prior to the Merger Effective Time, any indemnification contracts with the Debtors or any provisions regarding the indemnification obligations contained in any organizational documents of the Debtors. Each such indemnification obligation that is deemed assumed hereunder shall be deemed and treated as an executory contract pursuant to sections 365 and 1123 of the Bankruptcy Code regardless of whether or not a proof of Claim has been filed with respect to such indemnification obligation.

(c) Collective Bargaining Agreements. Each of the Collective Bargaining Agreements with the respective Unions shall remain in full force and effect on and after the Effective Date, subject to the respective terms thereof. The consideration provided for in each of the Section 1113 Agreements shall be in complete settlement and satisfaction of all Claims as provided therein, and each Union shall promptly take all action necessary to withdraw all proofs of Claim with respect to the Claims resolved

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pursuant to the respective Section 1113 Agreements. Notwithstanding the foregoing, New AAG and the Reorganized Debtors reserve the right to seek adjudication of any Collective Bargaining Agreement-related disputes between the Debtors and any Union that concerns distributions, claims, restructuring transactions, or other aspects of the Plan in the Bankruptcy Court.

(d) Covered Special Facility Revenue Bonds. Unless otherwise provided herein, in a Special Facility Revenue Bond Agreement, or in an order of the Bankruptcy Court, the Special Facility Revenue Bond Agreements, the respective Special Facility Revenue Bond Indentures, and the respective Special Facility Revenue Bond Documents, in each case relating solely to Covered Special Facility Revenue Bonds, shall remain in full force and effect in accordance with their original terms and conditions (or as amended by an order of the Bankruptcy Court) and shall not otherwise be altered, amended, modified, surrendered, or cancelled hereunder, and holders of such Covered Special Facility Revenue Bonds shall continue to receive payments in accordance with the terms and conditions of the Special Facility Revenue Bond Documents relating to the respective Covered Special Facility Revenue Bonds (as such Special Facility Revenue Bond Documents may have been amended by an order of the Bankruptcy Court). As a result of the assumption of executory contracts and/or leases relating to the Covered Special Facility Revenue Bonds and the prior payment of the related cure amounts by the Debtors, all proofs of Claim on account of or in respect of any Covered Special Facility Revenue Bonds shall be deemed Disallowed and expunged without any further notice to or action by any party or order of the Bankruptcy Court. To the extent any of the foregoing conflicts with the terms of a separate order of the Bankruptcy Court relating to a Covered Special Facility Revenue Bond, the order of the Bankruptcy Court shall govern.

8.4 Other Categories of Agreements and Policies

(a) Employee Benefits. As of the Effective Date, unless specifically rejected by order of the Bankruptcy Court or otherwise specifically provided for herein, each American Compensation and Benefit Plan (as defined in the Merger Agreement) (including all matters set forth in Section 4.10 of the Merger Agreement and Section 4.1(o) of the American Disclosure Letter, but excluding any prepetition equity or equity-equivalent plan or agreement of the Debtors) shall be deemed assumed and shall be fully effective, and New AAG and the Reorganized Debtors shall maintain and perform under such plans and agreements. To the extent that the American Compensation and Benefit Plans are executory contracts, pursuant to sections 365 and 1123 of the Bankruptcy Code, they shall be deemed assumed; provided, however, that the foregoing shall not constitute the assumption of any benefits that are the subject of the adversary proceeding styled AMR Corporation and American Airlines, Inc. v. Committee of Retired Employees, Adv. Pro. No. 12-01744 (the “Retiree Adversary Proceeding”). The Debtors intend to continue to prosecute the Retiree Adversary Proceeding, and to the extent the Retiree Adversary Proceeding has not been finally resolved by the Effective Date, New AAG shall continue to prosecute the Retiree Adversary Proceeding subsequent to the Effective Date. To the extent that the Debtors or New AAG, as applicable, are unsuccessful in whole or in part in obtaining the relief requested in the Retiree Adversary Proceeding, any remaining vested benefits shall be treated in accordance with the provisions of section 1129(a)(13) of the Bankruptcy Code.

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(b) Employee Protection Arrangements. As of the Effective Date, the Employee Protection Arrangements (as defined in and set forth in Section 4.1(o) of the American Disclosure Letter) shall be fully effective.

(c) Postpetition Aircraft Agreements. Subject to the Debtors’ right to terminate or reject any Postpetition Aircraft Agreement prior to the Effective Date pursuant to the terms of such Postpetition Aircraft Agreement, (i) each Postpetition Aircraft Agreement shall remain in place after the Effective Date, (ii) the Reorganized Debtors shall continue to honor each Postpetition Aircraft Agreement according to its terms, and (iii) to the extent any Postpetition Aircraft Agreement requires the assumption by the Debtors of such Postpetition Aircraft Agreement and the Postpetition Aircraft Obligations arising thereunder, such Postpetition Aircraft Agreement and Postpetition Aircraft Obligations shall be deemed assumed as of the Effective Date; provided, however, that this clause (iii) shall not be deemed or otherwise interpreted as an assumption by the Debtors of any agreement or obligation that is not a Postpetition Aircraft Agreement or Postpetition Aircraft Obligation; and provided further, that nothing herein shall limit the Debtors’ right to terminate such Postpetition Aircraft Agreement or Postpetition Aircraft Obligations in accordance with the terms thereof. To the extent that, subsequent to the date of the Plan and on or prior to the Effective Date, the Debtors, with the approval of the Bankruptcy Court, enter into new Postpetition Aircraft Agreements for Aircraft Equipment not currently subject to a Postpetition Aircraft Agreement, any Claims or obligations arising thereunder shall be treated as Postpetition Aircraft Obligations hereunder and such Postpetition Aircraft Agreements shall be deemed assumed as of the Effective Date.

8.5 Pension Plans

(a) Pension Plan Required Contributions. On the Effective Date, the Reorganized Debtors shall assume and continue the Pension Plans and shall pay in Cash any aggregate unpaid (i) minimum required funding contributions under 26 U.S.C. §§ 412 and 430 and 29 U.S.C. §§ 1082 and 1083 and (ii) all delinquent PBGC premiums under 29 U.S.C. §§ 1306 and 1307, in each case with interest, for the Pension Plans under ERISA or the Internal Revenue Code. Upon such payment, the lien notices perfecting all liens and security interests held by, or in favor of, the PBGC on any assets of the Debtors or their affiliates shall be, and shall be deemed to be, withdrawn.

(b) Pension Plan Continuation. After the Effective Date, the Reorganized Debtors shall (i) satisfy the minimum funding requirements under 26 U.S.C. §§ 412 and 430 and 29 U.S.C. §§ 1082 and 1083, (ii) pay all required PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307, and (iii) administer the Pension Plans in accordance with the applicable provisions of ERISA and the Internal Revenue Code.

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(c) Liabilities Preserved. No provision of the Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code shall be construed to discharge, release, or relieve the Debtors, or their successors, including the Reorganized Debtors, or any other party, in any capacity, from liabilities or requirements imposed under any law or regulatory provision with respect to the Pension Plans or the PBGC. The PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of any provision of the Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code.

8.6 Assumption and Rejection Procedures and Resolution of Treatment Objections

(a) Proposed Assumptions. With respect to any executory contract or unexpired lease to be assumed hereunder or pursuant to a Notice of Intent to Assume, unless an Assumption Counterparty files and properly serves a Treatment Objection by the Treatment Objection Deadline, such executory contract or unexpired lease shall be deemed assumed and, if applicable, assigned as of the Assumption Effective Date proposed by the Debtors or the Reorganized Debtors, as applicable, without any further notice to or action by any party or order of the Bankruptcy Court, and any obligation the Debtors or the Reorganized Debtors, as applicable, may have to such Assumption Counterparty with respect to such executory contract or unexpired lease under section 365(b) of the Bankruptcy Code shall be deemed to be fully satisfied by the Proposed Cure, if any, which shall be the Cure Amount. Any Treatment Objection that is not timely filed and properly served shall be denied automatically and with prejudice (without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, and without any further notice to, or action by, any party or order of the Bankruptcy Court). Any Claim relating to such assumption or assignment shall be forever barred from assertion and shall not be enforceable against any Debtor or Reorganized Debtor or their respective estates or property, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, and without any further notice to or action by any party or order of the Bankruptcy Court, and any obligation the Debtors or the Reorganized Debtors may have under section 365(b) of the Bankruptcy Code (over and above any Proposed Cure) shall be deemed fully satisfied, released, and discharged, notwithstanding any amount or information included in the Schedules or any proof of Claim.

(b) Proposed Rejections. With respect to any executory contract or unexpired lease to be rejected hereunder or pursuant to a Notice of Intent to Reject, unless a Rejection Counterparty files and serves a Treatment Objection by the Treatment Objection Deadline, such executory contract or unexpired lease shall be deemed rejected as of the Rejection Effective Date proposed by the Debtors or the Reorganized Debtors, as applicable, without any further notice to or action by any party or order of the Bankruptcy Court. Any objection to the rejection of an executory contract or unexpired lease that is not timely filed and served shall be deemed denied automatically and with prejudice (without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, and without any further notice to or action by any party or order of the Bankruptcy Court).

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(c) Resolution of Treatment Objections

(i) On and after the Effective Date, the Reorganized Debtors may, in their sole discretion, settle Treatment Objections without any further notice to or action by any party or order of the Bankruptcy Court (including by paying any agreed Cure Amount).

(ii) With respect to each executory contract or unexpired lease as to which a Treatment Objection is timely filed and served and is not otherwise resolved by the parties after a reasonable period of time, the Debtors or the Reorganized Debtors, as applicable, shall schedule a hearing with the Bankruptcy Court with respect to such Treatment Objection and provide at least fourteen (14) calendar days’ notice of such hearing to the Assumption Counterparty, the Rejection Counterparty, or the Deferred Counterparty, as applicable; provided, however, that if such Treatment Objection is not resolved by the parties after a reasonable period of time, the respective Assumption Counterparty, Rejection Counterparty, or Deferred Counterparty may, with prior notice to the Debtors, request that the Bankruptcy Court schedule such a hearing. Unless otherwise ordered by the Bankruptcy Court or agreed to by the parties, any assumption or rejection approved by the Bankruptcy Court notwithstanding a Treatment Objection shall be effective as of the Assumption Effective Date or Rejection Effective Date, as applicable, that was originally proposed by the Debtors or specified herein.

(iii) Any Cure Amount shall be paid as soon as reasonably practicable following entry of a Final Order resolving an assumption dispute and/or approving an assumption (and assignment, if applicable), unless the Debtors or the Reorganized Debtors, as applicable, seek to reject such executory contract or unexpired lease and file a Notice of Intent to Reject under Section 8.2(b) hereof (which, with respect to a Special Facility Revenue Bond Agreement, must be served upon the Indenture Trustee of the applicable Special Facility Revenue Bond Indenture).

(iv) No Cure Amount shall be allowed for a penalty rate or default rate of interest to the extent not proper under the Bankruptcy Code or applicable law.

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(d) Reservation of Rights. If a Treatment Objection is filed with respect to any executory contract or unexpired lease sought to be assumed or rejected by any of the Debtors or the Reorganized Debtors, the Debtors and the Reorganized Debtors reserve the right (i) to seek to assume or reject such executory contract or unexpired lease at any time before the assumption, rejection, assignment, or Cure Amount with respect to such executory contract or unexpired lease is determined by a Final Order and (ii) to the extent a Final Order is entered resolving a Treatment Objection as to a Cure Amount in an amount different from the Proposed Cure, to seek to reject such executory contract or unexpired lease within fourteen (14) calendar days after the date of entry of such Final Order by filing with the Bankruptcy Court and serving upon the Assumption Counterparty or Rejection Counterparty, as applicable, a Notice of Intent to Assume or a Notice of Intent to Reject, as applicable (which, with respect to a Special Facility Revenue Bond Agreement, must be served upon the Indenture Trustee of the applicable Special Facility Revenue Bond Indenture).

8.7 Rejection Claims. Any Rejection Claim must be filed with the Bankruptcy Court by the Rejection Bar Date. Any Rejection Claim for which a proof of Claim is not properly filed and served by the Rejection Bar Date shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, or their respective estates or property. The Debtors or the Reorganized Debtors, as applicable, may contest Rejection Claims in accordance with Section 7.1 hereof.

8.8 Assignment. To the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned hereunder shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable antiassignment provision and is void and of no force or effect.

8.9 Approval of Assumption, Rejection, Retention, or Assignment of Executory Contracts and Unexpired Leases. Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of the rejections, retentions, assumptions, and/or assignments contemplated hereunder pursuant to sections 365 and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease that is assumed hereunder shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms as of the applicable Assumption Effective Date, except as modified by the provisions hereof or any order of the Bankruptcy Court authorizing or providing for its assumption. The provisions of each executory contract or unexpired lease assumed and/or assigned hereunder that are or may be in default shall be deemed satisfied in full by

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the Cure Amount or by an agreed-upon waiver of the Cure Amount. Upon payment in full of the Cure Amount, any and all proofs of Claim based upon an executory contract or unexpired lease that has been assumed in the Chapter 11 Cases or hereunder shall be deemed Disallowed and expunged without any further notice to or action by any party or order of the Bankruptcy Court.

8.10 Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided herein or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed, whether or not such executory contract or unexpired lease relates to the use, acquisition, or occupancy of real property, shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in remedy related to such premises, unless any of the foregoing agreements is rejected hereunder or pursuant to an order of the Bankruptcy Court.

ARTICLE IX.

EFFECTIVENESS OF THE PLAN

9.1 Conditions Precedent to Confirmation of Plan. The following are conditions precedent to confirmation of the Plan:

(a) The Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Debtors and US Airways and reasonably satisfactory to the Creditors’ Committee and the Majority of the Requisite Consenting Creditors.

(b) The Plan Supplement shall have been filed by the Debtors, and the documents contained therein shall be in form and substance reasonably satisfactory to the Creditors’ Committee.

9.2 Conditions Precedent to Effective Date. The following are conditions precedent to the Effective Date of the Plan:

(a) The Confirmation Order shall be in full force and effect, and no stay thereof shall be in effect;

(b) All actions, documents, and agreements necessary to implement the Plan shall have been effected or executed;

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(c) The Debtors shall have received any authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement the Plan and are required by law, regulation, or order;

(d) Each of the New AAG Certificate of Incorporation, the New AAG Bylaws, the Certificate of Designations, the Amended Certificates of Incorporation, the Amended Bylaws, and the New AAG 2013 Incentive Award Plan shall be in full force and effect;

(e) All conditions precedent to consummation of the Merger, pursuant to the Merger Agreement, shall have been satisfied or waived in accordance with the Merger Agreement, and the Merger Closing shall occur contemporaneously with the Effective Date;

(f) All of the matters set forth in Section 4.10 of the Merger Agreement and Section 4.1(o) of the American Disclosure Letter, other than the Chairman Letter Agreement, shall have been approved by the Bankruptcy Court and shall be in effect;

(g) All of the Debtors’ defined benefit plans shall have been frozen, and the lump sum and installment forms of optional benefit payments for the Debtors’ pilots shall have been eliminated;

(h) The Bankruptcy Court shall have entered an order finding that the aggregate amount of estimated Allowed Single-Dip General Unsecured Claims plus the amount of Disputed Single-Dip General Unsecured Claims utilized for determining the Disputed Claims Reserve to be established pursuant to Section 7.3 hereof shall not exceed $3.2 billion;

(i) The Effective Date shall be no earlier than the sixth (6th) Business Day after entry of the Confirmation Order;

(j) The Debtors shall have filed with the Bankruptcy Court a notice setting forth the proposed Effective Date at least six (6) Business Days in advance of such proposed Effective Date; and

(k) The global certificate(s) representing the New Mandatorily Convertible Preferred Stock shall have been delivered to The Depository Trust Company pursuant to Section 5.3 hereof.

9.3 Satisfaction and Waiver of Conditions. Except as otherwise provided herein or in the Merger Agreement, any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. If the Debtors determine that any of the conditions precedent set forth in Section 9.2 hereof cannot be satisfied and the occurrence of such conditions is not

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waived or cannot be waived, then the Debtors shall file a notice of the failure of the Effective Date with the Bankruptcy Court. Notwithstanding the foregoing, the Debtors reserve the right, with the consent of the Creditors’ Committee and the Majority of the Requisite Consenting Creditors, to waive the occurrence of the conditions precedent set forth in Section 9.2 hereof or to modify any of such conditions precedent. Any such written waiver of such condition precedents may be effected at any time, without notice or leave or order of the Bankruptcy Court, and without any other formal action other than proceeding to consummate the Plan.

ARTICLE X.

EFFECT OF CONFIRMATION

10.1 Vesting of Assets. Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, except as otherwise provided herein. The Reorganized Debtors may operate their businesses and use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as otherwise provided herein.

10.2 Discharge of Claims and Termination of Equity Interests. Except as otherwise provided herein or in the Confirmation Order, the rights afforded herein and the payments and distributions to be made hereunder shall discharge all existing debts and Claims and terminate all Equity Interests of any kind, nature, or description whatsoever against or in the Debtors or any of their assets or property to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as otherwise provided herein, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests (and all representatives, trustees, or agents on behalf of each holder) shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or property, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

10.3 Release and Discharge of Debtors. Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors.

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10.4 Term of Injunctions or Stays. Unless otherwise provided herein or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay. For the avoidance of doubt, the Revised Final Order Pursuant to 11 U.S.C. §§ 105(a) and 362 Establishing Notification Procedures for Substantial Claimholders and Equity Security Holders and Approving Restrictions on Certain Transfers of Interests in the Debtors’ Estates, entered by the Bankruptcy Court on April 11, 2013 (ECF No. 7591), shall remain in full force and effect beyond the Effective Date.

10.5 Injunction Against Interference with Plan. Upon entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

10.6 Injunction. Except as otherwise expressly provided herein, all Persons or Entities who have held, hold, or may hold Claims or Equity Interests and all other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest against the Debtors or the Reorganized Debtors or property of any of the Debtors or the Reorganized Debtors other than actions to enforce the Plan or with respect to the allowance of Claims and Equity Interests, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors or the Reorganized Debtors or property of any of the Debtors or the Reorganized Debtors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or the Reorganized Debtors or against property or interests in property of the Debtors or the Reorganized Debtors, or (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or the Reorganized Debtors or against property or interests in property of the Debtors or the Reorganized Debtors, with respect to any such Claim or Equity Interest. Such injunction shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

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10.7 Exculpation. Notwithstanding anything herein to the contrary, and to the maximum extent permitted by applicable law, neither the Debtors, US Airways, the Creditors’ Committee, the Retiree Committee, the Indenture Trustees, Servicers, the Unions, the Search Committee, the Ad Hoc Committee, Nuveen Asset Management, LLC (and each of its managed funds and accounts on behalf of which it executed the Support and Settlement Agreement), and OppenheimerFunds, Inc. (and each of its managed funds and accounts that executed the Support and Settlement Agreement), nor any of their respective members (current and former, including counsel and other professionals employed by such members in connection with the Chapter 11 Cases), officers, directors, employees, counsel, advisors, professionals, or agents (collectively, the “Exculpated Parties”), shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of the Chapter 11 Cases; negotiations regarding or concerning the Plan, the Merger Agreement, the Merger, and any settlement or agreement in the Chapter 11 Cases; the pursuit of confirmation of the Plan and consummation of the Merger; the consummation of the Plan and of the Merger; the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan (including pursuant to or in connection with any Postpetition Aircraft Agreement), whether or not such distribution occurs following the Effective Date; or the administration of the Plan or property to be distributed hereunder, except for actions found by Final Order to be willful misconduct, gross negligence, fraud, malpractice, criminal conduct, unauthorized use of confidential information that causes damages, breach of fiduciary duty (to the extent applicable), and ultra vires acts, and, in all respects, the Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities hereunder. Following entry of the Confirmation Order, the Bankruptcy Court shall retain exclusive jurisdiction to consider any and all claims against any of the Exculpated Parties involving or relating to the administration of the Chapter 11 Cases, any rulings, orders, or decisions in the Chapter 11 Cases or any aspects of the Debtors’ Chapter 11 Cases, including the decision to commence the Chapter 11 Cases, the development and implementation of the Plan and the Merger Agreement, the decisions and actions taken during the Chapter 11 Cases, and any asserted claims based upon or related to prepetition obligations or equity interests administered in the Chapter 11 Cases, for the purpose of determining whether such claims belong to the Debtors’ estates or third parties. In the event it is determined that any such claims belong to third parties, then, subject to any applicable subject matter jurisdiction limitations, the Bankruptcy Court shall have exclusive jurisdiction with respect to any such litigation, subject to any determination by the Bankruptcy Court to abstain and consider whether such litigation should more appropriately proceed in another forum.

10.8 Release. As of the Effective Date and subject to the occurrence of the Merger Effective Time, the Debtors release (i) all present and former directors and officers of the Debtors and any other Persons who serve or served as members of management of the Debtors, (ii) all post-Commencement Date advisors, consultants, agents, counsel, or other professionals of or to the Debtors, US Airways, the Creditors’ Committee, the Retiree Committee, the Indenture Trustees, the

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Unions, the Search Committee, and the Ad Hoc Committee, and (iii) US Airways, the Indenture Trustees, the Unions, all current and former members (in their capacity as members of such committees) of the Creditors’ Committee, the Retiree Committee, the Ad Hoc Committee, the Search Committee, Nuveen Asset Management, LLC (and each of its managed funds and accounts on behalf of which it executed the Support and Settlement Agreement) (in its capacity in negotiating the Support and Settlement Agreement and the Plan), and OppenheimerFunds, Inc. (and each of its managed funds and accounts that executed the Support and Settlement Agreement) (in its capacity in negotiating the Support and Settlement Agreement and the Plan), and their respective officers, directors, agents, and employees (including attorneys and other professionals retained by individual members of such committees) (collectively, the “Released Parties”), from any and all Causes of Action held by, assertable on behalf of, or derivative from the Debtors, in any way relating to the Debtors, the Chapter 11 Cases, the Plan, negotiations regarding or concerning the Plan, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, and the ownership, management, and operation of the Debtors, except for actions found by Final Order to be willful misconduct (including, but not limited to, conduct that results in a personal profit at the expense of the Debtors’ estates), gross negligence, fraud, malpractice, criminal conduct, unauthorized use of confidential information that causes damages, breach of fiduciary duty (to the extent applicable), and ultra vires acts, which Causes of Action are based on any act, event, or omission taking place before the Effective Date; provided, however, that the foregoing (a) shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any former director, officer, or employee of the Debtors or any reimbursement obligation of any former director, officer, or employee with respect to a loan or advance made by the Debtors to such former director, officer, or employee, and (b) shall not limit the liability of any counsel to their respective clients contrary to Rule 1.8(h)(1) of the New York Rules of Professional Conduct. The Reorganized Debtors and any newly-formed Entities that will be continuing the Debtors’ business after the Effective Date shall be bound by all the releases set forth above to the same extent that the Debtors are bound.

10.9 Avoidance Actions. From and after the Effective Date, the Reorganized Debtors shall waive the right to prosecute any avoidance, equitable subordination, or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors.

10.10 Retention of Causes of Action/Reservation of Rights

(a) Except as otherwise provided in Section 10.8 hereof, nothing herein or in the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or Causes of Action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any Person or Entity, to

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the extent such Person or Entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, or their officers, directors, or representatives and (ii) for the turnover of any property of the Debtors’ estates.

(b) Nothing herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, and other legal or equitable defenses that they had immediately prior to the Commencement Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.11 Special Provisions for Governmental Units. Solely with respect to “governmental units” (as defined in the Bankruptcy Code), nothing herein shall limit or expand the scope of discharge, release, or injunction to which the Debtors or the Reorganized Debtors are entitled under the Bankruptcy Code. Further, nothing herein, including Sections 10.7 and 10.8 hereof, shall discharge, release, enjoin, or otherwise bar (i) any liability of the Debtors or the Reorganized Debtors to a “governmental unit” arising on or after the Confirmation Date with respect to events occurring on or after the Confirmation Date, (ii) any liability to a “governmental unit” that is not a Claim, (iii) any valid right of setoff or recoupment of a “governmental unit,” (iv) any police or regulatory action by a “governmental unit,” (v) any environmental liability to a “governmental unit” that the Debtors, the Reorganized Debtors, any successors thereto, or any other Person or Entity may have as an owner or operator of real property after the Effective Date, and (vi) any liability to a “governmental unit” on the part of any Persons or Entities other than the Debtors or the Reorganized Debtors, provided, however, that nothing in this Section 10.11 shall affect the Debtors’ releases in Section 10.8 hereof, nor shall anything herein enjoin or otherwise bar any “governmental unit” from asserting or enforcing, outside the Bankruptcy Court, any of the matters described in clauses (i) through (vi) above.

ARTICLE XI.

RETENTION OF JURISDICTION

11.1 Jurisdiction of Bankruptcy Court. On and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction of all matters arising under, arising out of, or related to the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

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(a) To hear and determine motions for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(b) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced before or after the Confirmation Date, including, without limitation, any proceeding with respect to a Cause of Action or Avoidance Action;

(c) To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein;

(d) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(e) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g) To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code and to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h) To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(i) To hear and determine disputes arising in connection with or related to the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated herein, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j) To hear and determine disputes arising in connection with or related to the Disputed Claims Reserve;

(k) To hear and determine all matters as provided in Section 7.6 of the Merger Agreement;

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(l) To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation;

(m) To recover all assets of the Debtors and property of the Debtors’ estates, wherever located;

(n) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(o) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(p) To enforce all orders previously entered by the Bankruptcy Court;

(q) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(r) To determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order, the Plan Supplement, or any contract, instrument, release, or other agreement or document related to the Plan, the Disclosure Statement, or the Plan Supplement, including the Merger Agreement;

(s) To hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(t) To hear and determine any rights, claims, or causes of action held by or accruing to the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code or any federal or state statute or legal theory;

(u) To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

(v) To hear any other matter not inconsistent with the Bankruptcy Code;

(w) To hear and determine any disputes arising in connection with the interpretation, implementation, or enforcement of any Postpetition Aircraft Agreement; and

(x) To enter a final decree closing the Chapter 11 Cases.

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To the extent that the Bankruptcy Court is not permitted under applicable law to preside over any of the forgoing matters, the reference to the “Bankruptcy Court” in this Article XI shall be deemed to be replaced by the “District Court.” Nothing in this Article XI shall expand the exclusive jurisdiction of the Bankruptcy Court beyond that provided by applicable law.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

12.1 Dissolution of Committees. Following the Effective Date, the Retiree Committee shall continue to have standing and a right to be heard solely with respect to (i) applications for compensation by professionals and requests for allowance of Administrative Expenses for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code, (ii) any adversary proceedings and any appeals (including appeals of the Confirmation Order that remain pending as of the Effective Date) to which the Retiree Committee is a party, (iii) any proofs of Claim filed by the Retiree Committee until such time as the allowance or disallowance of such proofs of Claim have been finally determined, including any appeals from an order allowing or disallowing such proofs of Claim, and (iv) any other matter related to the foregoing or involving the Retiree Committee’s rights or duties under section 1114 of the Bankruptcy Code. The Retiree Committee shall remain in existence after the Effective Date and shall not dissolve until the completion of the foregoing post-Effective Date activities. The Reorganized Debtors shall continue to compensate the Retiree Committee’s professional advisors for reasonable services and expenses provided in connection with any of the foregoing post-Effective Date activities and reimburse the Retiree Committee members for their reasonable expenses incurred in connection therewith. On the date that is one hundred eighty (180) days following the Effective Date, the Creditors Committee shall dissolve (unless such date is extended with the written consent of the Reorganized Debtors or by the Bankruptcy Court for good cause shown); provided, however, that, following the Effective Date, the Creditors’ Committee’s standing and right to be heard shall be limited to (a) applications for compensation by professionals and requests for allowance of Administrative Expenses for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code, (b) participating in court hearings with respect to motions, adversary proceedings, or other actions (I) seeking enforcement or implementation of the provisions hereof or of the Confirmation Order, (II) relating to objections to Claims as set forth in Section 7.1 hereof, and (III) as otherwise consented to by the Reorganized Debtors or so ordered by the Bankruptcy Court for good cause shown; and (c) any litigation or contested matter to which the Creditors’ Committee is a party as of the Effective Date. Notwithstanding the foregoing, following the Effective Date, the Creditors’ Committee’s membership shall consist of the Allied Pilots Association, the Association of Professional Flight Attendants, Hewlett-

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Packard Enterprise Services, LLC, Manufacturers and Traders Trust Company, and the Transportation Workers Union of America, and its duties shall be limited to (u) participating in court hearings as provided in this Section 12.1; (v) consulting with the Reorganized Debtors with respect to the General Unsecured Claims reconciliation and settlement process conducted by or on behalf of the Reorganized Debtors; (w) consulting with the Reorganized Debtors with respect to appropriate procedures for the settlement of Claims; (x) consulting with the Reorganized Debtors with respect to the maintenance of the Disputed Claims Reserve; (y) monitoring the distributions to the holders of Allowed Claims by the Disbursing Agent hereunder; and (z) the matters set forth in Section 7.1 hereof. For so long as the General Unsecured Claims reconciliation process shall continue and the Creditors’ Committee has not been dissolved, the Reorganized Debtors shall make regular reports to the Creditors’ Committee as and when the Reorganized Debtors and the Creditors’ Committee may reasonably agree upon. Following the Effective Date, the Creditors’ Committee may retain professionals to assist it in carrying out its duties as limited above on terms that are reasonably acceptable to the Reorganized Debtors or authorized to be retained by further order of the Bankruptcy Court; provided further, that the Creditors’ Committee’s professional advisors and experts that have been retained by an order of the Bankruptcy Court prior to the Effective Date shall be deemed reasonably acceptable to the Reorganized Debtors. The Reorganized Debtors shall continue to compensate the Creditors’ Committee’s professional advisors for reasonable services provided in connection with any of the foregoing post-Effective Date activities. In addition, with respect to each member of the Post-Effective Date Creditors’ Committee, the Reorganized Debtors shall (a) reimburse one (1) representative of each such member for its respective reasonable out-of-pocket expenses in connection with attending meetings of the Post-Effective Date Creditors’ Committee and (b) compensate its respective professional advisors for fees not to exceed $100,000 for reasonable services provided in connection with any of the foregoing post-Effective Date activities that were incurred during the six (6) month period after the Effective Date, which shall be the sole source of payment from the Debtors or the Reorganized Debtors for such fees. On the Effective Date, the current and former members of the Creditors’ Committee and the Retiree Committee, and their respective officers, employees, counsel, advisors, and agents, shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Creditors’ Committee’s and the Retiree Committee’s respective attorneys, accountants, and other agents shall terminate, except to the extent provided above in this Section 12.1.

12.2 Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

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12.3 Effectuating Documents and Further Transactions. Each of the officers of New AAG and the other Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable Board of Directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be reasonably necessary or appropriate, to effectuate and further evidence the terms and provisions of the Plan and any securities issued hereunder.

12.4 Exemption from Transfer Taxes

(a) Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, Transfer, or exchange of notes or equity securities hereunder or in connection with the transactions contemplated hereby, the creation, filing, or recording of any mortgage, deed of trust, or other security interest, the making, assignment, filing, or recording of any lease or sublease, the transfer of title to or ownership of any of the Debtors’ interests in any Aircraft Equipment, or the making or delivery of any deed, bill of sale, or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the New Mandatorily Convertible Preferred Stock, the New Common Stock, any Postpetition Aircraft Agreement, any distribution from the Disputed Claims Reserve, or any agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated herein or in any Postpetition Aircraft Agreement, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, Cape Town filing or recording fee, FAA filing or recording fee, or other similar tax or governmental assessment in the United States.

(b) To the maximum extent provided by section 1146(a) of the Bankruptcy Code and applicable nonbankruptcy law, the transactions pursuant to the Merger Agreement shall not be taxed under any law imposing a stamp tax or similar tax.

12.5 Expedited Tax Determination. New AAG or the Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of the Debtors or the Reorganized Debtors for all taxable periods through the Effective Date.

12.6 Sell-Down Procedures. In accordance with the Revised Final Order Pursuant to 11 U.S.C.§§ 105(a) and 362 Establishing Notification Procedures for Substantial Claimholders and Equity Security Holders and Approving Restrictions on Certain Transfers of Interests in the Debtors’ Estates, entered by the Bankruptcy Court on April 11, 2013 (ECF No. 7591), a copy of which (without exhibits) is annexed hereto as Exhibit “C,” Paragraphs (b)(iv)(1) through (9) thereto, together with any relevant definitions, are incorporated herein as part of the Plan.

12.7 Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, each of the Debtors shall (i) pay all the respective fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to section 3717 of title 31 of the United States

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Code, until the earliest to occur of the entry of (a) a final decree closing such Debtor’s Chapter 11 Case, (b) a Final Order converting such Debtor’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, or (c) a Final Order dismissing such Debtor’s Chapter 11 Case, and (ii) be responsible for the filing of consolidated postconfirmation quarterly status reports with the Bankruptcy Court in accordance with Rule 3021-1 of the Southern District of New York Local Bankruptcy Rules, which status reports shall include reports on the disbursements made by each of the Debtors.

12.8 Plan Modifications and Amendments. The Plan may be amended, modified, or supplemented by the Debtors or the Reorganized Debtors, as applicable, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Equity Interests hereunder, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan. Prior to the Effective Date, the Debtors may, upon not less than five (5) Business Days’ notice to the attorneys for the Creditors’ Committee and the Ad Hoc Committee, make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided, however, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

12.9 Revocation or Withdrawal of Plan. Subject to the terms of the Merger Agreement, the Debtors reserve the right to revoke, withdraw, or delay consideration of the Plan prior to the Confirmation Date, either entirely or with respect to one or more of the Debtors, and to file subsequent amended plans of reorganization. If the Plan is revoked, withdrawn, or delayed with respect to fewer than all of the Debtors, such revocation, withdrawal, or delay shall not affect the enforceability of the Plan as it relates to the Debtors for which the Plan is not revoked, withdrawn, or delayed. If the Debtors revoke the Plan in its entirety, the Plan shall be deemed null and void. In such event, nothing herein shall be deemed to constitute a waiver or release of any Claim by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any other Person in any further proceedings involving the Debtors.

12.10 Courts of Competent Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

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12.11 Severability. If, prior to entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the prior written consent of US Airways, not to be unreasonably withheld), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding the foregoing, in such case, the Plan only may be confirmed without such term or provision at the request of the Debtors with the consent of the Creditors’ Committee, which consent shall not be unreasonably withheld. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.12 Governing Law. Except to the extent the Bankruptcy Code or other U.S. federal law is applicable, or to the extent an Exhibit or Schedule hereto, a schedule in the Plan Supplement, or the Merger Agreement expressly provides otherwise, the rights, duties, and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof to the extent they would result in the application of the laws of any other jurisdiction.

12.13 Exhibits and Schedules. The Exhibits and Schedules to the Plan and the Plan Supplement are incorporated into, and are part of, the Plan as if set forth herein.

12.14 Successors and Assigns. All the rights, benefits, and obligations of any Person named or referred to herein shall be binding on, and inure to the benefit of, the heirs, executors, administrators, successors, and/or assigns of such Person.

12.15 Time. In computing any period of time prescribed or allowed herein, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

102

12.16 Notices. To be effective, all notices, requests, and demands to or upon the Debtors, US Airways, the Creditors’ Committee, or the Retiree Committee shall be in writing (including by facsimile or electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered, or in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors or Merger Sub, to:

AMR Corporation

4333 Amon Carter Boulevard

MD 5675

Fort Worth, Texas 76155

Attn: Gary Kennedy, Esq.

Telephone: (817) 967-1322

Telecopier: (817) 967-2501

E-mail: gary.kennedy@aa.com

-and-

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Stephen Karotkin, Esq.

         Alfredo R. Pérez, Esq.

Telephone: (212) 310-8000

Telecopier: (212) 310-8007

E-mail: stephen.karotkin@weil.com

             alfredo.perez@weil.com

If to US Airways, to:

US Airways Group, Inc.

111 West Rio Salado Parkway

Tempe, Arizona 85281

Attn: Steven L. Johnson, EVP-Corporate and Government Affairs

Telephone: (480) 693-0800

Telecopier: (480) 693-5155

E-mail: stephen.johnson@usairways.com

-and-

103

Latham & Watkins LLP 140 Scott Drive

Menlo Park, California 94025

Attn: Peter F. Kerman, Esq.

         D. J. Baker, Esq.

Telephone: (650) 328-4600

Telecopier: (650) 463-2600

E-mail: peter.kerman@lw.com

             dj.baker@lw.com

If to the Creditors’ Committee, to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attn: John Wm. Butler, Jr., Esq.

Telephone: (312) 407-0730

Telecopier: (312) 407-8501

E-mail: jack.butler@skadden.com

-and -

Four Times Square

New York, New York 10036

Attn: Jay M. Goffman, Esq.

Telephone: (212) 735-2120

Telecopier: (917) 777-2120

E-mail: jay.goffman@skadden.com

If to the Retiree Committee, to:

Jenner & Block LLP

353 North Clark Street

Chicago, Illinois 60654

Attn: Catherine L. Steege, Esq.

          Charles B. Sklarsky, Esq.

Telephone: (312) 222-9350

Telecopier: (312) 527-0484

E-mail: csteege@jenner.com

             csklarsky@jenner.com

-and-

104

919 Third Avenue, 37th Floor

New York, New York 10022

Attn: Marc B. Hankin, Esq.

Telephone: (212) 891-1600

Telecopier: (212) 891-1699

E-mail: mhankin@jenner.com

Dated: New York, New York

  September 23, 2013

Respectfully submitted,

AMR CORPORATION

By:	/s/ Gary F. Kennedy

Name:	Gary F. Kennedy
Title:	Senior Vice President, General Counsel & Chief
Compliance Officer

AMERICAN AIRLINES, INC.
AMR EAGLE HOLDING CORPORATION
AMERICAN AIRLINES REALTY (NYC) HOLDINGS, INC.
AMERICAS GROUND SERVICES, INC.
PMA INVESTMENT SUBSIDIARY, INC.
SC INVESTMENT, INC.
AMERICAN EAGLE AIRLINES, INC.
EXECUTIVE AIRLINES, INC.
EXECUTIVE GROUND SERVICES, INC.
EAGLE AVIATION SERVICES, INC.
ADMIRALS CLUB, INC.
BUSINESS EXPRESS AIRLINES, INC.
RENO AIR, INC.
AA REAL ESTATE HOLDING GP LLC
AA REAL ESTATE HOLDING L.P.
AMERICAN AIRLINES MARKETING SERVICES LLC
AMERICAN AIRLINES VACATIONS LLC
AMERICAN AVIATION SUPPLY LLC
AMERICAN AIRLINES IP LICENSING HOLDING, LLC

BY: AMR CORPORATION, as agent for each of the foregoing Entities

By:	/s/ Gary F. Kennedy

Name:	Gary F. Kennedy
Title:	Senior Vice President, General Counsel & Chief Compliance Officer

105

EXHIBIT A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

AMR CORPORATION,

AMR MERGER SUB, INC.

and

US AIRWAYS GROUP, INC.

Dated as of February 13, 2013

-i-

-ii-

-iii-

-iv-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2013, among AMR Corporation, a Delaware corporation, and its successors (including, as the context may require, on or after the effective date of the Plan, as reorganized pursuant to the Bankruptcy Code) (“American”), US Airways Group, Inc., a Delaware corporation (“US Airways”), and AMR Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of American (“Merger Sub”). Annex A to this Agreement contains a list of defined terms that are used in this Agreement and the applicable Sections of this Agreement in which each such term is defined.

RECITALS

WHEREAS, on November 29, 2011, American and certain of its direct and indirect domestic Subsidiaries (each, a “Debtor”, and collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 11-15463 (SHL) (Jointly Administered) (the “Cases”);

WHEREAS, American and US Airways have determined to engage in a strategic business combination whereby Merger Sub will be merged with and into US Airways, with US Airways continuing as the surviving entity in such merger as a direct wholly-owned subsidiary of American (the “Merger”);

WHEREAS, following the commencement of the Cases, American engaged in a deliberative process that explored various strategic alternatives, including a plan of reorganization in which the Debtors would emerge from the Cases without entering into a strategic business combination and without obtaining new equity investments of more than $1 billion (a “Standalone Plan”), and has determined, as of the date hereof, that implementation of the Merger pursuant to the Plan will maximize value for the stakeholders of the Debtors;

WHEREAS, the respective Boards of Directors of each of American, US Airways and Merger Sub have, by resolutions duly adopted, declared that the Merger, upon the terms and subject to the conditions set forth in this Agreement, and the other transactions contemplated by this Agreement are advisable, and approved and adopted this Agreement;

WHEREAS, American and the other Debtors, with the support of the Official Committee of Unsecured Creditors of American (the “Creditors’ Committee”), intend to seek the entry of an order of the Bankruptcy Court (the “Confirmation Order”) approving the restructuring of the Debtors pursuant to the Plan, including the approval of the Merger contemplated by this Agreement, and the authorization of American to consummate the transactions contemplated hereby and thereby;

WHEREAS, pursuant to and in accordance with the Plan, all allowed prepetition general unsecured claims against the Debtors (other than intercompany claims), all equity interests in American, and all rights of labor groups of the Debtors to receive Newco Common Stock in connection with the Plan, will be fully settled and satisfied with Plan Shares, except as otherwise expressly permitted under this Agreement and the Plan;

WHEREAS, it is intended that, for federal income tax purposes, the Merger in conjunction with the Plan will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute the adoption of a plan of reorganization within the meaning of Section 368 of the Code;

WHEREAS, American, US Airways and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, following the execution and delivery of this Agreement by each of the parties hereto, American and the other Debtors shall seek the entry of the Merger Support Order, pursuant to which, among other things, the Bankruptcy Court will approve this Agreement and the obligations of American hereunder; and

WHEREAS, pursuant to the terms of Section 7.1 of this Agreement, prior to entry of the Merger Support Order, this Agreement is not effective and is not binding or enforceable with respect to any party hereto.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into US Airways and the separate corporate existence of Merger Sub shall thereupon cease. US Airways shall be the surviving entity in the Merger (US Airways is hereinafter referred to with respect to post-Effective Time periods as the “Surviving Corporation”) as a direct wholly-owned subsidiary of American (American, as reorganized pursuant to the Bankruptcy Code, is hereinafter referred to from time to time with respect to post-Effective Time periods as “American” or “Newco”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas at 9:00 a.m., Dallas time, on a date to be specified by American and US Airways, which shall be no later than the fifth business day following the day on which the last to be satisfied or waived of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as American and US Airways may agree (the “Closing Date”). As used in this Agreement, “business day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to be closed.

1.3 Effective Time. Upon the Closing, American and US Airways will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the parties in writing and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

1.4 Plan of Reorganization. The Merger shall be effected as a principal component of the Plan.

1.5 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

1.6 Certificate of Incorporation.

(a) Newco. Immediately prior to the Effective Time, the certificate of incorporation of American shall be amended and restated as set forth on Exhibit A hereto, until thereafter duly amended as provided therein or by applicable Laws (the “Newco Charter”), with such changes thereto as may be reasonably agreed between American and US Airways prior to the date the Prospectus / Proxy Statement is initially mailed to US Airways stockholders. Immediately following the Effective Time and pursuant to the Plan, the Newco Charter shall be further amended to change the name of Newco from “AMR Corporation” to “American Airlines Group Inc.”.

(b) Surviving Corporation. Immediately following the Effective Time, Newco shall cause the certificate of incorporation of US Airways to be amended and restated as set forth on Exhibit B hereto, until thereafter duly amended as provided therein or by applicable Laws.

1.7 By-Laws.

(a) Newco. At the Effective Time, the by-laws of American shall be amended and restated in their entirety to read as set forth on Exhibit C hereto until duly amended as provided therein or by applicable Laws (the “Newco By-Laws”).

(b) Surviving Corporation. At the Effective Time, the by-laws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth on Exhibit D hereto until duly amended as provided therein or by applicable Laws.

1.8 Board of Directors.

(a) The number of directors initially comprising the full Board of Directors of Newco as of the Effective Time shall be 12 directors consisting of: (i) five

(5) directors designated by the Search Committee, (A) each of whom shall be Independent Directors and (B) one of whom shall serve as the initial Lead Independent Director of Newco in accordance with the Newco By-Laws, and whom shall be designated to serve in such role by the Search Committee, (ii) two (2) directors designated by American, each of whom shall be Independent Directors and each of whom shall be reasonably acceptable to the Search Committee, (iii) three (3) directors designated by US Airways, each of whom shall be Independent Directors, (iv) one (1) director who shall be Mr. Thomas W. Horton, the current Chairman of the Board and Chief Executive Officer of American, who shall serve as the initial Chairman of the Board of Directors of Newco in accordance with the Newco By-Laws, and (v) one (1) director who shall be Mr. W. Douglas Parker, the current Chairman of the Board and Chief Executive Officer of US Airways. American shall take all necessary action to cause, effective at the Effective Time, the Board of Directors of Newco to be comprised as set forth in this Section 1.8. Following the Effective Time, all rights to designate directors set forth in Section 1.8 shall terminate. An “Independent Director” means a person who satisfies the requirements for independence under Rule 303A of the New York Stock Exchange (“NYSE”) as then in effect.

(b) Promptly following the date hereof, the Creditors’ Committee shall establish a committee (the “Search Committee”) to identify and designate the directors contemplated by Section 1.8(a)(i) prior to the Effective Date, which shall be comprised of (i) four (4) members designated by the Creditors’ Committee and (ii) four (4) members designated by a majority of the initial consenting creditors under that certain support and settlement agreement with American relating to the Plan entered into as of February 13, 2013. The Search Committee will be assisted by the UCC’s Legal Advisor and a nationally recognized search firm retained by the UCC’s Advisors. The Search Committee’s mandate shall be to select director designees based on consensus, but in any event by not less than 75% of the voting members of the Search Committee.

1.9 Officers. American shall take all necessary action to cause Mr. W. Douglas Parker, the current Chairman of the Board and Chief Executive Officer of US Airways, to be the Chief Executive Officer of Newco as of the Effective Time. Mr. Parker shall designate from the management ranks of American and US Airways the individuals who will be the additional officers of Newco following the Effective Time, subject to approval of the Board of Directors of Newco, and Mr. Parker shall consult with Mr. Horton in connection with such selections.

1.10 Headquarters; Airline Name. American, US Airways and Merger Sub agree that immediately following the Effective Time the headquarters of Newco and the Surviving Corporation shall be located at 4333 Amon Carter Blvd., Fort Worth, Texas. The name of the combined airline will be “American Airlines.”

ARTICLE II

Effects of the Merger

2.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and in conjunction with and pursuant to the Plan, and without any further action on the part of American, US Airways, Merger Sub or the stakeholders of the Debtors or the holders of any shares of US Airways Common Stock or any shares of Merger Sub Common Stock:

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Shares. Each share of common stock, par value $0.01 per share, of US Airways (the “US Airways Common Stock”), issued and outstanding immediately prior to the Effective Time that is directly owned by US Airways, American or Merger Sub shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of US Airways Common Stock. Each share of US Airways Common Stock issued and outstanding immediately prior to the Effective Time (other than shares described in Section 2.1(b)) shall be converted into the right to receive one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of Newco (the “Newco Common Stock”) (such shares of Newco Common Stock into which shares of US Airways Common Stock are converted pursuant to this Section 2.1(c), the “Merger Consideration”). All shares of US Airways Common Stock converted pursuant to this Section 2.1(c), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of US Airways Common Stock (each such certificate, whether represented in certificated or non-certificated book-entry form, to the extent applicable, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.2(c), without interest.

(d) For purposes of this Agreement:

(i) “Maximum Plan Shares” means an aggregate number of shares of Newco Common Stock equal to (i)(A) the number of US Airways Fully Diluted Shares as of the Share Determination Date multiplied by (B) the quotient (rounded to four decimals) of 72 divided by 28 (rounded to the nearest whole share) less (ii) the number of shares of Newco Common Stock represented by equity-based awards to be issued to employees of American and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) as contemplated by this Agreement and the Plan, (1) including in the case of cash awards or cash-settled equity awards made pursuant to paragraph (b) of Section 4.1(o) of the American Disclosure Letter a number of shares of Newco Common Stock determined pursuant to that paragraph, (2) including for this purpose the Newco Common Stock share equivalent of cash awards or cash-settled equity awards contemplated by paragraph (c) of Section 4.1(o) of the American Disclosure Letter that the parties agree to treat as equity-based awards for purposes of this definition, and (3) excluding for this purpose equity-based awards contemplated by paragraph (c) of Section 4.1(o) of the American Disclosure Letter that the parties agree to treat as cash awards or cash-settled equity awards for purposes of this definition.

(ii) “Newco Mandatorily Convertible Preferred Stock” means a series of preferred stock, par value $0.01 per share, of Newco, with respect to which the only rights, powers, preferences or privileges consist of (A) the right to convert the stated amount per share of each outstanding share of such series of preferred stock, together with any accrued dividends thereon, in full solely into shares of Newco Common Stock within 120 days following the effective date of the Plan, (B) the right to vote each such outstanding share on an as-converted to Newco Common Stock basis together with the outstanding shares of Newco Common Stock on matters presented to the stockholders of Newco generally and (C) such other rights that the Newco Common Stock into which such preferred stock is convertible is entitled to under the Newco Charter. All shares of Newco Mandatorily Convertible Preferred Stock outstanding on the date that is 120 days following the effective date of the Plan shall automatically be converted into shares of Newco Common Stock in accordance with the terms thereof (if then entitled to receive any shares of Newco Common Stock upon conversion), and shall be cancelled and retired and shall not be reissued and shall cease to exist, and all such shares shall return to the status of authorized but unissued shares of preferred stock of Newco. All shares of Newco Mandatorily Convertible Preferred Stock shall be issued pursuant to the Plan at or promptly following the Effective Time.

(iii) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(iv) “Plan Shares” means shares of Newco Common Stock and Newco Mandatorily Convertible Preferred Stock issued pursuant to the Plan and shares of Newco Common Stock that are or may become issuable upon conversion or exchange of shares of Newco Mandatorily Convertible Preferred Stock; provided that the aggregate number of shares of Newco Common Stock constituting Plan Shares, when taken together with all shares of Newco Common Stock that are or may become issuable upon conversion or exchange of shares of Newco Mandatorily Convertible Preferred Stock constituting Plan Shares, shall not exceed the Maximum Plan Shares.

(v) “Share Determination Date” means 11:59 p.m., New York time, on the sixth trading day prior to the Closing.

(vi) “US Airways Fully Diluted Shares” means, as of a given time, a number of shares of US Airways Common Stock equal to the aggregate number of shares of US Airways Common Stock that would be deemed to be outstanding as of such time for purposes of calculating “diluted earnings per share” under GAAP using the treasury stock method (calculated for the purposes hereof as though all US Airways Options and US Airways Equity Awards were vested notwithstanding the vesting requirements of any agreements related thereto and using the as-if converted method with respect to outstanding convertible securities), except that the average market price used in such calculation shall equal the average of the daily closing price of US Airways Common Stock on the NYSE for each of the twenty (20) trading days ending on (and including) the Share Determination Date. Solely for illustrative purposes, if the Share Determination Date were February 11, 2013, the US Airways Fully Diluted Shares would equal 208,570,0577 shares of Newco Common Stock. US Airways shall deliver to American on the business day immediately following the Share Determination Date a schedule that sets forth, as of the Share Determination Date: (i) the number of outstanding shares of US Airways Common Stock, (ii) a ledger of the outstanding US Airways Options and US Airways Equity Awards, which ledger includes the applicable exercise price, (iii) the principal amount of the outstanding US Airways 7.25% Convertible Notes and outstanding US Airways 7% Convertible Notes, including the applicable conversion price, (iv) a ledger of any other outstanding securities or obligations convertible or exchangeable into or exercisable for US Airways Common Stock, which ledger includes the applicable exercise price or conversion price, and (v) US Airways’ determination of US Airways Fully Diluted Shares (for the avoidance of doubt, each of the foregoing items in clauses (i) through (iv) shall be included in the determination of US Airways Fully Diluted Shares).

2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, a commercial bank, trust company or transfer agent shall be mutually selected by American and US Airways to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration. At or prior to the Effective Time, American shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Newco Common Stock to be delivered as the Merger Consideration (such certificates, whether represented in certificated or non-certificated book-entry form, to the extent applicable, the “Newco Common Certificates”). In addition, American shall deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions which holders of Certificates have the right to receive pursuant to Section 2.2(c). All such Newco Common Certificates and cash deposited with the Exchange Agent pursuant to this Section 2.2(a) is hereinafter referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Newco shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal in customary form as reasonably agreed by the parties which (A) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (B) shall have such other provisions as American and US Airways may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Newco Common Certificate representing that number of whole shares of Newco Common Stock that such holder has the right to receive in respect of the aggregate number of shares of US Airways Common Stock previously represented by such Certificate pursuant to Section 2.1(c) and a check representing cash in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.2(c), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of US Airways Common Stock that is not registered in the transfer records of US Airways, a Newco Common Certificate representing the proper number of shares of Newco Common Stock pursuant to Section 2.1(c) and a check representing cash in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.2(c) may be delivered to a transferee if the Certificate representing such US Airways Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder of such Certificate has the right to receive in respect of such Certificate pursuant to Section 2.1(c) (and cash in respect of any dividends or other distributions pursuant to Section 2.2(c)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Newco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Newco Common Stock deliverable upon surrender thereof until the surrender of such Certificate in accordance with this Article II. Subject to escheat or other applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Newco Common Stock that such holder has the right to receive pursuant to Section 2.1(c), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such number of whole shares of Newco Common Stock that such holder has the right to receive pursuant to Section 2.1(c).

(d) No Further Ownership Rights in US Airways Common Stock. The shares of Newco Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of US Airways Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of US Airways Common Stock. From and after the Effective Time, (i) all holders of Certificates shall cease to have any rights as stockholders of US Airways other than the right to receive the Merger Consideration and any dividends or other distributions that holders have the right to receive upon the surrender of such Certificate in accordance with Section 2.2(c), without interest, and (ii) the stock transfer books of US Airways shall be closed with respect to all shares of US Airways Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of US Airways Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of US Airways Common Stock are presented to the Surviving Corporation, Newco or the Exchange Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates for 180 days after the Effective Time shall be delivered to Newco, upon demand, and any holder of Certificates who has not theretofore complied with this Article II shall thereafter look only to Newco for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II.

(f) No Liability. None of Newco, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Newco on a daily basis, provided that, subject to Section 2.2(e), no such investment or losses will affect the cash payable to holders of Certificates. Any interest or other amounts received with respect to such investments shall be paid to Newco.

(h) Withholding Rights. Newco, Merger Sub, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement any amounts that it is required to deduct and withhold with respect to such payments under the Code, Treasury Regulations promulgated under the Code, or any provision of state, local or foreign Tax Law. Any amounts so deducted and withheld will be timely paid to the appropriate Governmental Entity and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such Person of a bond, in such reasonable amount as Newco may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(e), Newco) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

2.3 American Equity. At the Effective Time, after giving effect to the Confirmation Order and the Plan, all outstanding shares of common stock, par value $1.00 per share, of American (“American Common Stock”) or preferred stock of American, all options to purchase shares of American Common Stock or preferred stock, all awards of any kind consisting of shares of American Common Stock or preferred stock, that have been or may be granted, held, awarded, outstanding, payable or reserved for issuance, and all other equity securities of American, including all securities or obligations convertible or exchangeable into or exercisable for shares of American Common Stock, preferred stock or other equity securities of American, and each other right of any kind, contingent or accrued, to acquire or receive shares of American Common Stock, preferred stock or other equity securities of American, whether upon exercise, conversion or otherwise, whether vested or unvested, will, pursuant to the Plan, and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist. For the avoidance of doubt, the foregoing paragraph does not apply with respect to any Newco Common Stock, Newco Mandatorily Convertible Preferred Stock or any other equity securities or rights to acquire or receive equity securities or any other awards of any kind relating to Newco that are issued in accordance with or pursuant to this Agreement and the Plan.

2.4 No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of US Airways Common Stock in connection with the Merger.

ARTICLE III

Representations and Warranties

3.1 Representations and Warranties of American and Merger Sub. Except (i) as set forth in the disclosure letter (subject to Section 7.13(c) of this Agreement) delivered to US Airways by American concurrently with the execution and delivery of this Agreement (the “American Disclosure Letter”), or (ii) to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as set forth in the American Reports filed on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any such American Report that are predictive or forward-looking in nature or included in any “risk factor” disclosure), American and Merger Sub each hereby represents and warrants to US Airways that:

(a) Organization, Good Standing and Qualification. Each of American and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. American has made available to US Airways complete and correct copies of (i) American’s certificate of incorporation and by-laws, each as amended to date, and (ii) Merger Sub’s certificate of incorporation and by-laws, each as amended to date. As used in this Agreement, the term: (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries; (ii) “Material Adverse Effect” means, with respect to American or US Airways and their respective Subsidiaries, a material adverse effect on the financial condition, assets, liabilities, business or results of operations of such party and its Subsidiaries, taken as a whole, excluding, in each case, any such effect resulting from (I) changes or conditions generally affecting the economy or financial markets, in each case in the United States or any foreign jurisdiction, (II) changes or conditions generally affecting any of the segments of the airline industry in which such party or any of its Subsidiaries operates, (III) increases in the price of fuel, (IV) changes or conditions resulting from divestiture required in order to satisfy Section 5.1(b) hereof, (V) the execution and delivery of this Agreement or the announcement or consummation of the Merger, (VI) any change in applicable Laws or GAAP (or authoritative interpretation thereof), (VII) geopolitical conditions, the outbreak of a pandemic or other widespread health crisis, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (VIII) any hurricane, tornado, flood, earthquake, volcano eruption or natural disaster; provided, however, any such effect referred to in clauses (II), (VI) or (VIII) may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur to the extent (but only to the extent) such effect has a materially disproportionate impact on such party or its Subsidiaries relative to other air carriers operating in the airline industry; and (iii) “American Material Adverse Effect” means a Material Adverse Effect as applicable to American and its Subsidiaries, taken as a whole.

(b) Capital Structure.

(i) Upon the Closing and after giving effect to the Confirmation Order and the Plan, the authorized capital stock of Newco shall consist of 1,750,000,000 shares of Newco Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share, of Newco. At the time of issuance, all shares of Newco Common Stock that may be issued pursuant to Article II of this Agreement or upon the exercise or vesting of, or pursuant to, Converted US Airways Options and Converted US Airways Equity Awards or upon the conversion of the Converted US Airways 7.25% Convertible Notes or the Converted US Airways 7% Convertible Notes, will be duly authorized and validly issued and fully paid, nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Newco Charter, the Newco By-Laws of Newco or any Contract to which Newco is a party or by which it is otherwise bound. At the time of issuance, all Plan Shares issued pursuant to the Plan will be issued in compliance with the registration requirements under the Securities Act and any applicable “blue sky” laws or will otherwise be exempt from such registration requirements pursuant to section 1145 of the Bankruptcy Code.

(ii) Except (A) for the awards to be issued to employees of American and its Subsidiaries as contemplated by Section 4.10(d), (B) for the shares of Newco Common Stock to be issued pursuant to Article II of this Agreement and Plan Shares to be issued pursuant to the Plan, or (C) for the shares of Newco Common Stock to be issued upon the exercise, conversion or vesting of Converted US Airways Options and Converted US Airways Equity Awards or upon the conversion of the Converted US Airways 7.25% Convertible Notes or the Converted US Airways 7% Convertible Notes, upon the Closing and after giving effect to the Confirmation Order and the Plan, (1) there will be no shares of Newco Common Stock, Newco Mandatorily Convertible Preferred Stock or any other shares of capital stock of Newco issued, reserved for issuance or outstanding or held by Newco and (2) there will be no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, deferred shares, performance shares, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Newco or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Newco or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Newco or any of its Subsidiaries, and no securities or obligations evidencing such rights will be authorized, issued or outstanding.

(iii) Except as set forth in Section 3.1(b)(iii) of the American Disclosure Letter, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of American are owned by American, directly or indirectly, all such shares or equity ownership interests are set forth in Section 3.1(b)(iii) of the American Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.1(b)(iii) of the American Disclosure Letter, and except for the capital stock or other equity ownership interests of the Subsidiaries of American, as of the date of this Agreement, American does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(iv) Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. American is, and at the Effective Time will be, the legal and beneficial owner of all of the issued and outstanding shares of capital stock of Merger Sub. All of the issued and outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, validly issued, fully paid and non-assessable. Merger Sub was formed at the direction of American prior to the date hereof, solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) Corporate Authority; Approval.

(i) Subject to the entry by the Bankruptcy Court of the Merger Support Order, (x) each of American and Merger Sub have all requisite corporate power and authority and have taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject to the entry of the Confirmation Order and the occurrence of the effective date under the Plan, to consummate the Merger, and (y) this Agreement is a valid and binding agreement of American and Merger Sub enforceable against American and Merger Sub in accordance with its terms.

(ii) The Board of Directors of American has, as of the date of this Agreement, declared that the Merger and the other transactions contemplated hereby are advisable and in the best interests of American and the stakeholders of the Debtors and has approved and adopted this Agreement, which approval and adoption have not been rescinded or modified.

(iii) The Board of Directors of Merger Sub has, as of the date of this Agreement, declared that the Merger and the other transactions contemplated hereby are advisable and the Board of Directors and sole stockholder of Merger Sub have approved and adopted this Agreement, which approval and adoption have not been rescinded or modified.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3; (B) required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the European Community Council Regulation No. 139/2004 (the “EU Merger Regulation”), and any other applicable foreign antitrust, competition or similar Laws; (C) required under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any applicable state securities or “blue sky” laws, and the rules and regulations promulgated under any of the foregoing; (D) with, from or to the Federal Aviation Administration (the “FAA”), the United States Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”), and the Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”); (E) with, from or to NYSE, The NASDAQ Stock Market (“NASDAQ”) or the Financial Industry Regulatory Authority, Inc.; and (F) with, from or to any applicable foreign Governmental Entities regulating any aspect of the airline industry, no notices, reports or other filings are required to be made by American or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by American or any of its Subsidiaries from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”) (subject and after giving effect to any required approvals of the Bankruptcy Court (including to the extent applicable, the Confirmation Order confirming the Plan) and the Plan), in connection with the execution, delivery and performance of this Agreement by American and the consummation by American and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, (i) reasonably be expected to result in an American Material Adverse Effect or (ii) reasonably be expected to prevent, materially delay or materially impair the ability of American and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

(ii) Except as set forth in Section 3.1(d)(ii) of the American Disclosure Letter, and subject to the entry by the Bankruptcy Court of the Merger Support Order and the Confirmation Order, the execution, delivery and performance of this Agreement by American and Merger Sub do not, and the consummation by American and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of American or Merger Sub or the comparable governing documents of any other Subsidiaries of American; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, or the creation, increase or acceleration of any obligations under any agreement, lease, license, contract, note, mortgage, indenture or other legally binding obligation (a “Contract”) that (i) was entered into prior to the commencement of the Cases and has been assumed by the Debtors as of the date of this Agreement or as of the Closing Date, (ii) was entered into after the commencement of the Cases and is binding upon the Debtors, (iii) was entered into prior to the commencement of the Cases but is a type of Contract that can neither be assumed or rejected by the Debtors in connection with the Cases but will be binding upon the Debtors upon Closing after giving effect to the Confirmation Order and the occurrence of the effective date under the Plan or (iv) was entered into prior to or after the commencement of the Cases and is binding upon any non-Debtor Subsidiary of American (each of the foregoing, a “Binding American Contract”) or, assuming (solely with respect to performance of this Agreement and consummation by American and Merger Sub of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 3.1(d)(i), any Law or governmental or non-governmental permit or license to which American or any of its Subsidiaries is subject; or (C) with or without notice, lapse of time or both, the creation of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) on any of the assets of American or any of its Subsidiaries pursuant to any Binding American Contract, including any loan agreement or any other indebtedness agreement or instrument of indebtedness, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, increase, acceleration or Lien that would not, individually or in the aggregate, (i) reasonably be expected to result in an American Material Adverse Effect or (ii) reasonably be expected to prevent, materially delay or materially impair the ability of American and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

(e) American Reports; Financial Statements.

(i) American and each Subsidiary has filed or furnished all forms, statements, schedules, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2011 (the “American Audit

Date”) (the forms, statements, schedules, reports and documents filed or furnished with the SEC since the American Audit Date and those filed or furnished with the SEC subsequent to the date of this Agreement and prior to the Effective Time, if any, including any amendments thereto, the “American Reports”). Except as set forth in Section 3.1(e)(i) of the American Disclosure Letter, each of the American Reports, at the time of its filing, complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the American Reports did not, and any American Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed American Report. The American Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “SOX Act”), and the internal control report and attestation of American’s outside auditors required by Section 404 of the SOX Act.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the American Reports (including the related notes and schedules) fairly presents, or, in the case of American Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of American and any other entity included therein and their respective Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the American Reports (including any related notes and schedules) fairly presents, or in the case of American Reports filed after the date hereof, will fairly present, in all material respects, the net income, total stockholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of American and any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of full notes and normal year-end adjustments that are not expected to be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(iii) The management of American (x) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to American, including its consolidated Subsidiaries, is made known to the management of American by others within those entities, and (y) has disclosed, based on its most recent evaluation, to American’s outside auditors and the audit committee of the Board of Directors of American (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect American’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in

American’s internal controls over financial reporting. Since the American Audit Date, any material change in internal control over financial reporting required to be disclosed in any American Report has been so disclosed.

(iv) Since the American Audit Date, neither American nor any of its Subsidiaries nor, to American’s Knowledge, any director, officer, employee, auditor, accountant or representative of American or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of American or any of its Subsidiaries or their respective internal accounting controls relating to periods after the American Audit Date, including any material complaint, allegation, assertion or claim that American or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing which have no reasonable basis). “American’s Knowledge” shall mean the knowledge of those individuals listed in Section 3.1(e)(iv) of the American Disclosure Letter, after reasonable inquiry.

(v) Except as set forth in Section 3.1(e)(v) of the American Disclosure Letter, there are no liabilities or obligations of American or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, American or any of its Subsidiaries, other than: (A) liabilities or obligations to the extent (I) accrued and reflected on the consolidated balance sheet of American or (II) disclosed in the notes thereto, in accordance with GAAP, in each case included in American’s quarterly report on Form 10-Q for the period ended September 30, 2012 or in American’s annual report on Form 10- K for the period ended December 31, 2011; (B) liabilities or obligations incurred in the ordinary course of business since December 31, 2011; (C) performance obligations under Contracts required in accordance with their terms, or performance obligations, to the extent required under applicable Law, in each case to the extent arising after the date hereof; or (D) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect.

(f) Absence of Certain Changes. Except as set forth in Section 3.1(f) of the American Disclosure Letter, from the American Audit Date to the date of this Agreement, American and its Subsidiaries have conducted their respective businesses only in accordance with, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses and the orders of the Bankruptcy Court for the operation of American. Since the American Audit Date, there has not been any American Material Adverse Effect or any event, occurrence, discovery or development which would, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect.

(g) Litigation. Other than the Cases and the proceedings therein, or as otherwise disclosed in American Reports filed prior to the date hereof or as set forth in Section 3.1(g) of the American Disclosure Letter, there are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to American’s Knowledge, threatened against American or any of its Subsidiaries (excluding any claims against the Debtors filed in the Cases) or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating to, pending or, to American’s Knowledge, threatened against American or any of its Subsidiaries before any Governmental Entity (excluding any claims against the Debtors filed in the Cases), including the FAA, except in the case of either clause (A) or (B), for those that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. None of American or any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, (i) reasonably be expected to result in an American Material Adverse Effect or (ii) reasonably be expected to prevent, materially delay or materially impair the ability of American and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

(h) Employee Benefits.

(i) Section 3.1(h)(i) of the American Disclosure Letter contains, as of the date of this Agreement, a true and complete list of each material American Compensation and Benefit Plan, except with respect to that certain letter agreement, which is attached hereto as Exhibit G. “American Compensation and Benefit Plan” means each employment agreement, and each bonus, deferred compensation, incentive compensation, equity compensation, severance pay, change in control, medical, life insurance, profit-sharing, pension, retirement, retiree medical, fringe benefit and each other material employee benefit plan, program or agreement as to which American or any of its Subsidiaries has any liability, contingent or otherwise, for the benefit of, with or relating to any current or former employee, officer or director of American or any of its Subsidiaries, excluding any governmental plan or program or any statutory obligation.

(ii) With respect to each of the material American Compensation and Benefit Plans, American has heretofore delivered or made available to US Airways true and complete copies of each of the following documents: (A) the American Compensation and Benefit Plan and most recent trust agreement and insurance contract (including all amendments thereto), if any; (B) the most recent annual report, actuarial report, and financial statement, if any; (C) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to such American Compensation and Benefit Plan, if any; and (D) the most recent determination letter received from the Internal Revenue Service (the “IRS”) with respect to each American Compensation and Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(iii) Except to the extent covered by the Plan or as would not, individually or in the aggregate, have an American Material Adverse Effect, and except as set forth in Section 3.1(h)(iii) of the American Disclosure Letter, all obligations in respect of each American Compensation and Benefit Plan have been properly accrued and reflected on the most recent consolidated statement of operations and consolidated balance sheet filed or incorporated by reference in the American Reports as of the respective dates of such balance sheet or report to the extent required by GAAP.

(iv) None of the American Compensation and Benefit Plans is a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA or a “multiemployer plan,” as such term is defined in Section 4001(a)(3) of ERISA. Except as set forth in Section 3.1(h)(iv) of the American Disclosure Letter, the IRS has issued a favorable determination letter in respect of each of the American Compensation and Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code and neither American nor any of its Subsidiaries is aware of any circumstances that could reasonably be expected to result in the revocation of such letter. Each of the American Compensation and Benefit Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements, except as would not, either individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect. Each of the American Compensation and Benefit Plans has been operated and administered in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code, except as would not, either individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect.

(v) As of the date of this Agreement no participants are accruing or will accrue any benefits for service after the date hereof, other than accruing service for purposes of vesting into retirement benefits accrued prior to the date hereof, and eligibility for early retirement subsidies on benefits accrued prior to the date hereof, under any American Compensation and Benefit Plan which is subject to Title IV of ERISA (an “American DB Plan”). Each participant in an American DB Plan was provided notice in a timely manner under Section 204(h) of ERISA regarding the cessation of benefit accruals under the American DB Plan. Except as set forth in Section 3.1(h)(v) of the American Disclosure Letter, the plan assets of each American DB Plan equals or exceeds the benefit liabilities of such American DB Plan assuming each American DB Plan was terminated in a standard termination under Section 4041 of ERISA as of the date of this Agreement. Except as set forth in Section 3.1(h)(v) of the American Disclosure Letter, neither American nor any of its Subsidiaries has any outstanding liability for any minimum required contributions under Sections 412 or 430 of the Code or Sections 302 and 303 of ERISA or any premiums due but unpaid to the Pension Benefit Guaranty Corporation. Except as set forth in Section 3.1(h)(v) of the American Disclosure Letter, all defined benefit pension plans of the Debtors have been frozen and the pilot pension plan lump sum distribution right has been terminated.

(vi) Except for claims filed or expunged in connection with the Cases, or as set forth in Section 3.1(h)(vi) of the American Disclosure Letter, there are no claims pending, or, to American’s Knowledge, threatened or anticipated (other than routine claims for benefits) against any American Compensation and Benefit Plan, the assets of any American Compensation and Benefit Plan or against American or any of its Subsidiaries with respect to any American Compensation and Benefit Plan. Except in

connection with the Cases, there is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any American Compensation and Benefit Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to American’s Knowledge, threatened audits or investigations by any governmental body, commission or agency involving any American Compensation and Benefit Plan, that would, individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect.

(vii) Except as set forth in Section 3.1(h)(vii) of the American Disclosure Letter, the transactions contemplated under this Agreement shall not, by themselves or in coordination with any other event or condition, result in (A) any increase in the amount of any payment to any current or former employee, consultant or director of American or any of its Subsidiaries, or (B) accelerate the vesting, time of payment or funding of any compensation or benefits, or right to any compensation or benefits, of any current or former employee, consultant or director of American or any of its Subsidiaries.

(viii) With respect to each American Compensation and Benefit Plan that primarily provides benefits or compensation to non-U.S. employees and is maintained subject to the Laws of any jurisdiction outside of the United States (the “American Foreign Plans”): (A) such American Foreign Plan complies in all material respects in form and operation in accordance with all applicable Laws; (B) except as could not reasonably be expected to result in a material liability, if an American Foreign Plan is intended to qualify for special Tax treatment, such plan meets all requirements for such treatment; (C) if required under applicable Laws to be funded and/or book-reserved, such American Foreign Plan is funded and/or book reserved, as appropriate, to the extent so required by applicable Laws; and (D) there are no going-concern unfunded actuarial liabilities, past service unfunded liabilities, solvency deficiencies or contribution holidays with respect to any of the American Foreign Plans.

(i) Compliance with Laws; Licenses.

(i) The businesses of each of American and its Subsidiaries have not been conducted in violation of any material federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit, of any Governmental Entity (collectively, “Laws”) or any applicable operating certificates, common carrier obligations, airworthiness directives (“ADs”), Federal Aviation Regulations (“FARs”) or any other rules, regulations, directives or policies of the FAA, DOT, FCC, DHS or any other Governmental Entity, except for such violations that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. Except as set forth in Section 3.1(i)(i) of the American Disclosure Letter, no investigation or review by any Governmental Entity with respect to American or any of its Subsidiaries is pending or, to American’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for any such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. Except as set forth in Section 3.1(i)(i) of the American Disclosure Letter, each of American and its Subsidiaries has obtained and is in substantial compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders required, issued or granted by the FAA, DOT or any other Governmental Entity applicable to it (“Licenses”) necessary to conduct its business as presently conducted, except for any failures to have or to be in compliance with such Licenses which would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. The representations and warranties contained in this Section 3.1(i) shall not apply to the following applicable Laws to the extent applicable to American and its Subsidiaries (or Licenses required under such applicable Laws): (i) ERISA and other applicable Laws regarding employee benefit matters, which are exclusively governed by Section 3.1(h), (ii) applicable Laws regarding Taxes, which are exclusively governed by Section 3.1(h) and Section 3.1(n), (iii) Environmental Laws, which are exclusively governed by Section 3.1(m), and (iv) applicable Laws regarding labor matters, which are exclusively governed by Section 3.1(o).

(ii) Each of American and its Subsidiaries is in compliance with the rules and regulations of the Governmental Entity issuing such Licenses, except in each instance for any failures to be in compliance which would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. There is not pending or, to American’s Knowledge, threatened before the FAA, DOT or any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against American or any of its Subsidiaries relating to any of the Licenses, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. The actions of the applicable Governmental Entities granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to American’s Knowledge, threatened, any material application, petition, objection or other pleading with the FAA, DOT or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any License, except as set forth in Section 3.1(i)(ii) of the American Disclosure Letter and except, for any of the foregoing, that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect.

(j) Material Contracts. Except, in each case, as listed in Section 3.1(j) of the American Disclosure Letter:

(i) As of the date of this Agreement, neither American nor any of its Subsidiaries is a party to or bound by any Contract (other than Contracts rejected in connection with the Cases as of the date of this Agreement) required pursuant to Item 601 of Regulation S-K under the Securities Act to be filed as an exhibit to American’s Annual Report on Form 10-K for the year ended December 31, 2011, or on any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by American since December 31, 2011, which has not been so filed.

(ii) As of the date of this Agreement, neither American nor any of its Subsidiaries is a party to or is bound by any Contract (other than Contracts rejected in connection with the Cases as of the date of this Agreement) that is: (A) a non-competition Contract or other Contract (other than the American CBAs) that (I) purports to limit in any material respect (including pursuant to an exclusivity provision that is material to the operation of the business of American and its Subsidiaries, taken as a whole) either the type of business in which American or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, or (II) could require the disposition of any material assets or line of business of American or any of its Subsidiaries; (B) a material joint venture, partnership or business alliance Contract; (C) a capacity purchase, regional carrier or similar Contract; (D) a material co-branded credit card or credit card processing Contract; or (E) a Contract pursuant to which any indebtedness is outstanding or may be incurred (except for any Contract pursuant to which the aggregate principal amount of such indebtedness cannot exceed $200,000,000).

(iii) All Contracts (other than Contracts rejected in connection with the Cases as of the date of this Agreement or rejected in connection with the Cases after the date hereof in accordance with this Agreement) that have been filed as an exhibit to American’s Annual Report on Form 10-K for the year ended December 31, 2011, or on any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by American since December 31, 2011, and all Contracts listed in Section 3.1(j)(ii) of the American Disclosure Letter, together with all amendments, exhibits and schedules to such Contracts, shall constitute the “American Material Contracts.”

(iv) A true and complete copy of each American Material Contract has previously been delivered or made available to US Airways (subject to applicable confidentiality restrictions) and each American Material Contract that is a Binding American Contract is a valid and binding agreement of American or one of its Subsidiaries, as the case may be, and is, or will be, in full force and effect, except to the extent it has previously expired in accordance with its terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect. Neither American nor any of its Subsidiaries is in default or breach under the terms of any American Material Contract that is a Binding American Contract, which default or breach would, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect.

(k) Real Property.

(i) Section 3.1(k)(i) of the American Disclosure Letter sets forth, as of the date hereof, the fee owner and address of all material real property owned by American and its Subsidiaries (the “American Owned Real Property”). Except as set forth in Section 3.1(k)(i) of the American Disclosure Letter, with respect to such American Owned Real Property, (A) each identified owner thereof has good, marketable, indefeasible fee simple title to such American Owned Real Property, free and clear of any Encumbrance; (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase such American Owned Real Property or any material portion thereof or interest therein; (C) neither American nor any of its Subsidiaries is a party to any

Contract or option to purchase any material real property or interest therein; and (D) there does not exist any actual, pending or, to American’s Knowledge, threatened condemnation or eminent domain proceedings that affect any American Owned Real Property, and neither American nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any American Owned Real Property.

(ii) Section 3.1(k)(ii) of the American Disclosure Letter sets forth, as of the date hereof, the address of each lease, sublease, license, concession and other agreement (written or oral) pursuant to which American or any of its Subsidiaries hold a leasehold or subleasehold estate in real property which requires payments by American or any Subsidiary of American in excess of $25,000,000 per annum (collectively, the “American Leased Real Property” and, together with American Owned Real Property, the “American Real Property”). True and complete copies of all Contracts (other than Contracts rejected in connection with the Cases as of the date of this Agreement) pertaining to the American Leased Real Property (each, an “American Lease”) have been made available to US Airways prior to the date hereof. With respect to American Leased Real Property and each American Lease that is a Binding American Contract, (A) each such American Lease is in full force and effect and is valid and enforceable in accordance with its terms; (B) there is no default under any such American Lease either by American, any of its Subsidiaries or, to American’s Knowledge, by any other party thereto; (C) neither American nor any of its Subsidiaries has received or delivered a written notice of default or objection to any party to any such American Lease to pay and perform its obligations, and, to American’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such American Lease; and (D) American or one of its Subsidiaries, as applicable, holds a good and valid leasehold interest in all American Leased Real Property free and clear of all Encumbrances.

(iii) For purposes of this Section 3.1(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset except for (A) specified encumbrances described in Section 3.1(k)(iii) of the American Disclosure Letter; (B) encumbrances that arise under zoning, land use and other similar Laws and other similar imperfections of title; (C) Liens for Taxes excluded from the Lien representation in Section 3.1(n) or other governmental charges not yet due and payable or not yet delinquent; (D) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of American, or the validity or amount of which is being contested in good faith by appropriate proceedings; and (E) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of American Owned Real Property or American Leased Real Property to which they relate or the conduct of the business of American and its Subsidiaries as presently conducted.

(l) Takeover Statutes. The Board of Directors of each of American and Merger Sub has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions DGCL Section 203, to the extent applicable. To American’s Knowledge, no other state takeover or similar statute or regulation (each, a “Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

(m) Environmental Matters.

(i) Except as set forth in Section 3.1(m) of the American Disclosure Letter, and except for such matters as would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect: (A) American and its Subsidiaries have complied at all times with all applicable Environmental Laws; (B) no property currently owned, leased or operated by American or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance in a manner that is or could reasonably be expected to require Removal, Remedial or Response Action, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (C) American and its Subsidiaries have no information that any property formerly owned, leased or operated by American or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership, leasehold, or operation, in a manner that is or could reasonably be expected to require Removal, Remedial or Response Action, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (D) neither American or any of its Subsidiaries, nor, to American’s Knowledge, any other Person whose Environmental Liabilities American or its Subsidiaries have retained or assumed, either contractually or by operation of law, has incurred in the past or is now subject to any Environmental Liabilities; (E) in the past five (5) years neither American nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that American or any of its Subsidiaries may be in violation of or subject to any Environmental Liability; (F) neither American nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, concerning any Environmental Liability or otherwise relating to any Hazardous Substance or any environmental matter; (G) there is no Removal, Remedial or Response Action being undertaken on any property currently owned, leased or operated by American or any of its Subsidiaries; and (H) there are no other circumstances or conditions involving American or any of its Subsidiaries that could reasonably be expected to result in any Environmental Liability.

(ii) As used in this Agreement, the term “Environmental Laws” means all Laws relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, Release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

(iii) As used in this Agreement, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to environment, health or safety issues (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water, natural resource damages and occupational safety and health); and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity. The term “Environmental Liability” includes any: (A) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental, health or safety matters; (B) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental, health or safety matters; and (C) financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response Actions, and natural resource damages, and (y) other Environmental Laws compliance or remedial measures.

(iv) As used in this Agreement, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

(v) As used in this Agreement, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

(vi) As used in this Agreement, the term “Removal, Remedial or Response Actions” means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(n) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect, American and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; and (ii) have paid all Taxes that are required to be paid or that American or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith for which adequate reserves have been established on the most recent consolidated balance sheet included in or incorporated into the American Reports. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to result in an increase in Taxes that is material to American, there are no audits, examinations, investigations or other proceedings, in each case, pending or threatened in writing, in respect of Taxes or Tax matters. American has made available to US Airways true and correct copies of the United States federal income Tax Returns filed by American and its Subsidiaries for each of the fiscal years ended December 31, 2011 and 2010. None of American or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither American nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” with the meaning of Section 368(a) of the Code. There are no Liens for Taxes on any asset of American or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or not yet delinquent, Liens for Taxes being contested in good faith for which appropriate reserves have been established on the most recent consolidated balance sheet included in or incorporated into the American Reports, and Liens for Taxes that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, escheat, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns, reports and other documents (including elections, declarations, disclosures, schedules, estimates and information returns) required or permitted to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters.

(i) American has made available to US Airways true and complete copies of all collective bargaining agreements, works council agreements, work rules and practices and other labor union Contracts, terms sheets, memoranda of understanding or similar agreements (including all amendments thereto) applicable to any employees of American or any of its Subsidiaries as of the date of this Agreement with respect to their employment with American or any of its Subsidiaries (the “American CBAs”), each of which is set forth in Section 3.1(o)(i) of the American Disclosure Letter. Except as set forth in Section 3.1(o)(i) of the American Disclosure Letter, as of the date of this Agreement, none of American or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any American CBA that is a Binding American Contract, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to result in an American Material Adverse Effect.

(ii) Except as set forth in Section 3.1(o)(ii) of the American Disclosure Letter:

(A) No labor union, labor organization or group of employees of American or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority. To American’s Knowledge, there are no labor union organizing activities pending or threatened with respect to any employees of American or any of its Subsidiaries.

(B) There is no material labor dispute, strike, slowdown, work stoppage or lockout, or to American’s Knowledge, threat thereof by or with respect to any employee of American or any of its Subsidiaries.

(C) There are no arbitrations, written grievances or written complaints outstanding or, to American’s Knowledge, threatened against American or any of its Subsidiaries under any American CBAs, except for such matters as would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. Neither American nor any of its Subsidiaries is in receipt of written notice of any material statutory disputes or unfair labor practice charges.

(iii) The execution, delivery and performance of this Agreement by American and Merger Sub do not, and the consummation by American and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in a breach or violation of, a termination (or right of termination) or a default under, or the creation, increase, triggering or acceleration of any obligations or rights of any kind (including under any change of control type provisions) or result in any material changes under, or increase in compensation paid under, the American CBAs.

(p) Intellectual Property and IT Assets. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect:

(i) All Patents, patent applications, Trademark and Copyright registrations and applications for registration, and Internet domain name registrations claimed to be owned by American or its Subsidiaries are owned exclusively by American or such Subsidiaries and are subsisting and, to American’s Knowledge, valid and enforceable.

(ii) Except as set forth in Section 3.1(p)(ii) of the American Disclosure Letter, American and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary to conduct the business of American and its Subsidiaries as currently conducted, all of which rights shall in all material respects survive unchanged the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereunder.

(iii) Except as set forth in Section 3.1(p)(iii) of the American Disclosure Letter, the conduct of the business as currently conducted by American and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person and in the three (3) year period immediately preceding the date of this Agreement, there has been no such claim, action or proceeding asserted, or to American’s Knowledge threatened against American or its Subsidiaries or any indemnitees thereof. Except as set forth in Section 3.1(p)(iii) of the American Disclosure Letter, there is no claim, action or proceeding asserted, or to American’s Knowledge threatened, against American or its Subsidiaries or any indemnitees thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property claimed to be owned or held by American or its Subsidiaries or used or alleged to be used in the business of American or its Subsidiaries.

(iv) Except as set forth in Section 3.1(p)(iv) of the American Disclosure Letter, to American’s Knowledge, no third Person has, in the three (3) year period immediately preceding the date of this Agreement, infringed, misappropriated or otherwise violated the Intellectual Property rights of American or its Subsidiaries. Except as set forth in Section 3.1(p)(iv) of the American Disclosure Letter, there are no claims, actions or proceedings asserted or threatened by American, or decided by American to be asserted or threatened, that (A) a third Person infringes, misappropriates or otherwise violates, or in the three (3) year period immediately preceding the date of this Agreement, infringed, misappropriated or otherwise violated, the Intellectual Property rights of American or its Subsidiaries; or (B) a third Person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms the Intellectual Property rights of American or its Subsidiaries.

(v) American and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets that are owned, used or held by American and its Subsidiaries and, to American’s Knowledge, such material Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(vi) Except as set forth in Section 3.1(p)(vi) of the American Disclosure Letter, the IT Assets of American and its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by American and its Subsidiaries for the operation of their respective businesses, and have not malfunctioned or failed within the three (3) year period immediately preceding the date of this Agreement. To American’s Knowledge, no Person has gained unauthorized access to such IT Assets. Except as set forth in Section 3.1(p)(vi) of the American Disclosure Letter, American and its Subsidiaries have implemented and maintained for the three (3) year period immediately preceding the date of this Agreement reasonable and sufficient backup and disaster recovery technology consistent with industry practices.

As used in this Agreement:

(1) “Computer Software” means all computer software and databases (including, without limitation, source code, object code, and all related documentation).

(2) “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets and confidential information and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) all rights in published and unpublished works of authorship, whether copyrightable or not (including without limitation Computer Software and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights.

(3) “IT Assets” means computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation.

(q) Foreign Corrupt Practices Act; UK Bribery Act. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a material adverse impact on the ability of American and its Subsidiaries to conduct their operations in the ordinary course of business:

(i) American and its Subsidiaries have developed and implemented a compliance program which includes corporate policies and procedures to ensure compliance with the Foreign Corrupt Practices Act, as amended (the “Foreign Corrupt Practices Act”) and the U.K. Bribery Act 2010, as amended (the “UK Bribery Act”).

(ii) In connection with its compliance with the Foreign Corrupt Practices Act and the UK Bribery Act, there are no adverse or negative past performance evaluations or ratings by the U.S. or U.K. governments, or any voluntary disclosures under the Foreign Corrupt Practices Act and/or the UK Bribery Act, any enforcement actions or threats of enforcement actions, or any facts that, in each case, could result in any adverse or negative performance evaluation related to the Foreign Corrupt Practices Act and/or the UK Bribery Act.

(iii) American and its Subsidiaries have not been notified in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act and/or the UK Bribery Act.

(iv) None of American or its Subsidiaries has undergone and is undergoing any audit, review, inspection, investigation, survey or examination of records relating to American’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act and/or the UK Bribery Act, and, to American’s Knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records.

(v) American and its Subsidiaries have not been and are not now under any administrative, civil or criminal investigation, charge or indictment involving alleged false statements, false claims or other improprieties relating to American’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act and/or the UK Bribery Act, nor, to American’s Knowledge, is there any basis for any such investigation or indictment.

(vi) American and its Subsidiaries have not been and are not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to American’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act and/or the UK Bribery Act, nor, to American’s Knowledge, is there any basis for any such proceeding.

(r) Aircraft.

(i) Section 3.1(r)(i) of the American Disclosure Letter sets forth a true and complete list of all aircraft owned or leased by American or any of its Subsidiaries as of January 31, 2013 (the “American Aircraft”), including a description of the type and registration number of each such American Aircraft and the delivery date, manufacture date or age of such American Aircraft, as the case may be. All American Aircraft owned or leased by American or any of its Subsidiaries are being maintained according to applicable FAA regulatory standards and the FAA-approved maintenance program of American and its Subsidiaries and, except with respect to American Aircraft in storage or undergoing maintenance, are in airworthy condition. American and its Subsidiaries have implemented maintenance schedules with respect to their respective American Aircraft and engines that, if complied with, would result in the satisfaction of all requirements under all applicable ADs and FARs required to be complied with in accordance with the FAA-approved maintenance program of American and its Subsidiaries, and American and its Subsidiaries are in compliance with such maintenance schedules in all material respects (except with respect to American Aircraft in storage) and currently have no reason to believe that they will not satisfy any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except with respect to American Aircraft in storage).

(ii) Section 3.1(r)(ii) of the American Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Contracts (other than (x) existing aircraft leases, (y) Contracts that may be terminated by American or its Subsidiaries without penalty or material liability and (z) Contracts rejected in connection with the Cases as of the date of this Agreement) pursuant to which American or any of its Subsidiaries has an obligation to purchase or lease aircraft, including the manufacturer and model of all aircraft subject to such Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of the aircraft subject to such Contract. American has delivered or made available to US Airways true and complete copies (except as may have been redacted for pricing and other commercially sensitive information and subject to applicable confidentiality restrictions) of all Contracts listed in Section 3.1(r)(ii) of the American Disclosure Letter, including all material amendments, modifications and side letters thereto.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect:

(A) each American Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such American Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness;

(B) each American Aircraft’s structure, systems and components are functioning in accordance with its intended use, except for American Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by American’s maintenance programs;

(C) except with respect to American Aircraft in storage, all deferred maintenance items and temporary repairs with respect to each such American Aircraft have been or will be made in accordance with American’s maintenance programs;

(D) each American Aircraft is registered on the FAA aircraft registry;

(E) except as set forth in Section 3.1(r)(iii)(E) of the American Disclosure Letter, neither American nor its Subsidiaries is a party to any interchange or pooling agreements with respect to the American Aircraft, other than pooling agreements in the ordinary course of business; and

(F) no American Aircraft is subleased to or otherwise in the possession of another air carrier or other Person other than American or any of its Subsidiaries, to operate such American Aircraft in air transportation or otherwise.

(s) Slots. Section 3.1(s) of the American Disclosure Letter sets forth a true, correct and complete list of all held or owned takeoff and landing slots, operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights held or owned by American or any of its Subsidiaries (“American Slots”) on the date hereof at any domestic or international airport, and such list shall indicate and identify (i) any held or owned American Slots that have been allocated to another air carrier beyond the end-of-the current International Air Transport Association (“IATA”) traffic season and in which American and its Subsidiaries hold only temporary use rights, (ii) any American Slots that have been allocated to American and its Subsidiaries from another air carrier beyond the end-of-the current IATA traffic season and in which such other air carrier holds only temporary use rights and (iii) any Contracts, agreements or temporary government orders or decisions concerning specific American Slots or operating authorities. Except as would not, individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect, (i) American and its Subsidiaries will have complied in all material respects with the requirements of the regulations issued under the Federal Aviation Act and any other Laws, rules or regulations promulgated in the United States or in any country in which American operates by either a civil aviation authority, airport authority or slot coordinator with respect to the American Slots, (ii) neither American nor any of its Subsidiaries has received, as of the date hereof, any notice of any proposed withdrawal of the American Slots by the FAA, the DOT or any other Governmental Entity, (iii)(A) the American Slots have not been designated for the provision of essential air services under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. § 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R. § 93.217 and (B) to the extent covered by 14 C.F.R. § 93.227, American and its Subsidiaries have used the American Slots (or the American Slots have been used by other air carriers) either at least 80% of the maximum amount that each American Slot could have been used during each full and partial reporting period (as described in 14 C.F.R. § 93.227(i)) or such greater or lesser amount of minimum usage as may have been required to protect such American Slot’s authorization from termination or withdrawal under regulations established by any Governmental Entity or airport authority, (iv) all reports required by the FAA or any other Governmental Entity relating to the American Slots have been filed in a timely manner and (v) except as set forth in Section 3.1(s)(v) of the American Disclosure Letter, as of the date hereof, neither American nor any of its Subsidiaries has agreed to any future American Slot slide, American Slot trade, American Slot purchase, American Slot sale or other transfer of any of the American Slots outside the ordinary course of business consistent with past practice.

(t) Major Airports. As of the date hereof, no civil aviation authority, airport authority, or slot coordinator at Dallas/Fort Worth International Airport (DFW), John F. Kennedy International Airport (JFK), Los Angeles International Airport (LAX), Miami International Airport (MIA), O’Hare International Airport (ORD), London Heathrow Airport (LHR), Tokyo Narita Airport (NRT), or São Paulo/Guarulhos–Governador André Franco Montoro International Airport (GRU) (each such airport, a “Major American Airport”) has taken or, to American’s Knowledge, threatened to take any action that would reasonably be expected to materially interfere with the ability of American and its Subsidiaries to conduct their respective operations at any Major American Airport in the same manner as currently conducted in all material respects.

(u) U.S. Citizen; Air Carrier. American’s primary subsidiary, American Airlines, Inc., is a “citizen of the United States” as defined in the Federal Aviation Act and is an “air carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. §§ 41101-41112).

(v) Insurance. Section 3.1(v) of the American Disclosure Letter lists and briefly describes (including name of insurer, agent or broker, coverage and expiration date), as of the date of this Agreement, each insurance policy maintained by, at the expense of or for the benefit of American or any of the Subsidiaries with respect to its properties, assets and liabilities and describes any material claims made thereunder. All such insurance policies are in full force and effect and neither American nor any Subsidiary is in default with respect to its obligations under any such insurance policy. The insurance coverage of American and the Subsidiaries is customary for corporations of similar size engaged in similar lines of businesses. American has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy or (c) material adjustment in the amount of premiums payable with respect to any insurance policy.

(w) Brokers and Finders. Neither American nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or financial advisory fees that may be payable in connection with the Merger or the other transactions contemplated in this Agreement, except that American has employed, and is solely responsible for the fees and expenses of, Rothschild Inc., or one of its affiliates, as its financial advisor, and a copy of the engagement letter with such financial advisor has been provided to US Airways prior to the date hereof. As used in this Agreement, “affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

3.2 Representations and Warranties of US Airways. Except (i) as set forth in the disclosure letter (subject to Section 7.13(c) of this Agreement) delivered to American by US Airways concurrently with the execution and delivery of this Agreement (the “US Airways Disclosure Letter”), or (ii) to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as set forth in the US Airways Reports filed on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any such US Airways Report that are predictive or forward-looking in nature or included in any “risk factor” disclosure), US Airways hereby represents and warrants to American and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of US Airways and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. As used in this Agreement, the term “US Airways Material Adverse Effect” means a Material Adverse Effect as applicable to US Airways and its Subsidiaries, taken as a whole. US Airways has made available to American complete and correct copies of US Airways’ certificate of incorporation and by-laws, each as amended to date.

(b) Capital Structure.

(i) US Airways. As of the date of this Agreement, the authorized capital stock of US Airways consists of 400,000,000 shares of US Airways Common Stock, of which 162,897,835 shares of US Airways Common Stock were issued and outstanding as of the close of business on February 11, 2013, and zero (0) shares of US Airways Common Stock were held by US Airways as treasury shares as of the close of business on February 11, 2013. The Subsidiaries of US Airways hold no shares of capital stock of US Airways, or securities or obligations convertible or exchangeable into or exercisable for such capital stock. As of the close of business on February 11, 2013, there were (A) an aggregate of 512,872 shares of US Airways Common Stock issuable with respect to outstanding stock options to purchase shares of US Airways Common Stock (the “US Airways Options”), (B) an aggregate of 5,451,228 shares of US Airways Common Stock issuable with respect to outstanding stock-settled stock appreciation rights (the “US Airways Stock-Settled SARs”), as if US Airways Stock-Settled SARs such were settled as of such date at a stock price per share for US Airways Common Stock of $14.46, and (C) an aggregate of 2,227,957 shares of US Airways Common Stock issuable with respect to outstanding stock-settled restricted stock units (“US Airways Stock-Settled RSUs”), granted pursuant to the US Airways Group, Inc. 2011 Incentive Award Plan, US Airways Group, Inc. 2008 Equity Incentive Plan, US Airways Group, Inc. 2005 Equity Incentive Plan and America West 2002 Incentive Equity Plan (collectively, the “US Airways Equity Plans”), an aggregate of 10,286,076 shares of US Airways Common Stock reserved for issuance pursuant to the US Airways Equity Plans, 37,746,174 shares of US Airways Common Stock issuable upon the conversion of outstanding US Airways’ 7.25% Convertible Senior Notes due 2014 (the “US Airways 7.25% Convertible Notes”) and 199,379 shares of US Airways Common Stock issuable upon the conversion of outstanding US Airways’ 7% Senior Convertible Notes due 2020 (the “US Airways 7% Convertible Notes”). As of the close of business on February 11, 2013, outstanding cash-settled stock appreciation rights (the “US Airways Cash-Settled SARs” and, collectively with the US Airways Stock-Settled SARs the “US Airways SARs”) and outstanding cash-settled restricted stock units (the “US Airways Cash-Settled RSUs” and, collectively with the US Airways Stock-Settled RSUs, the “US Airways RSUs”) granted pursuant to the US Airways Equity Plans had an aggregate cash value of approximately $53,856,417 calculated as if such US Airways Cash-Settled SARs and such US Airways Cash-Settled RSUs were settled as of such date at a stock price per share for US Airways Common Stock of $14.46, net of any applicable exercise price. For purposes of this Agreement, the phrase “US Airways Equity Awards” shall refer to, collectively, the US Airways Stock-Settled RSUs and the US Airways Stock-Settled SARs. As of the Closing Date, between the Share Determination Date and the Effective Time, other than the issuance of shares of US Airways Common Stock upon the exercise or vesting of US Airways Options, US Airways Stock-Settled SARs or US Airways Stock-Settled RSUs or the conversion of the US Airways 7.25% Convertible Notes or the US Airways 7% Convertible Notes, US Airways has not issued, sold, granted or authorized the issuance, sale, or grant of, any shares of capital stock of US Airways, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities.

(ii) Except as set forth in Section 3.2(b)(i) above, as of the date of this Agreement, (i) there are no shares of capital stock or other securities of US Airways issued, reserved for issuance or outstanding and (ii) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, deferred shares, performance shares, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate US Airways or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of US Airways or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of US Airways or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. All of the issued and outstanding shares of US Airways Common Stock are and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of, or pursuant to, US Airways Options and US Airways Equity Awards or upon the conversion of the US Airways 7.25% Convertible Notes or the US Airways 7% Convertible Notes, will be, duly authorized and validly issued and fully paid, nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation of US Airways, the by-laws of US Airways or any Contract to which US Airways is a party or by which it is otherwise bound. Neither US Airways nor any of its Subsidiaries is party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, US Airways.

(iii) Except as set forth in Section 3.2(b)(iii) of the US Airways Disclosure Letter, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of US Airways are owned by US Airways, directly or indirectly, all such shares or equity ownership interests are set forth in Section 3.2(b)(iii) of the US Airways Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.2(b)(iii) of the US Airways Disclosure Letter, and except for the capital stock or other equity ownership interests of the Subsidiaries of US Airways, as of the date of this Agreement, US Airways does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c) Corporate Authority; Approval and Fairness.

(i) US Airways has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the receipt of the Stockholder Approval. Subject to Section 7.1, this Agreement is a valid and binding agreement of US Airways enforceable against US Airways in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) The Board of Directors of US Airways has, as of the date of this Agreement, (A) declared that the Merger and the other transactions contemplated hereby are advisable and in the best interests of US Airways and its stockholders and has approved and adopted this Agreement, which approval and adoption have not been rescinded or modified; (B) received an opinion of its financial advisor, Barclays Capital Inc., to the effect that, from a financial point of view, the Merger Consideration in the Merger is fair to the stockholders of US Airways, which opinion has not been amended or rescinded as of the date of this Agreement; (C) resolved to recommend that the holders of US Airways Common Stock vote to adopt this Agreement (such recommendation being the “US Airways Directors’ Recommendation”); and (D) directed that the adoption of this Agreement be submitted to the holders of US Airways Common Stock entitled to vote for their approval.

(iii) The matters contemplated by Section 4.6, including the Stockholder Approval, are the only votes of the holders of any class or series of US Airways capital stock necessary to consummate the Merger and the other transactions contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3; (B) required under the HSR Act, the EU Merger Regulation and any other applicable foreign antitrust, competition or similar Laws; (C) required under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws, and the rules and regulations promulgated under any of the foregoing; (D) with, from or to the FAA, the DOT, the

FCC, and the DHS, including the TSA; (E) with, from or to the NYSE or the principal securities market on which the shares of US Airways Common Stock are then listed or quoted; and (F) with, from or to any applicable foreign Governmental Entities regulating any aspect of the airline industry, no notices, reports or other filings are required to be made by US Airways or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by US Airways or any of its Subsidiaries from any Governmental Entity (subject and after giving effect to any required approvals of the Bankruptcy Court (including to the extent applicable, the Confirmation Order confirming the Plan) and the Plan) in connection with the execution, delivery and performance of this Agreement by US Airways and the consummation by US Airways of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, (i) reasonably be expected to result in a US Airways Material Adverse Effect or (ii) reasonably be expected to prevent, materially delay or materially impair the ability of US Airways and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

(ii) Except as set forth in Section 3.2(d)(ii) of the US Airways Disclosure Letter, the execution, delivery and performance of this Agreement by US Airways does not, and the consummation by US Airways of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of US Airways or the comparable governing documents of any of its Subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, or the creation, increase or acceleration of any obligations under any Contract binding upon US Airways or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation by US Airways of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 3.2(d)(i), any Law or governmental or non-governmental permit or license to which US Airways or any of its Subsidiaries is subject; or (C) with or without notice, lapse of time or both, the creation of a Lien on any of the assets of US Airways or any of its Subsidiaries pursuant to any Contract, including any loan agreement or any other indebtedness agreement or instrument of indebtedness that is binding upon US Airways or any of its Subsidiaries or binding upon its assets, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, increase, acceleration or Lien that would not, individually or in the aggregate, (i) reasonably be expected to result in a US Airways Material Adverse Effect or (ii) reasonably be expected to prevent, materially delay or materially impair the ability of US Airways and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

(e) US Airways Reports; Financial Statements.

(i) US Airways and each Subsidiary has filed or furnished all forms, statements, schedules, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2011 (the “US Airways Audit Date”) (the forms, statements, schedules, reports and documents filed or furnished with the SEC since the US Airways Audit Date and those filed or furnished with the SEC subsequent to the date of this Agreement and prior to the Effective Time, if any, including any amendments thereto, the “US Airways Reports”). Each of the US Airways Reports, at the time of its filing, complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the US Airways Reports did not, and any US Airways Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed US Airways Report. The US Airways Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the SOX Act, and the internal control report and attestation of US Airways’ outside auditors required by Section 404 of the SOX Act.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the US Airways Reports (including the related notes and schedules) fairly presents, or, in the case of US Airways Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of US Airways and any other entity included therein and their respective Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the US Airways Reports (including any related notes and schedules) fairly presents, or in the case of US Airways Reports filed after the date hereof, will fairly present, in all material respects, the net income, total stockholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of US Airways and any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of full notes and normal year-end adjustments that are not expected to be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iii) The management of US Airways (x) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to US Airways, including its consolidated Subsidiaries, is made known to the management of US Airways by others within those entities, and (y) has disclosed, based on its most recent evaluation, to US Airways’ outside auditors and the audit committee of the Board of Directors of US Airways (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect US Airways’ ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in US Airways’ internal controls over financial reporting. Since the US Airways Audit Date, any material change in internal control over financial reporting required to be disclosed in any US Airways Report has been so disclosed.

(iv) Since the US Airways Audit Date, neither US Airways nor any of its Subsidiaries nor, to US Airways’ Knowledge, any director, officer, employee, auditor, accountant or representative of US Airways or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of US Airways or any of its Subsidiaries or their respective internal accounting controls relating to periods after the US Airways Audit Date, including any material complaint, allegation, assertion or claim that US Airways or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing which have no reasonable basis). “US Airways’ Knowledge” shall mean the knowledge of those individuals listed in Section 3.2(e)(iv) of the US Airways Disclosure Letter, after reasonable inquiry.

(v) Except as set forth in Section 3.2(e)(v) of the US Airways Disclosure Letter, there are no liabilities or obligations of US Airways or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, US Airways or any of its Subsidiaries, other than: (A) liabilities or obligations to the extent (I) accrued and reflected on the consolidated balance sheet of US Airways or (II) disclosed in the notes thereto, in accordance with GAAP, in each case included in US Airways’ quarterly report on Form 10-Q for the period ended September 30, 2012 or in US Airways’ annual report on Form 10- K for the period ended December 31, 2011; (B) liabilities or obligations incurred in the ordinary course of business since December 31, 2011; (C) performance obligations under Contracts required in accordance with their terms, or performance obligations, to the extent required under applicable Law, in each case to the extent arising after the date hereof; or (D) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect.

(f) Absence of Certain Changes. Except as set forth in Section 3.2(f) of the US Airways Disclosure Letter, from the US Airways Audit Date to the date of this Agreement, US Airways and its Subsidiaries have conducted their respective businesses only in accordance with, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses. Since the US Airways Audit Date, there has not been any US Airways Material Adverse Effect or any event, occurrence, discovery or development which would, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect.

(g) Litigation. Except as otherwise disclosed in US Airways Reports filed prior to the date hereof, or as set forth in Section 3.2(g) of the US Airways Disclosure Letter, there are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to US Airways’ Knowledge, threatened against US Airways or any of its Subsidiaries or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating to, pending or, to US Airways’ Knowledge, threatened against US Airways or any of its Subsidiaries before any Governmental Entity, including the FAA, except in the case of either clause (A) or (B), for those that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. None of US Airways or any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, (i) reasonably be expected to result in a US Airways Material Adverse Effect or (ii) reasonably be expected to prevent, materially delay or materially impair the ability of US Airways and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

(h) Employee Benefits.

(i) Section 3.2(h)(i) of the US Airways Disclosure Letter contains, as of the date of this Agreement, a true and complete list of each material US Airways Compensation and Benefit Plan. “US Airways Compensation and Benefit Plan” means each employment agreement, and each bonus, deferred compensation, incentive compensation, equity compensation, severance pay, change in control, medical, life insurance, profit-sharing, pension, retirement, retiree medical, fringe benefit and each other material employee benefit plan, program or agreement as to which US Airways or any of its Subsidiaries has any liability, contingent or otherwise, for the benefit of, with or relating to any current or former employee, officer or director of US Airways or any of its Subsidiaries, excluding any governmental plan or program or any statutory obligation.

(ii) With respect to each of the material US Airways Compensation and Benefit Plans, US Airways has heretofore delivered or made available to American true and complete copies of each of the following documents: (A) the US Airways Compensation and Benefit Plan and most recent trust agreement and insurance contract (including all amendments thereto), if any; (B) the most recent annual report, actuarial report, and financial statement, if any; (C) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such US Airways Compensation and Benefit Plan, if any; and (D) the most recent determination letter received from the IRS with respect to each US Airways Compensation and Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(iii) Except as would not, individually or in the aggregate, have a US Airways Material Adverse Effect, and except as set forth in Section 3.2(h)(iii) of the US Airways Disclosure Letter, all obligations in respect of each US Airways Compensation and Benefit Plan have been properly accrued and reflected on the most recent consolidated statement of operations and consolidated balance sheet filed or incorporated by reference in the US Airways Reports as of the respective dates of such balance sheet or report to the extent required by GAAP.

(iv) Except as set forth in Section 3.2(h)(iv) of the US Airways Disclosure Letter, none of the US Airways Compensation and Benefit Plans is a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA or a “multiemployer plan,” as such term is defined in Section 4001(a)(3) of

ERISA. Except as set forth in Section 3.2(h)(iv) of the US Airways Disclosure Letter, the IRS has issued a favorable determination letter in respect of each of the US Airways Compensation and Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code and neither US Airways nor any of its Subsidiaries is aware of any circumstances that could reasonably be expected to result in the revocation of such letter. Each of the US Airways Compensation and Benefit Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements, except as would not, either individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect. Each of the US Airways Compensation and Benefit Plans has been operated and administered in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code, except as would not, either individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect.

(v) Except as set forth in Section 3.2(h)(v) of the US Disclosure Letter, none of the US Airways Compensation and Benefit Plans are subject to Title IV of ERISA.

(vi) Except as set forth in Section 3.2(h)(vi) of the US Airways Disclosure Letter, there are no claims pending, or, to US Airways’ Knowledge, threatened or anticipated (other than routine claims for benefits) against any US Airways Compensation and Benefit Plan, the assets of any US Airways Compensation and Benefit Plan or against US Airways or any of its Subsidiaries with respect to any US Airways Compensation and Benefit Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any US Airways Compensation and Benefit Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to US Airways’ Knowledge, threatened audits or investigations by any governmental body, commission or agency involving any US Airways Compensation and Benefit Plan, that would, individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect.

(vii) Except as set forth in Section 3.2(h)(vii) of the US Airways Disclosure Letter, the transactions contemplated under this Agreement shall not, by themselves or in coordination with any other event or condition, result in (A) any increase in the amount of any payment to any current or former employee, consultant or director of US Airways or any of its Subsidiaries, or (B) accelerate the vesting, time of payment or funding of any compensation or benefits, or right to any compensation or benefits, of any current or former employee, consultant or director of US Airways or any of its Subsidiaries.

(viii) With respect to each US Airways Compensation and Benefit Plan that primarily provides benefits or compensation to non-U.S. employees and is maintained subject to the Laws of any jurisdiction outside of the United States (the “US Airways Foreign Plans”): (A) such US Airways Foreign Plan complies in all material respects in form and operation in accordance with all applicable Laws; (B) except as could not reasonably be expected to result in a material liability, if a US Airways Foreign

Plan is intended to qualify for special Tax treatment, such plan meets all requirements for such treatment; (C) if required under applicable Laws to be funded and/or book-reserved, such US Airways Foreign Plan is funded and/or book reserved, as appropriate, to the extent so required by applicable Laws, and (D) there are no going-concern unfunded actuarial liabilities, past service unfunded liabilities, solvency deficiencies or contribution holidays with respect to any of the US Airways Foreign Plans.

(i) Compliance with Laws; Licenses.

(i) The businesses of each of US Airways and its Subsidiaries have not been conducted in violation of any material federal, state, local or foreign Laws or any applicable operating certificates, common carrier obligations, ADs, FARs or any other rules, regulations, directives or policies of the FAA, DOT, FCC, DHS or any other Governmental Entity, except for such violations that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. Except as set forth in Section 3.2(i)(i) of the US Airways Disclosure Letter, no investigation or review by any Governmental Entity with respect to US Airways or any of its Subsidiaries is pending or, to US Airways’ Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for any such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. Except as set forth in Section 3.2(i)(i) of the US Airways Disclosure Letter, each of US Airways and its Subsidiaries has obtained and is in substantial compliance with all Licenses necessary to conduct its business as presently conducted, except for any failures to have or to be in compliance with such Licenses which would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. The representations and warranties contained in this Section 3.2(i) shall not apply to the following applicable Laws to the extent applicable to US Airways and its Subsidiaries (or Licenses required under such applicable Laws): (i) ERISA and other applicable Laws regarding employee benefit matters, which are exclusively governed by Section 3.2(h), (ii) applicable Laws regarding Taxes, which are exclusively governed by Section 3.2(h) and Section 3.2(n), (iii) Environmental Laws, which are exclusively governed by Section 3.2(m), and (iv) applicable Laws regarding labor matters, which are exclusively governed by Section 3.2(o).

(ii) Each of US Airways and its Subsidiaries is in compliance with the rules and regulations of the Governmental Entity issuing such Licenses, except in each instance for any failures to be in compliance which would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. There is not pending or, to US Airways’ Knowledge, threatened before the FAA, DOT or any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against US Airways or any of its Subsidiaries relating to any of the Licenses, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. The actions of the applicable Governmental Entities granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to US Airways’ Knowledge, threatened, any material application, petition, objection or other pleading with the FAA, DOT or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any License, except as set forth in Section 3.2(i)(ii) of the US Airways Disclosure Letter and except, for any of the foregoing, that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect.

(j) Material Contracts. Except, in each case, as listed in Section 3.2(j) of the US Airways Disclosure Letter:

(i) As of the date of this Agreement, neither US Airways nor any of its Subsidiaries is a party to or bound by any Contract required pursuant to Item 601 of Regulation S-K under the Securities Act to be filed as an exhibit to US Airways’ Annual Report on Form 10-K for the year ended December 31, 2011, or on any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by US Airways since December 31, 2011, which has not been so filed.

(ii) As of the date of this Agreement, neither US Airways nor any of its Subsidiaries is a party to or is bound by any Contract that is (A) a non-competition Contract or other Contract (other than the US Airways CBAs) that (I) purports to limit in any material respect (including pursuant to an exclusivity provision that is material to the operation of the business of US Airways and its Subsidiaries, taken as a whole) either the type of business in which US Airways or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, or (II) could require the disposition of any material assets or line of business of US Airways or any of its Subsidiaries; (B) a material joint venture, partnership or business alliance Contract; (C) a capacity purchase, regional carrier or similar Contract; (D) a material co-branded credit card or credit card processing Contract; or (E) a Contract pursuant to which any indebtedness is outstanding or may be incurred (except for any Contract pursuant to which the aggregate principal amount of such indebtedness cannot exceed $200,000,000).

(iii) All Contracts that have been filed as an exhibit to US Airways’ Annual Report on Form 10-K for the year ended December 31, 2011, or on any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by US Airways since December 31, 2011, and all Contracts listed in Section 3.2(j)(ii) of the US Airways Disclosure Letter, together with all amendments, exhibits and schedules to such Contracts, shall constitute the “US Airways Material Contracts.”

(iv) A true and complete copy of each US Airways Material Contract has previously been delivered or made available to American (subject to applicable confidentiality restrictions) and each US Airways Material Contract is a valid and binding agreement of US Airways or one of its Subsidiaries, as the case may be, and is in full force and effect, except to the extent it has previously expired in accordance with its terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect. Neither US Airways nor any of its Subsidiaries is in default or breach under the terms of any such US Airways Material Contract which default or breach would, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect.

(k) Real Property.

(i) Section 3.2(k)(i) of the US Airways Disclosure Letter sets forth, as of the date hereof, the fee owner and address of all material real property owned by US Airways and its Subsidiaries (the “US Airways Owned Real Property”). Except as set forth in Section 3.2(k)(i) of the US Airways Disclosure Letter, with respect to such US Airways Owned Real Property, (A) each identified owner thereof has good, marketable, indefeasible fee simple title to such US Airways Owned Real Property, free and clear of any Encumbrance; (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase such US Airways Owned Real Property or any material portion thereof or interest therein; (C) neither US Airways nor any of its Subsidiaries is a party to any Contract or option to purchase any material real property or interest therein; and (D) there does not exist any actual, pending or, to US Airways’ Knowledge, threatened condemnation or eminent domain proceedings that affect any US Airways Owned Real Property, and neither US Airways nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any US Airways Owned Real Property.

(ii) Section 3.2(k)(ii) of the US Airways Disclosure Letter sets forth, as of the date hereof, the address of each lease, sublease, license, concession and other agreement (written or oral) pursuant to which US Airways or any of its Subsidiaries hold a leasehold or subleasehold estate in real property which requires payments by US Airways or any Subsidiary of US Airways in excess of $25,000,000 per annum (collectively, the “US Airways Leased Real Property” and, together with US Airways Owned Real Property, the “US Airways Real Property”). True and complete copies of all Contracts pertaining to the US Airways Leased Real Property (each, an “US Airways Lease”) have been made available to American prior to the date hereof. With respect to such US Airways Leased Real Property, (A) each US Airways Lease is in full force and effect and is valid and enforceable in accordance with its terms; (B) there is no default under any US Airways Lease either by US Airways, any of its Subsidiaries or, to US Airways’ Knowledge, by any other party thereto; (C) neither US Airways nor any of its Subsidiaries has received or delivered a written notice of default or objection to any party to any US Airways Lease to pay and perform its obligations, and, to US Airways’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such US Airways Lease; and (D) US Airways or one of its Subsidiaries, as applicable, holds a good and valid leasehold interest in all US Airways Leased Real Property free and clear of all Encumbrances.

(iii) For purposes of this Section 3.2(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset except for (A) specified encumbrances described in Section 3.2(k)(iii) of the US Airways Disclosure Letter; (B) encumbrances that arise under zoning, land use and other similar Laws and other similar imperfections of title; (C) Liens for Taxes excluded from the Lien representation in Section 3.2(n) or other governmental charges not yet due and payable or not yet delinquent; (D) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of US Airways, or the validity or amount of which is being contested in good faith by appropriate proceedings; and (E) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of US Airways Owned Real Property or US Airways Leased Real Property to which they relate or the conduct of the business of US Airways and its Subsidiaries as presently conducted.

(l) Takeover Statutes. The Board of Directors of US Airways has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions DGCL Section 203, to the extent applicable. To US Airways’ Knowledge, no other Takeover Statute is applicable to the Merger or the other transactions contemplated by this Agreement. Except as contemplated by Section 4.15(c), US Airways does not have any stockholder rights plan or similar agreement.

(m) Environmental Matters. Except as set forth in Section 3.2(m) of the US Airways Disclosure Letter, and except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect: (A) US Airways and its Subsidiaries have complied at all times with all applicable Environmental Laws; (B) no property currently owned, leased or operated by US Airways or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance in a manner that is or could reasonably be expected to require Removal, Remedial or Response Action, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (C) US Airways and its Subsidiaries have no information that any property formerly owned, leased or operated by US Airways or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership, leasehold, or operation, in a manner that is or could reasonably be expected to require Removal, Remedial or Response Action, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (D) neither US Airways or any of its Subsidiaries, nor, to US Airways’ Knowledge, any other Person whose Environmental Liabilities US Airways or its Subsidiaries have retained or assumed, either contractually or by operation of law, has incurred in the past or is now subject to any Environmental Liabilities; (E) in the past five (5) years neither US Airways nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that US Airways or any of its Subsidiaries may be in violation of or subject to any Environmental Liability; (F) neither US Airways nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, concerning any Environmental Liability or otherwise relating to any Hazardous Substance or any environmental matter; (G) there is no Removal, Remedial or Response Action being undertaken on any property currently owned, leased or operated by US Airways or any of its Subsidiaries; and (H) there are no other circumstances or conditions involving US Airways or any of its Subsidiaries that could reasonably be expected to result in any Environmental Liability.

(n) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect, US Airways and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; and (ii) have paid all Taxes that are required to be paid or that US Airways or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith for which adequate reserves have been established on the most recent consolidated balance sheet included in or incorporated into the US Airways Reports. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to result in an increase in Taxes that is material to US Airways, there are no audits, examinations, investigations or other proceedings, in each case, pending or threatened in writing, in respect of Taxes or Tax matters. US Airways has made available to American true and correct copies of the United States federal income Tax Returns filed by US Airways and its Subsidiaries for each of the fiscal years ended December 31, 2011 and 2010. None of US Airways or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither US Airways nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” with the meaning of Section 368(a) of the Code. There are no Liens for Taxes on any asset of US Airways or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or not yet delinquent, Liens for Taxes being contested in good faith for which appropriate reserves have been established on the most recent consolidated balance sheet included in or incorporated into the US Airways Reports, and Liens for Taxes that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect.

(o) Labor Matters.

(i) US Airways has made available to American true and complete copies of all collective bargaining agreements, works council agreements, work rules and practices and other labor union Contracts, terms sheets, memoranda of understanding or similar agreements (including all amendments thereto) applicable to any employees of US Airways or any of its Subsidiaries as of the date of this Agreement with respect to their employment with US Airways or any of its Subsidiaries (the “US Airways CBAs”), each of which is set forth in Section 3.2(o)(i) of the US Airways Disclosure Letter. Except as set forth in Section 3.2(o)(i) of the US Airways Disclosure Letter, as of the date of this Agreement, none of US Airways or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any US Airways CBA, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to result in a US Airways Material Adverse Effect.

(ii) Except as set forth in Section 3.2(o)(ii) of the US Airways Disclosure Letter:

(A) No labor union, labor organization or group of employees of US Airways or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority. To US Airways’ Knowledge, there are no labor union organizing activities pending or threatened with respect to any employees of US Airways or any of its Subsidiaries.

(B) There is no material labor dispute, strike, slowdown, work stoppage or lockout, or to US Airways’ Knowledge, threat thereof by or with respect to any employee of US Airways or any of its Subsidiaries.

(C) There are no arbitrations, written grievances or written complaints outstanding or, to US Airways’ Knowledge, threatened against US Airways or any of its Subsidiaries under any US Airways CBAs, except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. Neither US Airways nor any of its Subsidiaries is in receipt of written notice of any material statutory disputes or unfair labor practice charges.

(iii) The execution, delivery and performance of this Agreement by US Airways do not, and the consummation by US Airways of the Merger and the other transactions contemplated hereby will not, constitute or result in a breach or violation of, a termination (or right of termination) or a default under, or the creation, increase, triggering or acceleration of any obligations or rights of any kind (including under any change of control type provisions) or result in any material changes under, or increase in compensation paid under, the US Airways CBAs (including any “snap-back” provisions therein). That certain Memorandum of Understanding Regarding Contingent Collective Bargaining Agreement among American Airlines, Inc., US Airways, Inc., Allied Pilots Association and US Airline Pilots Association (“USAPA”) was ratified by the membership of USAPA on February 8, 2013.

(p) Intellectual Property and IT Assets. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect:

(i) All Patents, patent applications, Trademark and Copyright registrations and applications for registration, and internet domain name registrations claimed to be owned by US Airways or its Subsidiaries are owned exclusively by US Airways or such Subsidiaries and are subsisting and, to US Airways’ Knowledge, valid and enforceable.

(ii) Except as set forth in Section 3.2(p)(ii) of the US Airways Disclosure Letter, US Airways and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary to conduct the business of US Airways and its Subsidiaries as currently conducted, all of which rights shall in all material respects survive unchanged the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereunder.

(iii) Except as set forth in Section 3.2(p)(iii) of the US Airways Disclosure Letter, the conduct of the business as currently conducted by US Airways and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person and in the three (3) year period immediately preceding the date of this Agreement, there has been no such claim, action or proceeding asserted, or to US Airways’ Knowledge threatened against US Airways or its Subsidiaries or any indemnitees thereof. Except as set forth in Section 3.2(p)(iii) of the US Airways Disclosure Letter, there is no claim, action or proceeding asserted, or to US Airways’ Knowledge threatened, against US Airways or its Subsidiaries or any indemnitees thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property claimed to be owned or held by US Airways or its Subsidiaries or used or alleged to be used in the business of US Airways or its Subsidiaries.

(iv) Except as set forth in Section 3.2(p)(iv) of the US Airways Disclosure Letter, to US Airways’ Knowledge, no third Person has, in the three (3) year period immediately preceding the date of this Agreement, infringed, misappropriated or otherwise violated the Intellectual Property rights of US Airways or its Subsidiaries. Except as set forth in Section 3.2(p)(iv) of the US Airways Disclosure Letter, there are no claims, actions or proceedings asserted or threatened by US Airways, or decided by US Airways to be asserted or threatened, that (A) a third Person infringes, misappropriates or otherwise violates, or in the three (3) year period immediately preceding the date of this Agreement, infringed, misappropriated or otherwise violated, the Intellectual Property rights of US Airways or its Subsidiaries; or (B) a third Person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms the Intellectual Property rights of US Airways or its Subsidiaries.

(v) US Airways and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets that are owned, used or held by US Airways and its Subsidiaries and, to US Airways’ Knowledge, such material Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(vi) Except as set forth in Section 3.2(p)(vi) of the US Airways Disclosure Letter, the IT Assets of US Airways and its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by US Airways and its Subsidiaries for the operation of their respective businesses, and have not malfunctioned or failed within the three (3) year period immediately preceding the date of this Agreement. To US Airways’ Knowledge, no Person has gained unauthorized access to such IT Assets. Except as set forth in Section 3.2(p)(vi) of the US Airways Disclosure Letter, US Airways and its Subsidiaries have implemented and maintained for the three (3) year period immediately preceding the date of this Agreement reasonable and sufficient backup and disaster recovery technology consistent with industry practices.

(q) Foreign Corrupt Practices Act; UK Bribery Act. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a material adverse impact on the ability of US Airways and its Subsidiaries to conduct their operations in the ordinary course of business:

(i) US Airways and its Subsidiaries have developed and implemented a compliance program which includes corporate policies and procedures to ensure compliance with the Foreign Corrupt Practices Act and the UK Bribery Act.

(ii) In connection with its compliance with the Foreign Corrupt Practices Act and the UK Bribery Act, there are no adverse or negative past performance evaluations or ratings by the U.S. or U.K. governments, or any voluntary disclosures under the Foreign Corrupt Practices Act and/or the UK Bribery Act, any enforcement actions or threats of enforcement actions, or any facts that, in each case, could result in any adverse or negative performance evaluation related to the Foreign Corrupt Practices Act and/or the UK Bribery Act.

(iii) US Airways and its Subsidiaries have not been notified in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act and/or the UK Bribery Act.

(iv) None of US Airways or its Subsidiaries has undergone and is undergoing any audit, review, inspection, investigation, survey or examination of records relating to US Airways’ or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act and/or the UK Bribery Act, and, to US Airways’ Knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records.

(v) US Airways and its Subsidiaries have not been and are not now under any administrative, civil or criminal investigation, charge or indictment involving alleged false statements, false claims or other improprieties relating to US Airways’ or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act and/or the UK Bribery Act, nor, to US Airways’ Knowledge, is there any basis for any such investigation or indictment.

(vi) US Airways and its Subsidiaries have not been and are not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to US Airways’ or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act and/or the UK Bribery Act, nor, to US Airways’ Knowledge, is there any basis for any such proceeding.

(r) Aircraft.

(i) Section 3.2(r)(i) of the US Airways Disclosure Letter sets forth a true and complete list of all aircraft owned or leased by US Airways or any of its Subsidiaries as of January 31, 2013 (the “US Airways Aircraft”), including a description of the type and registration number of each such US Airways Aircraft and the delivery date, manufacture date or age of such US Airways Aircraft, as the case may be. All US Airways Aircraft owned or leased by US Airways or any of its Subsidiaries are being maintained according to applicable FAA regulatory standards and the FAA-approved maintenance program of US Airways and its Subsidiaries and, except with respect to US Airways Aircraft in storage or undergoing maintenance, are in airworthy condition. US Airways and its Subsidiaries have implemented maintenance schedules with respect to their respective US Airways Aircraft and engines that, if complied with, would result in the satisfaction of all requirements under all applicable ADs and FARs required to be complied with in accordance with the FAA-approved maintenance program of US Airways and its Subsidiaries, and US Airways and its Subsidiaries are in compliance with such maintenance schedules in all material respects (except with respect to US Airways Aircraft in storage) and currently have no reason to believe that they will not satisfy any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except with respect to US Airways Aircraft in storage).

(ii) Section 3.2(r)(ii) of the US Airways Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Contracts (other than (x) existing aircraft leases and (y) Contracts that may be terminated by US Airways or its Subsidiaries without penalty or material liability) pursuant to which US Airways or any of its Subsidiaries has an obligation to purchase or lease aircraft, including the manufacturer and model of all aircraft subject to such Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of the aircraft subject to such Contract. US Airways has delivered or made available to American true and complete copies (except as may have been redacted for pricing and other commercially sensitive information and subject to applicable confidentiality restrictions) of all Contracts listed in Section 3.2(r)(ii) of the US Airways Disclosure Letter, including all material amendments, modifications and side letters thereto.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect:

(A) each US Airways Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such US Airways Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness;

(B) each US Airways Aircraft’s structure, systems and components are functioning in accordance with its intended use, except for US Airways Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by US Airways’ maintenance programs;

(C) except with respect to US Airways Aircraft in storage, all deferred maintenance items and temporary repairs with respect to each such US Airways Aircraft have been or will be made in accordance with US Airways’ maintenance programs;

(D) each US Airways Aircraft is registered on the FAA aircraft registry;

(E) except as set forth in Section 3.2(r)(iii)(E) of the US Airways Disclosure Letter, neither US Airways nor its Subsidiaries is a party to any interchange or pooling agreements with respect to the US Airways Aircraft, other than pooling agreements in the ordinary course of business; and

(F) no US Airways Aircraft is subleased to or otherwise in the possession of another air carrier or other Person other than US Airways or any of its Subsidiaries, to operate such US Airways Aircraft in air transportation or otherwise.

(s) Slots. Section 3.2(s) of the US Airways Disclosure Letter sets forth a true, correct and complete list of all held or owned takeoff and landing slots, operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights held or owned by US Airways or any of its Subsidiaries (“US Airways Slots”) on the date hereof at any domestic or international airport, and such list shall indicate and identify (i) any held or owned US Airways Slots that have been allocated to another air carrier beyond the end-of-the current IATA traffic season and in which US Airways and its Subsidiaries hold only temporary use rights, (ii) any US Airways Slots that have been allocated to US Airways and its Subsidiaries from another air carrier beyond the end-of-the current IATA traffic season and in which such other air carrier holds only temporary use rights and (iii) any Contracts, agreements or temporary government orders or decisions concerning specific US Airways Slots or operating authorities. Except as would not, individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect, (i) US Airways and its Subsidiaries will have complied in all material respects with the requirements of the regulations issued under the Federal Aviation Act and any other Laws, rules or regulations promulgated in the United States or in any country in which US Airways operates by either a civil aviation authority, airport authority or slot coordinator with respect to the US Airways Slots, (ii) neither US Airways nor any of its Subsidiaries has received, as of the date hereof, any notice of any proposed withdrawal of the US Airways Slots by the FAA, the DOT or any other Governmental Entity, (iii)(A) the US Airways Slots have not been designated for the provision of essential air services under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. § 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R. § 93.217 and (B) to the extent covered by 14 C.F.R. § 93.227, US Airways and its Subsidiaries have used the US Airways Slots (or the US Airways Slots have been used by other air carriers) either at least 80% of the maximum amount that each US Airways Slot could have been used during each full and partial reporting period (as described in 14 C.F.R. § 93.227(i)) or such greater or lesser amount of minimum usage as may have been required to protect such US Airways Slot’s authorization from termination or withdrawal under regulations established by any Governmental Entity or airport authority, (iv) all reports required by the FAA or any other Governmental Entity relating to the US Airways Slots have been filed in a timely manner and (v) except as set forth in Section 3.2(s)(v) of the US Airways Disclosure Letter, as of the date hereof, neither US Airways nor any of its Subsidiaries has agreed to any future US Airways Slot slide, US Airways Slot trade, US Airways Slot purchase, US Airways Slot sale or other transfer of any of the US Airways Slots outside the ordinary course of business consistent with past practice.

(t) Major Airports. As of the date hereof, no civil aviation authority, airport authority, or slot coordinator at Charlotte/Douglas International Airport (CLT), Philadelphia International Airport (PHL), Phoenix Sky Harbor International Airport (PHX) or Ronald Reagan Washington National Airport (DCA) (each such airport, a “Major US Airways Airport”) has taken or, to US Airways’ Knowledge, threatened to take any action that would reasonably be expected to materially interfere with the ability of US Airways and its Subsidiaries to conduct their respective operations at any Major US Airways Airport in the same manner as currently conducted in all material respects.

(u) U.S. Citizen; Air Carrier. US Airways’ primary subsidiary, US Airways, Inc., is a “citizen of the United States” as defined in the Federal Aviation Act and is an “air carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. §§ 41101-41112).

(v) Insurance. Section 3.2(v) of the US Airways Disclosure Letter lists and briefly describes (including name of insurer, agent or broker, coverage and expiration date), as of the date of this Agreement, each insurance policy maintained by, at the expense of or for the benefit of US Airways or any of the Subsidiaries with respect to its properties, assets and liabilities and describes any material claims made thereunder. All such insurance policies are in full force and effect and neither US Airways nor any Subsidiary is in default with respect to its obligations under any such insurance policy. The insurance coverage of US Airways and the Subsidiaries is customary for corporations of similar size engaged in similar lines of businesses. US Airways has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy or (c) material adjustment in the amount of premiums payable with respect to any insurance policy.

(w) Brokers and Finders. Neither US Airways nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or financial advisory fees that may be payable in connection with the Merger or the other transactions contemplated in this Agreement, except that US Airways has employed, and is solely responsible for the fees and expenses of, Barclays Capital Inc. and Millstein & Co., LLC, or one of their affiliates, as its financial advisors, and a copy of the engagement letter with each such financial advisor has been provided to American prior to the date hereof.

ARTICLE IV

Covenants

4.1 American Forbearances. American covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time, except (A) as otherwise expressly required by this Agreement or applicable Laws, (B) as US Airways may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (C) as set forth in Section 4.1 of the American Disclosure Letter, (I) its business and that of its Subsidiaries shall be conducted in the ordinary and usual course as such businesses were conducted prior to the commencement of the Cases (it being understood that the fact that the Debtors may seek Bankruptcy Court approval of any matter shall not, in and of itself, constitute a determination that such matter is not in the ordinary and usual course for purposes of this Agreement) and, to the extent consistent therewith, it shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of American and its Subsidiaries, provided, that, subject to the limitations on the Debtors set forth in Section 4.20(b)(i), nothing contained in this Section 4.1(I) shall restrict the Debtors from carrying out their fiduciary and statutory responsibilities in the administration of the Cases, including without limitation the assumption and rejection of Contracts, and (II) without limiting the generality of the foregoing clause (I), and in furtherance thereof, American will not and will not permit its Subsidiaries to:

(a) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments or amend any term of the shares of American Common Stock;

(b) merge or consolidate American or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of American that are not obligors or guarantors of third-party indebtedness, or adopt a plan of liquidation;

(c) acquire or dispose of (including by way of sale-leaseback transactions, operating or capital leases or other similar transactions) any assets, properties, operations or businesses (including the purchase or sale of capital stock of any Person other than American), or make any capital expenditures, except for (i) capital expenditures made pursuant to American’s capital expenditure budget (excluding capital expenditures for aircraft, engines and pre-delivery deposits for aircraft and engines) for calendar year 2013 as set forth in Section 4.1(c)(i) of the American Disclosure Letter, (ii) sale-leaseback transactions, operating or capital leases or similar transactions permitted under Section 4.1(i), (iii) acquisitions, dispositions or capital expenditures set forth in Section 4.1(c)(iii) of the American Disclosure Letter, (iv) capital expenditures (including pre-delivery deposits) with respect to any aircraft and engines listed in Section 4.1(c)(iii) of the American Disclosure Letter, (v)(A) acquisitions or dispositions of inventory, intangible assets (including Intellectual Property) and other assets (other than aircraft, engines, American Slots and American Routes), (B) acquisitions of American Slots or

American Routes and (C) dispositions of aircraft or engines (excluding sale-leaseback transactions or similar transactions not permitted under Section 4.1(i)), in each case, in the ordinary course of business consistent with past practice, (vi) other acquisitions and dispositions of assets up to $150,000,000 in the aggregate (measured by the value of such assets), and (vii) other dispositions of assets, operations or businesses (including the sale of capital stock of any Person) undertaken in compliance with American’s obligations under Section 4.7;

(d) other than the grant of any awards permitted under Section 4.1(o) and contemplated by Section 4.10(d), and except for the disposition of capital stock of any Person (other than American) as permitted by Section 4.1(c), issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of American or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of American to American or another wholly-owned Subsidiary) or of any successor or parent company thereof, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e) create or incur any Lien material to American or any of its Subsidiaries on any assets of American or any of its Subsidiaries having a value in excess of $120,000,000, in the aggregate, other than (A) Liens for current Taxes or other governmental charges not yet due and payable or not yet delinquent or that are being contested in good faith for which appropriate reserves have been made under GAAP; (B) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of American, or the validity or amount of which is being contested in good faith by appropriate proceedings; (C) Liens securing indebtedness or guarantees incurred in accordance with Section 4.1(i); and (D) other Liens that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of any American Aircraft, American Slots, American Routes, or American Real Property or the conduct of the business of American and its Subsidiaries as presently conducted;

(f) except for the acquisition of capital stock of any Person (other than American) as permitted by Section 4.1(c), make any loans, advances or capital contributions to or investments in any Person (other than American or any direct or indirect wholly-owned Subsidiary of American) in excess of $140,000,000 in the aggregate;

(g) declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on (i) any shares of American Common Stock, or (ii) any shares of capital stock of any Subsidiary (other than wholly-owned Subsidiaries and pro rata dividends payable to holders of interests in non wholly-owned Subsidiaries);

(h) reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(i) incur any indebtedness or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of American or any of its Subsidiaries, except for (i) indebtedness incurred in the ordinary course of business not to exceed $420,000,000 in the aggregate, (ii) guarantees by American of indebtedness of wholly-owned Subsidiaries of American or guarantees by Subsidiaries of indebtedness of American, (iii) purchase or acquisition financing (including sale-leaseback transactions, operating or capital leases or similar transactions) with respect to any aircraft or engines listed in Section 4.1(c)(iii) of the American Disclosure Letter, or (iv) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $420,000,000 of notional debt in the aggregate in addition to notional debt currently under swap or similar arrangements;

(j) (i) other than in the ordinary course of business, enter into any Contract that would have been an American Material Contract, an American Lease or an American CBA had it been entered into prior to the date of this Agreement (other than as permitted by Section 4.1(c), (d), (e) or (i)) or (ii) enter into any Contract that (A) is a material co-branded credit card agreement or credit card processing agreement, (B) is a capacity purchase, regional carrier or similar agreement, (C) is any aircraft or engine purchase agreement (including related sale-leaseback transactions, operating or capital leases or similar transactions not otherwise permitted by Section 4.1(i)), (D) relates to or provides for a new, replacement or material enhancement of any reservation system, flight operating system, crew or maintenance system, frequent flyer system or other system, or materially increases American’s financial or term commitment to any such system, or (E) is an information technology agreement, other than as described in Section 4.1(j)(ii)(D), with a term of over five years or that would reasonably be expected to require expenditures greater than $25,000,000 over its term;

(k) make any changes with respect to material accounting policies, except as required by changes in GAAP or by applicable Law or except as American, after consultation with US Airways and with American’s independent auditors, determines in good faith is preferable;

(l) other than with respect to claims that would be exchanged for Plan Shares, settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity except for an amount to be paid by American or any of its Subsidiaries (that is not reimbursed by a third-Person insurer) not in excess of $120,000,000 and which would not be reasonably likely to have a material adverse impact on the operations of American or any of its Subsidiaries;

(m) (i) other than in connection with indebtedness incurred under Section 4.1(i) or other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under, any American Material Contract, American Lease or American CBA or any Contract entered into in accordance with Section 4.1(j), (ii) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Contract that (A) is a material co-branded credit card or credit card processing agreement, (B) is a capacity purchase, regional carrier or similar agreement, (C) is any aircraft or engine purchase agreement (including related sale-leaseback transactions, operating or capital leases or similar transactions not otherwise permitted by Section 4.1(i)), (D) relates to any existing reservation system, flight operating system, crew or maintenance system, frequent flyer system or other system, which amendment or modification would replace or materially enhance such system or materially increase American’s financial or term commitment to such system, or (E) is an information technology agreement, other than as described in Section 4.1(m)(ii)(D), with a term of over five years or that is reasonably expected to require expenditures greater than $25,000,000 over its term, or (iii) cancel, modify or waive any debts or claims held by it or waive any rights having in the aggregate a value in excess of $70,000,000;

(n) except as required by Law or by any currently effective Tax sharing agreement listed in Section 4.1(n) of the American Disclosure Letter, amend any material Tax Return, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(o) except (A) in connection with the replacement or promotion of any existing employee (including any officer) on compensation terms that are consistent with past practice for the applicable position, (B) as required pursuant to existing written, binding agreements executed and delivered prior to the date of this Agreement that have been provided to US Airways, (C) as contemplated by any American Compensation and Benefit Plan as in effect as of the date of this Agreement or any American CBA, or (D) as otherwise required by applicable Law, (i) other than with respect to any newly-hired employees on terms that are consistent with past practice for the applicable position, enter into any commitment to provide any severance, termination or change in control benefits to (or amend any existing arrangement with) any director, officer or employee of American or any of its Subsidiaries, other than the payment of benefits in the ordinary course of business consistent with past practice for officers or employees of similar seniority, (ii) materially increase the benefits payable under any existing severance, termination or change in control benefit policy or employment agreement, (iii) except with respect to any newly-hired employees on terms that are consistent with past practice for the applicable position, enter into any employment, severance, change in control, termination, deferred compensation or other similar agreement (or materially amend any such existing agreement) with any director, officer or employee of American or any of its Subsidiaries, (iv) establish, adopt, materially amend or terminate any material American Compensation and Benefit Plan, (v) materially increase the compensation, bonus or other benefits of, make any new awards under any American Compensation and Benefit Plan to, or pay any bonus to any director, officer, or employee of American or any of its Subsidiaries, except for increases, new awards or payments in the ordinary course of business consistent with past practice, (vi) take any action to accelerate the vesting or payment of any compensation or benefits under any American Compensation and Benefit

Plans, to the extent not already required in any such American Compensation and Benefit Plan, (vii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any American Compensation and Benefit Plan or materially change the manner in which contributions to such plans are made (notwithstanding any failure to make contributions during the pendency of the Cases and other than with respect to making all minimum required contributions (within the meaning of Section 303 of ERISA) as required under Section 4.10(a)) or the basis on which such contributions are determined, except as may be required by GAAP, or (viii) materially amend the terms of any outstanding equity-based award;

(p) decrease or defer in any material respect the level of training provided to the employees of American or any of its Subsidiaries or the level of costs expended in connection therewith;

(q) fail to keep in effect any governmental route authority in effect and used by any Subsidiary of American (the “American Routes”) as of the date of this Agreement, provided that the restrictions set forth in this Section 4.1(q) shall not apply to any such failure if such failure occurs in the ordinary course of business consistent with past practice;

(r) fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(s) take any action, or fail to take action, which action or failure could result in the loss of American Slots with an aggregate value in excess of $60,000,000;

(t) fail to notify US Airways in writing of any incidents or accidents occurring on or after the date hereof involving any property owned or operated by American that resulted or could reasonably be expected to result in damages or losses in excess of $140,000,000;

(u) fail to continue, in respect of all American Aircraft, all material maintenance programs consistent with past practice (except as required or permitted by applicable Law), including using reasonable best efforts to keep all such American Aircraft (except with respect to American Aircraft in storage) in such condition as may be necessary to enable the airworthiness certification of such American Aircraft under the Federal Aviation Act to be maintained in good standing at all times;

(v) knowingly take or permit any of its Subsidiaries to take any action or refrain from taking any action the result of which would be reasonably expected to result in any of the closing conditions set forth in Sections 5.1 and 5.2 not being satisfied; or

(w) agree, commit or seek Bankruptcy Court approval to do any of the foregoing.

4.2 US Airways Forbearances. US Airways covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time, except (A) as otherwise expressly required by this Agreement or applicable Laws, (B) as American may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (C) as set forth in Section 4.2 of the US Airways Disclosure Letter, (I) its business and that of its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of US Airways and its Subsidiaries and (II) without limiting the generality of the foregoing clause (I), and in furtherance thereof, US Airways will not and will not permit its Subsidiaries to:

(a) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments or amend any term of the shares of US Airways Common Stock;

(b) merge or consolidate US Airways or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of US Airways that are not obligors or guarantors of third-party indebtedness, or adopt a plan of liquidation;

(c) acquire or dispose of (including by way of sale-leaseback transactions, operating or capital leases or other similar transactions) any assets, properties, operations or businesses (including the purchase or sale of capital stock of any Person other than US Airways), or make any capital expenditures, except for (i) capital expenditures made pursuant to US Airways’ capital expenditure budget (excluding capital expenditures for aircraft, engines and pre-delivery deposits for aircraft and engines) for calendar year 2013 as set forth in Section 4.2(c)(i) of the US Airways Disclosure Letter, (ii) sale-leaseback transactions, operating or capital leases or similar transactions permitted under Section 4.2(i), (iii) acquisitions, dispositions or capital expenditures set forth in Section 4.2(c)(iii) of the US Airways Disclosure Letter, (iv) capital expenditures (including pre-delivery deposits) with respect to any aircraft and engines listed in Section 4.2(c)(iii) of the US Airways Disclosure Letter, (v)(A) acquisitions or dispositions of inventory, intangible assets (including Intellectual Property) and other assets (other than aircraft, engines, US Airways Slots and US Airways Routes), (B) acquisitions of US Airways Slots or US Airways Routes and (C) dispositions of aircraft or engines (excluding sale-leaseback transactions or similar transactions not permitted under Section 4.2(i)), in each case, in the ordinary course of business consistent with past practice, (vi) other acquisitions and dispositions of assets up to $65,000,000 in the aggregate (measured by the value of such assets), and (vii) other dispositions of assets, operations or businesses (including the sale of capital stock of any Person) undertaken in compliance with US Airways’ obligations under Section 4.7;

(d) other than (i) the issuance of shares of US Airways Common Stock prior to but not after the Share Determination Date, (ii) the grant of any US Airways Stock-Settled RSUs permitted under Section 4.2(o) prior to but not after the Share Determination Date, or (iii) the issuance of shares of US Airways Common Stock upon the exercise or vesting of US Airways Options, US Airways Stock-Settled SARs or US

Airways Stock-Settled RSUs or the conversion of the US Airways 7.25% Convertible Notes or the US Airways 7% Convertible Notes, all of which will be included in the calculation of US Airways Fully Diluted Shares, and except for the disposition of capital stock of any Person (other than US Airways) as permitted by Section 4.2(c), issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of US Airways or any its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of US Airways to US Airways or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e) create or incur any Lien material to US Airways or any of its Subsidiaries on any assets of US Airways or any of its Subsidiaries having a value in excess of $50,000,000, in the aggregate, other than (A) Liens for current Taxes or other governmental charges not yet due and payable or not yet delinquent or that are being contested in good faith for which appropriate reserves have been made under GAAP; (B) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of US Airways, or the validity or amount of which is being contested in good faith by appropriate proceedings; (C) Liens securing indebtedness or guarantees incurred in accordance with Section 4.2(i); and (D) other Liens that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of any US Airways Aircraft, US Airways Slots, US Airways Routes, or US Airways Real Property or the conduct of the business of US Airways and its Subsidiaries as presently conducted;

(f) except for the acquisition of capital stock of any Person (other than US Airways) as permitted by Section 4.2(c), make any loans, advances or capital contributions to or investments in any Person (other than US Airways or any direct or indirect wholly-owned Subsidiary of US Airways) in excess of $60,000,000 in the aggregate;

(g) declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on (i) any shares of US Airways Common Stock, or (ii) any shares of capital stock of any Subsidiary (other than wholly-owned Subsidiaries and pro rata dividends payable to holders of interests in non wholly-owned Subsidiaries);

(h) reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(i) incur any indebtedness or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of US Airways or any of its Subsidiaries, except for (i) indebtedness incurred in the ordinary course of business not to exceed $180,000,000 in the aggregate, (ii) guarantees by US Airways of indebtedness of wholly-owned Subsidiaries of US Airways or guarantees by Subsidiaries of indebtedness of US Airways, (iii) purchase or acquisition financing (including sale-leaseback transactions, operating or capital leases or similar transactions) with respect to any aircraft or engines listed in Section 4.2(c)(iii) of the US Airways Disclosure Letter, or (iv) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $180,000,000 of notional debt in the aggregate in addition to notional debt currently under swap or similar arrangements;

(j) (i) other than in the ordinary course of business, enter into any Contract that would have been a US Airways Material Contract, a US Airways Lease or a US Airways CBA had it been entered into prior to the date of this Agreement (other than as permitted by Section 4.2(c), (d), (e) or (i)) or (ii) enter into any Contract that (A) is a material co-branded credit card agreement or credit card processing agreement, (B) is a capacity purchase, regional carrier or similar agreement, (C) is any aircraft or engine purchase agreement (including related sale-leaseback transactions, operating or capital leases or similar transactions not otherwise permitted by Section 4.2(i)), (D) relates to or provides for a new, replacement or material enhancement of any reservation system, flight operating system, crew or maintenance system, frequent flyer system or other system, or materially increases US Airway’s financial or term commitment to any such system, or (E) is an information technology agreement, other than as described in Section 4.2(j)(ii)(D), with a term of over five years or that would reasonably be expected to require expenditures greater than $25,000,000 over its term;

(k) make any changes with respect to material accounting policies, except as required by changes in GAAP or by applicable Law or except as US Airways, after consultation with American and with US Airways’ independent auditors, determines in good faith is preferable;

(l) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity except for an amount to be paid by US Airways or any of its Subsidiaries (that is not reimbursed by a third-Person insurer) not in excess of $50,000,000 and which would not be reasonably likely to have a material adverse impact on the operations of US Airways or any of its Subsidiaries;

(m) (i) other than in connection with indebtedness incurred under Section 4.2(i) or other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under, any US Airways Material Contract, US Airways Lease or US Airways CBA or any Contract entered into in accordance with Section 4.2(j), (ii) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Contract that (A) is a material co-branded credit card or credit card processing agreement, (B) is a capacity purchase, regional carrier or similar agreement, (C) is any aircraft or engine purchase agreement (including related sale-leaseback transactions, operating or capital leases or similar transactions not otherwise permitted by Section 4.2(i)), (D) relates to any existing reservation system, flight operating system, crew or maintenance system, frequent flyer system or other system, which amendment or modification would replace or materially enhance such system or materially increase US Airway’s financial or term commitment to such system, or (E) is an information technology agreement, other than as described in Section 4.2(m)(ii)(D), with a term of over five years or that is reasonably expected to require expenditures greater than $25,000,000 over its term, or (iii) cancel, modify or waive any debts or claims held by it or waive any rights having in the aggregate a value in excess of $30,000,000;

(n) except as required by Law or by any currently effective Tax sharing agreement listed in Section 4.2(n) of the US Airways Disclosure Letter, amend any material Tax Return, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(o) except (A) in connection with the replacement or promotion of any existing employee (including any officer) on compensation terms that are consistent with past practice for the applicable position, (B) as required pursuant to existing written, binding agreements executed and delivered prior to the date of this Agreement that have been provided to American, (C) as contemplated by any US Airways Compensation and Benefit Plan as in effect as of the date of this Agreement or any US Airways CBA, or (D) as otherwise required by applicable Law, (i) other than with respect to any newly-hired employees on terms that are consistent with past practice for the applicable position, enter into any commitment to provide any severance, termination or change in control benefits to (or amend any existing arrangement with) any director, officer or employee of US Airways or any of its Subsidiaries, other than the payment of benefits in the ordinary course of business consistent with past practice for officers or employees of similar seniority, (ii) materially increase the benefits payable under any existing severance, termination or change in control benefit policy or employment agreement, (iii) except with respect to any newly-hired employees on terms that are consistent with past practice for the applicable position, enter into any employment, severance, change in control, termination, deferred compensation or other similar agreement (or materially amend any such existing agreement) with any director, officer or employee of US Airways or any of its Subsidiaries, (iv) establish, adopt, materially amend or terminate any material US Airways Compensation and Benefit Plan, (v) materially increase the compensation, bonus or other benefits of, make any new awards under any US Airways Compensation and Benefit Plan to, or pay any bonus to any director, officer, or employee of US Airways or any of its Subsidiaries, except for increases, new awards or payments in the ordinary course of business consistent with past practice, (vi) take any action to accelerate the vesting or payment of any compensation or benefits under any US Airways Compensation and Benefit Plans, to the extent not already required in any such US Airways Compensation and Benefit Plan, (vii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any US Airways Compensation and Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (viii) materially amend the terms of any outstanding equity-based award;

(p) decrease or defer in any material respect the level of training provided to the employees of US Airways or any of its Subsidiaries or the level of costs expended in connection therewith;

(q) fail to keep in effect any governmental route authority in effect and used by any Subsidiary of US Airways (the “US Airways Routes”) as of the date of this Agreement, provided that the restrictions set forth in this Section 4.2(q) shall not apply to any such failure if such failure occurs in the ordinary course of business consistent with past practice;

(r) fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(s) take any action, or fail to take action, which action or failure could result in the loss of US Airways Slots with an aggregate value in excess of $25,000,000;

(t) fail to notify American in writing of any incidents or accidents occurring on or after the date hereof involving any property owned or operated by US Airways that resulted or could reasonably be expected to result in damages or losses in excess of $60,000,000;

(u) fail to continue, in respect of all US Airways Aircraft, all material maintenance programs consistent with past practice (except as required or permitted by applicable Law), including using reasonable best efforts to keep all such US Airways Aircraft (except with respect to US Airways Aircraft in storage) in such condition as may be necessary to enable the airworthiness certification of such US Airways Aircraft under the Federal Aviation Act to be maintained in good standing at all times;

(v) knowingly take or permit any of its Subsidiaries to take any action or refrain from taking any action the result of which would be reasonably expected to result in any of the closing conditions set forth in Sections 5.1 and 5.3 not being satisfied; or

(w) agree or commit to do any of the foregoing.

4.3 American Acquisition Proposals.

(a) American agrees that, except for the sale of any assets, operations, business or capital stock of any Person permitted by Section 4.1, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall not authorize or permit its and its Subsidiaries’ directors, officers, employees, agents and representatives, including any investment bankers, attorneys or accountants (collectively, “Representatives”) retained by it or any of its Subsidiaries, to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to (1) any merger, consolidation or similar transaction (other than the Merger) pursuant to which any third Person or group of Persons party thereto, or the stockholders of such third Person or Persons, would become the beneficial owner of 10% or more of the outstanding shares of common stock or the outstanding voting power of American, American Airlines, Inc., AMR Eagle Holding Corporation or American Eagle Airlines, Inc. (as reorganized pursuant to the Bankruptcy Code or prior to such reorganization if acquired to influence acceptance or rejection of the Plan, the management or control of American and its Subsidiaries or the reorganization of the Debtors), or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof, (2) any purchase of 10% or more of the equity securities or other ownership interests in American, American Airlines, Inc., AMR Eagle Holding Corporation or American Eagle Airlines, Inc. (as reorganized pursuant to the Bankruptcy Code or prior to such reorganization if acquired to influence acceptance or rejection of the Plan, the management or control of American and its Subsidiaries or the reorganization of the Debtors), (3) any purchase of 10% or more of the consolidated assets of American and its Subsidiaries taken as a whole, (4) any purchase of outstanding claims in an amount that would entitle the purchaser of such claims to 10% or more of the equity securities or other ownership interests in American or American Airlines, Inc. (as reorganized pursuant to the Bankruptcy Code), or (5) any plan of reorganization of any Debtor other than the Plan (any such inquiry, proposal or offer being hereinafter referred to as an “American Acquisition Proposal”). For the avoidance of doubt, except as provided above, any inquiry, proposal or offer to purchase outstanding American Common Stock during the Cases shall not constitute an American Acquisition Proposal. American further agrees that, except as permitted by this Section 4.3(a), neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) provide any confidential information or data to, or engage in any discussions or negotiations with, any Person relating to an American Acquisition Proposal, (ii) seek authority from the Bankruptcy Court to enter into (or not prosecute in good faith an objection to efforts by any other Person to have American enter into), or enter into, a letter of intent or other agreement or arrangement with respect to any American Acquisition Proposal, or (iii) otherwise knowingly encourage or facilitate any effort or attempt by any Person other than US Airways to make or implement an American Acquisition Proposal. In addition, except as permitted by this Section 4.3(a), from the date hereof to the earlier to occur of the termination of this Agreement in accordance with its terms or the Effective Time, neither American nor the Board of Directors of American nor any committee thereof shall: (i) withdraw or modify in a manner adverse to US Airways the American Directors’ Recommendation; (ii) recommend any American Acquisition Proposal; (iii) fail to include the American Directors’ Recommendation in the approved Disclosure Statement; or (iv) take, resolve to take, or permit American or any of its Subsidiaries or Representatives to take, any action described in clauses (i), (ii) or (iii) of this sentence (each of the foregoing actions described in clauses (i) through (iv) being referred to as an “American Change in Recommendation”).

Notwithstanding the foregoing provisions of this Section 4.3(a), nothing contained in this Agreement shall prevent American or any of its Subsidiaries or Representatives, or its Board of Directors or any committee thereof from:

(i) complying with its disclosure obligations under applicable Law (including under Sections 14d-9 and 14e-2 of the Exchange Act) with regard to an

American Acquisition Proposal; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an American Change in Recommendation unless the American Board of Directors publicly reaffirms the American Directors’ Recommendation in such disclosure;

(ii) at any time prior to, but not after, the entry of the Confirmation Order by the Bankruptcy Court:

(A) providing information in response to a request therefor by the Person who has made an unsolicited bona fide written American Acquisition Proposal;

(B) engaging in any discussions or negotiations with any Person who has made an unsolicited bona fide written American Acquisition Proposal (provided, that representatives of the legal and financial advisors retained by the Creditors’ Committee in the Cases (the “UCC’s Advisors”) shall have the right to participate in any such discussions and negotiations to the same extent permitted under the Joint Exploration Protocol Agreement, dated May 1, 2012, as amended, and the Joint Exploration Protocol Side Letter Agreement, dated July 19, 2012, as amended, between American and the Creditors’ Committee (to the extent such agreements are then in effect)); or

(C) making an American Change in Recommendation (provided, that prior to making any such American Change in Recommendation, American shall have consulted with the UCC’s Advisors);

provided, that (w) in each such case referred to in clause (A) or (B) above, (1) American has not breached its obligations under this Section 4.3(a) in connection with the receipt of an unsolicited bona fide written American Acquisition Proposal, (2) American receives from such Person an executed confidentiality agreement (excluding standstill provisions) containing customary terms that are no less favorable in any material respect to American than those contained in the US Airways NDA, (3) the Board of Directors of American reasonably determines that such American Acquisition Proposal constitutes or is reasonably likely to lead to an American Superior Proposal (without having to take the actions referred to in clause (z) below) and (4) the Board of Directors of American reasonably determines, after consultation with its outside legal counsel, that, in light of such American Acquisition Proposal, a failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stakeholders of the Debtors under applicable Law; (x) in the case referred to in clause (C) above, if such American Change in Recommendation does not relate to an American Acquisition Proposal, the Board of Directors of American determines in good faith, after consultation with its outside legal counsel, that a failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stakeholders of the Debtors under applicable Law, taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 4.3(c); (y) in the case referred to in clause (C) above, if such American Change in Recommendation relates to an American Acquisition Proposal,

(1) American has not breached its obligations under this Section 4.3(a) in connection with the receipt of an unsolicited bona fide written American Acquisition Proposal, (2) the Board of Directors of American determines in good faith, after consultation with its financial advisor and outside counsel, taking into account all relevant factors, including legal, financial and regulatory aspects of the proposal, the likelihood of obtaining financing, the likelihood of consummation and the Person making the proposal, that such American Acquisition Proposal is the highest or otherwise best offer available to the stakeholders of the Debtors (to whom fiduciary duties are owed by the Board of Directors of American) as compared to the transactions contemplated by this Agreement and the Plan and (3) the Board of Directors of American determines in good faith, after consultation with its outside legal counsel, that a failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stakeholders of the Debtors under applicable Law, taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 4.3(c); and (z) in the case referred to in clause (C) above, US Airways shall have had written notice of American’s intention to take the action referred to in clause (C) (a “Notice of American Change in Recommendation”) at least five (5) business days prior to the taking of such action by American and American shall have complied with the provisions of Section 4.3(c);

provided, further, that any American Acquisition Proposal referred to in clause (y) above must involve (A) a merger, consolidation or similar transaction pursuant to which any Person or the stockholders of such Person would become the beneficial owners of at least 30% of the outstanding shares of common stock or the outstanding voting power of American or American Airlines, Inc. (as reorganized pursuant to the Bankruptcy Code) or, if applicable, any surviving entity (if neither American or American Airlines, Inc. is the surviving entity) resulting from any such transaction, immediately upon consummation thereof, (B) the acquisition of at least 30% of the equity securities or other ownership interests in American or American Airlines, Inc. (as reorganized pursuant to the Bankruptcy Code) by any Person or group of Persons, or (C) the acquisition of at least 30% of the consolidated assets of American and its Subsidiaries, taken as a whole, in each case, by a Person other than (1) US Airways or its Subsidiaries or (2) the Debtors or their Subsidiaries (any such American Acquisition Proposal being referred to in this Agreement as an “American Superior Proposal”).

Notwithstanding the foregoing, in no event shall a Standalone Plan or any plan of reorganization that is substantially equivalent to a Standalone Plan be deemed an American Superior Proposal.

(b) American agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than US Airways with respect to any American Acquisition Proposal. American will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an American Acquisition Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of American or any of its Subsidiaries. American agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 4.3. American agrees that any action inconsistent with the restrictions set forth in this Section 4.3 taken by any Representative of American or any of its Subsidiaries will be deemed to be a breach of this Section 4.3 by American (and any willful action or failure to take an action by any of American’s Subsidiaries or any of American’s or its Subsidiaries’ respective Representatives at the direction or request of, or with the consent or approval of, American and with the actual knowledge of an officer of American (who is a knowledge party within the meaning of “American’s Knowledge”) that the action so taken or omitted to be taken would constitute a material breach of this Section 4.3 will be deemed to be a Deliberate Material Breach of this Section 4.3 by American).

(c) American agrees that it will notify US Airways (and the UCC’s Legal Advisor) as promptly as practicable (and, in any event, within 24 hours) if any inquiries, proposals or offers with respect to any American Acquisition Proposal or potential American Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep US Airways (and the UCC’s Advisors) informed, on a current basis, on the status and terms of any such proposal or offer and the status of any such discussions or negotiations. American agrees that (i) during the five (5) business day period following a Notice of American Change in Recommendation and prior to making an American Change in Recommendation, if requested by US Airways, American and its Representatives (in consultation with the UCC’s Advisors) shall negotiate in good faith with US Airways and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by US Airways and (ii) American may make an American Change in Recommendation only if the facts and circumstances that are the basis for such American Change in Recommendation continue to necessitate an American Change in Recommendation in light of any revisions to the terms of the transaction contemplated by this Agreement to which US Airways shall have agreed in writing prior to the expiration of such five (5) business day period. American agrees that it will deliver to US Airways (and the UCC’s Legal Advisor) a new Notice of American Change in Recommendation with respect to each American Acquisition Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such American Acquisition Proposal to the stakeholders of the Debtors and that a new five (5) business day period shall commence, for purposes of this Section 4.3(c), with respect to each such materially revised or modified American Acquisition Proposal from the time US Airways receives a Notice of American Change in Recommendation with respect thereto. American also agrees to provide any information to US Airways (and the UCC’s Advisors) that it is providing to another Person pursuant to this Section 4.3 prior to or substantially contemporaneous with the time it provides it to such other Person unless American has already provided such information to US Airways or it is advised by outside legal counsel that doing so would violate applicable Law.

(d) Subject to the termination of this Agreement in accordance with its terms, American agrees that its obligations pursuant to Sections 4.7(a) and 4.20 shall not be affected by the commencement, public proposal, public disclosure or communication to American or the other Debtors or their stakeholders of any American Acquisition Proposal, by any consideration of or agreement with respect to an American Acquisition Proposal or by any change or proposed change to the American Directors’ Recommendation (whether or not permitted by the terms of this Agreement).

4.4 US Airways Acquisition Proposals.

(a) US Airways agrees that, except for the sale of any assets, operations, business or capital stock of any Person permitted by Section 4.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall not authorize or permit its and its Subsidiaries’ Representatives retained by it or any of its Subsidiaries, to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to (1) any merger, consolidation or similar transaction (other than the Merger) pursuant to which any third Person or group of Persons party thereto, or the stockholders of such third Person or Persons, would become the beneficial owner of 10% or more of the outstanding shares of common stock or the outstanding voting power of US Airways or US Airways, Inc., or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof, (2) any purchase of 10% or more of the equity securities or other ownership interests in US Airways or US Airways, Inc. (other than a public offering of equity securities registered pursuant to the Securities Act) or (3) any purchase of 10% or more of the consolidated assets of US Airways and its Subsidiaries taken as a whole (any such inquiry, proposal or offer being hereinafter referred to as a “US Airways Acquisition Proposal”). US Airways further agrees that, except as permitted by this Section 4.4(a), neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) provide any confidential information or data to, or engage in any discussions or negotiations with, any Person relating to a US Airways Acquisition Proposal, (ii) enter into a letter of intent or other agreement or arrangement with respect to any US Airways Acquisition Proposal, or (iii) otherwise knowingly encourage or facilitate any effort or attempt by any Person other than American to make or implement a US Airways Acquisition Proposal. In addition, except as permitted by this Section 4.4(a), from the date hereof to the earlier to occur of the termination of this Agreement in accordance with its terms or the Effective Time, neither US Airways nor the Board of Directors of US Airways nor any committee thereof shall: (i) withdraw or modify in any manner adverse to American or Merger Sub the US Airways Directors’ Recommendation; (ii) recommend any US Airways Acquisition Proposal; (iii) fail to include the US Airways Directors’ Recommendation in the Prospectus / Proxy Statement; or (iv) take, resolve to take, or permit US Airways or any of its Subsidiaries or Representatives to take, any action described in clauses (i), (ii) or (iii) of this sentence (each of the foregoing actions described in clauses (i) through (iv) being referred to as a “US Airways Change in Recommendation”).

Notwithstanding the foregoing provisions of this Section 4.4(a), nothing contained in this Agreement shall prevent US Airways or any of its Subsidiaries or Representatives, or its Board of Directors or any committee thereof from:

(i) complying with its disclosure obligations under applicable Law (including under Sections 14d-9 and 14e-2 of the Exchange Act) with regard to a US Airways Acquisition Proposal; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be US Airways Change in Recommendation unless the US Airways Board of Directors publicly reaffirms the US Airways Directors’ Recommendation in such disclosure;

(ii) at any time prior to, but not after, the receipt of the Stockholder Approval:

(A) providing information in response to a request therefor by the Person who has made an unsolicited bona fide written US Airways Acquisition Proposal;

(B) engaging in any discussions or negotiations with any Person who has made an unsolicited bona fide written US Airways Acquisition Proposal; or

(C) making a US Airways Change in Recommendation;

provided that, (w) in each such case referred to in clause (A) or (B) above, (1) US Airways has not breached its obligations under this Section 4.4(a) in connection with the receipt of an unsolicited bona fide written US Airways Acquisition Proposal, (2) US Airways receives from such Person an executed confidentiality agreement (excluding standstill provisions) containing customary terms that are no less favorable in any material respect to US Airways than those contained in the American NDA, (3) the Board of Directors of US Airways reasonably determines that such US Airways Acquisition Proposal constitutes or is reasonably likely to lead to a US Airways Superior Proposal (without having to take the actions referred to in clause (z) below) and (4) the Board of Directors of US Airways reasonably determines, after consultation with its outside legal counsel, that, in light of such US Airways Acquisition Proposal, a failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of US Airways under applicable Law; (x) in the case referred to in clause (C) above, if such US Airways Change in Recommendation does not relate to a US Airways Acquisition Proposal, the Board of Directors of US Airways determines in good faith, after consultation with its outside legal counsel, that a failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of US Airways under applicable Law, taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 4.4(c); (y) in the case referred to in clause (C) above, if such US Airways Change in Recommendation relates to a US Airways Acquisition Proposal, (1) US Airways has not breached its obligations under this Section 4.4(a) in connection with the receipt of an unsolicited bona fide written US Airways Acquisition Proposal, (2) the Board of Directors of US Airways determines in good faith, after consultation with its financial advisor and outside counsel, taking into account all relevant factors, including legal, financial and regulatory aspects of the proposal, the likelihood of obtaining financing, the likelihood of consummation and the

Person making the proposal, that such US Airways Acquisition Proposal is more favorable, from a financial point of view, to US Airways’ stockholders than the transactions contemplated by this Agreement and (3) the Board of Directors of US Airways determines in good faith, after consultation with its outside legal counsel, that a failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of US Airways under applicable Law, taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 4.4(c); and (z) in the case referred to in clause (C) above, American shall have had written notice of US Airways’ intention to take the action referred to in clause (C) (a “Notice of US Airways Change in Recommendation”) at least five (5) business days prior to the taking of such action by US Airways and US Airways shall have complied with the provisions of Section 4.4(c);

provided, further, that any US Airways Acquisition Proposal referred to in clause (y) above must involve (A) a merger, consolidation or similar transaction pursuant to which any Person or the stockholders of such Person would become the beneficial owner of at least 30% of the outstanding shares of common stock or the outstanding voting power of US Airways or US Airways, Inc., or, if applicable, any surviving entity (if neither US Airways or US Airways, Inc. is the surviving entity) resulting from any such transaction, immediately upon consummation thereof, (B) the acquisition of at least 30% of the equity securities or other ownership interests in US Airways or US Airways, Inc., or (C) the acquisition of at least 30% of the consolidated assets of US Airways and its Subsidiaries, taken as a whole, in each case, by a Person other than (1) American or its Subsidiaries or (2) US Airways or its Subsidiaries (any such US Airways Acquisition Proposal being referred to in this Agreement as a “US Airways Superior Proposal”).

(b) US Airways agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than American with respect to any US Airways Acquisition Proposal. US Airways will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a US Airways Acquisition Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of US Airways or any of its Subsidiaries. US Airways agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 4.4. US Airways agrees that any action inconsistent with the restrictions set forth in this Section 4.4 taken by any Representative of US Airways or any of its Subsidiaries will be deemed to be a breach of this Section 4.4 by US Airways (and any willful action or failure to take an action by any of US Airways’ Subsidiaries or any of US Airways’ or its Subsidiaries’ respective Representatives at the direction or request of, or with the consent or approval of, US Airways and with the actual knowledge of an officer of US Airways (who is a knowledge party within the meaning of “US Airways’ Knowledge”) that the action so taken or omitted to be taken would constitute a material breach of this Section 4.4 will be deemed to be a Deliberate Material Breach of this Section 4.4 by US Airways).

(c) US Airways agrees that it will notify American as promptly as practicable (and, in any event, within 24 hours) if any inquiries, proposals or offers with respect to any US Airways Acquisition Proposal or potential US Airways Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep American informed, on a current basis, on the status and terms of any such proposal or offer and the status of any such discussions or negotiations. US Airways agrees that (i) during the five (5) business day period following a Notice of US Airways Change in Recommendation and prior to making a US Airways Change in Recommendation, if requested by American, US Airways and its Representatives shall negotiate in good faith with American and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by American and (ii) US Airways may make a US Airways Change in Recommendation only if the facts and circumstances that are the basis for such US Airways Change in Recommendation continue to necessitate a US Airways Change in Recommendation in light of any revisions to the terms of the transaction contemplated by this Agreement to which American shall have agreed in writing prior to the expiration of such five (5) business day period. US Airways agrees that it will deliver to American a new Notice of US Airways Change in Recommendation with respect to each US Airways Acquisition Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such US Airways Acquisition Proposal to the stockholders of US Airways and that a new five (5) business day period shall commence, for purposes of this Section 4.4(c), with respect to each such materially revised or modified US Airways Acquisition Proposal from the time American receives a Notice of US Airways Change in Recommendation with respect thereto. US Airways also agrees to provide any information to American that it is providing to another Person pursuant to this Section 4.4 prior to or substantially contemporaneous with the time it provides it to such other Person unless US Airways has already provided such information to American or it is advised by outside legal counsel that doing so would violate applicable Law.

(d) Subject to the termination of this Agreement in accordance with its terms, US Airways agrees that its obligations pursuant to Sections 4.6 and 4.7(a) shall not be affected by the commencement, public proposal, public disclosure or communication to US Airways or its stockholders of any US Airways Acquisition Proposal, by any consideration of or agreement with respect to a US Airways Acquisition Proposal, or by any change or proposed change to the US Airways Directors’ Recommendation (whether or not permitted by the terms of this Agreement).

4.5 Information Supplied. Each of American and US Airways agrees that the information supplied or to be supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4, and any amendment or supplement thereto, will not, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Prospectus / Proxy Statement, and any amendment or supplement thereto, will not, at the date of mailing to stockholders of US Airways and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. American and US Airways will cause the Form S-4 and the Prospectus / Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

4.6 Stockholders Meeting. US Airways shall take, in accordance with applicable Law and its certificate of incorporation and by-laws, all lawful and reasonable action necessary to call, give notice of, convene and hold a meeting of holders of shares of US Airways Common Stock (the “Stockholders Meeting”), which may be the US Airways annual meeting of stockholders, as promptly as practicable after the date of this Agreement, and in any event will use its reasonable best efforts to convene the Stockholders Meeting not more than 45 days after the later of (x) the date the Form S-4 is declared effective or (y) the date on which the Disclosure Statement Order is entered by the Bankruptcy Court, to (a) consider and approve the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of US Airways Common Stock at the Stockholders Meeting (the “Stockholder Approval”) and (b) consider and approve a non-binding, advisory vote on the compensation payable, in connection with the Merger, to each US Airways “named executive officer” (as determined in accordance with Item 402(t) of Regulation S-K) pursuant to arrangements entered into with US Airways. Subject to Section 4.4, the Board of Directors of US Airways shall make the US Airways Directors’ Recommendation, the US Airways Directors’ Recommendation shall be included in the Prospectus / Proxy Statement and the Board of Directors of US Airways shall take all lawful and reasonable action to obtain the Stockholder Approval.

4.7 Filings; Other Actions; Notification.

(a) American and US Airways shall promptly after the date of this Agreement prepare, and American shall use its reasonable best efforts to file with the SEC as promptly as practicable thereafter, a registration statement on Form S-4 in connection with the issuance of shares of Newco Common Stock to stockholders of US Airways (the “Form S-4”), which Form S-4 will include a prospectus and a proxy statement in connection with the Stockholders Meeting (the “Prospectus / Proxy Statement”). Each of American and US Airways, in consultation with the other and, in the case of American, in consultation with the UCC’s Advisors, shall use its reasonable best efforts to (i) respond to any comments on the Form S-4 or the Prospectus / Proxy Statement or requests for additional information from the SEC as soon as reasonably practicable after receipt of any such comments or requests and (ii) have the Form S-4 declared effective under the Securities Act by the date that is 120 days after the date of this Agreement, and US Airways shall use its reasonable best efforts to promptly thereafter mail the Prospectus / Proxy Statement to the holders of shares of US Airways Common Stock. The Form S-4, and any proposed modifications, amendments, supplements, exhibits and other similar documents (collectively, the “Form S-4 Documents”), shall be provided to US Airways and the UCC’s Advisors prior to being filed with the SEC and shall be in form and substance reasonably acceptable to US Airways (such acceptance not to be unreasonably delayed, conditioned or withheld). The Prospectus / Proxy Statement, and any proposed modifications, amendments, supplements, exhibits and other similar documents (collectively, the “Proxy Statement

Documents”), shall be provided to American prior to being mailed to the stockholders of US Airways and shall be in form and substance reasonably acceptable to American (such acceptance not to be unreasonably delayed, conditioned or withheld). Prior to the date the Prospectus / Proxy Statement is initially mailed to US Airways stockholders, American, US Airways and Merger Sub shall cooperate in good faith to approve a certificate or certificates of designation to the Newco Charter as reasonably necessary to create the Newco Mandatorily Convertible Preferred Stock, which certificate or certificates of designation shall be reasonably acceptable to each of American and US Airways.

(b) American and US Airways shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws (i) to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any required filings under the EU Merger Regulation) and (ii) to obtain as promptly as practicable all material consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. For the avoidance of doubt, American and US Airways agree that obligations relating to “reasonable best efforts” and “as soon as practicable” in the preceding sentence shall, among other things, mean, with respect to filing of the notification and required form under the HSR Act made by the parties prior to the date of this Agreement, using reasonable best efforts to be prepared to complete a certification of compliance with any request for additional information issued by the Department of Justice or Federal Trade Commission in connection with the transactions contemplated by this Agreement (“Second Request”) no later than 60 days following the issuance of such Second Request. Subject to applicable Laws relating to the exchange of information, American and US Airways shall permit the other party to review, in advance, any written communication given by it to, and to the extent practicable consult with each other in advance of any meeting or conference with, any Governmental Entity in connection with the Merger and other transactions contemplated by this Agreement. To the extent permitted by Law, each party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include Representatives of American and US Airways. In exercising the foregoing rights, each of American and US Airways shall act reasonably and as promptly as practicable.

(c) To the extent permitted by applicable Laws, American and US Airways each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4, the Prospectus / Proxy Statement or any other statement, filing, notice or application made by or on behalf of American, US Airways or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Subject to applicable Laws and the instructions of any Governmental Entity, American and US Airways each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by American or US Airways, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. American shall give prompt notice to US Airways of any change, fact or condition which, to American’s Knowledge, is reasonably expected to result in an American Material Adverse Effect or of any failure of any condition to US Airways’ obligations to effect the Merger. US Airways shall give prompt notice to American of any change, fact or condition which, to US Airways’ Knowledge, is reasonably expected to result in a US Airways Material Adverse Effect or of any failure of any condition to American’s obligations to effect the Merger. Notwithstanding the above, the delivery of any notice pursuant to this Section 4.7(d) will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

(e) American’s and US Airways’ obligations under this Section 4.7 shall include the obligation to cooperate with each other and use (and cause their respective Subsidiaries to use) their respective reasonable best efforts to defend any lawsuits or legal proceedings, whether judicial or administrative, or any actions by a Governmental Entity, challenging the consummation of the Merger or the other transactions contemplated hereby, including using reasonable best efforts to seek to have any stay or other injunctive relief which would prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement entered by any court or other Governmental Entity reversed on appeal or vacated. For purposes of this Section 4.7, “reasonable best efforts” shall include each of American’s and US Airways’ agreement to, (i) sell, hold separate or otherwise dispose of its assets or the assets of its Subsidiaries or conduct its business in a specified manner or (ii) permit its assets or the assets of its Subsidiaries to be sold, held separate or disposed of or permit its business to be conducted in a specified manner; provided, however, that nothing in this Agreement will require, or be deemed to require, American or US Airways to agree to or effect any divestiture or take any other action (x) if doing so would, individually or in the aggregate, reasonably be expected to result in a Newco Material Adverse Effect, (y) if any such sale, holding separate or other disposition of assets or conduct of business in a specified manner would be required to be effected prior to the occurrence of the Effective Time or (z) in the case of American, that is not permitted by the Bankruptcy Court; provided that American has used its reasonable best efforts to, and taken all action reasonably necessary to, promptly obtain permission to take such action from the Bankruptcy Court. “Newco Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities, business, prospects, consolidated business plan or results of operations of Newco and its Subsidiaries taken as a whole.

(f) Each party shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against such party and/or its directors relating to the Merger and the other transactions contemplated by this Agreement. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or other authority over the litigation of any settlement thereof.

(g) The provisions contained in this Section 4.7 shall not apply with respect to any filings, motions, orders, authorizations, notices, communications or other interactions of the Debtors with the Bankruptcy Court, which matters are exclusively governed by Section 4.20.

4.8 Access and Reports. Subject to applicable Law and that certain Agreed Information Exchange Protocol, dated October 25, 2012, among American and certain of its Representatives, US Airways and certain of its Representatives and certain advisors to the Creditors’ Committee, upon reasonable notice, each party shall (and shall cause its Subsidiaries and Representatives to) afford the other party and its officers and other authorized Representatives (including environmental consultants) reasonable access, during normal business hours throughout the period prior to the Effective Time, to (a) such party’s properties, books, contracts and records and, during such period, such party shall (and shall cause its Subsidiaries and Representatives to) furnish promptly to the other party and its authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested (subject to applicable confidentiality restrictions and provided that neither party shall be required to furnish any information that would be materially harmful to such party’s competitive position) and (b) such party’s and its Subsidiaries’ Representatives to discuss any information furnished by or on behalf of such party and to discuss such party’s and its Subsidiaries’ businesses, affairs, finances and accounts.

4.9 Publicity. The initial press release disclosing this Agreement shall be a joint press release and thereafter American and US Airways each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger, the Plan and the other transactions contemplated by this Agreement and prior to making any substantive filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Governmental Entity (and, subject to Sections 4.3 and 4.4, respectively, other than such party’s actions in respect of an American Acquisition Proposal or a US Airways Acquisition Proposal, as applicable).

4.10 Employee Matters.

(a) Prior to the Closing, US Airways shall use best efforts to cause each employee of US Airways that is party to an Executive Change in Control Agreement to waive his or her rights under such agreement to accelerated vesting of US Airways Options, US Airways Equity Awards, US Airways Cash-Settled RSUs and/or US Airways Cash-Settled SARs, in each case, solely as a result of the consummation of the Merger.

(b) Prior to the Closing, American and/or its Subsidiaries shall make all minimum required contributions (within the meaning of Section 303 of ERISA) to each American Compensation and Benefit Plan that are required to have been made and were not made prior to the effective time of the Plan.

(c) Prior to the Closing, American shall adopt and approve, to be effective as of the Effective Time, a Newco 2013 Incentive Award Plan, which shall be substantially in the form of the US Airways Group, Inc. 2011 Incentive Award Plan except that references to US Airways Group, Inc. shall be revised to reflect Newco and the aggregate number of shares of Newco Common Stock reserved for issuance pursuant to the Newco 2013 Incentive Award Plan shall be equal to 40,000,000 shares of Newco Common Stock (the “Newco 2013 Incentive Award Plan”).

(d) American shall, or shall cause its Subsidiaries to, adopt or otherwise put into effect (i) prior to the Closing, the Ordinary Course Changes as defined in and set forth in Section 4.1(o) of the American Disclosure Letter and (ii) promptly after the Merger Support Order is entered by the Bankruptcy Court, the Employee Protection Arrangements as defined in and set forth in Section 4.1(o) of the American Disclosure Letter (including but not limited to granting under the Newco 2013 Incentive Award Plan, the alignment equity and long term incentive awards in the amounts and upon the terms and conditions set forth in Section 4.1(o) of the American Disclosure Letter, which awards shall be effective as of the Effective Time).

(e) Each employee of US Airways, American or any of their respective Subsidiaries as of the Closing (including any employee who is full-time, part-time, temporary, on vacation or on a medical or disability or any other paid or unpaid approved leave of absence) who continues employment with Newco or the Surviving Corporation following the Closing Date (each, a “Continuing Employee”) who is not represented by a labor union and/or whose employment is not covered by a collective bargaining agreement (collectively, the “Non-Union Continuing Employees”) shall continue to receive, during the one (1)-year period beginning on the Closing Date, base salary or wages that are no less favorable than the base salary or wages received by such Non-Union Continuing Employee immediately prior to the Closing Date. During the two (2)-year period beginning on the Closing Date, each Non-Union Continuing Employee shall be entitled to receive severance pay and benefits that are not less favorable than the severance pay and benefits such Non-Union Continuing Employee would have received under the applicable American Compensation and Benefit Plans in effect immediately prior to the Closing Date, including as amended or supplemented in accordance with Section 4.1(o) of the American Disclosure Letter, or any US Airways Compensation and Benefit Plans in effect immediately prior to the Closing Date, including as amended or supplemented in accordance with Section 4.2(o) of the US Airways Disclosure Letter. The employment terms and conditions of each Continuing Employee who is not a Non-Union Continuing Employee shall be governed by the applicable labor union agreement and/or collective bargaining agreement.

(f) To the extent permitted by applicable Laws, Newco shall credit, or shall cause the Surviving Corporation and its Subsidiaries to credit, each Non-Union Continuing Employee with his or her years of service with US Airways, American, or any of their respective Subsidiaries and predecessor entities, under any employee benefit plans, programs and arrangements in which such Non-Union Continuing Employee participates following the Closing (the “Post-Closing Plans”), to the same extent as such Non-Union Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar US Airways Compensation and Benefit Plan or American Compensation and Benefit Plan, for purposes of eligibility, vesting and, to the extent applicable, calculation of the amount of vacation, travel and/or severance benefits. Notwithstanding the foregoing, no service prior to the Closing Date shall be credited for the purpose of benefit accrual or eligibility for any defined benefit pension plan, early retirement benefits or subsidies under any defined benefit pension plan, nor for purposes of eligibility under any retiree medical plan, except to the extent required by applicable Laws (and then only to the extent crediting such service would not result in the duplication of benefits).

(g) In addition, and without limiting the generality of Section 4.10(f), this Section 4.10(g) or any other provisions herein, (i) for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical, vision and/or other health benefits to any Non-Union Continuing Employee and his or her dependents, Newco shall, or shall cause the Surviving Corporation and its Subsidiaries to, cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Non-Union Continuing Employee and his or her covered dependents, to the extent any such pre-existing condition exclusions or actively-at-work requirements were waived or were inapplicable under the comparable US Airways Compensation and Benefit Plan or American Compensation and Benefit Plan and (ii) the Post-Closing Plans shall not deny Non-Union Continuing Employees coverage on the basis of pre-existing conditions and shall credit such Non-Union Continuing Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Post-Closing Plans.

(h) On the date the employment of any Non-Union Continuing Employee is transferred to Newco or a different Subsidiary of Newco, the accrued and unused vacation and any positive account balance under any medical or dependent care expense reimbursement account of such Non-Union Continuing Employee shall be transferred to such new employer, and such new employer shall be responsible for such obligations at or after the date of such transfer, except in the case of a transfer of such expense reimbursement account balances to a new employer that does not maintain any dependent care or medical expense reimbursement account plan. Each Non-Union Continuing Employee also shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable FSA Plan.

(i) Notwithstanding anything in Section 4.10(e) to the contrary, Newco shall, or shall cause the Surviving Corporation and its Subsidiaries to, explicitly assume and hereby agree to perform, or to cause to be performed, the obligations of US Airways or its Subsidiaries under those plans and agreements set forth on Section 4.10(i) of the US Airways Disclosure Letter (which provide severance payments and/or benefits applicable to Non-Union Continuing Employees).

(j) Without limiting the generality of the foregoing, each Non-Union Continuing Employee who satisfies the eligibility requirements of a US Airways Compensation and Benefit Plan or an American Compensation and Benefit Plan that is a 401(k) plan shall be eligible to participate in a 401(k) plan maintained by Newco or the Surviving Corporation following the Closing (each, a “Post-Closing 401(k) Plan”) and shall be credited with eligibility service and vesting service for all periods of service with US Airways and American, and their respective Subsidiaries to the extent so credited with such service under the applicable 401(k) plan as of the Closing Date. Additionally, in the event Newco or any of its Subsidiaries terminates a 401(k) plan after the Closing Date, each Non-Union Continuing Employee who participates in such plan shall, following such termination, become eligible to participate in a Post-Closing 401(k) Plan for purposes of making rollover contributions and, at his or her election, be entitled to roll over his or her outstanding participant loan and related promissory note under the terminated 401(k) plan. During the period commencing on the date of such termination and ending at the time of the rollover of such loan and related promissory notes and related account balances, such loans shall continue to be maintained under the applicable 401(k) plan, and Newco shall, or shall cause the Surviving Corporation to, make payroll deductions in respect of required payments under any such loan and timely remit such amounts to the applicable 401(k) plan as payments on such loan. During such period, provided that the participant continues to make all required installment payments with respect to such loan, such loan shall not be placed in default, and Newco (or the Surviving Corporation) and the US Airways or one of its Subsidiaries shall take all necessary action to cause such loan not to be placed in default.

(k) Except as otherwise required under applicable Laws or to the extent expressly set forth in a binding written agreement with Newco, the Surviving Corporation or any of their respective Subsidiaries, Non-Union Continuing Employees shall be considered to be employed “at will” and nothing shall be construed to limit the ability of Newco, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any such employee at any time, subject to any applicable severance and related benefits (including any governmental or statutory severance).

(l) Notwithstanding the foregoing, with respect to any Continuing Employee who is located in a jurisdiction where local employment Laws provide for an automatic transfer of employees upon transfer of a business as a going concern and such transfer occurs by operation of Law (the “Automatic Transferred Employees”), in the event that the applicable Laws of any country require Newco, the Surviving Corporation or any of its Subsidiaries (i) to maintain Terms and Conditions of Employment with respect to any Automatic Transferred Employee following the Closing or (ii) to continue or cause to be continued any employment contract of any Automatic Transferred Employee, Newco shall cause the entity that employs such Automatic Transferred Employee following the Closing to comply with such requirements to the extent required by such applicable Laws; provided, however, that nothing in this Section 4.10(l) shall prevent Newco or the Surviving Corporation from terminating the employment of any Automatic Transferred Employee after the Closing (for which Newco and its Subsidiaries shall be responsible for any costs or liabilities) or otherwise modifying the Terms and Conditions of Employment of any Automatic Transferred Employee to the extent permitted by Law or otherwise agreed with applicable employee(s) or representative(s) thereof. “Terms and Conditions of Employment” shall mean the rights of Automatic Transferred Employees according to their individual terms and conditions of employment with US Airways or its Subsidiaries immediately prior to the Closing and, where applicable, under company or shop agreements, and any arrangements based on works customs and unilateral undertakings, if and to the extent they provide to an Automatic Transferred Employee direct and enforceable causes of action against the employer.

(m) Newco shall take, and may cause any of its Subsidiaries to take, any and all actions necessary or appropriate (including to the extent necessary under the plan) to, as of the Effective Time, (i) assume and adopt each US Airways Compensation and Benefit Plan and each American Compensation and Benefit Plan (including all matters set forth in this Section 4.10 and Section 4.1(o) of the American Disclosure Letter, but excluding any prepetition equity or equity-equivalent plan or agreement of American and its Subsidiaries) and to maintain and to perform under such plans and agreements to the same extent as US Airways or American or their respective subsidiaries would be required to perform under such plans and agreements if the Merger did not take place, and (ii) to the extent applicable, become, or cause the Surviving Corporation to become, a “participating employer” (as applicable) under such US Airways Compensation and Benefit Plans and American Compensation and Benefit Plans. Without limiting the generality of the foregoing, Newco shall assume, as of the Effective Time, all of the American Compensation and Benefit Plans which constitute retirement plans, including all such plans subject to Title IV of ERISA and the supplemental employee retirement plan. US Airways shall cooperate with American and Newco and shall take or cause to be taken any and all actions reasonably necessary or appropriate in order to effect the provisions of this Section 4.10(m).

(n) This Agreement shall not be interpreted as an amendment to any American Compensation and Benefit Plan or any US Airways Compensation and Benefit Plan or any other compensation and benefits plans maintained for or provided to directors, officers, employees or consultants of American, US Airways, Newco or the Surviving Corporation prior to or following the Effective Time, and nothing in this Agreement shall interfere with or limit Newco’s or the Surviving Corporation’s right to amend or terminate any individual plan, program, policy or arrangement of US Airways or any of its Subsidiaries, and nothing contained herein shall obligate Newco, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any individual plan, program, policy or arrangement.

(o) It is expressly agreed that the provisions of this Section 4.10 are not intended to be for the benefit of or otherwise enforceable by any third Person, including any employee of American or US Airways, or any collective bargaining unit or employee organization. Without limiting the foregoing, nothing contained in this

Agreement shall create or imply any obligation on the part of US Airways, American, Newco, the Surviving Corporation or any of their respective Subsidiaries, to provide any continuing employment right to any individual on or after the Closing.

4.11 Expenses. Except as otherwise provided in Section 6.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that American and US Airways shall each be responsible for half of the filing or similar fees incurred in connection with any filings required to be made under the HSR Act, the EU Merger Regulation and any other applicable foreign antitrust, competition or similar Laws, as contemplated by Sections 3.1(d)(i)(B) and 3.2(d)(i)(B).

4.12 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Newco agrees that it will jointly and severally indemnify and hold harmless each director and officer of American and its Subsidiaries and each director and officer of US Airways and its Subsidiaries, in each case who was a director or officer at any time on or after November 29, 2005 (in each case, for acts or failures to act in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law, and Newco shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification; and provided, further, that any determination as to whether a Person is entitled to indemnification or advancement of expenses hereunder shall be made by independent counsel selected by Newco and such Person.

(b) Any Indemnified Party wishing to claim indemnification under Section 4.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Newco thereof, but the failure to so notify shall not relieve Newco of any liability it may have to such Indemnified Party except to the extent such failure materially and actually prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Newco shall have the right to assume the defense thereof and Newco shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Newco does not elect to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Newco and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Newco shall be obligated to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Newco shall be obligated pursuant to this Section 4.12(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Parties will use their reasonable efforts to cooperate in the defense of any such matter, and (iii) Newco shall not be liable for any settlement effected without their prior written consent (such consent not to be unreasonably withheld or delayed); and provided, further, that Newco shall not have any obligation under this Agreement to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Unless otherwise agreed by American and US Airways, at or prior to the Effective Time, American shall, and if American is unable to, Newco shall, purchase the six-year “tail” officers’ and directors’ liability and fiduciary insurance policies described in Section 4.12(c) of the American Disclosure Letter (the “Preferred American D&O Tail Policy”) or comparable policies from other reputable insurance providers; provided, that the amount paid by American or Newco for such Preferred American D&O Tail Policy shall not exceed 200% of the annual premium for American’s then current officers’ and directors’ liability and fiduciary insurance policies (such premium, the “American Maximum Premium”). If the Preferred American D&O Tail Policy has been obtained by American or Newco, Newco shall maintain such policy in full force and effect, for its full term, and continue to honor the obligations thereunder. If American or Newco are unable to obtain the Preferred American D&O Tail Policy, Newco shall maintain officers’ and directors’ liability insurance covering the same Persons covered or to be covered by the Preferred American D&O Tail Policy (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) issued by insurance carriers with the same or higher financial strength ratings as, and on terms with respect to coverage and amount no less favorable than, those of the Preferred American D&O Tail Policy, for a period of six (6) years from and after the Effective Time; provided, however, that in no event shall Newco be required to expend annually an amount in excess of the American Maximum Premium for such insurance; provided, further, that if the premiums of such insurance coverage exceed such amount, Newco shall be obligated to obtain a policy with the greatest coverage available for a premium not exceeding the American Maximum Premium.

(d) Unless otherwise agreed by American and US Airways, at or prior to the Effective Time, US Airways shall, and if US Airways is unable to, Newco shall cause the Surviving Corporation to, purchase the six-year “tail” officers’ and directors’ liability and fiduciary insurance policies described in Section 4.12(d) of the US Airways Disclosure Letter (the “Preferred US Airways D&O Tail Policy”) or comparable policies from other reputable insurance providers; provided, that the amount paid by US Airways or the Surviving Corporation for such Preferred US Airways D&O Tail Policy shall not exceed 200% of the annual premium for US Airway’s then current officers’ and directors’ liability and fiduciary insurance policies (such premium, the “US Airways Maximum Premium”). If the Preferred US Airways D&O Tail Policy has been obtained by US Airways or the Surviving Corporation, the Surviving Corporation shall, and Newco shall cause the Surviving Corporation to, maintain such policy in full force and effect, for its full term, and continue to honor their respective obligations thereunder. If US Airways or the Surviving Corporation are unable to obtain the Preferred US Airways D&O Tail Policy, the Surviving Corporation shall, and Newco shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance covering the same Persons covered or to be covered by the Preferred US Airways D&O Tail Policy (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) issued by insurance carriers with the same or higher financial strength ratings as, and on terms with respect to coverage and amount no less favorable than, those of the Preferred US Airways D&O Tail Policy, for a period of six (6) years from and after the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend annually an amount in excess of the US Airways Maximum Premium for such insurance; provided, further, that if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a premium not exceeding the US Airways Maximum Premium.

(e) In addition to the rights provided under Section 4.12(a), all rights to indemnification, advancement of expenses and exculpation from liabilities now existing in favor of the current or former directors or officers of American and its Subsidiaries pursuant to Contracts with American or such Subsidiaries or US Airways and its Subsidiaries pursuant to Contracts with US Airways or such Subsidiaries, their respective organizational documents or applicable Law shall survive the Merger and shall be deemed assumed by Newco as of the Effective Time and shall continue in full force and effect in accordance with their terms. From and after the Effective Time, Newco shall honor and perform under all indemnification Contracts and organizational documents of American and its Subsidiaries and US Airways and its Subsidiaries. Newco shall not, directly or indirectly, amend, modify, limit or terminate, in any manner adverse to the current or former directors or officers of American and its Subsidiaries or US Airways and its Subsidiaries, with respect to their respective rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time, any such Contracts with American or its Subsidiaries or US Airways or its Subsidiaries, or any such provisions contained in any of their respective organizational documents.

(f) The obligations of Newco and the Surviving Corporation under this Section 4.12 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party or other Person to whom this Section 4.12 applies without the consent of such affected Indemnified Party or other Person. If Newco or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Newco or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 4.12.

(g) From and after the Effective Time, Newco shall, or shall cause its Subsidiaries to, provide: (i) positive space, first class flight privileges to each Person (and such Person’s spouse, life partner and dependent children) who as of the date of this Agreement is a non-employee member of the Board of Directors of American or US Airways for personal non-business related travel on substantially the same terms as such flight privileges are provided as of the date of this Agreement to the fully vested members of the Board of Directors of US Airways, and such flight privileges shall continue until the later of the death of such Person or such Person’s spouse or life partner, (ii) to each Person who as of the date of this Agreement is a non-employee member of the Board of Directors of American or US Airways, participation in Newco’s flight benefit program for directors, as the same may be amended or modified from time to time, with the exception that only Persons then serving as members of the Board of Directors of Newco shall be entitled to a tax gross-up with respect to their flight privileges or any flight benefit plan benefits, and (iii) flight privileges to each Person (and such Person’s spouse, life partner and dependent children) who as of the date of this Agreement is a former member of the Board of Directors of American or US Airways on substantially the same terms as such flight privileges are provided to such Person as of the date of this Agreement.

(h) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and the other Persons contemplated by Section 4.12(e) and Section 4.12(g) and their heirs and legal representatives.

4.13 Takeover Statutes. If any Takeover Statute becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of American and US Airways and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

4.14 Transfer Taxes. Except as provided in Section 2.2(b), each of American, US Airways and Merger Sub shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the Merger and the other transactions contemplated hereby (any such Taxes, “Transfer Taxes”), except to the extent such Transfer Taxes may not be assessed pursuant to section 1146(a) of the Bankruptcy Code. In addition, the parties shall cooperate in good faith to prepare and timely deliver any certificate or instrument necessary for a party hereto to claim a bulk sale or other exemption from Transfer Taxes otherwise payable.

4.15 Taxation.

(a) The parties intend that the Merger in conjunction with the Plan will qualify as a reorganization within the meaning of Section 368(a) of the Code and shall use their reasonable best efforts (and shall cause their respective Subsidiaries to use their reasonable best efforts) to cause the Merger (together with the Plan) to so qualify. Neither American nor US Airways shall take, cause or permit to be taken, or fail to take, any action, whether before or after the Effective Time, which action or failure to act would disqualify the Merger (together with the Plan) as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of American, US Airways and Merger Sub shall cooperate with each other in obtaining opinions of Latham & Watkins LLP, counsel to US Airways, and Weil, Gotshal & Manges LLP, counsel to American and Merger Sub, to satisfy the conditions set forth in Sections 5.2(d) and 5.3(d). US Airways and American (on its behalf and on behalf of Merger Sub) shall execute and deliver to each of Latham & Watkins LLP, counsel to US Airways, and Weil, Gotshal & Manges LLP, counsel to American and Merger Sub, certificates substantially in the forms attached hereto as Exhibits E and F at such time or times as reasonably requested by each such law firm in connection with its delivery of the opinion referred to in Section 5.2(d) or Section 5.3(d), as the case may be. Prior to the Effective Time, none of American, US Airways or Merger Sub shall take or cause to be taken any action that would cause to be untrue any of the representations in such certificates. The parties will take the position for all Tax purposes that the Merger (together with the Plan) qualifies as a reorganization within the meaning of Section 368(a) of the Code, unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code.

(c) The parties intend that the “ownership change” of American within the meaning of Section 382 of the Code resulting from the consummation of the Merger and the implementation of the Plan qualify for relief under Section 382(l)(5) of the Code, and shall use their reasonable best efforts to so qualify. Accordingly, the parties shall utilize the procedures in that certain Bankruptcy Court order establishing notification procedures for substantial claimholders, dated January 27, 2012, as amended or revised prior to or, with the reasonable approval of US Airways, after the date hereof (the “Notification Procedures Order”), to obtain Notices of Substantial Claimholder Status (as defined in the Notification Procedures Order) and, if the parties so determine in accordance with such Notification Procedures Order, to seek Bankruptcy Court approval of appropriate Sell Down Notices (as defined in the Notification Procedures Order). In furtherance of the foregoing and to protect against multiple “ownership changes” of US Airways, US Airways shall adopt, effective upon the execution of this Agreement, a rights plan, in form and substance reasonably satisfactory to American, to minimize the likelihood that any additional Persons or group of Persons acting together become “5% shareholders” of US Airways within the meaning of Section 382 of the Code and that any existing such “5% shareholders” increase their ownership, other than pursuant to the Plan.

4.16 Stock Exchange Listing and De-listing. American shall use its reasonable best efforts to cause the shares of Newco Common Stock to be authorized for listing on the NYSE or NASDAQ upon official notice of issuance, prior to the Closing Date, and American shall use its reasonable best efforts to have Newco’s trading symbol reflect the American Airlines brand after the Closing Date. The Surviving Corporation shall cause the shares of US Airways Common Stock to be no longer listed on the NYSE or the principal securities market on which the shares of US Airways Common Stock are then listed or quoted and de-registered under the Exchange Act as soon as practicable following the Effective Time.

4.17 Reservation of Newco Common Stock. Effective at such time as the Newco Charter shall have been duly filed with the Secretary of State of the State of Delaware pursuant to Section 1.6(a), Newco shall reserve (free from preemptive rights) out of its authorized but unissued or treasury shares of Newco Common Stock, sufficient shares of Newco Common Stock to effect the issuance of shares of Newco Common Stock under Section 2.1 and upon the exercise of Converted US Airways Options and Converted US Airways Equity Awards or the conversion of the Converted US Airways 7.25% Convertible Notes and Converted US Airways 7% Convertible Notes.

4.18 Transition Planning. In order to facilitate the integration of the operations of American and US Airways and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time practicable following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the transactions contemplated by this Agreement, prior to the Effective Time, American and US Airways shall establish a committee (the “Transition Committee”) to be managed by the chief executive officers of each of American and US Airways and with such other members as they shall mutually agree, which Transition Committee shall have responsibility for coordinating and directing the efforts of the parties with respect to (a) the integration of operations and fleet plan of American and US Airways and their respective Subsidiaries, (b) obtaining the required consents and approvals from Governmental Entities as contemplated by Section 4.7, (c) communications, public relations and investor relations strategy and approach of the parties regarding the Plan, the Merger and the other transactions contemplated hereby (other than any party’s actions in respect of an American Acquisition Proposal or a US Airways Acquisition Proposal, respectively) and (d) other business and operational matters, including the financing needs of Newco and its Subsidiaries following the Effective Time, to the extent not in violation of applicable Laws, including Laws regarding the exchange of information and other laws regarding competition. The Creditors’ Committee shall have the right to have up to two designees from the UCC’s Advisors attend meetings of the Transition Committee.

4.19 Section 16(b). American and US Airways shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of shares of US Airways Common Stock or acquisitions of Newco Common Stock in connection with this Agreement by each individual who is a director or officer of US Airways to be exempt under Rule 16b-3 under the Exchange Act.

4.20 Approval of Plan; Confirmation Order.

(a) Plan and Disclosure Statement. Unless otherwise consented to in writing by US Airways (such consent not to be unreasonably withheld, conditioned or delayed), American (in consultation with the UCC’s Advisors) shall and shall cause each of the other Debtors to:

(i) (A) by the date that is the seventh (7th) business day following the execution of this Agreement, file a motion (the “Merger Support Motion”) with the Bankruptcy Court, in form and substance reasonably acceptable to American, US Airways and the UCC’s Advisors, seeking approval pursuant to an order of the

Bankruptcy Court in form and substance reasonably acceptable to American and US Airways (the “Merger Support Order”) of (1) this Agreement and (2) the execution and delivery hereof by American and the performance by American of all of its obligations hereunder (which Merger Support Order shall include authorization and approval of the matters set forth in Section 4.10 and Section 4.1(o) of the American Disclosure Schedule); (B) use reasonable best efforts to include in the Merger Support Order a provision ordering (1) a waiver of Bankruptcy Rule 6004(h) and (2) that the Merger Support Order be effective immediately upon its entry by the Bankruptcy Court; (C) fully support the Merger Support Motion; (D) in the Merger Support Motion, expressly acknowledge that, to American’s Knowledge, US Airways has acted in good faith and expended, and will likely continue to expend, considerable time and expense in connection with this Agreement and the negotiation hereof, and that this Agreement provides value to and is beneficial to the Debtors’ estates; and (E) use reasonable best efforts to obtain the entry of the Merger Support Order by the date that is the thirtieth (30th) day following the filing of the Merger Support Motion with the Bankruptcy Court and to defend against any appeal, motion to stay or similar action with respect thereto;

(ii) prepare, as soon as reasonably practicable after the date of this Agreement a draft plan of reorganization under chapter 11 of the Bankruptcy Code proposed by American and the other Debtors pursuant to which, among other things, the Merger shall be consummated (the “Plan”; it is understood and agreed that a condition precedent to the effectiveness of the Plan shall be that the matters set forth in Section 4.10 and Section 4.1(o) of the American Disclosure Schedule shall be in effect) and an accompanying disclosure statement under section 1125 of the Bankruptcy Code (the “Disclosure Statement”), and after such preparation promptly provide such Plan and Disclosure Statement, in draft form, to US Airways and its legal and financial advisors and the UCC’s Advisors for review and comment a reasonable period of time in advance of any filing thereof;

(iii) (A) subject to Section 4.3, include in the approved Disclosure Statement a statement that the Board of Directors of American has recommended the acceptance of the Plan by the stakeholders of the Debtors who are entitled to vote on the Plan (such recommendation, the “American Directors’ Recommendation”) and (B) include in the approved Disclosure Statement a statement provided by the Creditors’ Committee that the Creditors’ Committee recommends the acceptance of the Plan by the unsecured creditors holding claims against the Debtors who are entitled to vote on the Plan (“Creditors’ Committee Recommendation”);

(iv) use reasonable best efforts to file with the Bankruptcy Court the Plan and the Disclosure Statement, in each case, in form and substance reasonably acceptable to US Airways (such acceptance, not to be unreasonably delayed, conditioned or withheld; it being agreed that it would not be reasonable for US Airways to object to any proposed Plan or Disclosure Statement that is consistent with the terms of this Agreement, including the requirements of a Conforming Plan (except that financial projections relating to Newco shall be reasonably acceptable to US Airways without such limitation)), by the date that is the thirtieth (30th) day following the later of (1) the date on which US Airways has provided initial comments pursuant to clause (ii) above and (2)

entry of the Merger Support Order, and thereafter, in consultation with US Airways, use reasonable best efforts to (A) obtain approval of the Disclosure Statement by the Bankruptcy Court pursuant to an order, in form and substance reasonably acceptable to American and US Airways (the “Disclosure Statement Order”), by the date that is the seventy-fifth (75th) day following the date on which the Plan and Disclosure Statement are filed with the Bankruptcy Court (the “Disclosure Statement Approval Date”); and (B) commence solicitation of the Plan as soon as reasonably practicable after the Disclosure Statement Approval Date and as provided in the Disclosure Statement Order;

(v) prepare and provide the proposed Confirmation Order, in draft form, to US Airways and its legal and financial advisors and the UCC’s Advisors for review and comment a reasonable period of time in advance of any filing thereof and, subject to the prior written consent of US Airways (such consent not to be unreasonably withheld, conditioned or delayed) to the form and substance of the Confirmation Order, and consultation with US Airways, use reasonable best efforts to file with the Bankruptcy Court the proposed Confirmation Order promptly following the end of the period to solicit acceptances of the Plan;

(vi) subject to the terms and provisions of this Agreement, diligently pursue confirmation and consummation of the Plan;

(vii) reasonably cooperate with US Airways and its counsel in connection with any discovery and hearings in connection with this Agreement, the Disclosure Statement or the Plan and any transactions contemplated by such documents;

(viii) use reasonable best efforts to provide US Airways and its counsel with copies of any notices, motions, pleadings, filings or other documents filed by the Debtors or third-parties with the Bankruptcy Court reasonably requested by US Airways;

(ix) without duplication or limitation of the foregoing, use its reasonable best efforts to provide drafts of any proposed modifications, amendments, supplements, schedules, exhibits and other similar documents related to the Plan or the Disclosure Statement or their terms and conditions (collectively, the “Plan Related Documents”) to US Airways and its counsel and the UCC’s Advisors a reasonable period of time prior to the date on which the Debtors intend to file such documents with the Bankruptcy Court, and any such Plan Related Documents shall be reasonably acceptable to US Airways (such acceptance not to be unreasonably delayed, conditioned or withheld; it being agreed that it would not be reasonable for US Airways to object to any Plan, Plan Related Document or Confirmation Order that is consistent with the terms of this Agreement, including the requirements of a Conforming Plan (except that financial projections relating to Newco shall be reasonably acceptable to US Airways without such limitation)); and

(x) timely file a formal objection and prosecute in good faith such objection to any motion filed with the Bankruptcy Court seeking the entry of an order (A) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, (B) directing the appointment of an examiner with expanded powers or a trustee, (C) converting the Cases to cases under chapter 7 of the Bankruptcy Code, or (D) dismissing the Cases.

(b) Cooperation from American. Unless US Airways has otherwise consented in writing (such consent not to be unreasonably withheld, conditioned or delayed), American shall, and shall cause each of the other Debtors to, after the date hereof and prior to the Effective Time:

(i) not move for or support any order authorizing or directing, or provide in the Plan for, the assumption or rejection of any American Material Contract, American Lease or American CBA (and object to efforts by any other Person to have such an order entered), unless the consent of US Airways was previously obtained for any amendment, modification or termination of such American Material Contract, American Lease or American CBA in accordance with the applicable requirements of Section 4.1;

(ii) not (A) settle, compromise or otherwise agree to resolve any prepetition general unsecured claims against the Debtors or equity interests in American by providing the creditor, equity interest holder or other claimant with any payment of cash or other assets or with any other right or benefit, other than in each case (1) the right to receive Plan Shares pursuant to the Plan, or (2) payments of cash not to exceed $25,000,000 in the aggregate; (B) settle, compromise, amend or otherwise agree to resolve the other post-employment benefits accounted for under ASC 715-60 Defined Benefit Plans- Other Postretirement (“OPEB”) of the Debtors other than any settlement, compromise or other agreement that satisfies all such OPEB obligations solely in exchange for a right to receive Plan Shares pursuant to the Plan or (C) prepay any prepetition secured indebtedness of any Debtor with any payment of cash or other assets, except (1) as may be required by the existing terms of any Contract governing such indebtedness (excluding a prepayment as a result of any breach of, or default under, the terms of any such Contract), (2) in connection with a refinancing permitted under Section 4.1 or (3) payments of cash not to exceed $25,000,000 in the aggregate;

(iii) not assert any objection to (and if requested by US Airways, consent in writing to) the standing of US Airways to appear and object before the Bankruptcy Court to any action that would be subject to US Airways’ consent pursuant to this Section 4.20, whether individually or in the aggregate, but to which US Airways has not provided such consent; and

(iv) use reasonable best efforts to include in any release and exculpation provisions of the Plan, that US Airways and (to the extent included for American) its agents, directors, officers, employees, representatives, advisors, attorneys, Subsidiaries and affiliates shall be beneficiaries of such provisions.

(c) Cooperation from US Airways. Upon request of American, US Airways agrees to use reasonable best efforts to (x) assist and cooperate with the Debtors in the Plan solicitation process and/or (y) assist the Debtors in obtaining entry of the Confirmation Order.

4.21 US Airways Equity Plans.

(a) Prior to the Effective Time, the Boards of Directors of US Airways (or, if appropriate, any committee thereof administering the US Airways Equity Plans) and American shall adopt such resolutions or take such other actions as may be required to effect the following as of the Effective Time:

(i) US Airways Options and US Airways SARs.

(A) (i) Each US Airways Option and each US Airways Stock-Settled SAR outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option (each, a “Converted US Airways Option”) or stock-settled stock appreciation right (each, a “Converted US Airways Stock-Settled SAR”), as applicable, to acquire, on the same terms and conditions as were applicable to such US Airways Option or US Airways Stock-Settled SAR immediately prior to the Effective Time, a number of shares of Newco Common Stock equal to the number of shares of US Airways Common Stock subject to such US Airways Option or US Airways Stock-Settled SAR, at an exercise price per share of Newco Common Stock equal to the exercise price per share of US Airways Common Stock under such US Airways Option or US Airway Stock-Settled SAR; provided, however, in the case of any US Airways Option to which Section 421 of the Code applies by reason of its qualification (as an “incentive stock option”) under either Section 422 or 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in a manner that complies with Section 424(a) of the Code.

(B) Each US Airways Cash-Settled SAR outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into a cash-settled stock appreciation right (each, a “Converted US Airways Cash-Settled SAR”) to acquire, on the same terms and conditions as were applicable to such US Airways Cash-Settled SAR immediately prior to the Effective Time, an amount of cash determined by reference to the number of shares of Newco Common Stock equal to the number of shares of US Airways Common Stock referenced by such US Airways Cash-Settled SAR, at an exercise price per share of Newco Common Stock equal to the exercise price per share of US Airways Common Stock under such US Airways Cash-Settled SAR.

(C) In each of Sections 4.21(a)(i)(A) and (B) above, each US Airways Option and each US Airways SAR shall be adjusted in a manner which complies with Section 409A of the Code and that causes the resulting Converted US Airways Option, Converted US Airways Cash-Settled SAR or Converted US Airways Stock-Settled SAR not to constitute the grant of a new option or stock appreciation right or a change in the form of payment of an option or stock appreciation right, as provided under Treasury Regulation section 1.409A-1(b)(5)(v)(D).

(ii) US Airways RSUs.

(A) Each award of US Airways Stock-Settled RSUs outstanding immediately prior to the Effective Time shall be converted into a number of stock-settled restricted stock units corresponding to shares of Newco Common Stock equal to the number of shares of US Airways Common Stock subject to such US Airways Stock-Settled RSU award, with the same terms and conditions as were applicable to such US Airways Stock-Settled RSU award immediately prior to the Effective Time (each, a “Converted Stock-Settled US Airways RSU”).

(B) Each award of US Airways Cash-Settled RSUs outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash, on the same terms and conditions as were applicable to such US Airways RSU award immediately prior to the Effective Time, based on a number of shares of Newco Common Stock equal to the number of shares of US Airways Common Stock referenced under such US Airways Cash-Settled RSU award immediately prior to the Effective Time (each, a “Converted Cash-Settled US Airways RSU”).

(C) In each of Sections 4.21(a)(ii)(A) and (B) above, all adjustments made to the US Airways RSUs shall be made in compliance with Section 409A of the Code.

(iii) ensure that, after the Effective Time, awards under the US Airways Equity Plans shall be granted with respect to Newco Common Stock and make such other changes to the US Airways Equity Plans as it deems appropriate to give effect to the Merger (subject to the approval of American, which shall not be unreasonably withheld, conditioned or delayed).

The Converted US Airways Stock-Settled SARs and the Converted US Airways Stock-Settled RSUs are referred to, collectively, as the “Converted US Airways Equity Awards”.

(b) At the Effective Time, Newco shall assume all the obligations of US Airways under the US Airways Equity Plans, each outstanding US Airways Option, each outstanding US Airways Equity Award, each outstanding US Airways Cash-Settled SAR, each outstanding US Airways Cash-Settled RSU and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Newco shall deliver to the holders of US Airways Options, US Airways Equity Awards, US Airways Cash-Settled SAR and US Airways Cash-Settled RSU appropriate notices setting forth such holders’ rights pursuant to the respective US Airways Equity Plans, and the agreements evidencing the grants of such US Airways Options, US Airways Equity Awards, US Airways Cash-Settled SARs and US Airways Cash-Settled RSUs shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.21 after giving effect to the Merger).

(c) American shall, or shall cause Newco to, prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Newco Common Stock issuable upon exercise or vesting of the assumed Converted US Airways Equity Awards on or before the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such Converted US Airways Equity Awards remain outstanding.

4.22 US Airways Convertible Debt.

(a) At the Effective Time, American and US Airways and, if necessary or advisable, Merger Sub shall enter into a supplemental indenture in respect of the US Airways 7.25% Convertible Notes containing such provisions as may be required or are advisable as a result of the Merger pursuant to the terms of that certain Indenture, dated as of May 13, 2009, between US Airways and The Bank of New York Mellon Trust Company, N.A., as trustee (the “7.25% Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 13, 2009, between US Airways and The Bank of New York Mellon Trust Company, N.A., as trustee (the “7.25% Supplemental Indenture” and, together with the 7.25% Base Indenture, the “7.25% Indenture”). Such supplemental indenture will (i) include the provisions required by Section 5.06 of the 7.25% Supplemental Indenture as a result of the Merger, which may include a provision that requires each outstanding US Airways 7.25% Convertible Note to be convertible solely into the number of shares of Newco Common Stock that the holder of such US Airways 7.25% Convertible Note would have received pursuant to the Merger if such holder had converted such US Airways 7.25% Convertible Note into shares of US Airways Common Stock immediately prior to the Effective Time (each, a “Converted US Airways 7.25% Convertible Note”) and (ii) provide for the guarantee by Newco of US Airways’ obligations under the 7.25% Indenture and the 7.25% Convertible Notes following the Effective Time.

(b) At the Effective Time, American and US Airways and, if necessary or advisable, Merger Sub shall enter into a supplemental indenture in respect of the US Airways 7% Convertible Notes containing such provisions as may be required or are advisable as a result of the Merger pursuant to the terms of the Indenture, dated as of September 30, 2005, by and between US Airways and U.S. Bank National Association, as trustee (the “7% Indenture”). Such supplemental indenture will (i) include the provisions required by Section 4.8 of the 7% Indenture, which may include a provision that requires each outstanding US Airways 7% Convertible Note to be convertible solely into the number of shares of Newco Common Stock that the holder of such US Airways 7% Convertible Note would have received pursuant to the Merger if such holder had converted such US Airways 7% Convertible Note into shares of US Airways Common Stock immediately prior to the Effective Time (each, a “Converted US Airways 7% Convertible Note”) and (ii) provide for the guarantee by Newco of US Airways’ obligations under the 7% Indenture and the US Airways 7% Convertible Notes following the Effective Time.

(c) Prior to the Effective Time, the Board of Directors of each of American, on the one hand, and Merger Sub and US Airways, on the other hand, will adopt resolutions approving each of the directors who are elected to the Board of Directors of Newco and the Surviving Corporation, respectively, at the Effective Time in accordance with Section 1.8 so that such directors will be “continuing directors” of Newco and the Surviving Corporation, respectively.

4.23 Rights of the Creditors’ Committee. Subject to the Protective Order entered by the Bankruptcy Court on January 27, 2012 and amended on March 23, 2012 in connection with the Cases, and the terms of any applicable confidentiality agreement, from the date hereof to the Closing Date, American and US Airways shall (a) keep the UCC’s Advisors reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, (b) furnish the UCC’s Legal Advisor with all notices, correspondence and other communications provided to another party pursuant to Section 7.7 of this Agreement, and (c) promptly provide the UCC’s Advisors with any information reasonably requested by the UCC’s Advisors relating to completion of the transactions contemplated hereby. Without limiting the foregoing, American and US Airways shall give prompt notice to the UCC’s Legal Advisor of any change, fact or condition of which, to its knowledge, is reasonably expected to result in any failure of any condition to effect the Merger. American and US Airways (as applicable) each agrees to negotiate in good faith with the UCC’s Advisors with respect to any consent rights requested by the Creditors’ Committee under the Plan.

ARTICLE V

Conditions

5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) US Airways Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, and any approval or authorization required to be obtained under the EU Merger Regulation in connection with the consummation of the Merger shall have been obtained, (ii) any approval or authorization required to be obtained from the FAA and DOT in connection with the consummation of the Merger shall have been obtained, (iii) any approval or authorization required to be obtained from any other Governmental Entity for the consummation of the Merger shall have been obtained, and (iv) any approval or authorization required under any other foreign antitrust, competition or similar Laws, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those, in the case of clauses (iii) and (iv), the failure of which to obtain would not, individually or in the aggregate, (x) reasonably be expected to result in an American Material Adverse Effect, a US Airways Material Adverse Effect or a Newco Material Adverse Effect or (y) provide a reasonable basis to conclude that American, US Airways or any of their respective directors or officers would be subject to the risk of criminal liability.

(c) No Orders or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (each, an “Order”), and no Governmental Entity of competent jurisdiction has proposed (and not withdrawn) an Order that (x) could have a Newco Material Adverse Effect or (y) would provide a reasonable basis to conclude that American, US Airways or any of their respective directors or officers would be subject to the risk of criminal liability.

(d) Listing. The shares of Newco Common Stock to be issued in the Merger and under the Plan shall have been authorized for listing on the NYSE or NASDAQ upon official notice of issuance.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

5.2 Conditions to Obligation of American and Merger Sub. The obligation of American and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by American at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of US Airways set forth in this Agreement (without giving effect to any materiality or US Airways Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except (i) where the failure of such representations and warranties to be true and correct (other than with respect to the representations and warranties contained in Section 3.2(b)(i)) would not, individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect and (ii) where the failure of the representations and warranties contained in Section 3.2(b)(i) to be true and correct is not material.

(b) Performance of Obligations of US Airways. US Airways shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. American shall have received a certificate signed on behalf of US Airways by the Chief Executive Officer or Chief Financial Officer of US Airways to the effect that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

(d) Tax Opinion. American shall have received the opinion of Weil, Gotshal & Manges LLP, counsel to American, in form and substance reasonably satisfactory to American, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger in conjunction with the Plan will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 5.2(d), Weil, Gotshal & Manges LLP may require and rely upon representations contained in certificates of officers of US Airways and American (on behalf of itself and on behalf of Merger Sub) substantially in the forms attached hereto as Exhibits E and F.

(e) Plan and Confirmation Order. (i) Any modifications, amendments or supplements to the Plan, the Plan Related Documents or the Confirmation Order that were not filed with the Bankruptcy Court by the Debtors shall be in form and substance reasonably acceptable to American, (ii) the Plan shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order, (iii) the Confirmation Order shall be in full force and effect and shall not have been stayed, modified or vacated and (iv) the effective date of the Plan shall occur contemporaneously with the Closing Date.

5.3 Conditions to Obligation of US Airways. The obligation of US Airways to effect the Merger is also subject to the satisfaction or waiver by US Airways at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of American and Merger Sub set forth in this Agreement (without giving effect to any materiality or American Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except (i) where the failure of such representations and warranties to be true and correct (other than with respect to the representations and warranties in Section 3.1(b)(ii)) would not, individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect and (ii) for failures to be to true and correct with respect to the representations and warranties contained in Section 3.1(b)(ii) by less than 500,000 shares of Newco Common Stock in the aggregate (including shares of Newco Common Stock issuable upon exercise, conversion or exchange).

(b) Performance of Obligations of American and Merger Sub. Each of American and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. US Airways shall have received a certificate signed on behalf of American and Merger Sub by the Chief Executive Officer or Chief Financial Officer of American to the effect that the conditions set forth in Sections 5.3(a), 5.3(b), 5.3(f) and 5.3(g) have been satisfied.

(d) Tax Opinion. US Airways shall have received the opinion of Latham & Watkins LLP, counsel to US Airways, in form and substance reasonably satisfactory to US Airways, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger in conjunction with the Plan will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 5.3(d), Latham & Watkins LLP may require and rely upon representations contained in certificates of officers of US Airways and American (on behalf of itself and on behalf of Merger Sub) substantially in the forms attached hereto as Exhibits E and F.

(e) Plan and Confirmation Order. (i) The Plan, the Plan Related Documents and the Confirmation Order shall be in form and substance reasonably acceptable to US Airways (such acceptance not to be unreasonably delayed, conditioned or withheld; it being agreed that it would not be reasonable for US Airways to object to any Plan, Plan Related Document or Confirmation Order that is consistent with the terms of this Agreement, including the requirements of a Conforming Plan), (ii) the Plan shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order, (iii) the Confirmation Order shall be in full force and effect and shall not have been stayed, modified or vacated and (iv) the effective date of the Plan shall occur contemporaneously with the Closing Date.

(f) Conforming Plan. The Plan shall include each of the following components (and any Plan that contains the following components, a “Conforming Plan”):

(i) (A) a condition precedent to the occurrence of the effective date under the Plan shall be the occurrence of the Closing under this Agreement and (B) any material conditions in the Plan that are not also conditions to the obligations of American under this Agreement shall be reasonably acceptable to US Airways (provided that US Airways may not object to the inclusion in the Plan of a condition precedent to the occurrence of the effective date under the Plan that the aggregate estimated allowed prepetition general unsecured claims (excluding intercompany claims) against the Debtors shall not exceed $8 billion);

(ii) all allowed prepetition general unsecured claims against the Debtors (other than allowed “convenience claims” satisfied in cash as provided in clause (iii) below, and other than intercompany claims which shall be extinguished or reinstated), all equity interests in American, and all rights of labor groups of the Debtors to receive shares of Newco Common Stock in connection with the Plan, will be fully settled and satisfied only with Plan Shares;

(iii) the aggregate amount of cash payable to satisfy allowed convenience claims shall not exceed $25 million; and

(iv) all equity held by any Debtor in any other Debtor (other than American) shall not be cancelled and shall continue to be owned by or for the benefit of the respective Debtor, as reorganized.

(g) Other Conditions.

(i) Immediately prior to the effectiveness of the Plan, secured indebtedness against the Debtors shall not exceed $6.8 billion in aggregate principal amount; provided that such amount shall exclude (A) any secured indebtedness with respect to municipal bonds that are subject to the immediately succeeding clause (ii); and (B) any additional indebtedness incurred in accordance with Section 4.1 (including, for the avoidance of doubt, indebtedness set forth in Section 4.1(i) of the American Disclosure Letter); and (C) any secured indebtedness the issuance of which is approved by US Airways pursuant to Section 4.1 (but excluding, in the case of clauses (B) and (C), the principal amount of any secured indebtedness refinanced in accordance with Section 4.1, as set forth in Section 4.1(i) of the American Disclosure Letter or with the approval of US Airways, which refinanced principal amount shall be included in determining the aggregate principal amount of secured indebtedness set forth in the first clause of this subparagraph (i));

(ii) Immediately prior to the effectiveness of the Plan, secured indebtedness against the Debtors with respect to municipal bonds (whether on-balance sheet or off-balance sheet) shall not exceed $1.7 billion in aggregate principal amount; provided that such amount shall exclude any additional indebtedness with respect to municipal bonds incurred in accordance with Section 4.1 (including, for the avoidance of doubt, indebtedness set forth in Section 4.1(i) of the American Disclosure Letter, but excluding the principal amount of any secured indebtedness with respect to municipal bonds refinanced in accordance with Section 4.1, as set forth in Section 4.1(i) of the American Disclosure Letter or with the approval of US Airways, which refinanced principal amount shall be included in determining the aggregate principal amount of secured indebtedness with respect to municipal bonds set forth in the first clause of this subparagraph (ii)); and

(iii) Immediately prior to the effectiveness of the Plan, unpaid (A) administrative expense claims against the Debtors (1) under section 503(b)(9) of the Bankruptcy Code, (2) for professional fees and expenses of retained professionals under the Bankruptcy Code, and (3) for cure amounts payable pursuant to section 365 of the Bankruptcy Code, and (B) claims entitled to priority status under the Bankruptcy Code (other than priority claims related to pensions) shall not exceed $400 million in aggregate principal amount.

ARTICLE VI

Termination

6.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval or the entry of the Confirmation Order, by mutual written consent of American and US Airways by duly authorized action.

6.2 Termination by Either American or US Airways. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by duly authorized action of either American or US Airways if: (a) the Merger shall not have been consummated by October 14, 2013, whether such date is before or after receipt of the Stockholder Approval or the entry of the Confirmation Order, provided, that in the event that, (i) as of October 14, 2013, the condition set forth in Section 5.1(b) has not been satisfied (or waived), the termination date may be extended from time to time by American or US Airways one or more times to a date not beyond December 13, 2013; provided further that in the event that a party fails to certify compliance with any Second Request prior to the 60th day following the issuance of such Second Request, such termination date may be extended by the other party one or more times for an additional number of days beyond December 13, 2013 equal to the number of days that elapsed between such 60th day and the day on which the first party actually certifies compliance with such Second Request, or (ii) as of October 14, 2013, the condition set forth in either Section 5.2(e) or Section 5.3(e) has not been satisfied (or waived), the termination date may be extended from time to time by American or US Airways one or more times to a date not beyond December 13, 2013 (such date, including any such extensions thereof, the “Termination Date”); (b) the Stockholder Approval shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof at which the vote was taken; (c) twenty (20) days have elapsed after the Bankruptcy Court enters an order denying confirmation of the Plan; (d) the Merger Support Order shall not have been entered by the Bankruptcy Court on or prior to the date that is the ninetieth (90th) day following the date of this Agreement (provided that if this Agreement has become terminable pursuant to this Section 6.2(d) but has not been terminated, and the Bankruptcy Court enters the Merger Support Order, then this Agreement shall no longer be terminable pursuant to this Section 6.2(d)); or (e) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, except for Orders the existence of which would not result in the failure of the condition set forth in Section 5.1(c); provided, however, that the right to terminate this Agreement pursuant to this Section 6.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have been the principal contributing factor to the occurrence of the events giving rise to the right to terminate this Agreement.

6.3 Termination by US Airways. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, by duly authorized action of US Airways if: (a) there has been a breach of any representation, warranty, covenant or agreement made by American or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 5.3(a) or 5.3(b), as the case may be, would not then be satisfied and such breach or failure to be true and correct is not cured (if curable) within forty-five (45) days of US Airways providing written notice of such breach or failure to American; (b) US Airways is authorized, by duly authorized action of its Board of Directors, to enter into a binding written agreement concerning a transaction that constitutes a US Airways Superior Proposal, subject to complying with the terms of this Agreement; (c) American shall have knowingly, willfully and materially and not inadvertently breached any of its obligations under Section 4.3 of this Agreement; (d) an American Change in Recommendation shall have occurred; or (e) a Creditors’ Committee Change in Recommendation shall have occurred. For purposes of this Agreement, a “Creditors’ Committee Change in Recommendation” shall mean that the Creditors’ Committee has: (i) failed to provide to American for inclusion in the approved Disclosure Statement the Creditors’ Committee Recommendation; (ii) withdrawn or modified in a manner materially adverse to US Airways the Creditors’ Committee Recommendation; (iii) recommended any American Acquisition Proposal; or (iv) taken, resolved to take, or permitted any of its Representatives to take, any action described in clauses (i), (ii) or (iii) of this sentence; provided that any action taken by the Creditors’ Committee in order to comply with its disclosure obligations under applicable Law shall not be a Creditors’ Committee Change in Recommendation if concurrently with such action the Creditors’ Committee publicly reaffirms the Creditors’ Committee Recommendation; provided further that a Creditors’ Committee Change in Recommendation shall not be deemed to have occurred in any event if prior to the earlier of (i) ten (10) business days after such Creditors’ Committee Change in Recommendation or (ii) two (2) business days prior to the end of the solicitation period for acceptances of the Plan, the American Board of Directors publicly reaffirms the American Directors’ Recommendation.

6.4 Termination by American. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, by duly authorized action of American if: (a) there has been a breach of any representation, warranty, covenant or agreement made by US Airways in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 5.2(a) or 5.2(b), as the case may be, would not then be satisfied and such breach or failure to be true and correct is not cured (if curable) within forty-five (45) days of American providing written notice of such breach or failure to US Airways; (b) American is authorized, by duly authorized action of its Board of Directors or by order of the Bankruptcy Court, to enter into a binding written agreement concerning a transaction that constitutes an American Superior Proposal, subject to complying with the terms of this Agreement; (c) US Airways shall have knowingly, willfully and materially and not inadvertently breached any of its obligations under Section 4.4 of this Agreement; or (d) a US Airways Change in Recommendation shall have occurred; provided that prior to any such termination of this Agreement pursuant to this Article VI by American, American shall have consulted with the UCC’s Advisors.

6.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VI, this Agreement (other than as set forth in Section 7.2) shall become void and of no effect with no liability on the part of any party hereto (or of any of its Subsidiaries or affiliates or any of their respective Representatives) under this Agreement or in connection with the transactions contemplated by this Agreement, except for, if applicable, the obligations of US Airways under Section 6.6 and the obligations of American under Section 6.7.

6.6 US Airways Termination Fees.

(a) In the event this Agreement is terminated by US Airways or American pursuant to Section 6.2(b), if (A) prior to such termination of this Agreement pursuant to Section 6.2(b), a bona fide US Airways Acquisition Proposal that satisfies the last proviso of Section 4.4(a)(ii) (a “Covered US Airways Proposal”) shall have been made to US Airways or any of its Subsidiaries or its stockholders and shall have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered US Airways Proposal with respect to US Airways or any of its Subsidiaries (and such Covered US Airways Proposal or publicly announced intention shall not have been withdrawn prior to the time of the Stockholders Meeting), and (B) following such termination of this Agreement pursuant to Section 6.2(b), any Person (other than American) consummates, in one transaction or any series of related transactions within 18 months of such termination, or enters into an agreement with US Airways within 18 months of such termination for, a transaction that is a Covered US Airways Proposal, then US Airways shall promptly, but in no event later than two business days after the date such Covered US Airways Proposal is consummated or such Covered US Airways Proposal is entered into, pay to American a termination fee of $55,000,000 (the “US Airways No Vote Transaction Fee”), payable by wire transfer of same day funds.

(b) US Airways shall, promptly, but in no event later than two business days after the date of termination, pay to American a termination fee of $55,000,000 (the “US Airways Alternative Transaction Fee”), payable by wire transfer of same day funds, in the event that:

(i) this Agreement is terminated by American pursuant to Section 6.4(c) or (d); or

(ii) this Agreement is terminated by US Airways in accordance with Section 6.3(b).

(c) US Airways shall, promptly, but in no event later than two business days after the date of termination, pay to American a termination fee of $195,000,000 (the “US Airways Termination Fee”), payable by wire transfer of same day funds, in the event that this Agreement is terminated by American pursuant to Section 6.4(a) with respect to any Knowing Material Breach of any representation or warranty made by US Airways or any Deliberate Material Breach of any covenant or agreement by US Airways.

(d) US Airways and American acknowledge and agree that the agreements contained in this Section 6.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, American and US Airways would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, each of US Airways and American acknowledge and agree that (i) the US Airways No Vote Transaction Fee, the US Airways Alternative Transaction Fee or the US Airways Termination Fee, if paid, shall not constitute either a penalty or liquidated damages, (ii) prior to the termination of this Agreement in accordance with its terms, American’s right to specific performance under Section 7.15 or its right to terminate this Agreement and receive payment, if payable, of the US Airways No Vote Transaction Fee, the US Airways Alternative Transaction Fee or the US Airways

Termination Fee, as applicable, in accordance with this Section 6.6 shall be the sole and exclusive remedy of American and its Subsidiaries, the Debtors or their estates, or any of their respective affiliates or Representatives against US Airways and its Subsidiaries, and their respective affiliates and Representatives, under this Agreement or arising out of or related to this Agreement (or the termination hereof or thereof) or the Plan or the transactions contemplated hereby or thereby (or the abandonment thereof) or any matter related thereto or forming the basis therefor and (iii) from and after the termination of this Agreement in accordance with its terms, American’s right to receive payment, if payable, of the US Airways No Vote Transaction Fee, the US Airways Alternative Transaction Fee or the US Airways Termination Fee, as applicable, in accordance with this Section 6.6 shall be the sole and exclusive remedy of American and its Subsidiaries, the Debtors or their estates, or any of their respective affiliates or Representatives against US Airways and its Subsidiaries, and their respective affiliates and Representatives, under this Agreement or arising out of or related to this Agreement (or the termination hereof or thereof) or the Plan or the transactions contemplated hereby or thereby (or the abandonment thereof) or any matter related thereto or forming the basis therefor. Upon payment of the US Airways No Vote Transaction Fee, the US Airways Alternative Transaction Fee or the US Airways Termination Fee to American in accordance with this Agreement, (x) none of US Airways or its Subsidiaries, or their respective affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement (or the termination hereof or thereof) or the Plan or the transactions contemplated hereby or thereby (or the abandonment thereof) or any matter related thereto or forming the basis therefor, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise, and (y) none of American or its Subsidiaries, the Debtors or their estates, or any of their respective affiliates or Representatives shall be entitled to bring or maintain any claim, action or proceeding against US Airways or its Subsidiaries, or their respective affiliates or Representatives arising out of or in connection with any of the foregoing. For the avoidance of doubt, American’s election to terminate this Agreement and receive payment, if payable, of the US Airways No Vote Transaction Fee, the US Airways Alternative Transaction Fee or the US Airways Termination Fee, as applicable, in accordance with this Section 6.6, shall be in lieu of its right to specific performance under Section 7.15.

(e) If US Airways fails to promptly pay any amount due pursuant to this Section 6.6, and, in order to obtain such payment, American commences a suit which results in a judgment against US Airways for the payment of any such amount due pursuant to this Section 6.6, US Airways shall pay to American the costs and expenses (including attorneys’ fees) of American in connection with such suit, together with interest on such amount, and any such costs and expenses, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event shall American be entitled to receive more than one of (i) the US Airways No Vote Transaction Fee, (ii) the US Airways Alternative Transaction Fee or (iii) the US Airways Termination Fee, and in no event shall American be entitled to receive any of the US Airways No Vote Transaction Fee, the US Airways Alternative Transaction Fee or the US Airways Termination Fee on more than one occasion.

(f) For purposes of this Agreement, (i) a “Knowing Material Breach” of a representation and warranty shall be deemed to have occurred only if an officer of US Airways or American, as applicable (who is a knowledge party within the meaning of “US Airways’ Knowledge” or “American’s Knowledge”, respectively), had actual knowledge of such material breach as of the date hereof (without any independent duty of investigation or verification other than an actual reading of the representations and warranties as they appear in this Agreement on subjects relevant to the areas as to which they have direct managerial oversight responsibility) and willfully failed to disclose such breach to the other party and (ii) a “Deliberate Material Breach” of any covenant shall be deemed to have occurred only if US Airways or American, as applicable, willfully took or failed to take action with actual knowledge of an officer of US Airways or American, respectively (who is a knowledge party within the meaning of “US Airways’ Knowledge” or “American’s Knowledge”, respectively), that the action so taken or omitted to be taken constituted a material breach of such covenant.

6.7 American Termination Fees.

(a) In the event that this Agreement is terminated by either American or US Airways pursuant to Section 6.2(c), if (A) prior to such termination of this Agreement pursuant to Section 6.2(c), a bona fide American Acquisition Proposal that satisfies the last proviso of Section 4.3(a)(ii) (a “Covered American Proposal”) shall have been made to American or any of its Subsidiaries or its creditors and shall have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered American Proposal with respect to American or any of its Subsidiaries (and such Covered American Proposal or publicly announced intention shall not have been withdrawn prior to the time of the solicitation of the votes on the Plan contemplated by Section 4.20), and (B) following such termination of this Agreement pursuant to Section 6.2(c), any Person (other than US Airways) consummates, in one transaction or any series of related transactions within 18 months of such termination, or enters into an agreement with American within 18 months of such termination for, a transaction that is a Covered American Proposal, then American shall promptly, but in no event later than two business days after the date such Covered American Proposal is consummated or such Covered American Proposal is entered into, pay to US Airways a termination fee of $135,000,000 (the “American No Vote Transaction Fee”), payable by wire transfer of same day funds.

(b) American shall, promptly, but in no event later than two business days after the date of termination, pay to US Airways a termination fee of $135,000,000 (the “American Alternative Transaction Fee”), payable by wire transfer of same day funds, in the event that:

(i) this Agreement is terminated by US Airways pursuant to Section 6.3(c) or (d);

(ii) this Agreement is terminated by American in accordance with Section 6.4(b); or

(iii) this Agreement is terminated by US Airways pursuant to Section 6.3(e).

(c) American shall, promptly, but in no event later than two business days after the date of termination, pay to US Airways a termination fee of $195,000,000 (the “American Termination Fee”), payable by wire transfer of same day funds, in the event that this Agreement is terminated by US Airways pursuant to Section 6.3(a) with respect to any Knowing Material Breach of any representation or warranty made by American or any Deliberate Material Breach of any covenant or agreement by American.

(d) American and US Airways acknowledge and agree that the agreements contained in this Section 6.7 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, US Airways and American would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, each of American and US Airways acknowledge and agree that (i) the American No Vote Transaction Fee, the American Alternative Transaction Fee or the American Termination Fee, if paid, shall not constitute either a penalty or liquidated damages, (ii) prior to the termination of this Agreement in accordance with its terms, US Airways’ right to specific performance under Section 7.15 or its right to terminate this Agreement and receive payment, if payable, of the American No Vote Transaction Fee, the American Alternative Transaction Fee or the American Termination Fee, as applicable, in accordance with this Section 6.7 shall be the sole and exclusive remedy of US Airways and its Subsidiaries, or any of their respective affiliates or Representatives against American and its Subsidiaries, the Debtors or their estates, and their respective affiliates and Representatives, under this Agreement or arising out of or related to this Agreement (or the termination hereof or thereof) or the Plan or the transactions contemplated hereby or thereby (or the abandonment thereof) or any matter related thereto or forming the basis therefor and (iii) from and after the termination of this Agreement in accordance with its terms, US Airways’ right to receive payment, if payable, of the American No Vote Transaction Fee, the American Alternative Transaction Fee or the American Termination Fee, as applicable, in accordance with this Section 6.7 shall be the sole and exclusive remedy of US Airways and its Subsidiaries, or any of their respective affiliates or Representatives against American and its Subsidiaries, the Debtors or their estates, and their respective affiliates and Representatives, under this Agreement or arising out of or related to this Agreement (or the termination hereof or thereof) or the Plan or the transactions contemplated hereby or thereby (or the abandonment thereof) or any matter related thereto or forming the basis therefor. Upon payment of the American No Vote Transaction Fee, the American Alternative Transaction Fee or the American Termination Fee to US Airways in accordance with this Agreement, (x) none of American or its Subsidiaries, the Debtors or their estates, or their respective affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement (or the termination hereof or thereof) or the Plan or the transactions contemplated hereby or thereby (or the abandonment thereof) or any matter related thereto or forming the basis therefor, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise, and (y) none of US Airways or its Subsidiaries, or any of their respective affiliates or

Representatives shall be entitled to bring or maintain any claim, action or proceeding against American or its Subsidiaries, the Debtors or their estates, or their respective affiliates or Representatives arising out of or in connection with any of the foregoing. For the avoidance of doubt, US Airways’ election to terminate this Agreement and receive payment, if payable, of the American No Vote Transaction Fee, the American Alternative Transaction Fee or the American Termination Fee, as applicable, in accordance with this Section 6.7, shall be in lieu of its right to specific performance under Section 7.15.

(e) If American fails to promptly pay any amount due pursuant to this Section 6.7, and, in order to obtain such payment, US Airways commences a suit which results in a judgment against American for the payment of any such amount due pursuant to this Section 6.7, American shall pay to US Airways the costs and expenses (including attorneys’ fees) of US Airways in connection with such suit, together with interest on such amount, and any such costs and expenses, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event shall US Airways be entitled to receive more than one of (x) the American No Vote Transaction Fee, (y) the American Alternative Transaction Fee or (z) the American Termination Fee, and in no event shall US Airways be entitled to receive any of the American No Vote Transaction Fee, the American Alternative Transaction Fee or the American Termination Fee on more than one occasion.

(f) American’s obligations pursuant to this Section 6.7, including American’s obligations to pay the American No Vote Transaction Fee, the American Alternative Transaction Fee and the American Termination Fee, as applicable, shall constitute an allowed administrative expense of American.

ARTICLE VII

Miscellaneous and General

7.1 Effectiveness. Prior to the entry of the Merger Support Order by the Bankruptcy Court, this Agreement shall not be binding or enforceable against American, US Airways or Merger Sub. Upon (i) execution and delivery by American, US Airways and Merger Sub of counterpart signature pages hereto, and (ii) entry of the Merger Support Order by the Bankruptcy Court, this Agreement shall become effective and binding on, and enforceable against, each of American, US Airways or Merger Sub retroactive to the date hereof as if this Agreement had been in full force and effect from the date hereof; provided that if this Agreement is validly terminated in accordance with Article VI at any time prior to the time of such effectiveness, this Agreement shall not become effective, binding or enforceable against any of American, US Airways or Merger Sub.

7.2 Survival. This Article VII and the agreements of American, US Airways and Merger Sub contained in Article II and Sections 4.10 (Employee Matters), 4.12 (Indemnification; Directors’ and Officers’ Insurance) and 4.17 (Reservation of Newco Common Stock) shall survive the consummation of the Merger. This Article VII and the agreements of American, US Airways and Merger Sub contained in Section 4.11 (Expenses), Section 6.5

(Effect of Termination and Abandonment), Section 6.6 (US Airways Termination Fees) and Section 6.7 (American Termination Fees) and the Non-Disclosure Agreements shall survive the termination of this Agreement. Except as set forth in this Section 7.2, (a) no representations, warranties, covenants or agreements in this Agreement shall survive the consummation of the Merger or the termination of this Agreement and (b) other than claims made with respect to any such surviving representation, warranty, covenant or agreement by an intended beneficiary thereof under Section 7.9, from and after the earlier of the Effective Time or the termination of this Agreement, no claim shall be brought or maintained by any party hereto, including the Debtors, their successors or their estates, or any other Person, including third-party beneficiaries, with respect to any breach hereof.

7.3 Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto (with respect to American, after consultation with the UCC’s Advisors) may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that any material modification of this Agreement prior to the Effective Time shall be subject to the approval of the Bankruptcy Court; provided, further that (i) any material amendment or modification to Section 1.8 or Section 4.23 of this Agreement or (ii) any amendment or modification to any other provision of this Agreement that materially adversely affects the notice, consent, consultation or participation rights expressly granted to the Creditors’ Committee or the UCC’s Advisors under this Agreement, shall require the prior approval of the UCC’s Legal Advisor.

7.4 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and (with respect to American, after consultation with the UCC’s Advisors) may be waived by such party in whole or in part; provided, however, that the condition in Section 5.3(d) shall not be waivable after receipt of Stockholder Approval unless further stockholder approval is obtained with appropriate disclosure.

7.5 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.6 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court, or if such court will not hear any such suit, the courts of the State of New York and the federal courts of the United States of America located in the State of New York, to interpret and enforce the terms of this Agreement and the documents referred to in this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court or such other court. The parties hereby irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and consent to the jurisdiction of any such court over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

7.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by electronic mail or by overnight courier:

If to American or Merger Sub:

AMR Corporation

4333 Amon Carter Blvd., Mail Drop 5618HDQ

Ft. Worth, Texas 76155

Attention: Gary Kennedy, Senior Vice President and General Counsel

Facsimile: 817- 967-2501

E-mail: gary.kennedy@aa.com

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Thomas A. Roberts, Stephen Karotkin

Facsimile: 212-310-8007

E-mail: thomas.roberts@weil.com, stephen.karotkin@weil.com

and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201-6950

Attention: Glenn D. West

Facsimile: 214-746-7777

E-mail: gdwest@weil.com

With a copy to (which shall not constitute notice):

Financial advisor to American:

Rothschild Inc.

1251 Avenue of the Americas, 51st Floor,

New York, NY 10020

Attention: Christopher Lawrence

Facsimile: 212-403-3625

E-mail Christopher.lawrence@rothschild.com

If to the Creditors’ Committee:

Counsel to the Creditors’ Committee (the “UCC’s Legal Advisor”), the UCC’s Advisors or the UCC’s Legal Advisor:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Eric Cochran, Sean Doyle

Facsimile: 212-735-2000

Email: Eric.Cochran@skadden.com, Sean.Doyle@skadden.com

With a copy to (which shall not constitute notice):

Financial advisor to the Creditors’ Committee:

Moelis & Company

399 Park Avenue, 5th floor

New York, NY 10022

Attention: William Q. Derrough

Facsimile: 212-880-4260

Email: William.Derrough@moelis.com

If to US Airways:

US Airways Group, Inc.

111 West Rio Salado Parkway

Tempe, Arizona 85281

Attention: Stephen L. Johnson, EVP—Corporate and Government Affairs

Facsimile: 480-693-5155

E-mail: stephen.johnson@usairways.com

With a copy to (which shall not constitute notice):

Millstein & Co., L.P.

1717 Pennsylvania Avenue, N.W., Suite 333

Washington, D.C. 20006

Attention: Jim Millstein

Facsimile: 202-974-6119

E-mail: jim@millsteinandco.com

and

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Peter F. Kerman

Facsimile: 650-463-2600

E-mail: peter.kerman@lw.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); upon confirmation of successful transmission if sent by electronic mail; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

7.8 Entire Agreement. This Agreement (including any exhibits hereto), the American Disclosure Letter, the US Airways Disclosure Letter, the Amended and Restated Non-Disclosure Agreement, dated as of the date of this Agreement, between US Airways and American, relating to the information to be provided by American to US Airways (the “US Airways NDA”) and the Amended and Restated Non-Disclosure Agreement, dated as of the date of this Agreement, between US Airways and American, relating to the information to be provided by US Airways to American (the “American NDA” and together with the US Airways NDA, as they may be amended, amended and restated, modified or provisions thereof waived, the “Non-Disclosure Agreements”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.9 Third Party Beneficiaries. Except as provided in Section 4.12 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies whatsoever; provided, however, the Creditors’ Committee is explicitly named as a third party beneficiary solely as to the provisions of this Agreement expressly granted to the Creditors’ Committee or the UCC’s Advisors hereunder, with the right to enforce such provisions subject to the terms hereof.

7.10 Obligations of American and of US Airways. Whenever this Agreement requires a Subsidiary of American to take any action, such requirement shall be deemed to include an undertaking on the part of American to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of US Airways to take any action, such requirement shall be deemed to include an undertaking on the part of US Airways to cause such Subsidiary to take such action.

7.11 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

7.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.13 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of, or Annex or Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “made available” and words of similar import means that the relevant documents, instruments or materials were either (A) posted and made available to the other party or its designated Representatives on the Intralinks due diligence data site, with respect to American, or on the RR Donnelley due diligence data site, with respect to US Airways, as applicable, maintained by either company for the purpose of the transactions contemplated by this Agreement, or (B) publicly available by virtue of the relevant party’s filing of a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed with the SEC pursuant to the Securities Act or the Exchange Act, in each case, prior to the date such documents, instruments or materials were represented by a party to have been made available to the other party.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each of American and US Airways has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of the Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the Person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “American Material Adverse Effect,” “US Airways Material Adverse Effect” or other similar terms in this Agreement.

(d) The phrase “ordinary course of business” and words of similar import shall mean, when used with respect to American or its Subsidiaries, the ordinary course of business of American or its Subsidiaries as conducted prior to the commencement of the Cases (it being understood that the fact that the Debtors may seek Bankruptcy Court approval of any matter shall not, in and of itself, constitute a determination that such matter is not in the ordinary course of business for purposes of this Agreement).

7.14 Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement will be void ab initio.

7.15 Specific Performance. American, US Airways and Merger Sub agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto fail to perform the provisions of this Agreement in accordance with their specified terms or to take such actions as are required of them hereunder to consummate the Closing in accordance with the terms of this Agreement or otherwise breach such provisions. American, US Airways and Merger Sub agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including specific performance in connection with enforcing a party’s obligation to consummate the Closing in accordance with the terms of this Agreement. Each of American, US Airways and

Merger Sub agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief consistent with this Section 7.15 on the basis that the other parties have an adequate remedy at law. A party seeking an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.15 shall not be required to provide any bond or other security in connection with any such order or injunction.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

AMR CORPORATION

By:	/s/ Thomas W. Horton
	Name:	Thomas W. Horton
	Title:	Chairman, President & Chief Executive Officer

AMR MERGER SUB, INC.

By:	/s/ Thomas W. Horton
	Name:	Thomas W. Horton
	Title:	President

US AIRWAYS GROUP, INC.

By:	/s/ W. Douglas Parker
	Name:	W. Douglas Parker
	Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

DEFINED TERMS

Terms	Section

7% Indenture	4.22(a)
7.25% Base Indenture	4.22(a)
7.25% Indenture	4.22(a)
7.25% Supplemental Indenture	4.22(a)
ADs	3.1(i)(i)
affiliate	3.1(w)
Agreement	Preamble
American	Preamble
American Acquisition Proposal	4.3(a)
American Aircraft	3.1(r)(i)
American Alternative Transaction Fee	6.7(b)
American Audit Date	3.1(e)(i)
American CBAs	3.1(o)(i)
American Change in Recommendation	4.3(a)
American Common Stock	2.3
American Compensation and Benefit Plan	3.1(h)(i)
American DB Plan	3.1(h)(v)
American Directors’ Recommendation	4.20(a)(iii)
American Disclosure Letter	3.1
American Foreign Plans	3.1(h)(viii)
American Lease	3.1(k)(ii)
American Leased Real Property	3.1(k)(ii)
American Material Adverse Effect	3.1(a)
American Material Contracts	3.1(j)(iii)
American Maximum Premium	4.12(c)
American NDA	7.8
American No Vote Transaction Fee	6.7(a)
American Owned Real Property	3.1(k)(i)
American Real Property	3.1(k)(ii)
American Reports	3.1(e)(i)
American Routes	4.1(q)
American Slots	3.1(s)
American Superior Proposal	4.3(a)(ii)
American Termination Fee	6.7(c)
American’s Knowledge	3.1(e)(iv)
Automatic Transferred Employees	4.10(l)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Binding American Contract	3.1(d)(ii)
business day	1.2
Cases	Recitals

CERCLA	3.1(m)(iv)
Certificate	2.1(c)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	Recitals
Computer Software	3.1(p)
Confirmation Order	Recitals
Conforming Plan	5.3(f)
Continuing Employee	4.10(e)
Contract	3.1(d)(ii)
Converted Cash-Settled US Airways RSU	4.21(a)(ii)(B)
Converted US Airways Equity Award	4.21(a)(ii)
Converted US Airways Option	4.21(a)(i)
Converted US Airways Cash-Settled SAR	4.21(a)(i)
Converted US Airways Stock-Settled SAR	4.21(a)(i)
Converted US Airways 7% Convertible Note	4.22(b)
Converted US Airways 7.25 Convertible Note	4.22(a)
Copyrights	3.1(p)
Covered American Proposal	6.7(a)
Covered US Airways Proposal	6.6(a)
Creditors’ Committee	Recitals
Creditors’ Committee Change in Recommendation	6.3(e)
Creditors’ Committee Recommendation	4.20(a)(iii)
Debtor	Recitals
Debtors	Recitals
Deliberate Material Breach	6.6(f)
DGCL	1.1
DHS	3.1(d)(i)
Disclosure Statement	4.20(a)(ii)
Disclosure Statement Approval Date	4.20(a)(iv)
Disclosure Statement Order	4.20(a)(iv)
DOT	3.1(d)(i)
Effective Time	1.3
Encumbrance	3.1(k)(iii), 3.2(k)(iii)
Environmental Laws	3.1(m)(ii)
Environmental Liability	3.1(m)(iii)
ERISA	3.1(h)(ii)
EU Merger Regulation	3.1(d)(i)
Exchange Act	3.1(d)(i)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
FAA	3.1(d)(i)
FARs	3.1(i)(i)
FCC	3.1(d)(i)
Foreign Corrupt Practices Act	3.1(q)(i)

Form S-4	4.7(a)
Form S-4 Documents	4.7(a)
FSA Plans	4.10(e)
GAAP	3.1(e)(ii)
Governmental Entity	3.1(d)(i)
Hazardous Substance	3.1(m)(iv)
HSR Act	3.1(d)(i)
IATA	3.1(s)
Indemnified Parties	4.12(a)
Independent Director	1.8(a)
Intellectual Property	3.1(p)
IRS	3.1(h)(ii)
IT Assets	3.1(p)
Knowing Material Breach	6.6(f)
Laws	3.1(i)(i)
Licenses	3.1(i)(i)
Lien	3.1(d)(ii)
Major American Airports	3.1(t)
Major US Airways Airports	3.2(t)
Material Adverse Effect	3.1(a)
Maximum Shares	2.1(d)(i)
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Preamble
Merger Sub Common Stock	2.1(a)
Merger Support Motion	4.20(a)(i)
Merger Support Order	4.20(a)(i)
NASDAQ	3.1(d)(i)
Newco	1.1
Newco 2013 Incentive Award Plan	4.10(c)
Newco By-Laws	1.7(a)
Newco Charter	1.6(a)
Newco Common Certificates	2.2(a)
Newco Common Stock	2.1(c)
Newco Fully Diluted Shares	2.1(d)
Newco Material Adverse Effect	4.7(e)
Newco Preferred Stock	2.1(d)(ii)
Non-Disclosure Agreements	7.8
Non-Union Continuing Employees	4.10(e)
Notice of American Change in Recommendation	4.3(a)(ii)
Notice of US Airways Change in Recommendation	4.4(a)(ii)
Notification Procedures Order	4.15(c)
NYSE	1.8(b)
OPEB	4.20(b)(ii)
Order	5.1(c)
Patents	3.1(p)

Person	2.1(d)(iii)
Plan	4.20(a)(ii)
Plan Related Documents	4.20(a)(ix)
Plan Shares	2.1(d)(iv)
Post-Closing 401(k) Plan	4.10(j)
Post-Closing FSA Plan	4.10(e)
Preferred American D&O Tail Policy	4.12(c)
Preferred US Airways D&O Tail Policy	4.12(d)
Prospectus / Proxy Statement	4.7(a)
Proxy Statement Documents	4.7(a)
RCRA	3.1(m)(iv)
reasonable best efforts	4.7(e)
Release	3.1(m)(v)
Removal, Remedial or Response Actions	3.1(m)(vi)
Representatives	4.3(a)
SEC	3.1(e)(i)
Second Request	4.7(b)
Securities Act	3.1(d)(i)
Share Determination Date	2.1(d)(v)
SOX Act	3.1(e)(i)
Standalone Plan	Recitals
Stockholder Approval	4.6
Stockholders Meeting	4.6
Subsidiary	3.1(a)
Surviving Corporation	1.1
Takeover Statute	3.1(l)
Tax	3.1(n)
Tax Return	3.1(n)
Taxes	3.1(n)
Termination Date	6.2
Terms and Conditions of Employment	4.10(l)
Trade Secrets	3.1(p)
Trademarks	3.1(p)
Transfer Taxes	4.14
Transition Committee	4.18
TSA	3.1(d)(i)
UCC’s Advisors	4.3(a)(ii)(B)
UCC’s Legal Advisor	7.7
UK Bribery Act	3.1(q)(i)
US Airways	Preamble
US Airways 401(k) Plan	4.10(g)
US Airways 7% Convertible Notes	3.2(b)(i)
US Airways 7.25% Convertible Notes	3.2(b)(i)
US Airways Acquisition Proposal	4.4(a)
US Airways Aircraft	3.2(r)(i)
US Airways Alternative Transaction Fee	6.6(b)

US Airways Audit Date	3.2(e)(i)
US Airways Cash-Settled RSUs	3.2(b)(i)
US Airways Cash-Settled SARs	3.2(b)(i)
US Airways CBAs	3.2(o)(i)
US Airways Change in Recommendation	4.4(a)
US Airways Common Stock	2.1(b)
US Airways Compensation and Benefit Plan	3.2(h)(i)
US Airways Directors’ Recommendation	3.2(c)(ii)
US Airways Disclosure Letter	3.2
US Airways Equity Awards	3.2(b)(i)
US Airways Equity Plans	3.2(b)(i)
US Airways Foreign Plans	3.2(h)(viii)
US Airways FSA Plan	4.10(e)
US Airways Lease	3.2(k)(ii)
US Airways Leased Real Property	3.2(k)(ii)
US Airways Material Adverse Effect	3.2(a)
US Airways Material Contracts	3.2(j)(iii)
US Airways Maximum Premium	4.12(d)
US Airways NDA	7.8
US Airways No Vote Transaction Fee	6.6(a)
US Airways Options	3.2(b)(i)
US Airways Owned Real Property	3.2(k)(i)
US Airways Real Property	3.2(k)(ii)
US Airways Reports	3.2(e)(i)
US Airways Routes	4.2(q)
US Airways RSUs	3.2(b)(i)
US Airways SARs	3.2(b)(i)
US Airways Slots	3.2(s)
US Airways Stock-Settled RSUs	3.2(b)(i)
US Airways Stock-Settled SARs	3.2(b)(i)
US Airways Superior Proposal	4.4(a)(i)
US Airways Termination Fee	6.6(c)
US Airways’ Knowledge	3.2(e)(iv)

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of May 15, 2013, by and among AMR Corporation, a Delaware corporation (“American”); AMR Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of American (“Merger Sub”); and US Airways Group, Inc., a Delaware corporation (“US Airways”); and this Amendment amends that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 13, 2013, by and among American, Merger Sub, and US Airways. Capitalized terms used in this Amendment and not defined herein shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, in accordance with Section 7.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as specified herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Merger Support Order. Notwithstanding any other provision of the Merger Agreement, the term “Merger Support Order” as used in the Merger Agreement, including for purposes of Section 6.2(d) and Section 7.1 of the Merger Agreement, shall mean that certain order entered by the Bankruptcy Court on May     , 2013 entitled Order Authorizing and Approving (i) Merger Agreement Among AMR Corporation, AMR Merger Sub, Inc., and US Airways Group, Inc., (ii) Debtors’ Execution of and Performance under Merger Agreement, (iii) Certain Employee Compensation and Benefit Arrangements, (iv) Termination Fees, and (v) Related Relief, which shall be deemed to be in form and substance reasonably acceptable to American and US Airways.

2. Exhibit A. Section 1(a) of Article IV of Exhibit A of the Merger Agreement is amended by replacing the existing provision in its entirety with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,950,000,000 shares of capital stock, consisting of 1,750,000,000 shares of common stock having a par value of $0.01 per share (the “Common Stock”) and 200,000,000 shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”).”

3. Effectiveness. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, all of the terms of the Merger Agreement shall remain unchanged and are hereby confirmed and remain in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed part of the Merger Agreement.

4. Effect of Amendment. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents, or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

6. Governing Law. This Amendment shall deemed to be made in and in all respects shall be interpreted, construed, and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

AMR CORPORATION

By:	/s/ Thomas W. Horton
Name:	Thomas W. Horton
Title:	Chairman, President and CEO

AMR MERGER SUB, INC.

By:	/s/ Thomas W. Horton
Name:	Thomas W. Horton
Title:	President

US AIRWAYS GROUP, INC.

By:	/s/ Stephen L. Johnson
Name:	Stephen L. Johnson
Title:	Executive Vice President

EXECUTION VERSION

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of June 7, 2013, by and among AMR Corporation, a Delaware corporation (“American”), AMR Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of American (“Merger Sub”), and US Airways Group, Inc., a Delaware corporation (“US Airways”), and this Amendment amends that certain Agreement and Plan of Merger, dated as of February 13, 2013, by and among American, Merger Sub, and US Airways (as such has previously been amended, the “Merger Agreement”). Capitalized terms used in this Amendment and not defined herein shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, in accordance with Section 7.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as specified herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to Section 1.6(a). Section 1.6(a) is deleted and replaced in its entirety with the following:

(a) Newco. Immediately prior to the Effective Time, the certificate of incorporation of American shall be amended and restated substantially in the form set forth on Exhibit A hereto, until thereafter duly amended as provided therein or by applicable Laws (the “Newco Charter”). Immediately following the Effective Time and pursuant to the Plan, the Newco Charter shall be further amended to change the name of Newco from “AMR Corporation” to “American Airlines Group Inc.”.

2. Amendment to Section 1.7(a). Section 1.7(a) is deleted and replaced in its entirety with the following:

(a) Newco. At the Effective Time, the by-laws of American shall be amended and restated substantially in the form set forth on Exhibit C hereto until duly amended as provided therein or by applicable Laws (the “Newco By-Laws”).

3. Effectiveness. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, all of the terms of the Merger Agreement shall remain unchanged and are hereby confirmed and remain in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed part of the Merger Agreement.

4. Effect of Amendment. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

6. Governing Law. This Amendment shall deemed to be made in and in all respects shall be interpreted, construed, and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

AMR CORPORATION

By:	/s/ Gary F. Kennedy
Name:	Gary F. Kennedy
Title:	Senior Vice President and General Counsel

AMR MERGER SUB, INC.

By:	/s/ Gary F. Kennedy
Name:	Gary F. Kennedy
Title:	Secretary

US AIRWAYS GROUP, INC.

By:	/s/ Stephen L Johnson
Name:	Stephen L Johnson
Title:	Executive Vice President

Signature Page to Second Amendment to Merger Agreement

Execution Version

THIRD AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of September 20, 2013, by and among AMR Corporation, a Delaware corporation (“American”), AMR Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of American (“Merger Sub”), and US Airways Group, Inc., a Delaware corporation (“US Airways”), and this Amendment amends that certain Agreement and Plan of Merger, dated as of February 13, 2013, by and among American, Merger Sub, and US Airways (as such has previously been amended, the “Merger Agreement”) and the American Disclosure Letter referred to therein. Capitalized terms used in this Amendment and not defined herein shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, in accordance with Section 7.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement and the American Disclosure Letter as specified herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to Section 6.2(a) of the Merger Agreement. Section 6.2(a) of the Merger Agreement is deleted and replaced in its entirety with the following:

(a) either (i) the Merger shall not have been consummated by the later of (A) January 17, 2014 and (B) fourteen (14) days after the District Court (as defined below) enters an Order in the Trial (as defined below) in favor of American and US Airways, provided that such Order is entered on or prior to January 17, 2014, or (ii) five (5) days shall have elapsed after the United States District Court for the District of Columbia (the “District Court”) enters a final, but appealable, Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger following the trial in the proceeding captioned United States of America, et al. v. US Airways Group, Inc. and AMR Corporation (the “Trial”);

2. Amendment to Section 4.20. The definition of “Plan” in Section 4.20(a)(ii) is deleted and replaced in its entirety with the following:

(the “Plan”; it is understood and agreed that a condition precedent to the effectiveness of the Plan shall be that the matters set forth in Section 4.10 and Section 4.1(o) of the American Disclosure Schedule shall be in effect, other than the matter set forth as item 1 in Section 4.1(o) of the American Disclosure Letter, “Letter Agreement, dated February 13, 2013, among Thomas W. Horton, American Airlines, Inc. and AMR Corporation”)

3. Effectiveness. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, all of the terms of the Merger Agreement and the American Disclosure Letter shall remain unchanged and are hereby confirmed and remain in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed part of the Merger Agreement and the American Disclosure Letter.

4. Effect of Amendment. Whenever the Merger Agreement or the American Disclosure Letter is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement and the American Disclosure Letter as amended by this Amendment.

5. Counterparts. This Amendment may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute a single instrument.

6. Governing Law. This Amendment shall deemed to be made in and in all respects shall be interpreted, construed, and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

AMR CORPORATION

By:	/s/ Gary F. Kennedy
Name:	Gary F. Kennedy
Title:	Senior Vice President and General Counsel

AMR MERGER SUB, INC.

By:	/s/ Gary F. Kennedy
Name:	Gary F. Kennedy
Title:	Secretary

US AIRWAYS GROUP, INC.

By:	/s/ Stephen L. Johnson
Name:	Stephen L. Johnson
Title:	Executive Vice President, Corporate and Government Affairs

Signature Page to Third Amendment to Merger Agreement

EXHIBIT B

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

AMERICAN AIRLINES GROUP INC.

Pursuant to Sections 151(g) and 303 of the

General Corporation Law of the State of Delaware

American Airlines Group Inc., a Delaware corporation (the “Corporation”), hereby certifies that pursuant to the Joint Chapter 11 Plan of Reorganization of AMR Corporation, dated [            , 2013] (the “Plan”), which Plan was confirmed by order of the United States Bankruptcy Court for the Southern District of New York pursuant to Chapter 11 of the United States Bankruptcy Code and provides for the authorization and issuance of the Series A Preferred Stock (as defined below), and pursuant to the provisions of Sections 151(g) and 303 of the General Corporation Law of the State of Delaware (the “DGCL”), a series of preferred stock, par value $0.01 per share, of the Corporation, herein designated as “Series A Convertible Preferred Stock,” is hereby issued, designated, created, authorized and provided for on the terms and with the voting powers, designations, preferences and relative, participating, optional, or other special rights and the qualifications, limitations or restrictions set forth herein and (to the extent applicable to preferred stock of the Corporation) in the Corporation’s Amended and Restated Certificate of Incorporation as in effect on the date hereof (the “Certificate of Incorporation”):

Capitalized terms that are used but are not otherwise defined in this Certificate of Designations, Preferences and Rights (this “Certificate”) shall have the meanings ascribed to them in Section 8 below.

Section 1. Designation; Stated Value; Form.

1.1 Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), and the number of shares of Series A Preferred Stock (each a “Share” and, collectively, the “Shares”) constituting such series shall be [                 (                )].1 The voting powers, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of the Series A Preferred Stock shall be as set forth herein.

[1]	Note to Draft: Number of shares will be equal to the quotient of the Total Initial Stated Value (as defined in the term sheet attached as Exhibit A to the Support and Settlement Agreement dated February 13, 2013) divided by the Initial Stated Value per Share.

1.2 Stated Value. The stated value of any Share, as of any date of determination, shall be equal to the sum of (i) $25 (the “Initial Stated Value”) and (ii) the amount of the Accrued Stated Value (as defined below) with respect to such Share, calculated as of such date (the “Stated Value”).

1.3 Form. The Corporation shall issue the Shares of Series A Preferred Stock in the form of one or more global certificates (each, a “Global Certificate”) to be deposited in the facilities of DTC, and the beneficial interests in the Series A Preferred Stock will be reflected as electronic book-entry interests through the facilities of DTC and will transfer only via electronic book-entry interests through the facilities of DTC, and the procedures to be followed with respect to any Mandatory Conversion or Optional Conversion and any required increases or decreases to the number of Shares represented by the Global Certificate(s) will be in accordance with the applicable procedures of DTC; provided, that no such procedures shall adversely affect any of the rights of any Holder of the Shares as set forth in this Certificate.

Section 2. Dividends.

2.1 Accrual of Stated Value. From and after the Plan Effective Date, the Stated Value of each Share of Series A Preferred Stock will automatically increase, without any action to be taken by the Corporation or its Board of Directors (the “Board of Directors”) and whether or not there are funds legally available for the payment of dividends, in arrears on a daily basis at the rate of 6.25% per annum, using the actual number of days elapsed and a 360-day year, without compounding, on the Initial Stated Value of such Share to and excluding the applicable Conversion Date of such Share (the cumulative amount of such increase, as of any date or time of determination, the “Accrued Stated Value”). A schedule of the Stated Value of each Share on each day (the first through the 120th) following the Plan Effective Date, after giving effect to the amount of the Accrued Stated Value as of such day, is set forth as Exhibit A hereto.

2.2 Participating Dividends. In the event that, on or after the Plan Effective Date, the Corporation declares or pays any dividends or distributions with respect to the Common Stock (excluding any dividends or distributions paid in the form of additional shares of Common Stock), each Holder shall be entitled to receive, in addition to the Accrued Stated Value accrued pursuant to Section 2.1, a dividend or distribution per Share of Series A Preferred Stock equal to the dividend or distribution that such Holder would have received with respect to the Common Stock Equivalent Number of shares of Common Stock as of immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividend or distribution (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends is determined).

Section 3. Liquidation.

3.1 Liquidation Event. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), each Holder shall be entitled to receive, with respect to each Share of Series A Preferred Stock, on a pro rata basis with the Common Stock and without preference with respect to the Common Stock, the distribution(s) that such Holder would have been entitled to receive as a result of such

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Liquidation Event with respect to the Common Stock Equivalent Number of shares of Common Stock as of immediately prior to such Liquidation Event. For the avoidance of doubt, the merger or consolidation of the Corporation with any other Person, including a merger or consolidation in which the Holders receive cash, securities or other property for their Shares of Series A Preferred Stock, or the sale, lease or exchange for cash, securities or other property of all or substantially all of the assets of the Corporation, in each case, shall not, in and of itself, constitute a Liquidation Event.

3.2 Notice Requirement. The Corporation shall, within five (5) Business Days following the date the Board of Directors approves any Liquidation Event or within five (5) Business Days following the commencement of any involuntary bankruptcy or similar proceeding, whichever is earlier, give each Holder written notice of the event. Such written notice shall describe, to the extent known to the Corporation, the material terms and conditions of such event relating to the treatment of the Series A Preferred Stock and the Common Stock, including, to the extent known to the Corporation, a description of the stock, cash and property to be received by the Holders with respect to their Shares of Series A Preferred Stock and the Common Stock as a result of the event and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of such material change.

Section 4. Voting Rights.

(i) Each Share of Series A Preferred Stock shall entitle the Holder thereof to vote with the holders of Common Stock, voting together as a single class, with respect to any and all matters presented to the holders of Common Stock for their action, consideration or consent, whether at any special or annual meeting of stockholders, by written action of stockholders in lieu of a meeting (to the extent permitted by the Certificate of Incorporation and the DGCL), or otherwise. With respect to any such vote, each Share of Series A Preferred Stock held on the record date for determining the stockholders of the Corporation eligible to participate in such vote shall entitle the Holder thereof to cast 2.2989 votes, subject to adjustment pursuant to Section 6.1 (such number of votes, the “Preferred Stock Voting Ratio”).

(ii) For so long as any Shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for such purpose, given in person or by proxy, by Holders holding, in the aggregate, at least a majority of the outstanding Shares of Series A Preferred Stock (excluding any Shares beneficially owned directly or indirectly by the Corporation or any of its Subsidiaries), voting as a separate class, amend, alter or repeal (including by means of a merger, consolidation or otherwise) any provision of the Certificate of Incorporation or this Certificate that would alter or change the rights, preferences or privileges of the Series A Preferred Stock in a manner adverse to the holders of Shares of Series A Preferred Stock. In any case in which the Holders of Series A Preferred Stock shall be entitled to vote as a separate class pursuant to this Certificate, the Certificate of Incorporation or Delaware law, each Holder shall be entitled to one vote for each Share of Series A Preferred Stock held on the record date for determining the stockholders of the Corporation eligible to vote thereon.

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Section 5. Conversion.

5.1 Mandatory Conversion. All Shares of Series A Preferred Stock, except to the extent previously converted pursuant to an Optional Conversion, shall automatically be converted into shares of Common Stock on the following terms and conditions (each such conversion, a “Mandatory Conversion”).

(i) On each Mandatory Conversion Date, a number of Shares of Series A Preferred Stock equal to the lesser of (a) [                ]2 and (b) the number of Shares outstanding on such Mandatory Conversion Date shall automatically be converted into that number of shares of Common Stock for each Share of Series A Preferred Stock equal to the quotient of (A) the Stated Value of such Share on such Mandatory Conversion Date, divided by (B) the Conversion Price in effect on such Mandatory Conversion Date, with fractional shares of Common Stock rounded up or down as provided herein. Each such Mandatory Conversion of Shares shall occur automatically without any further action by the relevant Holder or the Corporation. Prior to 9:00 a.m. New York City time on the first Business Day after each Mandatory Conversion Date, the Corporation shall publish the Conversion Price in effect with respect to such Mandatory Conversion Date and the number of shares of Common Stock issuable per $1,000 in Stated Value of Shares that are converted pursuant to Mandatory Conversion on such Mandatory Conversion Date, by posting such information on the Corporation’s website and issuing a press release that contains such information.

(ii) Within three (3) Business Days following a Mandatory Conversion Date, the Corporation or Transfer Agent shall deliver by book-entry delivery via DTC to the accounts specified by DTC, a number of shares of Common Stock equal to the aggregate number of shares to be issued pursuant to the Mandatory Conversion of all Shares of Series A Preferred Stock converted by Mandatory Conversion with respect to such Mandatory Conversion Date.

(iii) With respect to each Mandatory Conversion Date, the conversion of Shares of Series A Preferred Stock pursuant to Mandatory Conversion shall be effectuated by the Corporation pro rata among all Holders (or such other method, including by lot, as may be required by DTC), based on the number of Shares outstanding as of 5:00 p.m., New York City time, on such Mandatory Conversion Date, after giving effect to any Optional Conversion for which the Optional Conversion Date occurs before such Mandatory Conversion Date.

(iv) For the avoidance of doubt, following the 120th day following the Plan Effective Date, Holders shall have no rights under the Series A Preferred Stock other than the right to receive the shares of Common Stock into which their Shares of Series A Preferred Stock were converted pursuant to any Mandatory Conversion or Optional Conversion hereunder and the rights that a holder of shares of Common Stock would have corresponding thereto.

5.2 Optional Conversion. At any time following the fifth (5th) trading day after the Plan Effective Date, and from time to time prior to the final Mandatory Conversion Date, each Holder shall have the right, but not the obligation, to elect to convert all or any

[2]	Note to Draft: Insert amount equal to 25% of the total number of Shares of Series A Preferred Stock issued pursuant to the Plan.

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portion of such Holder’s Shares into shares of Common Stock, on the following terms and conditions (any such conversion, an “Optional Conversion”); provided that no Optional Conversion may be exercised during the three (3) Business Days prior to a Mandatory Conversion Date or the three (3) Business Dates following a Mandatory Conversion Date.

(i) Any Holder may elect to convert all or any portion of its Shares of Series A Preferred Stock into that number of shares of Common Stock for each Share of Series A Preferred Stock equal to the quotient of (a) the Stated Value of such Share on the Optional Conversion Date (as defined below), divided by (b) the Conversion Price in effect on such Optional Conversion Date, with fractional shares of Common Stock rounded up or down as provided herein; provided, however, that the aggregate number of Shares actually converted by all Holders pursuant to Optional Conversion during any Conversion Period shall not exceed 10,000,000 Shares (the “Optional Conversion Cap”).

(ii) In order to effectuate an Optional Conversion of Shares of Series A Preferred Stock, the Holder of such Shares shall submit a written notice to the Corporation, duly executed by such Holder and in the form attached hereto as Exhibit B, or otherwise provide such notice as may be required by the applicable procedures of DTC, stating that such Holder irrevocably elects to convert the number of Shares specified in such notice to the Corporation of the Shares of Series A Preferred Stock being converted (a “Conversion Notice”). An election to convert Shares of Series A Preferred Stock pursuant to an Optional Conversion shall be deemed to have been made as of the following dates (the “Conversion Election Effective Date”): (a) on the date of receipt, with respect to any Conversion Notice received by the Corporation at or prior to 5:00 p.m., New York City time, on any Business Day and (b) on the next Business Day following such receipt, with respect to any Conversion Notice received by the Corporation on a non-Business Day or after 5:00 p.m., New York City time, on any Business Day. The conversion of all Shares of Series A Preferred Stock with respect to which an Optional Conversion election is made, and the issuance of all shares of Common Stock to be issued pursuant to such conversion, shall become effective as of the Conversion Election Effective Date for such election, subject to the Optional Conversion Cap and the provisions of Section 5.2(iv). As used herein, “Optional Conversion Date” means, with respect to any Share of Series A Preferred Stock for which a valid Optional Conversion election is made, the date on which the conversion of such Share becomes effective pursuant to the immediately preceding sentence. As promptly as practicable (and in no event more than three (3) Business Days) following each Optional Conversion Date, the Corporation or the Transfer Agent shall deliver to the applicable Holder (or, if applicable, the name of such Holder’s designee as stated in the Conversion Notice), by book-entry delivery via DTC to the account(s) specified by DTC, a number of shares of Common Stock equal to the number of shares to which such Holder is entitled pursuant to the Optional Conversion of the Shares of such Holder’s Series A Preferred Stock that were converted as of such Optional Conversion Date.

(iii) The Transfer Agent, if applicable, or the Corporation shall maintain a written record that lists each Optional Conversion election that is made from and after the Plan Effective Date and, with respect to each such election, (a) the electing Holder, (b) the number of Shares with respect which such election was made, (c) the Conversion Election Effective Date and (d) the extent applicable, the Optional Conversion Date(s) for the Shares of Series A Preferred Stock converted pursuant to such election and the number of shares of Common Stock issued pursuant to such Optional Conversion on each such Optional Conversion Date.

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(iv) During each Conversion Period, the Shares of Series A Preferred Stock that Holders elect to convert pursuant to Optional Conversion and for which the Conversion Election Effective Date occurs during such Conversion Period shall be converted on a “first come first serve” basis based on their respective Conversion Election Effective Dates, in each case subject to the Optional Conversion Cap and the terms and conditions of this Section 5.2(iv). Promptly (and in no event more than three (3) Business Days thereafter) after the Optional Conversion Cutoff Date with respect to a Conversion Period, the Corporation shall publish the fact that an Optional Conversion Cutoff Date has occurred and the date thereof by posting such information on the Corporation’s website and issuing a press release that contains such information. If, at any time during any Conversion Period, the aggregate number of Shares with respect to which Optional Conversion elections are made and for which the Conversion Election Effective Date occurs during such Conversion Period exceeds the Optional Conversion Cap, then:

(a) any Optional Conversion election with a Conversion Election Effective Date that is after the Optional Conversion Cutoff Date shall not be given any effect;

(b) (A) all such Shares for which the Conversion Election Effective Date occurs prior to the Optional Conversion Cutoff Date shall be converted pursuant to Optional Conversion as of the Optional Conversion Date and (B) with respect to all such Optional Conversion elections for which the Optional Election Effective Date is the Optional Conversion Cutoff Date, the number of Shares converted pursuant to such Optional Conversions shall be cut back pro rata among all such elections, to the extent necessary to result in the aggregate number of Shares converted pursuant to Optional Conversion during such Conversion Period being not greater than the Optional Conversion Cap and such Shares which are not converted shall no longer be deemed to have submitted a Conversion Notice; and

(c) promptly (and in no event later than the second (2nd) Business Day thereafter) after the Optional Conversion Cutoff Date with respect to such Conversion Period, the Corporation or Transfer Agent shall provide written notice to each Holder of Shares of Series A Preferred Stock that are the subject of an Optional Conversion election for which the Conversion Election Effective Date occurred during such Conversion Period and were not converted pursuant to Optional Conversion during such Conversion Period, as follows (each, an “Optional Conversion Cutoff Notice”): (x) if none of such Holder’s Shares are converted pursuant to Optional Conversion during such Conversion Period, the Optional Conversion Cutoff Notice shall include a statement to such effect and (y) if any of such Holder’s Shares are cut back pursuant to clause (b) of this Section 5.2(iv), the Optional Conversion Cutoff Notice shall include a statement describing how such cutbacks were calculated and that to the extent such Holder’s Shares that were not converted, such Holder must submit a new Conversion Notice with respect to such shares in a subsequent Conversion Period, if any, in order to effectuate an Optional Conversion with respect to such Shares.

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5.3 General Conversion Provisions.

(i) Effect of Conversion on Series A Preferred Stock. All Shares of Series A Preferred Stock that are converted pursuant to Mandatory Conversion or Optional Conversion shall automatically, upon such conversion, be cancelled and retired and cease to exist, and shall not thereafter be reissued or sold and shall return to the status of authorized but unissued shares of Preferred Stock undesignated as to series. Upon the conversion of Shares of Series A Preferred Stock pursuant to Mandatory Conversion or Optional Conversion, all such Shares shall thereupon cease to confer upon the Holder thereof any rights (other than the right to receive the shares of Common Stock that such Holder is entitled to receive pursuant to such Mandatory Conversion or Optional Conversion) of a holder of Shares of Series A Preferred Stock, and the Person(s) in whose name the shares of Common Stock are to be issued upon such Mandatory Conversion or Optional Conversion shall be deemed to have become the holder(s) of record of such shares of Common Stock.

(ii) Status of Common Stock. All shares of Common Stock delivered upon any Mandatory Conversion or Optional Conversion of Shares will, upon such conversion, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights, free from all taxes, liens, security interests, charges and encumbrances (other than liens, security interests, charges or encumbrances created by or imposed upon the Holder or taxes in respect of any transfer occurring contemporaneously therewith) and shall not be subject to any legend restricting trading thereof other than as provided for in the Certificate of Incorporation or Section 7 hereof.

(iii) No Charge or Payment. The issuance of shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to any Mandatory Conversion or Optional Conversion shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof; provided, however, that the Corporation shall not be required to pay any tax or other governmental charge that may be payable with respect to the issuance or delivery of any shares of Common Stock in the name of any Person other than the Holder of the converted Shares, and no such delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or charge, or has established to the satisfaction of the Corporation that such tax or charge has been paid or that no such tax or charge is due.

(iv) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the Shares of Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Shares of Series A Preferred Stock pursuant to Mandatory Conversion and/or Optional Conversion at a Conversion Price equal to the Conversion Price Floor. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation applicable to the Corporation or any requirements of any securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Shares of Series A Preferred Stock.

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(v) No Fractional Shares of Common Stock. No fractional shares of Common Stock shall be issued upon any Mandatory Conversion or Optional Conversion of Shares of Series A Preferred Stock. In lieu of delivering a fractional share of Common Stock to any Holder in connection with any such conversion, the number of full shares of Common Stock that shall be issued upon conversion of Shares held by the same Holder (including any Holder of a Global Certificate) shall be computed on the basis of the aggregate Stated Value of all Shares (or specified portion thereof) held by such Holder that is being converted and any fractional share of Common Stock shall be rounded up or down to the next whole number or zero, as applicable (with one-half being closer to the next lower whole number for this purpose).

Section 6. Adjustments for Stock Splits, Business Combinations, etc.

6.1 Stock Splits, Subdivisions, Reclassifications or Combinations. In the event that the Corporation, at any time from and after the Plan Effective Date, (i) pays any dividends or distributions with respect to the Common Stock, in the form of additional shares of Common Stock or (ii) subdivides (by stock split, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares, the Conversion Price Cap, the Conversion Price Floor and the Preferred Stock Voting Ratio in effect immediately prior to any such event, shall be proportionally increased. In the event that the Corporation, at any time from and after the Plan Effective Date, combines (by reverse stock split, recapitalization or otherwise) the outstanding Common Stock into a smaller number of shares, the Conversion Price Cap, the Conversion Price Floor and the Preferred Stock Voting Ratio in effect immediately prior to any such event shall be proportionally decreased. Any adjustment under this Section 6.1 shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective, and successive adjustments shall be made, without duplication, whenever any such dividend, subdivision or combination shall occur.

6.2 Business Combinations. In case of any Business Combination, at any time from and after the Plan Effective Date, lawful provision shall be made as part of the terms of such Business Combination whereby each Holder shall have the right thereafter to convert each Share held by it only into the kind and amount of securities, cash and other property receivable upon the Business Combination by a holder of a Common Stock Equivalent Number of shares of Common Stock as of immediately prior to such Business Combination. The Corporation or the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents (each, a “Constituent Document”) to establish such rights and to ensure that the dividend, voting, conversion and other rights of the Holders established herein are unchanged. Such Constituent Documents or any amendment thereof in accordance with this paragraph shall contain terms as nearly equivalent as may be practicable to the terms provided for in this Certificate, including adjustments, which, for events subsequent to the effective date of such Constituent Documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6.

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6.3 Other Adjustments. In the event that any transaction or event of the type contemplated by Sections 6.1 or 6.2 but not explicitly provided for in this Section 6 occurs with respect to the Common Stock, the Board of Directors shall take appropriate action as may be necessary or appropriate as determined in its reasonable good faith judgment to protect the rights of the Holders of Shares of Series A Preferred Stock in a manner consistent with the provisions of this Section 6.

6.4 Statement Regarding Adjustments. Promptly following any adjustment to the Conversion Price Cap, the Conversion Price Floor and/or the Preferred Stock Voting Ratio as provided in Section 6.1, or any other adjustment as provided in Section 6.2 or Section 6.3, the Corporation shall (i) file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, and, as applicable, the Conversion Price Cap, the Conversion Price Floor and the Preferred Stock Voting Ratio that shall be in effect after such adjustment and (ii) deliver a copy of such statement to each Holder.

Section 7. Registration of Transfer.

The Shares of Series A Preferred Stock shall be freely tradable and any Holder may, at any time, transfer, sell or otherwise dispose of all or any portion of its Shares, subject to applicable securities laws and the restrictions set forth in Article IV of the Certificate of Incorporation with respect to “Equity Securities” and “Corporation Securities.” The Corporation shall maintain and keep at its principal office a register or appoint a Transfer Agent to maintain a register for the registration and transfer of Shares of Series A Preferred Stock. The Corporation may place such legend on any Global Certificate and/or provide such notices as may be required by applicable law, the Certificate of Incorporation or the applicable requirements of DTC.

Section 8. Definitions. As used in this Certificate, the following terms shall have the following meanings:

“Business Combination” means any (i) reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation with any third party other than the merger contemplated by the Merger Agreement or (ii) any sale, assignment, conveyance, transfer, lease or other disposition by the Corporation and/or any of its subsidiaries to a third party of all or substantially all of the Corporation’s assets, or assets constituting all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis.

“Business Day” means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Common Stock Equivalent Number” means, as of any date of determination, the number of shares of Common Stock that a Holder of a Share of Series A Preferred Stock would have received assuming such Share was converted pursuant to an Optional Conversion, without regard to the Optional Conversion Cap, as of such date of determination.

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“Conversion Date” means each Mandatory Conversion Date and each date on which Shares of Series A Preferred Stock are converted pursuant to an Optional Conversion.

“Conversion Period” means, with respect to any Mandatory Conversion Date, the period of time ending on such date and beginning on (i) the day following the immediately preceding Mandatory Conversion Date or (ii) the Plan Effective Date, in the case of the first Conversion Period.

“Conversion Price” means, with respect to any Conversion Date, an amount equal to 96.5% of the VWAP calculated with respect to such Conversion Date; provided, however, that such amount shall not be less than the Conversion Price Floor nor greater than the Conversion Price Cap.

“Conversion Price Cap” means the greater of (i) $19.00 and (ii) the Initial VWAP less the Conversion Price Floor plus the Initial VWAP, subject to adjustment as set forth in Section 6.1.3

“Conversion Price Floor” means $10.875 per share of Common Stock, subject to adjustment as set forth in Section 6.1.

“DTC” means The Depository Trust Company.

“Holder” means a holder of record of one or more Shares, as reflected in the stock records of the Corporation or the Transfer Agent, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the Shares for all purposes.

“Initial VWAP” means the VWAP calculated as of the Plan Effective Date.

“Mandatory Conversion Date” means each of the 30th, 60th, 90th and 120th days following the Plan Effective Date.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 13, 2013, by and among AMR Corporation (“AMR”), AMR Merger Sub, Inc., and US Airways Group, Inc.

“Optional Conversion Cutoff Date” means, with respect to any Conversion Period, the first date during such Conversion Period on which the aggregate number of Shares of Series A Preferred Stock with respect to which Optional Conversion elections were made and for which the Conversion Election Effective Date has occurred during such Conversion Period exceeds the Optional Conversion Cap.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

[3]	Note to Draft: To be replaced with actual dollar amount (and Initial VWAP definition deleted), if amount can be calculated prior to filing this Certificate with the Delaware Secretary of State.

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“Plan Effective Date” means the effective date of the Plan in accordance with the provisions of chapter 11 of the U.S. Bankruptcy Code.

“Total Initial Stated Value” means $[        ],4 the aggregate Initial Stated Value of all of the Shares issued by the Corporation pursuant to the Plan.

“trading day” means a trading day on the principal stock exchange on which the Common Stock is listed.

“Transfer Agent” means the transfer agent that may be appointed from time to time by the Corporation to maintain a register and record transfers of record ownership of the Shares.

“VWAP” means, with respect to any Conversion Date or any other date of determination, the volume weighted average price of Common Stock for the five (5) trading days ending on the last trading day immediately prior to such date; provided, however, that VWAP as of the Plan Effective Date and until the Common Stock is trading on a nationally recognized stock exchange shall be calculated as the volume weighted average price of the common stock of US Airways Group, Inc. for the five (5) trading days ending on the last trading day immediately prior to such date. The VWAP shall be calculated by using the “VWAP” function on a Bloomberg terminal by typing either “LCC” or the stock symbol for Common Stock, as applicable, and then pressing the “EQUITY” key, typing “VWAP,” and then pressing the “GO” key. Once directed to the VWAP screen, the beginning time and date shall be entered as 9:30 a.m. EST on the date five (5) trading days prior to the previous trading day and the ending time and date shall be entered as of 4:00 p.m. EST on the last trading day, and then pressing the “GO” key.

Section 9. Amendment and Waiver.

Subject to any vote and approval of the Holders that may be required by Section 4(ii), this Certificate may be amended, modified, altered, repealed or waived, in full or in part, by the Corporation at any time, by a resolution duly adopted by the Board of Directors or a duly authorized committee of the Board of Directors.

[4]	Note to Draft: Amount to be calculated in accordance with the term sheet attached as Exhibit A to the Support and Settlement Agreement dated February 13, 2013.

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Section 10. Notices.

Except as otherwise expressly provided hereunder, all notices and other communications referred to herein shall be in writing and delivered personally or sent by first class mail, postage prepaid, or by reputable overnight courier service, charges prepaid:

(i) If to the Corporation as follows, or as otherwise specified in a written notice given to each of the Holders in accordance with this Section 10:

American Airlines Group Inc.

4333 Amon Carter Blvd., Mail Drop 5618HDQ

Ft. Worth, Texas 76155

Attention: Gary Kennedy, Senior Vice President and General Counsel

Facsimile: 817- 967-2501

E-mail: gary.kennedy@aa.com

(ii) If to any Holder, at such Holder’s address as it appears in the stock records of the Corporation or as otherwise specified in a written notice given by such Holder to the Corporation or, at the Corporation’s option with respect to any notice from the Corporation to a Holder, in accordance with customary DTC practice.

Any such notice or communication given as provided above shall be deemed received by the receiving party upon: actual receipt, if delivered personally; actual delivery, if delivered in accordance with customary DTC practice; five (5) Business Days after deposit in the mail, if sent by first class mail; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 11. Severability.

Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 12. Headings.

The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

[Signature page follows]

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IN WITNESS WHEREOF, American Airlines Group Inc. has caused this Certificate of Designations of the Series A Convertible Preferred Stock to be signed by [                    ], its authorized officer, this [    ] day of [            ], 2013.

AMERICAN AIRLINES GROUP INC.

By:
Name:
Title:

[Signature Page to Certificate Designations]

Exhibit A

Accrued Stated Value

Day	Accrued Value	Day	Accrued Value	Day	Accrued Value	Day	Accrued Value
1	$25.004	31	$25.135	61	$25.265	91	$25.395
2	25.009	32	25.139	62	25.269	92	25.399
3	25.013	33	25.143	63	25.273	93	25.404
4	25.017	34	25.148	64	25.278	94	25.408
5	25.022	35	25.152	65	25.282	95	25.412
6	25.026	36	25.156	66	25.286	96	25.417
7	25.030	37	25.161	67	25.291	97	25.421
8	25.035	38	25.165	68	25.295	98	25.425
9	25.039	39	25.169	69	25.299	99	25.430
10	25.043	40	25.174	70	25.304	100	25.434
11	25.048	41	25.178	71	25.308	101	25.438
12	25.052	42	25.182	72	25.313	102	25.443
13	25.056	43	25.187	73	25.317	103	25.447
14	25.061	44	25.191	74	25.321	104	25.451
15	25.065	45	25.195	75	25.326	105	25.456
16	25.069	46	25.200	76	25.330	106	25.460
17	25.074	47	25.204	77	25.334	107	25.464
18	25.078	48	25.208	78	25.339	108	25.469
19	25.082	49	25.213	79	25.343	109	25.473
20	25.087	50	25.217	80	25.347	110	25.477
21	25.091	51	25.221	81	25.352	111	25.482
22	25.095	52	25.226	82	25.356	112	25.486
23	25.100	53	25.230	83	25.360	113	25.490
24	25.104	54	25.234	84	25.365	114	25.495
25	25.109	55	25.239	85	25.369	115	25.499
26	25.113	56	25.243	86	25.373	116	25.503
27	25.117	57	25.247	87	25.378	117	25.508
28	25.122	58	25.252	88	25.382	118	25.512
29	25.126	59	25.256	89	25.386	119	25.516
30	25.130	60	25.260	90	25.391	120	25.521

Exhibit B

AMERICAN AIRLINES GROUP INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock of American Airlines Group Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) of American Airlines Group Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”) of the Corporation, as of the date specified below.

Date:

Number of Series A Preferred Stock to be converted:

Signature:

Printed Name:

Address:

EXHIBIT C

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
:
In re	:	Chapter 11 Case No.
:
AMR CORPORATION, et al.,	:	11-15463 (SHL)
:
Debtors.	:	(Jointly Administered)
:
x

REVISED FINAL ORDER PURSUANT TO 11 U.S.C. §§ 105(a)

AND 362 ESTABLISHING NOTIFICATION PROCEDURES

FOR SUBSTANTIAL CLAIMHOLDERS AND EQUITY

SECURITY HOLDERS AND APPROVING RESTRICTIONS ON

CERTAIN TRANSFERS OF INTERESTS IN THE DEBTORS’ ESTATES

Upon the Motion, dated February 22, 2013 (the “Motion”),1 of AMR Corporation and its related debtors, as debtors and debtors in possession (collectively, the “Debtors”), pursuant to sections 105(a) and 362 of title 11, United States Code (the “Bankruptcy Code”), for entry of a revised order establishing notification procedures and approving restrictions on certain transfers of Claims (as hereinafter defined) against and interests in the Debtors’ estates, all as more fully described in the Motion; and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. §§ 157 and 1334 and Amended Standing Order of Reference M-431, dated January 31, 2012 (Preska, C.J.); and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); and due and proper notice of the Motion having been provided; and upon the statement in support of the Motion filed by the UCC (ECF No. 7232); and a hearing having been held to consider the relief requested in the Motion (the “Hearing”); upon the record of the

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Capitalized terms used herein and not initially defined shall have the meaning ascribed to such terms (i) in Paragraph (a)(v) in the case of provisions relating to AMR Stock, (ii) in Paragraph (b)(vi) in the case of provisions relating to Claims and Owned Interests, and (iii) if not otherwise defined herein, in the Motion.

Hearing and all of the proceedings had before the Court; and the Court having found and determined that the relief sought in the Motion is in the best interests of the Debtors, their estates, creditors, and all parties in interest, and that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and after due deliberation and sufficient cause appearing therefor, it is

FOUND that the Debtors’ net operating loss carryforwards (“NOLs”) and certain other tax attributes (together with the NOLs, the “Tax Attributes”) are property of the Debtors’ respective estates and are protected by section 362(a) of the Bankruptcy Code; and it is further

FOUND that to protect the potential value of the Debtors’ Tax Attributes, this Court entered an order on January 27, 2012 (ECF No. 890) (the “Original Order”) imposing certain procedures with respect to substantial equity holders of the Debtors, which procedures are not being altered by this Revised Order, and certain other procedures with respect to the trading and accumulation of Claims against the Debtors; and it is further

FOUND that the revised procedures under this revised order (the “Revised Order”) are necessary and proper to allow further flexibility of certain Claimholders while at the same time preserving the potential value of the Debtors’ Tax Attributes and are therefore in the best interests of the Debtors, their estates, and their creditors; and it is further

FOUND that the relief requested in the Motion is authorized under sections 105(a) and 362 of the Bankruptcy Code.

THEREFORE, IT IS:

ORDERED that the Motion is granted as provided herein on a final basis; and it is further

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ORDERED that the Original Order is hereby superseded and replaced by the terms of this Revised Order, and the provisions of this Revised Order shall be effective, nunc pro tunc, to November 29, 2011 (the “Commencement Date”); and it is further

ORDERED that any acquisitions, dispositions, or trading of AMR Stock in violation of the Procedures set forth in Paragraph (a) below shall be null and void ab initio as an act in violation of the automatic stay under section 362 of the Bankruptcy Code and pursuant to this Court’s equitable powers under section 105(a) of the Bankruptcy Code; and it is further

ORDERED that any acquisitions, dispositions, or trading of Claims against the Debtors in violation of the Procedures set forth in Paragraph (b)(iii) below shall be null and void ab initio as an act in violation of the automatic stay under section 362 of the Bankruptcy Code and pursuant to this Court’s equitable powers under section 105(a) of the Bankruptcy Code, and that any actions or inactions in violation of the other Procedures set forth in Paragraph (b) shall be subject to sanctions as provided herein, as applicable; and it is further

ORDERED that the following revised procedures (the “Procedures”) shall apply to trading in AMR Stock and Claims and are approved:

(a)	AMR Stock Ownership and Acquisition.

(i)

Notice of Substantial Stock Ownership. Any person or Entity (as such term is defined in section 1.382-3(a) of the U.S. Department of Treasury Regulations promulgated under the Tax Code (the “Treasury Regulations”), including persons acting pursuant to a formal or informal understanding among themselves to make a coordinated acquisition) that beneficially owns, at any time on or after the Commencement Date, AMR Stock in an amount sufficient to qualify such person or Entity as a Substantial Equityholder (as hereinafter defined) shall file with this Court, and serve upon the Debtors, the attorneys for the Debtors, and the attorneys for any statutory committee of unsecured creditors appointed in these cases (the “Creditors’ Committee”), a Notice of Substantial Stock Ownership (a “Substantial Ownership Notice”), in the form annexed hereto as Exhibit “B,” which describes in detail the AMR Stock ownership of such person or Entity, on or before the date that is the later of: (a) ten (10) business days after the entry of this Revised Order and

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(b) ten (10) business days after that person or Entity qualifies as a Substantial Equityholder. At the election of the Substantial Equityholder, the Substantial Ownership Notice to be filed with this Court (but not the Substantial Ownership Notice that is served upon the Debtors, the attorneys for the Debtors, and the attorneys for the Creditors’ Committee) may be redacted to exclude the Substantial Equityholder’s taxpayer identification number and the number of shares of AMR Stock that the Substantial Equityholder beneficially owns.

(ii)	Acquisition of AMR Stock or Options. At least twenty (20) business days prior to the proposed date of any transfer of equity securities (including Options (as hereinafter defined) to acquire such securities) that would result in an increase in the amount of AMR Stock beneficially owned by any person or Entity that currently is a Substantial Equityholder or that would result in a person or Entity becoming a Substantial Equityholder (a “Proposed Equity Acquisition Transaction”), such person, Entity, or Substantial Equityholder (a “Proposed Equity Transferee”) shall file with this Court, and serve upon the Debtors, the attorneys for the Debtors, and the attorneys for the Creditors’ Committee, a Notice of Intent to Purchase, Acquire, or Otherwise Accumulate AMR Stock (an “Equity Acquisition Notice”), in the form annexed hereto as Exhibit “C,” which describes in detail the proposed transaction in which AMR Stock is to be acquired. At the election of the Proposed Equity Transferee, the Equity Acquisition Notice that is filed with this Court (but not the Equity Acquisition Notice that is served upon the Debtors, the attorneys for the Debtors, and the attorneys for the Creditors’ Committee) may be redacted to exclude the Proposed Equity Transferee’s taxpayer identification number and the number of shares of AMR Stock that the Proposed Equity Transferee beneficially owns and proposes to purchase or otherwise acquire.

(iii)	Approval Procedures. The Debtors may determine, in furtherance of the purposes of the Procedures and in consultation with the attorneys for the Creditors’ Committee, whether or not to approve a Proposed Equity Acquisition Transaction. If the Debtors do not approve an Equity Acquisition Notice in writing within fifteen (15) business days after the Equity Acquisition Notice is filed with the Court, the Equity Acquisition Notice shall be deemed rejected and the related Proposed Equity Acquisition Transaction shall not be effective, unless the Proposed Equity Transferee files a motion with this Court for approval of the Proposed Equity Acquisition Transaction, which motion is approved by a final and nonappealable order of this Court. If the Proposed Equity Acquisition Transaction is approved by the Debtors, then such Proposed Equity Acquisition Transaction may proceed solely as specifically described in the Equity Acquisition Notice. Any further Proposed Equity Acquisition Transaction must be the subject of additional Equity Acquisition Notices and approval procedures set forth in the Procedures.

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(iv)	Unauthorized Transactions in AMR Stock or Options. Effective as of the Commencement Date and until further order of this Court to the contrary, any acquisition, disposition or other transfer of AMR Stock (including Options to acquire AMR Stock) of the Debtors in violation of the Procedures shall be null and void ab initio as an act in violation of the automatic stay under section 362 of the Bankruptcy Code.

(v)	Definitions. For purposes of this Revised Order, the following terms have the following meanings:

(1)	AMR Stock. “AMR Stock” means AMR’s Common Stock. For the avoidance of doubt, by operation of the definition of beneficial ownership (as hereinafter defined), an owner of an Option to acquire AMR Stock may be treated as the owner of such AMR Stock under certain circumstances.

(2)	Beneficial Ownership. “Beneficial ownership” (or any variation thereof) of AMR Stock (including constructive ownership by virtue of holding Options to acquire AMR Stock) shall be determined in accordance with applicable rules under section 382 of the Tax Code, Treasury Regulations, and rulings issued by the Internal Revenue Service (the “IRS”), and, thus, to the extent provided in those rules, from time to time shall include, without limitation, (A) direct and indirect ownership (e.g., a holding company would be considered to beneficially own all stock owned or acquired by its subsidiaries), (B) ownership by a holder’s family members and any group of persons acting pursuant to a formal or informal understanding to make a coordinated acquisition of stock, and (C) to the extent set forth in Treasury Regulations section 1.382-4, the ownership of an Option to acquire AMR Stock.

(3)	Option. An “Option” includes any contingent purchase, warrant, convertible debt, put, stock subject to risk of forfeiture, contract to acquire stock, or similar interest regardless of whether it is contingent or otherwise not currently exercisable.

(4)	Substantial Equityholder. A “Substantial Equityholder” means any person or Entity that beneficially owns at least 14,964,345 shares of AMR Stock (representing approximately 4.5% of all AMR Stock issued and outstanding).

(b)	Trading in Claims.

(i)	Disclosure of 382(l)(5) Plan.

If the proponent of a plan and disclosure statement (a “Plan Proponent”) determines that the reorganized Debtors likely will benefit from the application of section 382(l)(5) of the Tax Code and reasonably anticipates that the reorganized

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Debtors will invoke such section (a “382(l)(5) Plan”), then the Plan Proponent shall disclose in its proposed disclosure statement (the “Proposed 382(l)(5) Disclosure Statement”):

(1)	Adequate information about the incremental tax benefits anticipated from the use of section 382(l)(5) of the Tax Code that would not otherwise be available (taking into account the Debtors’ anticipated net unrealized built-in gains or net unrealized built-in losses);

(2)	A summary of any restrictions expected to be imposed on the transferability of securities issued under the plan in order to preserve such incremental tax benefits;

(3)	(A) The dollar amount of Claims (by class or other applicable breakdown) expected to result in a one-percent interest in the equity of Post-Emergence AMR, and (B) the number of any of the specified interests (“Owned Interests”) in AMR or other entities (such as, for example, equity interests in US Airways) expected to result in a one-percent interest in the equity of Post-Emergence AMR, in each case based upon then available information;

(4)	A specified date that is not less than ten (10) calendar days after the service of the notice of disclosure statement hearing with respect to the Proposed 382(l)(5) Disclosure Statement (the “Initial Determination Date”);

(5)	A specified date (that is not less than five (5) calendar days after the Initial Determination Date) for the initial notice required under Paragraph (b)(ii) (the “Initial Reporting Deadline”); and

(6)	The relevant provisions of this Revised Order requiring Substantial Claimholders to file notices and to sell Claims, all as set forth below.

The disclosure statement as finally approved (the “Final 382(l)(5) Disclosure Statement”) shall, in addition to the information set forth above, specify a date that is not less than ten (10) calendar days after the service thereof as the “Final Determination Date” and specify the date five (5) calendar days thereafter for the final notice required under Paragraph (b)(ii) (the “Final Reporting Deadline”).

(ii)	Notice of Substantial Claim Ownership.

(1)

Any person or Entity (as such term is defined in Treasury Regulations section 1.382-3(a), including persons acting pursuant to a formal or informal understanding among themselves to make a coordinated acquisition) that beneficially owns either (1) more than

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$190 million of Claims or (2) a lower amount of Claims which (based on the applicable information set forth in the Proposed 382(l)(5) Disclosure Statement or the Final 382(l)(5) Disclosure Statement, as applicable), when added to any Owned Interests beneficially owned by a holder of Claims (including under the aggregation rules described in the definition of “Substantial Claimholder” below), would result in such holder of Claims holding the Applicable Percentage of Post-Emergence AMR, in each case as of the Initial Determination Date or the Final Determination Date, shall serve upon the Plan Proponent, its attorneys, and the attorneys for the Creditors’ Committee, a notice of such status (a “Notice of Substantial Claim Ownership”), in substantially the form annexed hereto as Exhibit “D” (or as adjusted and attached to the Proposed 382(l)(5) Disclosure Statement or the Final 382(l)(5) Disclosure Statement), with respect to each such determination date on which it beneficially owns such amounts, on or before the Initial Reporting Deadline and the Final Reporting Deadline, respectively. Such beneficial owner shall also set forth in the Notice of Substantial Claim Ownership its beneficial ownership, if any, of any Owned Interests and whether it agrees to refrain from acquiring beneficial ownership of additional Owned Interests (and Options to acquire the same) until after the effective date of the 382(l)(5) Plan.

(2)	In order to assist in determining their eligibility for section 382(l)(5) of the Tax Code, the Debtors may, if after consultation with their attorneys and advisors and the attorneys and advisors for the Creditors’ Committee, the Debtors determine that the application of section 382(l)(5) of the Tax Code is likely to be beneficial to one or more of the reorganized Debtors (or any successors thereto), request, from any person or Entity that beneficially owns either (1) more than $190 million of Claims or (2) a lower amount of Claims which, when added to the Owned Interests beneficially owned by a holder of Claims (including under the aggregation rules described in the definition of “Substantial Claimholder” below), would result in such holder of Claims holding the Applicable Percentage of Post-Emergence AMR (for purposes of making this determination, such request shall include information comparable to the information that would be required in a Proposed 382(l)(5) Disclosure Statement pursuant to Paragraph (b)(i)(3)), in each case as of the date specified in such request, information regarding its beneficial ownership of Claims and Owned Interests (and Options to acquire the same) prior to the filing of the Proposed 382(l)(5) Disclosure Statement in a manner consistent with Paragraphs (b)(i)(3)-(5) (including identifying the applicable information described in Paragraph (b)(i)(3)) based on then available information and substituting “twenty (20)” for “ten (10)” in Paragraph (b)(i)(4)). In addition, the Debtors shall disclose such request in a separate filing with the SEC on Form 8-K.

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(3)	Any person or Entity that fails to comply with its notification obligations set forth in this Paragraph (b)(ii) shall, in addition to the consequences set forth in Paragraph (b)(iv)(8) below, be subject to such remedy as this Court may find appropriate upon motion by the Debtors after service upon such person or Entity and a hearing on notice in accordance with the Federal Rules of Bankruptcy Procedure (“Bankruptcy Rules”), including, without limitation, ordering such noncompliant person or Entity to divest itself promptly of any beneficial ownership of Claims to the extent of the ownership by such person or Entity of an Excess Amount (as defined in Paragraph (b)(iv)(2)) and monetary damages for any costs reasonably incurred by the Debtors caused by the violation and enforcement of this Paragraph (b)(ii).

(iii)	Claims Trading Before and After Final Determination Date.

(1)	Any person or Entity generally may trade freely and make a market in Claims until the Final Determination Date.

(2)	After the Final Determination Date, any acquisition of Claims by a Substantial Claimholder (or a person or Entity who would become a Substantial Claimholder as a result of the consummation of the contemplated transaction) shall not be effective unless consummated in compliance with Paragraphs (b)(iii)(3) and (4).

(3)	At least ten (10) business days prior to the proposed date of any transfer of Claims that would result in (A) an increase in the dollar amount of Claims beneficially owned by a Substantial Claimholder or (B) any person or Entity becoming a Substantial Claimholder (a “Proposed Claims Acquisition Transaction”), such person, Entity, or Substantial Claimholder (a “Proposed Claims Transferee”) shall serve upon the Plan Proponent, its attorneys, and the attorneys for the Creditors’ Committee, a Notice of Request to Purchase, Acquire, or Otherwise Accumulate a Claim (a “Claims Acquisition Request”), in the form annexed hereto as Exhibit “E,” which describes in detail the intended acquisition of Claims, regardless of whether such transfer would be subject to the filing, notice, and hearing requirements set forth in Bankruptcy Rule 3001.

(4)	The Plan Proponent may determine, in consultation with the attorneys for the Creditors’ Committee, whether or not to approve a Claims Acquisition Request. If the Plan Proponent does not

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approve a Claims Acquisition Request in writing within eight (8) business days after the Claims Acquisition Request is filed with the Court, the Claims Acquisition Request shall be deemed rejected.

(iv)	Creditor Conduct and Sell-Down.

(1)	To permit reliance by the Debtors on Treasury Regulations section 1.382-9(d)(3), upon the entry of this Revised Order, any Substantial Claimholder that participates in formulating any chapter 11 plan of reorganization of or on behalf of the Debtors (which shall include, without limitation, making any suggestions or proposals to the Debtors or their advisors with regard to such a plan) shall not disclose or otherwise make evident to the Debtors that any Claims in which such holder has a beneficial ownership are Newly Traded Claims, unless compelled to do so by an order of a court of competent jurisdiction or some other applicable legal requirement; provided, however, that the following activities shall not constitute participation in formulating a plan of reorganization if, in pursuing such activities, the Substantial Claimholder does not disclose or otherwise make evident (unless compelled to do so by an order of a court of competent jurisdiction or some other applicable legal requirement) to the Debtors that such Substantial Claimholder has beneficial ownership of Newly Traded Claims: filing an objection to a proposed disclosure statement or to confirmation of a proposed plan of reorganization; voting to accept or reject a proposed plan of reorganization; reviewing or commenting on a proposed business plan; providing information on a confidential basis to the attorneys for the Debtors; general membership on an official committee or an ad hoc committee; or taking any action required by the order of this Court.

(2)

Following the Final Determination Date, if the Plan Proponent determines Substantial Claimholders must sell or transfer all or a portion of their beneficial ownership of Claims in order to reasonably ensure that the requirements of section 382(l)(5) of the Tax Code will be satisfied, the Plan Proponent may request, after notice to the Creditors’ Committee and the relevant Substantial Claimholder(s) and a hearing, that this Court enter an order approving the issuance of a notice (each, a “Sell-Down Notice”) that such Substantial Claimholder must sell, cause to sell, or otherwise transfer a specified amount of its beneficial ownership of Claims (by class or other applicable breakdown) equal to the excess of (x) the amount of Claims beneficially owned by such Substantial Claimholder over (y) the Maximum Amount for such Substantial Claimholder (such excess amount, an “Excess Amount”). The motion shall be heard on expedited notice such that this Court can render a decision at or before the hearing on

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confirmation of the 382(l)(5) Plan. If this Court approves the Debtors’ issuance of a Sell-Down Notice, the Debtors shall provide the Sell-Down Notice to the relevant Substantial Claimholder.

(3)	Notwithstanding anything to the contrary in this Revised Order, no Substantial Claimholder shall be required to sell, cause to sell, or otherwise transfer any beneficial ownership of Claims if such sale would result in the Substantial Claimholder having beneficial ownership of an aggregate amount of Claims (by class or other applicable breakdown) that is less than such Substantial Claimholder’s Protected Amount.

(4)	Each Sell-Down Notice shall direct the Substantial Claimholder to sell, cause to sell, or otherwise transfer its beneficial ownership of the amount of Claims specified in the Sell-Down Notice to Permitted Transferees (the “Sell-Down”); provided, however, that such Substantial Claimholder shall not have a reasonable basis to believe that any such Permitted Transferee would own, immediately after the contemplated transfer, an Excess Amount of Claims; and provided, further, that a Substantial Claimholder that has properly notified the transferee of its Claims under Paragraph (b)(iv)(9) shall not be treated as having such reasonable basis in the absence of notification or actual knowledge that such transferee would own, after the transfer, an Excess Amount of Claims.

(5)	The “Sell-Down Date” shall be the later of (i) five (5) business days after the entry of an order approving the 382(l)(5) Plan and (ii) such other date specified in the Sell-Down Notice, as applicable, but before the effective date of the 382(l)(5) Plan. Each Substantial Claimholder subject to the Sell-Down shall, as a condition to receiving Affected Securities (as hereinafter defined), on or before the Sell-Down Date serve upon the Plan Proponent, its attorneys, and the attorneys for the Creditors’ Committee, a notice substantially in the form annexed hereto as Exhibit “F” that such Substantial Claimholder has complied with the terms and conditions set forth in this Paragraph (b)(iv) and that such Substantial Claimholder does not and will not hold an Excess Amount of Claims as of the Sell-Down Date and at all times through the effective date of the 382(l)(5) Plan (the “Notice of Compliance”). Any Substantial Claimholder who fails to comply with this provision shall not receive Affected Securities with respect to any Excess Amount of Claims.

(6)	Provisions substantially identical to the sell-down procedures set forth in this Revised Order shall also be contained in the confirmed 382(l)(5) Plan and may be contained in the order confirming such plan.

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(7)	Other than information that is public or in connection with an audit or other investigation by the IRS or other taxing authority, the Plan Proponent shall keep all Notices of Compliance and any additional information provided by a Substantial Claimholder pursuant to this Revised Order (“Confidential Information”) strictly confidential and shall not disclose the Confidential Information to any other person or Entity; provided, however, that the Plan Proponent may disclose the identity of the Substantial Claimholder to its counsel and professional financial advisors and/or the counsel and professional financial advisors of the Creditors’ Committee and of any other person(s) that are subject to a nondisclosure agreement with the Plan Proponent, each of whom shall keep all Confidential Information strictly confidential, subject to further order of this Court; and provided, further, that to the extent the Plan Proponent reasonably determines such Confidential Information is necessary to demonstrate to this Court the need for the issuance of a Sell-Down Notice, such Confidential Information (determined by, among other things, whether such information was redacted in any public filing) shall be filed under seal.

(8)

Any person or Entity that violates its obligations under Paragraph (b) or, if applicable, its agreement not to acquire beneficial ownership of Owned Interests (and Options to acquire the same) in its Notice of Substantial Claim Ownership shall, pursuant to this Revised Order, be precluded from receiving, directly or indirectly, any consideration consisting of a beneficial ownership of equity (including Options to acquire the same) of the Debtors (or any successor to the Debtors, including as determined for U.S. federal income tax purposes, and including Post-Emergence AMR) that is attributable to the Excess Amount of Claims for such person or Entity and, if applicable, to the Owned Interests (or Options to acquire the same) acquired in violation of such agreement by such person or Entity (or if the Owned Interests or Options acquired in violation of such agreement become beneficial ownership in the equity of the reorganized Debtors or any successor to the Debtors without the need to receive new equity interests, shall be precluded as a result of such violation (and, thus, in addition to any other amounts otherwise precluded hereunder) from receiving, directly or indirectly, any consideration consisting of a beneficial ownership of equity in the reorganized Debtor or any successor to the Debtor attributable to such person or Entity’s Claims up to and including an amount equivalent to that represented by such Owned Interests and Options), in each case including any consideration in lieu thereof; provided, however, that such person or Entity may be entitled to receive any other consideration to which such person or Entity may be entitled by virtue of holding Claims (the “Equity Forfeiture Provision”). Any purported acquisition of, or other

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increase in the beneficial ownership of, equity of the Debtors (or any successor) that is precluded by the Equity Forfeiture Provision will be an acquisition of “Forfeited Equity.” Any acquirer of Forfeited Equity shall, promptly upon becoming aware of such fact, return or cause to return the Forfeited Equity to the Debtors (or any successor to the Debtors, including Post-Emergence AMR) or, if all of the equity consideration properly issued to such acquirer and all or any portion of such Forfeited Equity shall have been sold prior to the time such acquirer becomes aware of such fact, such acquirer shall return or cause to return to the Debtors (or any successor to the Debtors, including Post-Emergence AMR) (A) any Forfeited Equity still held by such acquirer and (B) the proceeds attributable to the sale of Forfeited Equity, calculated by treating the most recently sold equity as Forfeited Equity. Any acquirer that receives Forfeited Equity and deliberately fails to comply with the preceding sentence shall be subject to such additional sanctions as this Court may determine. Any Forfeited Equity returned to the Debtors, including Post-Emergence AMR, shall be distributed (including a transfer to charity) or extinguished, in the Debtors’ sole discretion, in furtherance of the 382(l)(5) Plan.

(9)	In effecting any sale or other transfer of Claims pursuant to a Sell-Down Notice, a Substantial Claimholder shall, to the extent that it is reasonably feasible to do so within the normal constraints of the market in which such sale takes place, notify the acquirer of such Claims of the existence of this Revised Order and the Equity Forfeiture Provision (it being understood that, in all cases in which there is direct communication between a salesperson and a customer, including, without limitation, communication via telephone, e-mail, and instant messaging, the existence of this Revised Order and the Equity Forfeiture Provision shall be included in such salesperson’s summary of the transaction).

(v)	Exception.

(1)

No person or Entity shall be subject to the advance approval of acquisition provisions of Paragraphs (b)(iii)(2) to (4) herein or, in the case of Claims that are part of the transferor’s Protected Amount, the sell down provisions of Paragraph (b)(iv) herein with respect to any transfer described in Treasury Regulations section 1.382-9(d)(5)(ii); provided, however, that such transfer is not for a principal purpose of obtaining stock in the reorganized Debtors (or any successor, including Post-Emergence AMR) or permitting the transferee to benefit from the losses of the Debtors within the meaning of Treasury Regulations section 1.382-9(d)(5)(iii); and provided, further, that any such transferee who becomes a

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Substantial Claimholder following the filing of a Proposed 382(l)(5) Disclosure Statement shall serve upon the Plan Proponent, its attorneys, and the attorneys for the Creditors’ Committee, a notice of such status, in the form annexed hereto as Exhibit “D,” as provided in Paragraph (b)(i) and (ii).

(2)	For the avoidance of doubt, the trustee of any trust, any indenture trustee, owner trustee, passthrough trustee, subordination agent, registrar, paying agent, transfer agent, loan or collateral agent, or any other entity serving in a similar capacity however designated (collectively, an “Indenture Trustee”), in each case for any Claim for any ownership interests, notes, bonds, debentures, PTCs, ETCs, EETCs (each as hereinafter defined), enhanced pass-through trust certificates, property or other debt securities or obligations (collectively, “Debt Securities”) (A) issued by any of the Debtors, (B) issued by any governmental or quasi-governmental authority for the benefit of any of the Debtors, (C) secured by assets of any of the Debtors or agreements with respect to such assets or (D) secured by assets leased to any of the Debtors, shall not be treated as a “Substantial Claimholder” solely to the extent acting in the capacity described above; provided, however, that neither any transferee of Claims nor any equity or beneficial owner of a trust shall be excluded from this Revised Order solely by reason of this provision.

(3)	Without limiting the application of Paragraph (b)(v)(2), no Indenture Trustee shall be subject to the provisions hereof that are applicable to beneficial owners of Claims or have or incur any liability for noncompliance with this Revised Order (including to any third party in connection with a transfer voided in accordance with the terms of this Revised Order), to the extent such Indenture Trustee follows its standard practices or acts in accordance with its respective prepetition governing documents with respect to (i) any transfer of Debt Securities or ownership interests in assets leased to the Debtors, (ii) any payments relating thereto (including any payments made to a holder of a Debt Security involved in a transfer which is voided under the terms of this Revised Order), or (iii) any actions taken in accordance with the instructions of holders of Debt Securities or ownership interests for which such Indenture Trustee acts; provided, however, that an Indenture Trustee shall be subject to this Revised Order to the extent such Indenture Trustee at any time is treated as the owner for U.S. federal income tax purposes of Debt Securities; provided, further, however, that neither any transferee of Claims nor any equity or beneficial owner of a trust shall be excluded from this Revised Order solely by reason of this provision.

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(vi)	Definitions. For purposes of this Revised Order, the following terms have the following meanings:

(1)	Applicable Percentage. “Applicable Percentage” means, if only one class of Affected Securities is to be issued pursuant to the terms of the 382(l)(5) Plan and holders within any class of Claims will receive a pro rata distribution of the Affected Securities, 4.5% of the number of such shares that the Debtors reasonably estimate will be outstanding immediately after the effective date of such 382(l)(5) Plan, as determined for U.S. federal income tax purposes. If more than one class of the common stock or any other equity securities (including securities that are treated as equity securities for U.S. federal income tax purposes) of Post-Emergence AMR, including Options (as hereinafter defined) to acquire the same (the “Affected Securities”), is to be distributed pursuant to the terms of the 382(l)(5) Plan or holders within a class of Claims may receive a disproportionate distribution of such securities relative to other holders in the same class, the Applicable Percentage shall be determined by the Debtors in their reasonable judgment in a manner consistent with the estimated range of values for the equity to be distributed reflected in the valuation analysis set forth in the 382(l)(5) Plan and disclosure statement, and shall be expressed in a manner that makes clear the number of shares or other interests in each class of Affected Securities that would constitute the Applicable Percentage.

(2)	Beneficial Ownership. “Beneficial ownership” of a Claim or Owned Interest means:

(A) the beneficial ownership of a Claim or Owned Interest as determined in accordance with applicable rules under section 382 of the Tax Code, the Treasury Regulations promulgated thereunder, and rulings issued by the IRS (for such purpose, treating a Claim as if it is stock), and, to the extent provided in those rules from time to time, shall include (A) direct and indirect ownership (e.g., a holding company would be considered to beneficially own all Claims or Owned Interests owned or acquired by its subsidiaries), and (B) ownership by a holder’s family members and any group of persons acting pursuant to a formal or informal understanding to make a coordinated acquisition of Claims, Owned Interests, and/or stock; and

(B) the beneficial ownership of an Option (irrespective of the purpose for which such Option was issued, created, or acquired) with respect to a Claim or Owned Interest.

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For the avoidance of doubt, beneficial ownership of a Claim or Owned Interests also includes the beneficial ownership of any right to receive any equity consideration to be distributed in respect of a Claim or Owned Interests pursuant to a plan of reorganization or applicable Bankruptcy Court order.

(3)	Claim. A “Claim” means any unsecured claim under which any of the Debtors is the obligor, which for this purpose shall include (i) the unsecured portion of the Tax-Exempt Bonds, and (ii) all ETCs, PTCs, and EETCs to the extent of their interest in any unsecured claims against the Debtors (other than as provided in Paragraph (b)(vi)(3)(C) below involving Leveraged Lease Structures). In the case of a secured claim, that portion of the claim (including such portion attributable to accrued and unpaid interest) that exceeds the current fair market value of the security shall be considered an unsecured Claim.

For purposes of this Revised Order, (i) a “Leveraged Lease Structure” means a leveraged lease transaction involving the lease of aircraft to any of the Debtors; and (ii) “PTCs,” “ETCs,” and “EETCs” mean ownership interests, bonds, debentures, pass-through certificates (“PTCs”), equipment trust certificates (“ETCs”), or enhanced equipment trust certificates (“EETCs”), in each case (w) issued by any of the Debtors, (x) issued by any governmental or quasi-governmental authority for the benefit of any of the Debtors, (y) secured by assets of any of the Debtors or agreements with respect to such assets, or (z) secured by assets leased to any of the Debtors.

If a holder of Claims is uncertain as to whether it is a holder of ETCs, PTCs, and/or EETCs issued solely in a Leveraged Lease Structure or issued in a non-Leveraged Lease Structure, or as to the amount of Claims represented by any ETCs, PTCs, and/or EETCs that it holds, such holder may serve upon the Debtors and Debtors’ counsel written notice of the holder’s uncertainty along with a description of the underlying Claim; and within five (5) business days after actual receipt of such notice, the Debtors shall inform the holder whether the ETCs, PTCs, and/or EETCs were issued in a Leveraged Lease Structure or in a non-Leveraged Lease Structure, or of the amount of Claims represented by the ETCs, PTCs, and/or EETCs, as applicable, subject to the right of such holder to file an objection with this Court to seek a review of such determination.

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In calculating the amount or determining the status of any Claims under the Procedures, the following rules shall apply:

(A) Any applicable intercreditor agreements, including subordination agreements, shall be given effect in accordance with their terms.

(B) The amount of any Claims arising from any lease of aircraft that is treated as a lease for U.S. federal income tax purposes (including any lease that is part of a Leveraged Lease Structure in which PTCs, ETCs, or EETCs were issued) shall, solely for purposes of this Revised Order and subject to the succeeding paragraph, be considered equal to (i) the net present value of all future rent payments under such lease after November 29, 2011, discounted at a rate of 8%, minus (ii) the net present value of all future rent payments under a hypothetical lease of the same term discounted at a rate of 8%, with hypothetical lease payments determined by multiplying the current market value for the type (and age) of aircraft and engines that are the subject of the lease as reported in the most recent paper or online edition of AVITAS as of the date of the proposed transfer by 0.67% (.0067) for monthly payments, by 2% (.02) for quarterly payments and by 4% (.04) for semi-annual payments.

In connection with determining whether to adjust the Threshold Amount, the Debtors may also adjust the hypothetical lease payment percentages with respect to any aircraft lease if the Debtors determine (in consultation with the Creditors’ Committee) that the percentages do not fairly reflect the useful life of the leased aircraft. Any such adjustment shall be disclosed in the same manner as would any change in the Threshold Amount (with specific notice being provided to the lessor of record and the Indenture Trustee to which rent is payable by the Debtors), and shall be effective in determining whether a person or Entity is a Substantial Claimholder from and after such time.

(C) All debt instruments issued by an obligor (other than any of the Debtors) in a Leveraged Lease Structure, and all ETCs, PTCs, and/or EETCs issued solely in respect of a Leveraged Lease Structure (collectively, the “Leveraged Lease Obligations”), shall not be treated as Claims against the Debtors; provided, however, that Leveraged Lease Obligations shall be treated as Claims against the Debtors if and when the holder or the indenture trustee or agent acting on behalf of the holder of such Leveraged Lease Obligations, as the case may be, has acquired Claims against the Debtors from the equity participant or lessor pursuant to a foreclosure, a voluntary or involuntary transfer, or any other acquisition of collateral (but only to the extent of their interest in the acquired Claims). After the occurrence of any such event following the filing of a Proposed 382(l)(5) Disclosure Statement,

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any holder of Claims who becomes a Substantial Claimholder shall file a Notice of Substantial Claim Ownership as provided in Paragraph (b)(i) and (ii); provided, however, that the initial grant (or subsequent transfer) of a security interest in such Claims shall not be treated as a foreclosure, a voluntary or involuntary transfer, or any other acquisition for the above purpose.

(D) The amount of any Claims secured by a mortgage (including any lease that is not treated as a lease for U.S. federal income tax purposes) on an aircraft owned by a Debtor shall, solely for purposes of this Revised Order, be considered equal to the amount of outstanding principal and accrued interest under such mortgage (or lease), minus the current market value reported for the specific type (and age) of the aircraft and engines that are the subject of the mortgage (or lease) in the most recent paper or online edition of AVITAS as of the date of the proposed transfer.

(E) In the case of all Claims other than those Claims that are subject to the preceding clauses (B) and (D) above, the amount of the applicable Claim shall be the unsecured portion of such Claim, if any.

If a holder of a Claim is uncertain as to the extent to which such Claim is unsecured, such holder may serve upon the Debtors and Debtors’ counsel written notice of the requesting holder’s uncertainty along with a description of the underlying Claim; and within five (5) business days after actual receipt of such notice, the Debtors shall, in consultation with the requesting holder and the Creditors’ Committee, reasonably determine the unsecured portion of the applicable Claim, subject to the right of such requesting holder to file an objection with this Court in order to seek a review of such determination; provided, however, that if the Claim to which the notice relates is a bond offering, PTC, ETC or EETC, the holder shall also serve such notice upon the applicable Indenture Trustee. Thereafter, upon written request of the Indenture Trustee, the Debtors shall inform such trustee of the determination.

No such determination nor anything else contained in this Paragraph (b)(vi)(3) shall be deemed an admission of a party or be used by any party for any purpose (including with respect to establishing the amount or character of a Claim) other than compliance with this Revised Order and shall not constitute an admission or evidence by any party with respect to Claims made or to be made against the Debtors.

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(4)	Entity. “Entity” has the meaning set forth in Paragraph (b)(ii)(1) above.

(5)	Final Holdings Report. “Final Holdings Report” means a Notice of Substantial Claim Ownership served in connection with a Final Determination Date.

(6)	Initial Holdings Report. “Initial Holdings Report” means a Notice of Substantial Claim Ownership received with respect to the Initial Determination Date.

(7)	Maximum Amount. The Debtors shall calculate the maximum amount of Claims (by class or other applicable breakdown of Claims) that may be held, as of the effective date of the 382(l)(5) Plan, by a Substantial Claimholder that was a Substantial Claimholder as of the Final Determination Date (the “Maximum Amount”) as follows:

(A) Based upon the information provided by the Substantial Claimholders in the Final Holdings Reports, the Debtors shall calculate the aggregate amount of Claims that all such Substantial Claimholders must sell as a group to effectuate the 382(l)(5) Plan (the “Sell-Down Amount”);

(B) If the Sell-Down Amount is less than or equal to the Total Incremental Holdings, the Debtors shall calculate the amount of each Substantial Claimholder’s pro rata share of the Sell-Down Amount (i.e., the Sell-Down Amount multiplied by a fraction, the numerator of which is such Substantial Claimholder’s Incremental Holdings (as defined below) and the denominator of which is the Total Incremental Holdings (as defined below));

(C) If the Sell-Down Amount exceeds the Total Incremental Holdings, the Debtors shall calculate for each Substantial Claimholder the amount of such Substantial Claimholder’s pro rata share of such excess (i.e., the total amount of such excess multiplied by a fraction, (x) the numerator of which is such Substantial Claimholder’s Initial Holdings (as defined below) (if any) minus the greater of (A) the applicable Threshold Amount and (B) the Protected Amount for such Substantial Claimholder and (y) the denominator of which is the Total Initial Holdings (as defined below) in excess of the greater of (A) the aggregate applicable Threshold Amount for all Substantial Claimholders and (B) the aggregate Protected Amount of all Substantial Claimholders) and add to that the amount of such Substantial Claimholder’s Incremental Holdings; and

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(D) For each such Substantial Claimholder, the Debtors shall subtract from the total Claims held by such Substantial Claimholder (as reported in the Final Holdings Report) such Substantial Claimholder’s share of the Sell-Down Amount calculated in accordance with clause (B) or (C) above, as applicable. The difference shall be the Maximum Amount.

With respect to a Substantial Claimholder (determined as of the Final Determination Date), “Incremental Holdings” means the amount, if any, of Claims identified in such Substantial Claimholder’s Final Holdings Report in excess of the greatest of (x) the amount contained in such Substantial Claimholder’s Initial Holdings Report, (y) the applicable Threshold Amount and (z) the Protected Amount of such Substantial Claimholder, and “Initial Holdings” means the amount, if any, of Claims identified in such Substantial Claimholder’s Initial Holdings Report.

With respect to all Substantial Claimholders (determined as of the Final Determination Date), “Total Incremental Holdings” means the aggregate amount of all of the Substantial Claimholders’ Incremental Holdings and “Total Initial Holdings” means the aggregate amount of all of the Substantial Claimholders’ Initial Holdings.

(8)	Newly Traded Claims. “Newly Traded Claims” means Claims (i) with respect to which a person or Entity acquired beneficial ownership after the date that was eighteen (18) months before the Commencement Date; and (ii) that are not “ordinary course” claims, within the meaning of Treasury Regulations section 1.382-9(d)(2)(iv), of which the same person or Entity has always had beneficial ownership.

(9)	Option. An “Option” includes any contingent purchase, warrant, convertible debt, put, stock subject to risk of forfeiture, contract to acquire stock, or similar interest regardless of whether it is contingent or otherwise not currently exercisable.

(10)	Permitted Transferee. A “Permitted Transferee” with respect to a Substantial Claimholder is a person or Entity whose holding of a Claim would not result in such Substantial Claimholder having beneficial ownership of such Claim.

(11)	Post-Emergence AMR. “Post-Emergence AMR” means the reorganized Debtors or any successor thereto, including, in the case of a possible combination with US Airways in connection with emergence from bankruptcy protection, equity securities of US Airways.

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(12)	Protected Amount. “Protected Amount” means the amount of Claims (by class or other applicable breakdown) of which a holder had beneficial ownership on the Commencement Date, increased by the amount of Claims of which such holder acquires, directly or indirectly, beneficial ownership pursuant to trades entered into before the Commencement Date that had not yet closed as of the Commencement Date minus the amount of Claims of which such holder sells, directly or indirectly, beneficial ownership pursuant to trades entered into before the Commencement Date that had not yet closed as of the Commencement Date.

(13)	Substantial Claimholder. A “Substantial Claimholder” means any person or Entity that beneficially owns an aggregate dollar amount of Claims against the Debtors, or any Entity controlled by such person or Entity through which such person or Entity beneficially owns Claims against the Debtors, of more than the Threshold Amount.

For the avoidance of doubt, section 382 of the Tax Code, the Treasury Regulations promulgated thereunder, and all relevant IRS and judicial authority shall apply in determining whether the Claims of several persons and/or Entities must be aggregated when testing for Substantial Claimholder status, treating Claims as if they were stock.

(14)	Tax-Exempt Bonds. The “Tax-Exempt Bonds” means those securities set forth on Schedule “A” annexed hereto.

(15)	Threshold Amount. “Threshold Amount” means the greater of (x) the Minimum Threshold Amount, and (y) an amount of Claims which, when added to the Owned Interests beneficially owned by a holder of Claims (including under the aggregation rules described in the definition of “Substantial Claimholder” above), would result in such holder of Claims holding the Applicable Percentage of Post-Emergence AMR. For this purpose, any Option to purchase Owned Interests shall also be counted as stock owned.

Notwithstanding the foregoing, if a beneficial owner of Claims does not agree to refrain from acquiring beneficial ownership of any Owned Interests (and Options to acquire the same) from and after the date of the Motion in its Notice of Substantial Claim Ownership as set forth in Paragraph (b)(ii)(1) above, or immediately disposing of any such Owned Interests or Options (if acquired prior to submitting its Notice of Substantial Claim Ownership and so agreeing), the Threshold Amount for such beneficial owner of Claims shall be the Minimum Threshold Amount.

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For this purpose, “Minimum Threshold Amount” shall be the lower of (x) $190 million and (y) the amount of Claims beneficially owned by a holder of Claims as of the date of the Motion.

(16)	US Airways. “US Airways” means US Airways Group, Inc., or any successor thereto.

(c)	Noncompliance with the Trading Procedures.

Any purchase, sale, or other transfer of equity securities in the Debtors in violation of the Procedures, or of Claims against the Debtors in violation of Paragraph (b)(iii), shall be null and void ab initio and shall confer no rights on the transferee. Any purchase, sale, or other transfer of Claims against the Debtors in violation of the other Procedures of Paragraph (b) shall be subject to sanctions set forth in Paragraphs (b)(ii)(3) and (b)(iv)(8), as applicable.

(d)	Debtors’ Right to Waive.

The Debtors may waive, in writing, any and all restrictions, stays, and notification procedures contained in this Revised Order; provided, however, that after a 382(l)(5) Plan has been properly filed by a Plan Proponent other than by (or jointly with) the Debtors, and is still actively being pursued before this Court, the consent of such Plan Proponent shall also be necessary for any subsequent waiver to be effective.

and it is further

ORDERED that, with respect to equipment described in section 1110 of the Bankruptcy Code, except as provided in such section, nothing contained in this Revised Order shall prohibit or in any manner limit or otherwise affect the rights of a secured party or a lessor or a conditional vendor under the Bankruptcy Code, including, but not limited to, section 1110 of the Bankruptcy Code; and it is further

ORDERED that any person or Entity acquiring and/or disposing of AMR Stock and/or Claims in violation of the restrictions set forth in the Procedures, or failing to comply with the “Notice of Substantial Stock Ownership,” “Notice of Intent to Purchase, Acquire, or Otherwise Accumulate AMR Stock,” “Notice of Substantial Claim Ownership,” “Notice of Request to Purchase, Acquire, or Otherwise Accumulate a Claim Against the Debtors,” and

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“Notice of Compliance with Sell-Down Notice” requirements, as may be the case, shall be subject to such sanctions as this Court may consider appropriate pursuant to this Court’s equitable power prescribed in section 105(a) of the Bankruptcy Code; and it is further

ORDERED, that the notices substantially in the form annexed hereto as Exhibit “A,” Exhibit “B,” Exhibit “C,” Exhibit “D,” Exhibit “E,” Exhibit “F,” and Exhibit “G” are approved; and it is further

ORDERED that nothing in this Revised Order shall preclude any party in interest from seeking appropriate relief from the provisions of this Revised Order; and it is further

ORDERED that the Debtors (or their agent) shall (i) serve the notice of the Revised Order, substantially in the form annexed hereto as Exhibit “G” (the “Short-Form Notice”) on all creditors and equity security holders concurrently with the Notice of Hearing to Consider Approval of the Debtors’ Proposed Disclosure Statement for the Debtors’ Joint Chapter 11 Plan and (ii) publish the Short-Form Notice once in the national editions of The Wall Street Journal and USA Today contemporaneously therewith; and it is further

ORDERED that the Debtors (or their agent) shall make available the notice of Procedures, substantially in the form annexed hereto as Exhibit “A,” on the website of the Debtors’ claims and noticing agent, the Garden City Group, Inc., at http://amrcaseinfo.com; and it is further

ORDERED that nothing herein shall preclude any person or Entity desirous of purchasing or transferring any Claim or interest from requesting relief from this Revised Order in this Court subject to the Debtors’ rights to oppose such relief; and it is further

ORDERED that notice of the Motion as provided therein shall be deemed good and sufficient notice of the Motion; and it is further

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ORDERED that the requirements set forth in this Revised Order are in addition to the requirements of Bankruptcy Rule 3001(e), applicable securities, corporate, and other laws, and do not excuse compliance therewith; and it is further

ORDERED that the relief granted in this Revised Order is intended solely to allow further flexibility of certain Claimholders while at the same time permitting the Debtors to protect, preserve, and maximize the value of their Tax Attributes. Accordingly, to the extent that the Revised Order expressly conditions or restricts trading in Claims against and interests in the Debtors, nothing in this Revised Order or in the Motion shall or shall be deemed to prejudice, impair, or otherwise alter or affect rights of any holders of Claims against or interests in the Debtors, including in connection with the treatment of any such interests under any plan of reorganization or any applicable Bankruptcy Court order; and it is further

ORDERED that this Court shall retain jurisdiction to hear and determine all matters arising from or related to this Revised Order.

Dated:	New York, New York
April 11, 2013

/s/ Sean H. Lane
United States Bankruptcy Judge

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SCHEDULE 1

AMR - Double-Dip General Unsecured Claims ($)	Applicable postpetition rate	Principal (1)	Prepetition accrued interest at Commencement Date	Postpetition accrued interest (2)	Interest on overdue interest (2)	Total Allowed General Unsecured Claim (3)
6.25% Senior Convertible Notes, due October 15, 2014	6.250%	$460,000,000	$3,513,889	$50,696,832	$2,099,254	$516,309,975
7.875% Public Income Notes due July 13, 2039	7.875%	150,000,000	918,750	20,798,490	1,284,133	173,001,373
9.0% Debentures, due August 1, 2012	9.000%	75,759,000	2,234,890	12,284,038	559,889	90,837,817
9.0% Debentures, due September 15, 2016	9.000%	60,943,156	1,127,448	9,776,120	587,512	72,434,236
10.0% Debentures due April 15, 2021	10.000%	32,162,000	393,091	5,697,141	381,505	38,633,737
10.2% Debentures, due March 15, 2020	10.200%	17,525,500	367,451	3,193,892	218,278	21,305,121
9.75% Debentures, due August 15, 2021	9.750%	15,700,000	442,217	2,754,266	177,355	19,073,837
9.88% Debentures, due June 15, 2020	9.880%	7,889,000	355,075	1,425,401	94,334	9,763,810
9.2% Series C Medium Term Notes, due January 30, 2012	9.200%	7,701,000	27,552	1,280,476	70,728	9,079,756
9.8% Debentures, due October 1, 2021	9.800%	5,065,000	79,971	882,362	57,872	6,085,205
10.55% Series B Medium Term Notes, due March 12, 2021	10.550%	3,725,000	15,283	690,550	48,221	4,479,054
10.29% Series B Medium Term Notes, due March 8, 2021	10.290%	2,365,000	9,464	427,582	29,101	2,831,147
9.14% Series D Medium Term Notes, due February 21, 2012	9.140%	1,090,000	3,874	177,826	9,617	1,281,317
10.15% Series C Medium Term Notes, due May 15, 2020	10.150%	913,000	3,604	162,812	10,926	1,090,342
10.125% Series C Medium Term Notes, due June 1, 2021	10.125%	591,000	2,327	105,130	7,037	705,494
4.5% Senior Convertible Notes, due February 15, 2024	4.500%	198,000	2,574	15,795	463	216,832

Total		$841,626,656	$9,497,461	$110,368,712	$5,636,225	$967,129,054

Notes

(1)	Excludes OID
(2)	At applicable postpetition rate
(3)	Allowed amount of each Double-Dip General Unsecured Claim as of the Commencement Date, plus interest thereon (including interest on overdue interest, to the extent provided for in the underlying documents) from the Commencement Date through the Effective Date (assumed August 31, 2013)

SCHEDULE 2

American - Double-Dip General Unsecured Claims ($)	Applicable postpetition rate	Principal (1)	Prepetition accrued interest at Commencement Date	Postpetition accrued interest (2)	Interest on overdue interest (2)	Total Allowed General Unsecured Claim (3)
BNDES (4)	0.150%	$650,938,804	—	$1,795,845	—	$652,734,649
AllianceAirport - Series 2007	5.250%	207,130,000	5,376,750	19,524,058	677,390	232,708,197
AllianceAirport - Series 2007	5.750%	150,000,000	4,264,583	15,522,874	590,722	170,378,179
Dallas / Fort Worth - Series 2007	5.500%	131,735,000	563,533	12,733,734	457,145	145,489,412
Dallas / Fort Worth - Series 1995	6.000%	126,240,000	589,120	13,317,058	522,270	140,668,448
Puerto Rico - 1996 Series A	6.250%	115,600,000	3,572,361	13,034,477	539,946	132,746,785
Chicago - Series 2007	5.500%	108,675,000	2,955,357	10,744,422	390,816	122,765,594
JFK - 1994	6.900%	83,085,000	1,879,106	10,259,416	463,861	95,687,383
JFK - 1990	5.400%	71,150,000	1,579,530	4,581,960	88,844	77,400,334
NAC (4)	0.150%	74,000,000	—	204,155	—	74,204,155
AllianceAirport - Series 1991	7.000%	49,525,000	1,714,115	6,276,792	291,852	57,807,759
Puerto Rico - 1993 Series A	6.300%	39,705,000	1,236,811	4,513,835	188,507	45,644,152
JFK - 1990	5.400%	12,780,000	283,716	823,014	15,958	13,902,688
Dallas / Fort Worth - Series 2002	8.250%	7,110,000	45,623	1,033,093	56,057	8,244,772

Total		$1,827,673,804	$24,060,605	$114,364,731	$4,283,367	$1,970,382,507

Notes

(1)	Excludes OID
(2)	At applicable postpetition rate
(3)	Allowed amount of each Double-Dip General Unsecured Claim as of the Commencement Date, plus interest thereon (including interest on overdue interest, to the extent provided for in the underlying documents) from the Commencement Date through the Effective Date (assumed August 31, 2013), plus an additional aggregate amount of $1,099,807.48 (not reflected in the numbers in the above table) for the reimbursement of the reasonable fees and expenses of the Indenture Trustees for the Indentures listed in Sections 1.216(ix) and 1.216(x) of the Plan through the fifteenth (15th) day prior to the Confirmation Hearing. Reasonable fees and expenses (if any) of such Indenture Trustees that are incurred after the twentieth (20th) day prior to the Confirmation Hearing shall be paid in Cash consistent with the manner provided in Section 2.4 of the Plan
(4)	Postpetition interest and interest on overdue interest estimated assuming federal judgment rate for 1 year Treasury as of March 25, 2013 as listed by uscourts.gov; assumes all postpetition interest and interest on overdue interest is included in “Postpetition accrued interest”

SCHEDULE 3

American - Single-Dip General Unsecured Claims - Funded debt only ($)	Applicable postpetition rate	Principal (1)	Prepetition accrued interest at Commencement Date	Postpetition accrued interest (2)	Interest on overdue interest (2)	Total Allowed General Unsecured Claim (3)
Dallas / Fort Worth - Series 1999	6.375%	$199,160,000	$987,502	$22,328,956	$931,396	$223,407,854
Dallas / Fort Worth - Series 2000A3	9.125%	103,000,000	731,014	16,564,546	996,542	121,292,103
A300 N3075A	9.597%	4,431,539	—	727,210	46,072	5,204,821
A300 N7076A	9.597%	7,460,400	—	1,226,746	78,795	8,765,941
A300 N34078	9.597%	11,930,905	—	1,986,631	127,523	14,045,060
A300 N70079	9.165%	15,135,663	—	2,379,523	145,776	17,660,962
A300 N77080	9.165%	14,704,843	—	2,310,425	141,459	17,156,727
A300 N59081	8.202%	16,655,018	—	2,342,865	128,091	19,125,974
A300 N7082A	7.674%	11,544,818	—	1,518,523	77,519	13,140,861
A300 N7083A	7.748%	11,725,277	—	1,557,033	80,269	13,362,579
A300 N80084	4.250%	13,166,544	—	977,105	27,356	14,171,005
Dallas / Fort Worth - Series 2000A2	9.000%	65,000,000	455,000	10,309,163	611,504	76,375,667
Puerto Rico - 1985 Series A	6.450%	36,160,000	1,153,203	4,211,728	180,157	41,705,087
New Jersey - Economic Development	7.100%	17,855,000	98,599	2,230,735	103,839	20,288,173

Total		$527,930,008	$3,425,318	$70,671,189	$3,676,300	$605,702,814

Notes

(1)	Excludes OID; includes charges related to underlying documents
(2)	At applicable postpetition rate
(3)	Allowed amount of each Single-Dip General Unsecured Claim as of the Commencement Date, plus interest thereon (including interest on overdue interest, to the extent provided for in the underlying documents) from the Commencement Date through the Effective Date (assumed August 31, 2013)